Form 10-K, Exhibit 13
period 1996-12-31
FIRST BELL BANCORP INC
filed 1997-03-27
CIK 932697

Table of Contents
--------------------------------------------------------------------------------
Financial Highlights                                                          2
--------------------------------------------------------------------------------
Letter to Our Shareholders                                                    4
--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                    8
--------------------------------------------------------------------------------
Independent Auditors' Report                                                 21
--------------------------------------------------------------------------------
Consolidated Financial Statements                                            22
--------------------------------------------------------------------------------
Notes to Consolidatated Financial Statements                                 26
--------------------------------------------------------------------------------
Executive Management and Directors                                           44
--------------------------------------------------------------------------------
Shareholder Information                                                      46
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      EXHIBIT 13
FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

Selected Financial and Other Data of the Company
--------------------------------------------------------------------------------

  The following table sets forth certain summary historical financial informa-tion concerning the financial position of the Company for the period and at the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes contained elsewhere herein.

                                              AT DECEMBER 31,
                                ---------------------------------------------
                                  1996     1995     1994      1993     1992
                                -------- -------- --------  -------- --------
Financial Condition Data:
Total assets..................  $656,183 $520,842 $406,813  $386,055 $358,860
Investments...................    14,964   19,953   44,715    12,676        4
Cash and cash equivalents.....    26,406   23,722   40,204   110,704   94,081
Total loans receivable, net...   530,815  415,569  307,995   247,444  245,552
Mortgage-backed securities,
 at cost......................        --       --    4,870     6,605    9,783
Deposits......................   483,941  391,411  363,681   349,047  325,420
Borrowings....................    70,000       --       --        --       --
Stockholders' equity..........    86,433  118,482   34,575    29,560   24,729
                                          YEAR ENDED DECEMBER 31,
                                ---------------------------------------------
                                  1996     1995     1994      1993     1992
                                -------- -------- --------  -------- --------
Selected Operating Data:
Interest income...............  $ 41,007 $ 33,831 $ 26,420  $ 26,738 $ 27,522
Interest expense..............    22,050   18,432   14,731    14,833   16,677
                                -------- -------- --------  -------- --------
 Net interest income..........    18,957   15,399   11,689    11,905   10,845
 Provision for (recovery of)
  loan losses.................        90       --       (4)       93     (975)
                                -------- -------- --------  -------- --------
 Net interest income after
  provision for (recovery of)
  loan losses.................    18,867   15,399   11,693    11,812   11,820
Total other income............     1,198      824      830       910      832
Total other expenses..........     8,177    4,945    4,508     4,321    4,233
                                -------- -------- --------  -------- --------
Income before provision for
 income taxes.................    11,888   11,278    8,015     8,401    8,419
                                -------- -------- --------  -------- --------
Provision for income taxes....     4,485    4,345    3,000     3,294    2,884
                                -------- -------- --------  -------- --------
Net income before cumulative
 effect of change in
 accounting principle.........     7,403    6,933    5,015     5,107    5,535
Cumulative effect of change
 in accounting for income
 taxes........................        --       --       --       276       --
                                -------- -------- --------  -------- --------
Net income after cumulative
 effect of change in
 accounting principle.........  $  7,403 $  6,933 $  5,015  $  4,831 $  5,535
                                ======== ======== ========  ======== ========

     [GRAPH OF INVESTMENT RETURN]              [GRAPH OF TOTAL LOANS (NET)]


--------------------------------------------------------------------------------
2

--------------------------------------------------------------------------------

                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------------------------
                                  1996     1995     1994     1993     1992
                                -------  -------  -------  -------  -------
Selected Financial Ratios and
 Other Data:
Stockholders' equity to assets
 at period end................    13.17%   22.75%    8.50%    7.66%    6.89%
Return on average assets (net
 income divided by average
 total assets)................     1.30     1.48     1.26     1.30     1.62
Return on average equity (net
 income divided by average
 equity)......................     6.75     8.38    15.57    17.75    25.36
Stockholders' equity to assets
 ratio (average stockholders'
 equity divided by average
 total assets)................    19.26    17.64     8.09     7.24     6.29
Dividend payout ratio.........    36.43       --       --       --       --
Average interest rate spread
 (1)..........................     2.45     2.52     2.77     2.98     2.97
Net interest margin (2).......     3.38     3.35     3.04     3.24     3.22
Other income to average
 assets.......................     0.21     0.18     0.21     0.24     0.24
Other expenses to average
 assets.......................     1.44     1.05     1.14     1.15     1.22
Non-performing assets to total
 assets.......................     0.10     0.10     0.19     0.18     0.17
Non-performing loans to total
 loans........................     0.08     0.08     0.23     0.27     0.19
Allowance for loan losses to
 total loans..................     0.13     0.13     0.18     0.23     0.24
Allowance for loan losses to
 non-performing assets........    1.06x    1.13x    74.58    87.43    98.21
Efficiency ratio (3)..........    29.07    30.48    36.01    33.72    36.25
Net interest income to other
 expenses.....................    2.32x    3.11x    2.59x    2.76x    2.56x
Net interest income after
 provision for loan losses to
 total other expenses.........    2.31x    3.11x    2.59x    2.73x    2.79x
Average interest-earning
 assets to average interest-
 bearing liabilities..........    1.24x    1.21x    1.07x    1.06x    1.05x
Number of:
 Depositor accounts...........   53,188   47,409   43,489   40,170   39,994
 Full-service customer service
  facilities...................       7        7        7        7        7

-------
(1) The interest rate spread represents the difference between the weighted-av-erage yield on interest-earning assets and the weighted-average cost of in-terest-bearing liabilities.
(2) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of recurring other expenses to recurring other income and net interest income.

     [GRAPH OF TOTAL ASSETS]                        [GRAPH OF NET INCOME]

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

To Our Shareholders
-------------------------------------------------------------------------------

                             In 1996, its first full year as a publicly-traded
                            corporation, First Bell Bancorp, Inc. registered very satisfying financial performance. We also demonstrated that we are equal to the broad range of new challenges we now face.

                             The conversion from a mutual company to a public-
                            ly-owned company has been both rewarding and de-manding. The opportunities we identified when we made the transition in mid-1995 are as great as we had believed, and the value we have added to the institution can already be measured in some of the accompanying charts. Of course, equally as large are our responsibilities to our shareholders. In this annual report, I want to give details of our excellent financial performance during 1996, but also--in the subsequent section--to discuss the policies which underlay that performance and the direction we intend to take First Bell Bancorp in 1997 and beyond.

                             Our net income for the year was $7.4 million, or
                            $1.00 per share, up 6.8% from 1995. We achieved this growth despite a third quarter one time af-ter-tax charge of $1.5 million, or $0.21 per share, for the recapitalization of the Savings As-sociation Insurance Fund. Increased income stemmed from growth in the mortgage portfolio, offset by higher interest paid on certificates of deposit and lower interest income from the investment portfolio. The average investment portfolio bal-ance for 1996 decreased from $70.2 million to $36.9 million.

                             First Bell Bancorp's earnings growth was accompa-
                            nied by an even more dramatic growth in assets, to $656.2 million from $520.8 million in 1995, an in-crease of 26.0%. This growth is attributable prin-cipally to a $115.3 million increase in the mort-gage loan portfolio, which was funded largely by two sources:

                             .short-term investments, and

                             .a $92.5 million improvement in total deposit ac-
                            counts, which increased 23.6% over the preceding year to $483.9 million. Asset quality remains high: our non-performing assets were only $629,000, or 0.1% of total assets, an unusually low figure in the industry.


-------------------------------------------------------------------------------
4

--------------------------------------------------------------------------------
                             The conversion of 1995 left First Bell Bancorp
                            with an excess of capital. The subsequent section on our strategic agenda discusses our policy in greater detail; briefly, however, we lowered total consolidated stockholders' equity to $86.4 million from $118.5 million in 1995. By another measure, that reduction came to 13.2% of assets, compared to 22.8% in the previous year. We accomplished this reduction by three means:

                             .Return of capital--$22.7 million

                             .Cash dividends--$2.7 million

                             .Treasury and stock purchases--$16.5 million

                             These decreases were offset by our $7.4 million
                            net income and ESOP amendments of $2.4 million.

                             Our attention to careful mortgage underwriting
                            and to expense management in general continues to produce excellent results. The Company's delin-quency ratio is only 0.08% of total loans. The loan loss allowance was $665,000, or 105.7% of non-performing assets. Non-interest expense was $8.2 million, up from $4.9 million in 1995 largely because of increased Federal insurance premiums. Even so, our ratio of total expenses to average assets is one of the lowest in the industry at 1.4%.

                             We are proud to have added substantially to
                            shareholder value in 1996, and we believe the fu-ture is promising. We believe our strategies are sound; the economic environment appears favorable, and we anticipate continued growth. More than any-thing, we have confidence in the people who have brought us so far. In the financial services in-dustry, success is a direct outgrowth of the qual-ity of human assets. First Bell Bancorp's are out-standing, and I salute them on a year of great achievement.

                                               Sincerely,

                                               Albert H. Eckert, II
                                               President and Chief Executive
                                               Officer

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT
Strategic Agenda: Goals and Policies
--------------------------------------------------------------------------------

 The conversion to public ownership has thus far justified management's analy-sis of the potential value which resided in the former Bell Federal Savings and Loan Association. But that conversion must be accompanied by a dynamic vision coupled with tested policies. This section provides a discussion of where man-agement will take First Bell Bancorp, Inc. and the route it will travel.

 The strategic agenda is relatively simple:

 .to grow assets, and

 .to improve return on equity.

Asset Growth

 First Bell Bancorp is already the sixth largest financial institution head-quartered in Allegheny County as measured by asset size. Continued asset growth will come first and foremost from increased deposits. Our deposits grew sub-stantially in 1996, and we anticipate continued progress.

 We offer a full range of savings products--from Check-
ing, NOW and Money Market accounts, Passbook, Club and
Statement Savings accounts, IRA's and Certificates of     Our commitment to
Deposit. Our savings yields are extremely competitive     develop attractive
and we will continue aggressively to attract new depos-   communities and
its. First Bell Bancorp has seven branch offices, five    provide convenient
of which are equipped with ATMs. Late in 1996, we relo-   hours will, we
cated our downtown office to an even more accessible and believe, continue visible site. We have already begun to see increased de- to appeal to a posits as a result. Our commitment to develop attractive growing customer
communities and provide convenient hours will, we be-     base.
lieve, continue to appeal to a growing customer base.

 We also intend to grow assets through our new and successful investments. In 1996, First Bell Bancorp initiated its first leveraged program. We borrowed $70 million from the Federal Home Loan Bank and have invested the funds in Federal agency mortgage-backed pass-through securities. This is an investment with lit-tle interest-rate risk, since both the pass-throughs and the borrowings carry adjustable rates. Our returns from this first leveraged position have been sat-isfying, and we expect to enlarge the position during 1997.

Return on Equity

 Asset growth is the foundation of institutional growth. It will give us the requisite size and resources for any future expansion. At the same time, howev-er, professional investors--First Bell Bancorp is now more than 50% institutionally held--look also to return on equity.

 Regulatory requirements mandate extremely high capital reserves for recently converted stock institutions. As a result, institutions converting to public ownership find themselves with excess capital--which of course sharply reduces return on equity ratios--that needs to be put to work, or otherwise redeployed.

 At First Bell Bancorp, we took major strategic strides in 1996 toward reducing capital. First, in March and July, we repurchased 5% of the Company's outstand-ing stock--838,100 shares. The repurchase was executed through registered bro-ker dealers at current market prices. Additionally, the Company's management stock compensation plan purchased 343,850 shares in July.

 In December, we returned $22.7 million of capital to shareholders. The return was structured as a return of capital of $2.93 per share, which will be tax de-ferred in most instances as long as the investor holds the shares. This return of capital was accompanied by a $0.07 per share regular dividend. These pro-grams together have reduced total consolidated stockholders' equity by 27.0% to $86.4 million and contributed to the process of improving our return on equity.

--------------------------------------------------------------------------------
6

--------------------------------------------------------------------------------
Business Policies

 Our confidence is rooted in our experience of working together and in the re-sults we have achieved. The Company has a strong, closely-integrated management team that has grown--and learned--together for several years. We have developed and implemented a series of policies and business commitments to which we re-main dedicated.

 First Bell Bancorp will continue as a leading home mortgage lender in the Pittsburgh area--consistently in the top ten--by maintaining its competitive rates. Those rates spurred $168.9 million in mortgage originations during 1996. We do expect mortgage originations to decline somewhat in 1997, although cash flow from savings and from mortgage repayments are expected to be stronger. In any event, we anticipate that net interest income will grow this year. The new home construction market looks favorable from the vantage point of early 1997.

 At the same time, we will carry on our policy of pru-
dent underwriting. We accept mortgages exclusively for     The rigorous
single-family owner-occupied homes, and exclusively with   management of
a 20% minimum down payment, except for specific targeted   expenses has
lending programs. This policy has resulted in our very     produced
low delinquency ratio of only 0.08% of total loans. With   efficiency and
a portfolio in excess of 6,000 mortgages, we are nor-      overhead ratios
mally forced to foreclose on only three to four a year.    which are among
                                                           the best in the
 The management team has also achieved a highly desirable  industry.
expense profile. The rigorous management of expenses has produced efficiency and overhead ratios which are among the best in the industry. In 1996, excluding our assessment to recapitalize the Savings Association Insurance Fund, our efficiency ratio--total recurring other expenses to recurring other income and net interest income--was 29.1%. The recurring expense to average assets ratio was 1.0% for 1996. The Company has kept its branch offices small in number, although extremely productive. First Bell Bancorp manages $11.8 million in assets per full time equivalent employee. The average for all publicly traded, SAIF insured, institutions is $4.3 million per full time equivalent employee. Our excellent service record and competitive rates have created word-of-mouth business; consequently, we do not pay for advertising.

 In 1996, we undertook an investment in 50 personal computers for our staff which has already begun to show results in productivity. First Bell Bancorp has experienced improved efficiency when opening new accounts, completing teller transactions, and providing customer services. Communications with our third party computer service company have also improved. In the 8 full months since the computers were installed, the computers have been on-line in excess of 99% of our operating hours.

                        The newest episode in the 106-year old career of this
                       institution is exciting, challenging, and promising. We
 Providing value to    see great reason for confidence, in large part because
 our customers and     we are convinced of the efficiency of our cautious and
 our shareholders      prudent management philosophy. The new directions and
 remains the           ambitious goals have not distracted us from our central
 foundation of our     focus. Providing value to our customers and our share-
 strategic agenda at   holders remains the foundation of our strategic agenda
 First Bell Bancorp,   at First Bell Bancorp, Inc.
 Inc.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
General

 First Bell Bancorp, Inc. (the "Company") is a Delaware corporation organized by the Board of Directors of Bell Federal Savings and Loan Association of Bellevue ("the Association") for the purpose of acquiring all of the capital stock of the Association issued in the Association's conversion from a feder-ally chartered mutual savings association to a federally chartered stock sav-ings association (the "Conversion"). The Conversion was completed on June 29, 1995. The only significant assets of the Company are the capital stock of the Association and the Company's loan to the Association's Employee Stock Owner-ship Plan ("ESOP"). The business of the Company consists of an investment in federal funds sold and the business of the Association. All references to the Company include the Association unless otherwise indicated, except that refer-ences to the Company prior to June 29, 1995, are to the Association.

Management Strategy

 The Company operates a traditional savings and loan institution and seeks to achieve profitability while maintaining a strong capital and liquidity posi-tion. As a community oriented savings and loan, the Company's primary invest-ment is in one- to four-family residential mortgage loans. The Company's pri-mary source of funds is from retail deposit accounts and to a lesser extent, borrowings from the Federal Home Loan Bank ("FHLB"). The Company's results of operations are dependent primarily on net interest income, which is the differ-ence between the income earned on its loan, mortgage-backed securities and in-vestment securities portfolios, and its cost of funds, consisting primarily of the interest paid on its deposits and borrowings from the FHLB. The Company's results of operations are affected by its provision for loan losses and non-in-terest expenses. The Company's results of operations are also significantly af-fected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authori-ties. Future changes in applicable law, regulations or government policies may materially impact the Company.

Conventional Residential Mortgage Lending

 The Company has emphasized, and plans to continue to emphasize, originating conventional one- to four-family residential mortgage loans for its portfolio in its primary market area, the greater Pittsburgh metropolitan area. The Com-pany originates primarily 15 and 30 year, fixed-rate mortgage loans. At Decem-ber 31, 1996, conventional mortgage loans totalled $524.9 million, or 95.9% of the total loan portfolio. At that date, $513.8 million, or 97.9% of the Company's total loan portfolio consisted of fixed-rate mortgage loans. To a lesser extent, the Company also originates residential construction loans on one- to four-family properties. Such loans totalled $19.9 million, or 3.6% of total loans at December 31, 1996.

 For the years ended December 31, 1996, 1995 and 1994, the Company originated $168.9 million, $112.3 million and $106.4 million, respectively, of conven-tional mortgage and residential construction loans. In 1995, the Company pur-chased $24.4 million in owner occupied single family conventional mortgage loans from outside the Company's local market area. Originations and purchases have generally exceeded prepayments, resulting in an increase in the Company's total loan portfolio from $322.9 million at December 31, 1994 to $547.2 million at December 31, 1996.

Deposit Growth as a Source of Funding

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an in-creased level of service to its customers in its local market area in order to retain the deposit relationships with such customers. In addition, the Company has increased its deposit base by pricing its deposit products typically among the highest rates offered in the greater Pittsburgh market area. The deposit base has increased steadily from $363.7 million at December 31, 1994 to $483.9 million at December 31, 1996. Considerable emphasis is placed on core deposit relationships, consisting of passbook accounts, club

--------------------------------------------------------------------------------
8

--------------------------------------------------------------------------------
accounts and statement savings accounts, which tend to be more stable and lower cost than other types of higher yielding deposits. The majority of the growth in deposit accounts, however, has come from certificates of deposit. Certifi-cates of deposit are offered with terms ranging from three months to 10 years. Certificates of deposit are priced at competitive rates. The growth of deposit accounts is monitored to match operating requirements.

Asset Quality

 As a result of the Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences that meet the Company's underwriting standards, management believes the Company has maintained high as-set quality. The Company originates mortgage loans almost entirely within its primary market area. Of the conventional mortgage and residential construction loan portfolio at December 31, 1996, 95.2% were secured by properties located within the Company's primary market area. At December 31, 1996 non-performing assets (defined as loans delinquent 90 days or more and real estate owned) rep-resented 0.1% of total assets. The Company has established an allowance for loan losses to provide for losses in its portfolio. The provision for loan losses increased by $90,000 for the year ended December 31, 1996 due to the 28.1% increase in conventional mortgage loans from the year ended December 31, 1995. The privision for loan losses is $665,000 or 105.7% of total non-perform-ing assets at December 31, 1996. The higher allowance ratio is due to manage-ment's assessment of prospective national and local economic conditions, the regulatory environment and inherent risks in the portfolio rather than to prob-lem loans existing in the portfolio. Management believes that the current level of reserves is adequate.

Low Operating Expenses

 The Company's non-interest expenses principally consist of compensation and employee benefits, federal deposit insurance premiums, occupancy and equipment expenses and other general and administrative expenses. The ratio of other ex-penses to average assets was 1.05% and 1.14% for the years ended December 31, 1995 and 1994, respectively. For the year ended December 31, 1996, this ratio was 1.44%. The 1996 ratio was higher due to a one time charge of $2.5 million to replenish the Savings Association Insurance Fund ("SAIF"). The ratio of other expenses to average assets would have been 1.00% without this assessment. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 1996, the Company's seven offices and $653.2 million in assets were operated by a to-tal of 52 full-time employees and seven part-time employees, resulting in an average of $11.8 million in assets per employee. Expense ratios are controlled through an efficient and effective product delivery system.

Maintaining High Liquidity

 The Association is required to maintain an average daily balance of liquid as-sets and short term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by Office of Thrift Supervision ("OTS") regulations. The minimum required average liquidity and average short-term liquidity ratios are currently 5.0% and 1.0%, respectively. Each of the Association's average liquidity ratios were 10.3%, 14.9% and 23.0% at December 31, 1996, 1995 and 1994, respectively. The high level of liquidity reflects management's strategy to offset the interest rate risk associated with the pre-dominantly fixed-rate mortgage loan portfolio and fluctuates depending on the operational needs of the Association.

 The Company's most liquid assets are cash and short-term investments. The level of the liquid assets are dependent on the operating, financing, lending and investing activities during any given period. At December 31, 1996, 1995 and 1994, assets qualifying for short-term liquidity including cash and short-term investments, totalled $109.6 million, $91.0 million and $84.9 million, re-spectively. As part of its interest rate risk management, high levels of liquid assets are maintained in order to partially offset the interest rate risk asso-ciated with the predominantly fixed-rate loan portfolio. Thus, in a rising in-terest rate environment, the liquid assets will reprice at a faster rate than the long-term, fixed-rate mortgage loans, in order to help offset the increased expense of interest-bearing liabilities.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

-------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis

 The matching of assets and liabilities may be analyzed by examining the ex-tent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or lia-bility is said to be interest rate sensitive within a specific time period if it will mature or reprice within that same time period. The interest rate sen-sitivity gap is defined as the difference between the amount of interest-earn-ing assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabili-ties. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it has a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest in-come.

 A significant portion of the Company's assets consist of long-term fixed-rate residential mortgage loans, while substantially all of the Company's liabili-ties consist of deposits and borrowings with considerably shorter terms. At December 31, 1996, the Company had $513.8 million of long-term, fixed-rate mortgage loans, or 97.9% of the Company's total loan portfolio. At December 31, 1996 net interest-bearing liabilities maturing or repricing within one year exceeded net interest-earning assets maturing or repricing within the same time period by $194.0 million, representing a negative cumulative one-year interest rate sensitivity gap of 29.6% of total assets at that date. The Company's cumulative three year interest rate sensitivity gap as defined above, reflects net interest-bearing liabilities maturing or repricing within three years exceeding net interest-earning assets maturing or repricing within the same time period by $263.5 million, representing a negative gap of 40.2%. As a result, the yield on interest-earning assets of the Company will adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities, and any significant increase in interest rates will have an adverse effect on the Company's results of operations. There can be no assurance, therefore, that the Company will be able to maintain compara-ble rates of return on its assets in the future.

 In an effort to manage the interest rate risk associated with the predomi-nantly fixed-rate loan portfolio, the Company maintains high levels of liquid assets to enable it to more quickly respond to changes in interest rates. At December 31, 1996, the Company's total short-term investment portfolio and cash was $109.6 million.

 The following table sets forth the amount of interest-earning assets and in-terest-bearing liabilities outstanding at December 31, 1996, which are antici-pated, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to (i) repricing or (ii) the contractual terms of the asset or liability. While a conventional gap measure may be use-ful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. This table was prepared utilizing prepayment rates from the historical prepayment rates experienced by the Com-pany, which management believes to be reasonable. Accordingly, fixed-rate mortgage loans on one- to four- family residences with remaining terms to ma-turity of more than 10 years are assumed to prepay at a rate of 6% per year and are net of deferred loan origination fees and the allowance for loan loss-es. Decay rates of 14% for passbook accounts, 17% for NOW accounts and 31% for money market deposit accounts were assumed. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity. The passbook, NOW and money market decay rates are based on assumptions determined by the OTS. Although management believes the assumptions are reasonable, they should not be regarded as necessarily indicative of the actual decay rates that may be experienced in the future.

-------------------------------------------------------------------------------
10

-----------------------------------------------------------------------------------------------------------------------
                                                         AT DECEMBER 31, 1996
                          ---------------------------------------------------------------------------------------------
                                        MORE     MORE THAN       MORE         MORE        MORE
                           THREE     THAN THREE  SIX MONTHS    THAN ONE    THAN THREE   THAN FIVE     MORE
                           MONTHS    MONTHS TO   TO TWELVE      YEAR TO     YEARS TO    YEARS TO      THAN
                          OR LESS    SIX MONTHS    MONTHS     THREE YEARS  FIVE YEARS   TEN YEARS   TEN YEARS   TOTAL
                          --------   ----------  ----------   -----------  ----------   ---------   ---------  --------
                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Real Estate Loans:
  ARM Loans.............  $  2,569    $     53   $     202     $      76   $   6,847    $   1,369   $     --   $ 11,116
  Fixed Rates Loans.....     7,801       7,633      15,265        57,431      51,303      128,915    240,127    508,476
  Residential
   Construction
   Loans................        --          --          --            --          --           --      8,757      8,757
  Multi-Family..........        23          75          --           228          61          534        299      1,220
  Second Mortgage Loans.       297          --          --            --          --           --         --        297
 Consumer Loans.........       938          --          --             4           7           --         --        949
 Interest-bearing
  Deposits..............    23,872          --          --            --          --           --         --     23,872
 Federal Funds Sold.....    72,875          --          --            --          --           --         --     72,875
 Investment securities..        --       4,999          --         4,989           0        4,972          4     14,964
 FHLB Stock.............        --          --          --            --          --           --      3,999      3,999
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Total Interest-Earning     108,376      12,761      15,467        62,728      58,218      135,790    253,186    646,525
 Assets.................
INTEREST-BEARING LIABILITIES:
 Passbook, Club and
  Other Accounts........     2,327       2,327       4,654        14,889      11,012       16,563     14,714     66,486
 Money Market and NOW
  Accounts..............     2,349       2,349       4,697        12,861       7,871        9,287      5,248     44,661
 Certificate Accounts...    66,723      56,850     107,535       104,452      19,529       17,705         --    372,794
 Borrowings.............    70,000          --          --            --          --           --         --     70,000
 Advances by Borrowers
  for Taxes and
  Insurance.............    10,822          --          --            --          --           --         --     10,822
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Total Interest-Bearing
 Liabilities............   152,221      61,526     116,886       132,202      38,412       43,555     19,962    564,762
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Interest Sensitivity
 Gap....................  $(43,844)   $(48,764)  $(101,418)    $ (69,474)  $  19,806    $  92,235   $233,224   $ 81,762
                          ========    ========   =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap........  $(43,844)   $(92,609)  $(194,027)    $(263,501)  $(243,695)   $(151,460)  $ 81,764   $ 81,764
                          ========    ========   =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap as a
 Percentage of Total
 Assets.................     (6.68%)    (14.11%)    (29.57%)      (40.16%)    (37.14%)     (23.08%)    12.46%     12.46%
Cumulative Net Interest-
 Earning Assets as a
 Percentage of
 Cumulative Interest-
 Bearing Liabilities....     71.20%      56.67%      41.32%        43.07%      51.38%       72.20%    114.48%    114.48%

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market inter-est rates, while interest rates on other types may lag behind changes in market rates.

Net Portfolio Value

 The Company's interest rate sensitivity is monitored by management through se-lected interest rate risk measures produced internally and by the OTS. Using data from the Association's quarterly Thrift Financial Reports, the OTS mea-sures the Association's interest rate risk by modeling the change in net port-folio value ("NPV") over a variety of interest rate scenarios. NPV is the pres-ent value of expected cash flows from assets, liabilities and off-balance sheet contracts. A NPV ratio, in any interest rate scenario, is defined as the NPV in that rate scenario divided by the market value of assets in the same scenario.

 The interest rate risk measures used by the OTS include an interest rate risk "Exposure Measure" or "post-shock" NPV ratio and a "Sensitivity Measure." A low "post-shock" NPV ratio indicates greater exposure to interest rate risk. Greater exposure can result from a low initial NPV ratio or high sensitivity to changes in interest rates. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 200 basis point increase or decrease in rates, whichever produces a larger decline.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------

 As of December 31, 1996, the Association's NPV, as measured by the OTS, was $84.9 million or 12.9% of the market value of assets. Following a 200 basis point increase in interest rates, the Association's "post-shock" NPV was $50.4 million, or 8.2% of the market value of assets. The change in the NPV ratio or the Association's Sensitivity Measure was (41.0)%. Under OTS capital require-ments which have not yet been fully implemented, the decline in the NPV ratio at December 31, 1996 would reflect an above average interest rate risk. If the regulations are finalized as proposed, the Company would remain in compliance with the fully phased in capital requirements. Management reviews the quarterly OTS measurements and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.

Liquidity and Capital Resources

 The Company's sources of funds are deposits, borrowings and principal and in-terest payments on loans, and, to a lesser extent, mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed secu-rities are predictable sources of funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic condi-tions and competition.

 The Company is required to maintain an average daily balance of liquid assets and short term liquid assets as a percentage of net withdrawable deposit ac-counts plus short-term borrowings as defined by OTS regulations. The minimum required liquidity and short-term liquidity ratios are currently 5.0% and 1.0%, respectively. Each of the Association's average liquidity ratios were 10.3%, 14.9% and 23.0%, at December 31, 1996, 1995 and 1994, respectively. The overall increases in liquidity reflect management's strategy to maintain a high level of liquidity as the primary means of managing interest rate risk.

 The Company's most liquid assets are cash and short-term investments. The lev-els of liquid assets are dependent on the operating, financing, lending and in-vesting activities during any given period. At December 31, 1996, 1995 and 1994, assets qualifying for short-term liquidity, including cash and short term investments, totalled $109.6 million, $91.0 million and $84.9 million, respec-tively.

 The primary investment activity of the Company is the origination of mortgage loans. During the years ended December 31, 1996, 1995 and 1994, the origination of mortgage loans, including residential construction loans in the amounts of $168.9 million, $112.3 million and $106.4 million, respectively. No other loans were originated during those periods. No mortgage-backed securities were pur-chased during these periods. The lending and investing activities are funded primarily by deposits, borrowings, principal repayments on loans and mortgage-backed securities, and operations. Other investments primarily include securi-ties of the United States Government ("U.S. Government securities") and securi-ties of various federal agencies.

 At December 31, 1996, loan commitments were $17.3 million. The Company antici-pates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1996 totalled $231.1 million. Management believes that a significant portion of such deposits will remain with the Com-pany. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 1996, the Association had $70.0 mil-lion in outstanding borrowings and $379.2 million in additional borrowing ca-pacity from the FHLB. These funds were invested in federal funds sold at Decem-ber 31,1996. The Company had committed to purchase $32.8 million in adjustable rate mortgage-backed securities at December 31, 1996. In January 1997, the FHLB borrowings were used to complete the purchase of the adjustable rate mortgage-backed securities.

Impact of Inflation and Changing Prices

 The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which re-quire the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike

--------------------------------------------------------------------------------
12

--------------------------------------------------------------------------------
industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same ex-tent as the price of goods and services.

Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by prior volume) and (iii) the changes attributable to the combined im-pact of volume and rate. The changes in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each.

                               YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                    1996 VS. 1995                    1995 VS. 1994
                               INCREASE (DECREASE) IN            INCREASE (DECREASE) IN
                             NET INTEREST INCOME DUE TO        NET INTEREST INCOME DUE TO
                             -------------------------------- ---------------------------------
                                                    TOTAL                             TOTAL
                                                   INCREASE                          INCREASE
                              VOLUME     RATE     (DECREASE)   VOLUME      RATE     (DECREASE)
                             ---------  -------  ------------ ---------  --------  ------------
                                                (IN THOUSANDS)
Interest-earning assets:
  Investment securities....  $  (2,053) $   (29)  $   (2,082) $  (1,626) $  1,241   $    (385)
  Conventional loans.......      9,807     (626)       9,181      6,898      (589)      6,309
  Other loans..............         (6)      (4)         (10)         1         2           3
  Mortgage-backed
   securities..............       (311)      --         (311)      (120)       37         (83)
  Federal funds sold.......        566     (168)         398         --     1,567       1,567
                             ---------  -------   ----------  ---------  --------   ---------
    Total interest-
      earning assets.......      8,022     (826)       7,176      5,153     2,258       7,411
                             ---------  -------   ----------  ---------  --------   ---------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts..........        (92)      35          (57)      (861)     (174)     (1,035)
  Money Market and NOW
   accounts................         45      (74)         (29)       (69)    5,187         (18)
  Certificate accounts.....      3,909     (397)       3,512      2,728     1,933       4,753
  Borrowings...............        191       --          191         --        --          --
                             ---------  -------   ----------  ---------  --------   ---------
    Total interest-
      bearing liabilities..      3,862     (245)       3,617      1,798     1,902       3,700
                             ---------  -------   ----------  ---------  --------   ---------
Net change in net
 interest income..........   $   4,140  $  (581)  $   (3,559) $   3,355  $    356   $   3,711
                             =========  =======   ==========  =========  ========   =========


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 1996, and average balance sheets and statements of income for the years ended December 31, 1996, 1995 and 1994, and reflect the average yield on assets and average cost of liabilities for the periods indi-cated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from month-end balances. The yields and costs include fees which are considered adjustments to yields.

                                                               YEAR ENDED
                            AT DECEMBER 31, 1996           DECEMBER 31, 1996
                            ------------------------  ----------------------------
                                                      AVERAGE            AVERAGE
                             BALANCE     YIELD/COST   BALANCE  INTEREST YIELD/COST
                            ------------ -----------  -------- -------- ----------
                                          (DOLLARS IN THOUSANDS)
Interest-earning Assets:
  Investment securities
   (1)....................  $     42,836        5.97% $ 36,869 $ 2,224    6.09%
  Conventional loans
   (2)(6).................       529,865        7.29   487,322  36,727     7.54
  Other loans.............           949        7.06       944      71     7.52
  Mortgage-backed
   securities.............            --          --        --      --       --
  Federal funds sold......        72,875        5.42    35,075   1,965     5.60
                            ------------              -------- -------
    Total interest-
      earning assets......       646,525        6.99   560,210  41,007     7.32
    Non-interest-earning
      assets..............         9,658                 9,437
                            ------------              --------
      TOTAL ASSETS........  $    656,183              $569,647
                            ============              ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts (5).....        77,308        2.91%   81,715   2,314    2.83%
  Money market and NOW
   accounts...............        44,661        2.59    42,088   1,040     2.47
  Certificate accounts....       372,794        5.94   323,199  18,504     5.73
  Borrowings..............        70,000        4.92     5,833     191     3.27
                            ------------              -------- -------
    Total interest-
     bearing liabilities..       564,763        5.12   452,835  22,049     4.87
                                                             -------
    Non-interest-bearing
     liabilities..........         4,987                 7,082
                            ------------              --------
      TOTAL LIABILITIES...       569,750               459,916
  Stockholders' equity....        86,433               109,730
                            ------------              --------
  Total liabilities and
   stockholders' equity...  $    656,183              $569,646
                            ============              ========
Net interest income/net
 interest rate spread
 (3)......................                    1.87%          $18,958    2.45%
                                                             =======
Net yield on average
 interest-earning assets
 (4)......................                                              3.38%
Ratio of average
 interest-earning assets
 to average
 interest-bearing
 liabilities............                                                 1.24

-------
(1) Includes interest-bearing deposits in other financial institutions and FHLB.
(2) Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest- bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Includes advances by borrowers for taxes and insurance.
(6) Interest on conventional loans includes loan fees of $990, $508, and $735 for the years ended December 31, 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
14

--------------------------------------------------------------------------------

                                             YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------
                                        1995                         1994
                            ---------------------------- ----------------------------
                            AVERAGE            AVERAGE   AVERAGE            AVERAGE
                            BALANCE  INTEREST YIELD/COST BALANCE  INTEREST YIELD/COST
                            -------- -------- ---------- -------- -------- ----------
                                             (DOLLARS IN THOUSANDS)
Interest-earning Assets:
  Investment securities
   (1)....................  $ 70,180 $ 4,326     6.16%   $107,166 $ 4,711     4.40%
  Conventional loans
   (2)(6).................   359,376  27,546     7.66     271,265  21,237     7.83
  Other loans.............     1,025      81     7.90       1,007      78     7.75
  Mortgage-backed
   securities.............     3,713     311     8.38       5,346     394     7.37
  Federal funds sold......    25,769   1,567     6.08          --      --       --
                            -------- -------             -------- -------
    Total interest-
     earning assets.......   460,063  33,831     7.35     384,784  26,420     6.87
    Non-interest-earning
     assets...............     9,078                       10,136
                            --------                     --------
      TOTAL ASSETS........  $469,141                     $394,920
                            ========                     ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts (5).....    85,020   2,371     2.79%    113,770   3,406     2.99%
  Money market and NOW
   accounts...............    40,388   1,069     2.65      43,124   1,087     2.52
  Certificate accounts....   256,350  14,992     5.85     202,422  10,238     5.06
  Borrowings..............        --      --                   --      --       --
                            -------- -------             -------- -------
    Total interest-
     bearing liabilities..   381,758  18,432     4.83     359,316  14,731     4.10
                                     -------             -------- -------
    Non-interest-bearing
     liabilities..........     4,633                        3,398
                            --------                     --------
      TOTAL LIABILITIES...   386,391                      362,714
  Stockholders' equity....    82,750                       32,206
                            --------                     --------
  Total liabilities and
   stockholders' equity...  $469,141                     $394,920
                            ========                     ========
Net interest income/net
 interest rate spread
 (3)......................           $15,399     2.52%            $11,689     2.77%
                                     =======                      =======
Net yield on average
 interest-earning assets
 (4)......................                       3.35%                        3.04
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities......                       1.21                         1.07


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
Comparison of Financial Condition at December 31, 1996 and December 31, 1995

 The following table sets forth information concerning the composition of the Company's assets, liabilities and stockholders' equity at December 31, 1996 and 1995.

                                                      AT DECEMBER 31,
                                            -----------------------------------
                                                  1996              1995
                                            ----------------- -----------------
                                                     PERCENT           PERCENT
                                             AMOUNT  OF TOTAL  AMOUNT  OF TOTAL
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents.................. $ 26,406    4.02% $ 23,722    4.56%
Federal funds sold.........................   72,875   11.11%   52,025    9.99%
Investment securities......................   14,964    2.28%   19,953    3.83%
Conventional loans, net....................  529,866   80.75%  414,610   79.60%
Other loans................................      949     .14%      959     .18%
FHLB stock.................................    3,999     .61%    3,009     .58%
Other assets...............................    7,124    1.09%    6,654    1.26%
                                            --------  ------  --------  ------
  TOTAL ASSETS............................. $656,183  100.00% $520,842  100.00%
                                            ========  ======  ========  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................................... $483,941   73.75% $391,411   75.15%
Borrowings.................................   70,000   10.67%       --      --
Other liabilities..........................   15,809    2.41%   10,949    2.10%
Stockholders' equity.......................   86,433   13.17%  118,482   22.75%
                                            --------  ------  --------  ------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY.................................. $656,183  100.00% $520,842  100.00%
                                            ========  ======  ========  ======

Assets

 Total assets increased by $135.4 million, or 26.0% to $656.2 million at Decem-ber 31, 1996, from $520.8 million at December 31, 1995. The increase in total assets was primarily the result of conventional mortgage loans increasing by $115.3 million or 27.8% to $529.9 million at December 31, 1996 from $414.6 mil-lion at December 31, 1995. Mortgage originations totaled $168.9 million in the year-ended December 31, 1996. In addition, federal funds sold increased by $20.9 or 40.1% to $72.9 million at December 31, 1996 from $52.0 million at De-cember 31, 1995. Cash and cash equivalents increased $2.7 million or 11.3% to $26.4 million at December 31, 1996 from $23.7 million for the comparable 1995 period. The increase in conventional mortgage loans, federal funds sold and cash and cash equivalents were funded primarily through the increase in depos-its, and the proceeds from borrowings of $70.0 million.

Liabilities

 Total liabilities increased by $167.4 million or 41.6% to $569.7 million at December 31, 1996 from $402.3 million at December 31, 1995. This increase was primarily due to increases in deposits, borrowings, advances by borrowers for taxes and insurance, dividends payable and other liabilities. Total deposits increased $92.5 million or 23.6% to $483.9 million at December 31, 1996 from $391.4 million at December 31, 1995. This increase was due to certificates of deposits increasing by $92.6 million during 1996. At December 31, 1996, borrowings were $70.0 million. There were no borrowings outstanding at December 31, 1995. At December 31, 1996, the borrowing proceeds were invested in federal funds sold but will be used to purchase adjustable rate mortgage-backed securi-ties. As of year end, the Company had committed to purchase $32.8 million in adjustable rate mortgage-backed securities. Advances by borrowers for taxes and insurance increased $2.3 million or 26.7% to $10.8 million at December 31, 1996 from $8.5 million at December 31, 1995. This increase was due to the increase conventional mortgage loans.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------
Dividends payable and other liabilities at December 31, 1996 were $3.0 million compared to $1.4 million at December 31, 1995. This $1.6 million or 116.5% in-crease was primarily due to the dividend payable and accruals for employee ben-efit plans at December 31, 1996.

Capital

 Stockholders equity decreased by $32.1 million, or 27.0% to $86.4 million at December 31, 1996, from $118.5 million at December 31, 1995. On December 31,1996, the Company paid a distribution to its stockholders at the rate of $3.00 per share. Of the $3.00 per share payment, $2.93 was accounted for as a return of capital. A return of capital, normally, reduces the stockholders' tax basis in each share of stock and income taxes are deferred until the stock is subsequently sold. The remaining $0.07 per share was treated as an ordinary taxable dividend. The total amount of this distribution was $22.7 million. Stockholders equity was further reduced by the purchase of $16.5 million of Treasury and Master Stock Compensation Plan ("MRP") stock, and additional ordi-nary dividends of $2.2 million. Offsetting these decreases was net income for the year of $7.4 million and ESOP adjustments of $2.0 million.


Comparison of Operating Results for the Years Ended December 31, 1996and December 31, 1995

General

 Net income for the year ended December 31, 1996 increased by $470,000 or 6.8% to $7.4 million from $6.9 million for the year ended December 31, 1995. This increase was the result of net interest income increasing by $3.6 million, off-set by an increase in federal insurance premiums of $2.6 million and an in-crease of $553,000 in compensation, payroll taxes, and fringe benefits.

Interest Income

 Interest income increased by $7.2 million, or 21.2% to $41.0 million for the year ended December 31, 1996 from $33.8 million for the year ended December 31, 1995. This increase was primarily due to interest on conventional mortgage loans increasing $9.2 million or 33.3% to $36.7 million for the year ended De-cember 31, 1996 from $27.5 million for the year ended December 31, 1995. The increased interest on conventional mortgage loans was the result of the average balance of conventional mortgage loans increasing by $127.9 million or 35.6% to $487.3 million for the year ended December 31, 1996 from $359.4 million for the comparable 1995 period. In addition, interest on federal funds sold increased by $398,000 or 25.4% to $2.0 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. Again this increase was pri-marily the result of the average balance of federal funds sold increasing to $35.1 million during 1996 from $25.8 million during 1995. Offsetting these in-creases was a decrease of interest on interest-bearing deposits and other in-vestment securities. Interest on interest-bearing deposits decreased by $1.4 million, or 63.3% to $791,000 for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995. This decrease was the result of the average balance of interest-bearing deposits falling to $15.6 million for 1996 from $37.9 million during 1995. Interest earned on other investments was $1.2 million for the year ended December 31, 1996 compared to $2.0 million for the same 1995 period. The $761,000 decrease was the result of the average bal-ance in other investment securities decreasing by $11.9 million, or 40.6% to $17.5 million during 1996 from $29.4 million during 1995.

Interest Expense

 Interest expense increased $3.6 million or 19.6% during 1996 rising to $22.0 million in 1996 from $18.4 million in 1995. This increase was primarily due to an increase in interest paid on certificate accounts of $3.5 million. This was the result of the average balance on certificate accounts increasing by $66.9 million or 26.1% to $323.2 million during 1996 from $256.3 million during 1995. Also, interest on borrowings was $191,000 in 1996. There were no borrowings in 1995.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

-------------------------------------------------------------------------------

Net Interest Income

 Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest in-come depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. Net interest income increased $3.6 million or 23.1% to $19.0 million for the year ended December 31, 1996 from $15.4 million for the year ended December 31, 1995. The increase in net interest income was primarily due to average interest-earning assets increasing by $100.0 million or 21.8%, to $560.0 million during 1996 from $460.0 million in 1995. Offsetting this was the increase in average interest-bearing liabilities and a slight decrease in the net interest rate spread. Av-erage interest-bearing liabilities increased in 1996 to $452.8 million from $381.8 million in 1995. The net interest rate spread decreased by seven basis points falling to 2.45% in 1996 from 2.52% in 1995.

Provision for Loan Losses

 An additional $90,000 was recorded to the provision for loan losses during 1996 as compared to no provision in 1995. This additional amount was recorded in 1996 as the result of the $115.3 million increase in conventional mortgage loans. At December 31, 1996 the allowance for loan losses to non-performing assets was 105.7% as compared to 112.5% at December 31, 1995.

 In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio, including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been minimal, which management believes is a reflection of the Company's underwriting standards. There were no charge-offs for the year ended December 31, 1996 or 1995. Man-agement believes that the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

 Other income for the year ended December 31, 1996 was $1.2 million compared to $824,000 for the year ended December 31, 1995. The $374,000 increase was due to a gain of $536,000 on the sale of the building in which our Wood Street branch office was located. The Company's downtown Pittsburgh branch was moved to a new location in the same area during 1996. Offsetting this gain was a de-cline in service fees and charges of $89,000 and no gain on the sale of mort-gage-backed securities. There was a $68,000 gain on mortgage-backed securities in 1995.

Other Expenses

 Total other expenses increased $3.2 million or 65.4% to $8.1 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995. The increase was primarily due to the increases in federal insurance premiums and compensation, payroll taxes and fringe benefits. Federal insur-ance premiums increased to $3.4 million in 1996 from $848,000 in 1995. The $2.6 million increase was the result of the one time assessment of $2.5 mil-lion to replenish the Savings Association Insurance Fund. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time as-sessment on SAIF member institutions, including the Association to recapital-ize the SAIF. As required by the Funds Act, the Federal Deposit Insurance Cor-poration ("FDIC") imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. Compensation, payroll taxes and fringe benefits increased by $553,000 or 24.1% to $2.8 million for the year ended December 31, 1996 compared to $2.3 million for the year ended December 31, 1995. The increase was the result of the implementation of the MRP during 1996.


-------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------
Income Taxes

 Income taxes increased by $140,000 to $4.5 million for the year ended December 31, 1996 from $4.3 million for the year ended December 31, 1995. This was the result of income before the provision for income taxes increasing to $11.9 mil-lion for the year ended December 31, 1996 as compared to $11.3 million for the comparable 1995 period. The annualized effective income tax rate for the peri-ods ended December 31, 1996 and 1995 were 37.7% and 38.5%, respectively.

Comparison of Operating Results for the Years Ended December 31, 1995 and December 31, 1994

General

 Net income for the year ended December 31, 1995 increased by $1.9 million, or 38.2%, to $6.9 million from $5.0 million for the year ended December 31, 1994. This increase was due primarily to the increase in net interest income of $3.7 million, offset by an increase in taxes of $1.3 million and an increase of $467,000 in compensation, payroll taxes and fringe benefits as a result of the funding of the ESOP Plan which began on June 29, 1995.

Interest Income

 Interest income increased by $7.4 million, or 28.1% to $33.8 million for the year ended December 31, 1995, from $26.4 million for the year ended December 31, 1994. The increase in interest income was primarily the result of interest earned on conventional mortgage loans rising $6.3 million, or 29.7% to $27.5 million for the year ended December 31, 1995 from $21.2 million for the year ended December 31, 1994. The increase in interest earned on conventional mort-gage loans was primarily due to an increase of $88.1 million, or 32.5%, in the average balance of conventional mortgage loans for the year ended December 31, 1995 from the comparable 1994 period. The balance of conventional mortgage loans increased in response to continued strong demand for such loans due to the Company's competitive pricing strategy, as well as the purchase of $24.4 million of such loans. In addition, interest on federal funds sold was $1.6 million for the year ended December 31, 1995. The Association earned no inter-est on federal funds sold for the comparable 1994 period. Offsetting these in-creases, was a decrease of $495,000 or 18.7% in interest earned on interest-bearing deposits. The decrease was primarily due to the average balance of interest-bearing deposits declining $26.0 million to $37.9 million or 40.7% for the year ended December 31, 1995 as compared to an average balance of $63.9 million for the year ended December 31, 1994.

Interest Expense

 Interest expense was $18.4 million for the year ended December 31, 1995 as compared to $14.7 million for the year ended December 31, 1994. The $3.7 mil-lion, or 25.1% increase was primarily due to an overall increase of $22.4 mil-lion in the average balance of deposits to $381.8 million for the year ended December 31, 1995, from $359.3 million for the comparable 1994 period, and an increase of 73 basis points in the average rate paid on deposits, reflecting both the rising interest rate environment and the shift from other deposit ac-counts to higher costing certificates of deposit.

Net Interest Income

 Net interest income increased for the year ended December 31, 1995 to $15.4 million from $11.7 million for the year ended December 31, 1994. The average yield on interest-earning assets increased 48 basis points from 6.87% at Decem-ber 31, 1994 to 7.35% at December 31, 1995. The average cost of interest-bear-ing liabilities increased from 4.10% at December 31, 1994 to 4.83% at December 31, 1995. The net decrease in the Company's net interest rate spread was offset by the additional interest earned from the growth of the Company's interest-earning assets.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

-------------------------------------------------------------------------------

Provision for Loan Losses

 No additional provision for loan losses were recorded for the years ended De-cember 31, 1995 and 1994. At December 31, 1995, the allowance for loan losses equalled 112.5% of total non-performing assets, as compared to 74.6% as of De-cember 31, 1994. There were no charge-offs for the years ended December 31, 1995 and 1994.

Other Expenses

 Total other expenses increased $437,000 or 9.7% from $4.5 million for the year ended December 31, 1994 to $4.9 million for the year ended December 31, 1995. The increase was the result of the implementation of the Association's Employee Stock Ownership Plan ("ESOP"), the additional cost of Federal Deposit Insurance premiums due to the growth in the Company's deposit accounts and ad-ditional expenses associated with becoming a public company.

Income Taxes

 Income taxes for the year ended December 31, 1995 increased $1.3 million to $4.3 million, from $3.0 million for the year ended December 31, 1994. This was the result of an increase in income before taxes of $3.3 million for the year ended December 31, 1995, compared to the year ended December 31, 1994. The annualized effective income tax rate for the periods ended December 31, 1995 and 1994 were 38.5% and 37.4% respectively.

Private Securities Litigation Reform Act Safe Harbor Statement

 In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expec-tations. Factors that could cause future results to vary from current manage-ment expectations include, but are not limited to, general economic condi-tions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, compe-tition, changes in the quality or composition of the Company's loan and in-vestment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors af-fecting the Company's operations, markets, products, services and prices. Fur-ther description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1996 From 10-K.


-------------------------------------------------------------------------------
20

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of First Bell Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of First Bell Bancorp, Inc. and subsidiary, as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of First Bell Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall fi-nancial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and sub-sidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Pittsburgh, Pennsylvania
January 24, 1997 (February 24,
1997 as to Note 22)

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

Consolidated Balance Sheets
(In thousands)
--------------------------------------------------------------------------------

                                                                                  1996      1995
                                    ASSETS                                      --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand................................................................. $    980  $    735
  Noninterest-bearing deposits.................................................    1,554     1,262
  Interest-bearing deposits....................................................   23,872    21,725
                                                                                --------  --------
    Total cash and cash equivalents............................................   26,406    23,722
FEDERAL FUNDS SOLD.............................................................   72,875    52,025
INVESTMENT SECURITIES HELD-TO-MATURITY--at cost (fair value of $15,429
 and $20,968 at December 31, 1996 and 1995, respectively)......................   14,964    19,953
CONVENTIONAL LOANS--net of allowance for loan losses of $665
 and $575 at December 31, 1996 and 1995, respectively..........................  529,866   414,610
OTHER LOANS--Net...............................................................      949       959
REAL ESTATE OWNED..............................................................      229       178
PREMISES AND EQUIPMENT--Net....................................................    3,692     3,601
FEDERAL HOME LOAN BANK STOCK--At cost..........................................    3,999     3,009
ACCRUED INTEREST RECEIVABLE....................................................    2,758     2,677
OTHER ASSETS...................................................................      445       108
                                                                                --------  --------
    Total assets............................................................... $656,183  $520,842
                                                                                ========  ========
                                                                                  1996      1995
                      LIABILITIES AND STOCKHOLDERS' EQUITY                      --------  --------
DEPOSITS:
  Passbook, club and other accounts............................................ $ 66,486  $ 71,723
  Money market and NOW accounts................................................   44,661    39,447
  Certificate accounts.........................................................  372,794   280,241
                                                                                --------  --------
    Total deposits.............................................................  483,941   391,411
BORROWINGS.....................................................................   70,000        --
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE..................................   10,822     8,545
ACCRUED INTEREST ON DEPOSITS...................................................      503       338
ACCRUED INTEREST ON BORROWINGS.................................................      191        --
ACCRUED INCOME TAXES...........................................................       81        23
DEFERRED TAX LIABILITY.........................................................    1,244       673
DIVIDENDS PAYABLE ON COMMON STOCK..............................................      713        --
OTHER LIABILITIES..............................................................    2,255     1,370
                                                                                --------  --------
    Total liabilities..........................................................  569,750   402,360
STOCKHOLDERS' EQUITY:
  Preferred stock ($.01 par value, 2,000,000 shares authorized;
   no shares issued or outstanding)............................................       --        --
  Common stock ($.01 par value; 20,000,000 shares authorized;
   8,596,250 shares issued and 7,758,150 and 8,596,250 outstanding)............       86        86
  Additional paid-in capital...................................................   61,063    83,524
  Unearned ESOP shares.........................................................   (4,454)   (6,636)
  Unearned MRP shares..........................................................   (4,792)       --
  Treasury stock, at cost......................................................  (11,684)       --
  Retained earnings--substantially restricted..................................   46,214    41,508
                                                                                --------  --------
    Total stockholders' equity.................................................   86,433   118,482
                                                                                --------  --------
    Total liabilities and stockholders' equity................................. $656,183  $520,842
                                                                                ========  ========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
22

Consolidated Statements of Income
(In thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        1996    1995    1994
                                                       ------- ------- -------
INTEREST AND DIVIDEND INCOME:
  Conventional loans.................................. $36,727 $27,546 $21,237
  Interest-bearing deposits...........................     791   2,156   2,651
  Mortgage-backed securities..........................      --     311     394
  Federal funds sold..................................   1,965   1,567      --
  Investment securities held-to-maturity..............   1,214   1,975   1,913
  Other loans.........................................      71      81      78
  Federal Home Loan Bank stock........................     239     195     147
                                                       ------- ------- -------
    Total interest and dividend income................  41,007  33,831  26,420
                                                       ------- ------- -------
INTEREST EXPENSE:
  Deposits............................................  21,859  18,432  14,731
  Borrowings..........................................     191      --      --
                                                       ------- ------- -------
    Total interest expense:...........................  22,050  18,432  14,731
                                                       ------- ------- -------
NET INTEREST INCOME...................................  18,957  15,399  11,689
PROVISION FOR (RECOVERY OF) LOAN LOSSES...............      90      --      (4)
                                                       ------- ------- -------
NET INTEREST INCOME AFTER PROVISION
 FOR (RECOVERY OF) LOAN LOSSES........................  18,867  15,399  11,693
                                                       ------- ------- -------
OTHER INCOME:
  Service fees and charges............................     644     733     806
  Gain on sales of mortgage-backed securities
   available-for-sale.................................      --      68      --
  Gain on sale of premise.............................     536      --      --
  Other income........................................      18      23      24
                                                       ------- ------- -------
    Total other income................................   1,198     824     830
                                                       ------- ------- -------
OTHER EXPENSES:
  Compensation, payroll taxes and fringe benefits.....   2,844   2,291   1,824
  Federal insurance premiums..........................   3,418     848     810
  Office occupancy expense, excluding depreciation....     459     478     465
  Depreciation........................................     244     240     295
  Computer services...................................     206     212     199
  Other expenses......................................   1,006     876     915
                                                       ------- ------- -------
    Total other expenses..............................   8,177   4,945   4,508
                                                       ------- ------- -------
INCOME BEFORE PROVISION FOR INCOME TAXES..............  11,888  11,278   8,015
                                                       ------- ------- -------
PROVISION FOR INCOME TAXES:
  Current:
   Federal............................................   3,189   2,966   1,820
   State..............................................     725     726     517
  Deferred expense....................................     571     653     663
                                                       ------- ------- -------
    Total provision for income taxes..................   4,485   4,345   3,000
                                                       ------- ------- -------
NET INCOME............................................ $ 7,403 $ 6,933 $ 5,015
                                                       ======= ======= =======
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE (1)...... $  1.00 $  0.52 $    --
                                                       ======= ======= =======
WEIGHTED AVERAGE SHARES OUTSTANDING (1)...............   7,402   7,934      --
                                                       ======= ======= =======

-------
(1) Amounts for the year ending December 31, 1995 represent earnings per share and weighted average shares outstanding based on the period shares outstanding since the conversion to the capital stock form of ownership (see Note 2).

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

Consolidated Statements of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                                                         UNEARNED
                         PREFERRED STOCK     COMMON STOCK  ADDITIONAL  ESOP SHARES
                         -----------------   -------------  PAID-IN   --------------
                         SHARES    AMOUNT    SHARES AMOUNT  CAPITAL   SHARES AMOUNT
                         -------   -------   ------ ------ ---------- ------ -------
BALANCE, DECEMBER 31,
 1993...................       --   $    --     --   $--    $     --     --  $    --
  Net income............       --        --     --    --          --     --       --
                          -------   -------  -----   ---    --------   ----  -------
BALANCE, DECEMBER 31,
 1994...................       --        --     --    --          --     --       --
  Net proceeds from
   initial public
   offering.............       --        --  8,596    86      83,454   (688)  (6,877)
  Allocation of ESOP
   shares...............       --        --     --    --          70     24      241
  Net income............       --        --     --    --          --     --       --
                          -------   -------  -----   ---    --------   ----  -------
BALANCE, DECEMBER 31,
 1995...................       --        --  8,596    86      83,524   (664)  (6,636)
  Purchase of treasury
   stock................       --        --     --    --          --     --       --
  Purchase of MRP
   shares...............       --        --     --    --          --     --       --
  Allocation of ESOP
   shares...............       --        --     --    --         203     29      202
  Return of capital
   ($2.93 per share)....       --        --     --    --     (22,664)     5    1,980
  Dividends ($.37 per
   share)...............       --        --     --    --          --     --       --
  Net income............       --        --     --    --          --     --       --
                          -------   -------  -----   ---    --------   ----  -------
BALANCE, DECEMBER 31,
 1996...................       --   $    --  8,596   $86    $ 61,063   (630) $(4,454)
                          =======   =======  =====   ===    ========   ====  =======

                                UNEARNED
                               MRP SHARES    TREASURY STOCK
                             --------------  ---------------  RETAINED
                             SHARES AMOUNT   SHARES  AMOUNT   EARNINGS   TOTAL
                             ------ -------  ------ --------  --------  --------
BALANCE, DECEMBER 31, 1993.     --  $    --     --  $     --  $29,560   $ 29,560
  Net income...............     --       --     --        --    5,015      5,015
                              ----  -------   ----  --------  -------   --------
BALANCE, DECEMBER 31, 1994.     --       --     --        --   34,575     34,575
  Net proceeds from initial
   public offering.........     --       --     --        --       --     76,663
  Allocation of ESOP
   shares..................     --       --     --        --       --        311
  Net income...............     --       --     --        --    6,933      6,933
                              ----  -------   ----  --------  -------   --------
BALANCE, DECEMBER 31, 1995.     --       --     --        --   41,508    118,482
  Purchase of treasury
   stock...................     --       --   (838)  (11,684)      --    (11,684)
  Purchase of MRP shares...   (344)  (4,792)    --        --       --     (4,792)
  Allocation of ESOP
   shares..................     --       --     --        --       --        405
  Return of capital ($2.93
   per share)..............     --       --     --        --        5    (20,684)
  Dividends ($.37 per
   share)..................     --       --     --        --   (2,697)    (2,697)
  Net income...............     --       --     --        --    7,403      7,403
                              ----  -------   ----  --------  -------   --------
BALANCE, DECEMBER 31, 1996.   (344) $(4,792)  (838) $(11,684) $46,214   $ 86,433
                              ====  =======   ====  ========  =======   ========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
24

Consolidated Statements of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1996       1995       1994
                                                 ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................  $   7,403  $   6,933  $  5,015
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation................................        244        240       295
   Deferred income taxes.......................        571        653       663
   Amortization of premiums and accretion of
    discounts..................................        (11)      (358)     (923)
   Provision for (recovery of) loan losses.....         90         --        (4)
   Gain on sale of mortgage-backed securities
    available-for-sale.........................         --        (68)       --
   Compensation expense--allocation of ESOP
    shares.....................................        405        311        --
   Dividends payable...........................       (713)        --        --
   Gain on sale of premise.....................       (536)        --        --
   Increase or decrease in assets and
    liabilities:
    Accrued interest receivable................        (81)      (615)     (574)
    Accrued interest on deposits and
     borrowings................................        356        149        96
    Accrued income taxes.......................         58        135        --
    Other assets...............................       (337)       502      (517)
    Other liabilities..........................      1,598        (50)     (156)
                                                 ---------  ---------  --------
  Net cash provided by operating activities....      9,047      7,832     3,895
                                                 ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities............         --     (4,878)  (93,431)
  Purchase of Federal Funds....................    (20,850)   (52,025)       --
  Proceeds from maturities of investment
   securities held-to-maturity.................      5,000     30,000    62,310
  Principal paydowns on mortgage-backed
   securities held-to-maturity.................         --        878     1,738
  Proceeds from sale of mortgage-backed
   securities available-for-sale...............         --      4,058        --
  Net increase in conventional loans...........   (115,575)   (83,615)  (60,458)
  Purchase of conventional mortgage loans......         --    (24,361)       --
  Net decrease (increase) in other loans.......         10        106      (116)
  Redemption (purchase) of Federal Home Loan
   Bank stock..................................       (990)      (600)       10
  Net proceeds from sale of real estate owned..        178        149        (2)
  Net proceeds from sale of premises...........        915         --        --
  Purchase of premises and equipment...........       (714)       (35)     (117)
                                                 ---------  ---------  --------
   Net cash used in investing activities.......   (132,026)  (130,323)  (90,066)
                                                 ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in demand deposits, NOW accounts
   and savings accounts........................        (23)   (23,734)   36,809
  Net increase in certificate accounts.........     92,553     51,463    51,443
  Net increase in advances by borrowers for
   taxes and insurance.........................      2,277      1,617     1,037
  Borrowings...................................     70,000         --        --
  Dividends paid...............................     (1,984)        --        --
  Net proceeds from sale of stock..............         --     76,663        --
  Return of capital............................    (20,684)        --        --
  Purchase of treasury stock...................    (11,684)        --        --
  Purchase of MRP shares.......................     (4,792)        --        --
                                                 ---------  ---------  --------
  Net cash provided by financing activities....    125,663    106,009    15,671
                                                 ---------  ---------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................      2,684    (16,482)  (70,500)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...     23,722     40,204   110,704
                                                 ---------  ---------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR.........  $  26,406  $  23,722  $ 40,204
                                                 =========  =========  ========
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
   Interest on deposits and advances by
    borrowers for taxes and insurance..........  $  21,693  $  18,283  $ 14,635
   Income taxes................................      3,870      3,557     2,472
  Noncash transactions:
   Transfers from conventional loans to real
    estate acquired through foreclosure........        229        287        28
   Increase in additional paid-in capital--ESOP
    share allocation...........................        203         70        --

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT
Notes to Consolidated Financial Statements Years Ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of First Bell Bancorp, Inc. ("First Bell") and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue ("the Association" or "Bell Feder-al", collectively "the Company"). All significant intercompany transactions have been eliminated in consolidation. The investment in Bell Federal on First Bell's financial statements is carried at the parent company's equity in the underlying net assets.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with general practices within the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP

  On July 18, 1994, the Board of Directors of Bell Federal Savings and Loan Association of Bellevue adopted a plan of conversion, pursuant to which the Association would convert from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association, with the concurrent formation of the holding company, First Bell Bancorp, Inc.

  On June 29, 1995, conversion from a mutual form of ownership to a stock form was finalized. First Bell was capitalized through the initial sale of 8,596,250 shares of common stock to eligible account holders, an employee benefit plan of the Association, supplemental eligible account holders, other members of the Association, and the general public. First Bell then used a portion of the proceeds from the sale to purchase all of the out-standing shares of Bell Federal. This transaction was accounted for in a manner similar to the pooling of interests method, and accordingly, the fi-nancial statements as of and for the year ending December 31, 1994 reflect the financial position and results of operations of Bell Federal.

  On December 16, 1996, the Company declared a one-time cash distribution of $3.00 per share. The Company obtained a private letter ruling from the Internal Revenue Service which allowed them to treat $2.93 per share of this distribution as a return of capital. The return of capital was reflected as a reduction to additional paid-in-capital and unearned ESOP shares in the Company's financial statements. For the stockholders, the return of capital is treated as a reduction in the cost basis of the shares and is not subject to income taxes until the shares are sold. The remaining $.07 per share was treated as an ordinary dividend. The total distribution paid was $23,274,450 on 7,758,150 shares of stock on December 31, 1996 to shareholders of record as of December 20, 1996.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Federal Home Loan Bank System--The Association is a member of the Fed-eral Home Loan Bank ("FHLB") system. As a member, the Association is re-quired to maintain a minimum investment in capital stock of the FHLB of not less than 1% of the Association's outstanding conventional mortgage loans or 0.3% of its total assets. Deficiencies, if any, in the required investment at the end of any reporting period are purchased in the sub-sequent reporting period. The Association receives dividends on its FHLB stock.

  b. Cash and Cash Equivalents--For the purpose of presenting the consoli-dated statements of cash flows, cash on hand and interest and noninter-est-bearing deposits with original maturities of less than 90 days are considered cash equivalents.

    The Association services mortgage loans for the Federal National Mort-gage Association. The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 1996 and 1995, restricted cash of approximately $165,000 and $198,000, respec-tively, has been segregated on the books of the Association.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

     The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $804,000 and $706,000 for the years ended December 31, 1996 and 1995, respectively.

  c. Investment and Mortgage-Backed Securities--First Bell follows Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Cer-tain Debt and Equity Securities," for investment and mortgage-backed se-curities. Investment and mortgage-backed securities that may be sold as part of First Bell's asset/liability or liquidity management or in re-sponse to or in anticipation of changes in interest rates and prepayment risk or other factors are classified as available-for-sale and are car-ried at fair market value. Unrealized gains and losses on such securi-ties are reported net of related taxes as a separate component of stock-holders' equity. Securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are computed using the specific identifica-tion cost basis.

     Premiums are amortized and discounts are accreted to maturity using the level yield method. The Company does not maintain a trading account.

  d. Conventional Loans--Interest on loans is credited to income as earned. Interest earned that has not been collected is accrued. Interest accrued on loans delinquent more than 90 days is offset by a reserve for uncollected interest and is, therefore, not recognized as income. Origi-nation fees and costs related to activities performed for a loan origi-nation are deferred and recognized over the contractual life using the level yield method in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

  e. Servicing of Loans--The total amount of loans serviced for others was $4,173,000, $4,739,000 and $5,648,000 at December 31, 1996, 1995 and
     1994, respectively. Fees earned for servicing loans are reported as in-come when the related loan payments are collected. Loan servicing costs are charged to expense when incurred.

  f. Allowance for Loan Losses--The allowance for loan losses is determined by management, taking into consideration the past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay and estimated values of under-lying collateral and current economic conditions in the Association's lending area. While management uses the best information available to estimate losses on loans, future additions to the allowance may be nec-essary for changes in economic conditions beyond the Association's con-trol.

  g. Real Estate Owned--Real estate owned is initially recorded at the lower of carrying value or fair value less estimated costs to sell. Subse-quently, such real estate is carried at the lower of fair value less es-timated costs to sell or its initial recorded value. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Costs related to the development and im-provement of the real estate are capitalized, whereas those costs relat-ing to holding the real estate are charged to expense.

     Recovery of the carrying value of real estate acquired in settlement of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

  h. Premises and Equipment--Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives (3-50 years) or leasehold period, if shorter, of the related assets.

  i. Deposits--Interest on deposits is accrued and charged to operating ex-pense monthly and is paid in accordance with the terms of the respective accounts.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
  j. Income Taxes--The Company follows the provisions of SFAS No. 109, "Ac-counting for Income Taxes." SFAS No. 109 requires the asset and liabil-ity method of accounting for income taxes, under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the fi-nancial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  k. Earnings Per Share--Primary earnings per share are computed by dividing net income available to common stockholders by the weighted average num-ber of common shares and, as appropriate, dilutive common stock equiva-lents outstanding for the period. Stock options, if dilutive are consid-ered to be common stock equivalents. The number of shares used to compute primary and fully diluted earnings per share were 7,402,000 and 7,934,000 for 1996 and 1995. For 1995, earnings subsequent to the ini-tial sale of common stock in the amount of $4,119,000 were used to com-pute both primary and fully diluted earnings per share.

  l. Treasury Stock--Treasury stock is recorded at cost.

  m. Interest Rate Risk--A significant portion of the Company's assets con-sist of long-term fixed-rate residential mortgage loans, while a signif-icant portion of the Company's liabilities consist of deposits with con-siderably shorter terms. As a result of these differences in the maturities of assets and liabilities, any significant increase in inter-est rates will have an adverse effect on the Company's results of opera-tions. To manage this interest rate risk, the Company maintains high levels of liquid assets to enable it to quickly respond to changes in interest rates.

  n. New Accounting Pronouncements--In the current year, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Based on the adoption of SFAS No. 123, the Company has elected to measure compensa-tion expense in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has disclosed the required information in Note 15. The adoption of this standard is re-flected in Note 15 to the financial statements.

4. MORTGAGE-BACKED SECURITIES

  In November 1995, the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain In-vestments in Debt and Equity Securities." In connection with the adoption of this guide, the Company transferred all mortgage-backed securities clas-sified as held-to-maturity to available-for-sale, and subsequently sold all such securities in 1995, resulting in a gain of $68,000. The amortized cost of the transferred securities approximated $4,058,000. There were no mort-gage-backed securities held by the Company at December 31, 1996 and 1995.

5. INVESTMENT SECURITIES HELD-TO-MATURITY

  The following is a summary of investment securities held-to-maturity (in thousands):

                                                    DECEMBER 31, 1996
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST       GAIN       LOSS     VALUE
                                         --------- ---------- ---------- -------
   Treasury bills.......................  $14,960     $424       $--     $15,384
   Other investments....................        4       41        --          45
                                          -------     ----       ---     -------
                                          $14,964     $465       $--     $15,429
                                          =======     ====       ===     =======


--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------

                                                    DECEMBER 31, 1995
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST       GAIN       LOSS     VALUE
                                         --------- ---------- ---------- -------
  Treasury bills........................  $19,949    $  978      $--     $20,927
  Other investments.....................        4        37       --          41
                                          -------    ------      ---     -------
                                          $19,953    $1,015      $--     $20,968
                                          =======    ======      ===     =======

  The carrying value and fair value of investment securities held-to-maturity by contractual maturity, are shown below (in thousands):

                                                                    1996
                                                              -----------------
                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
  Due one year or less.......................................  $ 4,999  $ 5,020
  Due after one year through five years......................    4,989    5,290
  Due after five years through ten years.....................    4,976    5,119
                                                               -------  -------
                                                               $14,964  $15,429
                                                               =======  =======

  There were no sales of investment securities held-to-maturity during the years ended December 31, 1996, 1995 and 1994.

6. CONVENTIONAL LOANS

  The following is a summary of conventional loans (in thousands):

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1996     1995
                                                               -------- --------
  Conventional mortgages...................................... $524,867 $409,807
  Residential construction loans..............................   19,877   19,692
  Multi-family loans..........................................    1,220    2,075
  Second mortgage loans.......................................      297      330
                                                               -------- --------
                                                                546,261  431,904
  Less:
  Deferred net loan origination fees..........................    4,610    5,537
  Undisbursed portion of construction loans in process........   11,120   11,182
  Allowance for loan losses...................................      665      575
                                                               -------- --------
                                                               $529,866 $414,610
                                                               ======== ========

  Conventional mortgages consist of one- to four-family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. The Company's borrowers ability to repay the loans outstanding is, therefore, dependent on the economy of that area.

  Nonaccrual loans totaled $400,000 and $333,000 at December 31, 1996 and 1995, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total nonaccrual loans amounted to $24,000, $25,000 and $34,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
7. OTHER LOANS

  The following is a summary of other loans (in thousands):

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
  Loans secured by deposits.......................................   $938   $937
  Home improvement loans..........................................     13     26
                                                                     ----   ----
                                                                      951    963
   Less unearned discounts on home improvement loans..............      2     46
                                                                     ----   ----
                                                                     $949   $959
                                                                     ====   ====

8. ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
  Balance at begining of year..........................    $575    $575    $598
  Provision for (recovery of) loan losses..............      90      --     (23)
  Loans charged off....................................      --      --      (4)
  Recovery of previous loan chargeoffs.................      --      --       4
                                                           ----    ----    ----
  Balance at end of year...............................    $665    $575    $575
                                                           ====    ====    ====

9. PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
  Land and land improvements..................................... $  351 $  421
  Office buildings and leasehold improvements....................  3,755  3,917
  Furniture, fixtures and equipment..............................  1,636  1,629
                                                                  ------ ------
                                                                   5,742  5,967
  Less accumulated depreciation and amortization.................  2,050  2,366
                                                                  ------ ------
                                                                  $3,692 $3,601
                                                                  ====== ======

  During the quarter ended September 30, 1996, the Association's branch of-fice, which was located in the central business district in the City of Pittsburgh, was sold for $915,000 resulting in a gain of $536,000. The sale of the building was the result of a redevelopment project undertaken by the City of Pittsburgh to enhance the downtown retail business district. The branch was relocated to a new leased location in the same general area.

  The Company leases certain of its branch offices under various operating leases. Some of these leases contain renewal and extension clauses. The following is a summary of the future minimum lease payments under these op-erating leases (in thousands):

            YEAR ENDING                                          MINIMUM LEASE
           DECEMBER 31,                                            PAYMENTS
           ------------                                          -------------
        1997                                                         $151
        1998                                                          152
        1999                                                          154
        2000                                                          156
        2001                                                          160
        2001 and thereafter                                           455

--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------
  Rental expense under these leases was approximately $113,000, $96,000 and $97,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

10. DEPOSITS

  The following is a summary of deposits and stated interest rates (in thou-sands):

                                                STATED RATE     DECEMBER 31,
                                               -------------- -----------------
                                                                1996     1995
                                                              -------- --------
  Balance by interest rate:
   Passbook, club and other accounts..........     3.00%      $ 66,486 $ 71,723
                                                              -------- --------
   Money market and NOW accounts..............  0.00%-- 3.00%   44,661   39,447
                                                              -------- --------
   Certificate accounts.......................  3.00%-- 5.50%  113,356  118,738
                                                5.51%-- 6.00%  121,968   60,210
                                                6.01%-- 6.50%   98,368   60,417
                                                6.51%-- 7.50%   30,860   30,479
                                                7.51%-- 8.50%    3,630    5,260
                                                8.51%-- 9.50%    4,346    4,561
                                                9.51%--10.50%      266      576
                                                              -------- --------
                                                               372,794  280,241
                                                              -------- --------
                                                              $483,941 $391,411
                                                              ======== ========

  Non-interest bearing demand deposits were approximately $3,994,000 and $3,455,000 at December 31, 1996 and 1995, respectively.

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Fed-eral Deposit Insurance Corporation ("FDIC").

  The following is a summary of certificate accounts by contractual maturity at December 31, 1996 (in thousands):

        CONTRACTUAL MATURITY
        --------------------
        1997                                                          $231,118
        1998                                                            76,067
        1999                                                            28,384
        2000                                                             9,665
        2001                                                             9,865
        2002                                                             3,239
        2003 and thereafter                                             14,456
                                                                      --------
                                                                      $372,794
                                                                      ========

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $36,307,000 and $25,045,000 at December 31, 1996 and 1995,
  respectively. Deposits in excess of $100,000 are not insured by the SAIF.

11. BORROWINGS

  At December 31, 1996 the Company had $70,000,000 in borrowings from the FHLB. These borrowings have a contractual maturity of five years and carry an interest rate based on the 3-month London Interbank Offered Rate ("LIBOR rate") adjusted quarterly. The interest rate on these borrowings was 4.92% at December 31, 1996. The borrowings are secured by the assets of the Com-pany.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------

12. REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

  The Association is subject to various regulatory capital requirements ad-ministered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional dis-cretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective ac-tion, the Association must meet specific capital guidelines that involve quantitive measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practic-es. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. Management believes, as of December 31, 1996, that the Association meets all capital adequacy require-ments to which it is subject.

  The most recent notification from the Office of Thrift Supervision catego-rized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the As-sociation must maintain minimum Total Capital to risk-weighted assets, Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the table. There are no conditions or events since that no-tification that management believes have changed the institution's catego-ry.

  The Association had the following amounts of capital and capital ratios at December 31, 1996 and 1995 (in thousands):

                                                                   TO BE WELL
                                                                   CAPITALIZED
                                                                      UNDER
                                                                     PROMPT
                                                    FOR CAPITAL    CORRECTIVE
                                                     ADEQUACY        ACTION
                                       ACTUAL        PURPOSES      PROVISIONS
                                    -------------  -------------  -------------
                                    AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                    ------- -----  ------- -----  ------- -----
   As of December 31, 1996:
     Total Capital (to risk-
      weighted assets)............. $80,102 27.51% $23,298 8.00%  $29,123 10.00%
     Tier I Capital (to risk-
      weighted assets).............  79,451 27.28%     N/A  N/A    17,474  6.00%
     Tier I Capital (to total
      assets)......................  79,451 12.16%  19,599 3.00%   32,816  5.00%
     Tangible Capital..............  79,451 12.16%   9,800 1.50%      N/A   N/A
   As of December 31, 1995:
     Total Capital (to risk-
      weighted assets).............  73,392 34.43%  17,749 8.00%   22,185 10.00%
     Tier I Capital (to risk-
      weighted assets).............  75,817 34.17%     N/A  N/A    13,311  6.00%
     Tier I Capital (to total
      assets)......................  75,817 15.65%  14,538 3.00%   24,230  5.00%
     Tangible Capital..............  75,817 15.65%   7,269 1.50%      N/A   N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $291,226,000 at December 31, 1996.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 1996 the maximum dividend the Association may de-clare and pay to First Bell is approximately $35,566,000.

--------------------------------------------------------------------------------
32

--------------------------------------------------------------------------------

13. INTEREST EXPENSE

  The following is a summary of interest expense on deposits (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
  Passbook, club and other accounts.................... $ 2,314 $ 2,371 $ 3,406
  Money market and NOW accounts........................   1,040   1,069   1,087
  Certificate accounts.................................  18,505  14,992  10,238
                                                        ------- ------- -------
                                                        $21,859 $18,432 $14,731
                                                        ======= ======= =======

14. INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences be-tween the carrying amounts of assets and liabilities for financial report-ing purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax liability are as follows (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
  Deferred Tax Assets:
   Deferred loan origination fees............................ $    --  $   493
   Other.....................................................     158      126
                                                              -------  -------
    Total deferred tax assets................................     158      619
                                                              -------  -------
  Deferred Tax Liabilities:
   Deferred loan origination fees............................     (57)      --
   Allowance for loan losses.................................    (915)  (1,038)
   Depreciation on premises and equipment....................    (248)    (254)
   Other.....................................................    (182)      --
                                                              -------  -------
    Total deferred tax liabilities...........................  (1,402)  (1,292)
                                                              -------  -------
    Net deferred tax liability............................... $(1,244) $  (673)
                                                              =======  =======

  The provision for income taxes consists of the following components (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          1996    1995    1994
                                                        ------- ------- -------
  Current:
   Federal............................................. $ 3,189 $ 2,966 $ 1,820
   State...............................................     725     726     517
  Deferred expense.....................................     571     653     663
                                                        ------- ------- -------
    Total provision for income taxes................... $ 4,485 $ 4,345 $ 3,000
                                                        ======= ======= =======

  The following table presents the principal components of deferred income tax expense (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                              1996   1995  1994
                                                              -----  ----  ----
  Allowance for loan losses.................................. $(123) $221  $208
  Deferred loan origination fees.............................   550   458   542
  Depreciation differences...................................    (6)    8   (57)
  Other--net.................................................   150   (34)  (30)
                                                              -----  ----  ----
                                                              $ 571  $653  $663
                                                              =====  ====  ====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate is as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
  Statutory tax rate.......................................... 34.0% 34.0% 34.0%
  State income taxes..........................................  4.0   4.3   4.3
  Other--net.................................................. (0.3)  0.2  (0.9)
                                                               ----  ----  ----
    Effective tax rate........................................ 37.7% 38.5% 37.4%
                                                               ====  ====  ====

  In accordance with SFAS No. 109, the Company has provided for deferred in-come taxes for the differences between the bad debt deduction for tax and financial statement purposes incurred after December 31, 1987. Deferred taxes have not been recognized with respect to pre-1988 tax basis bad debt reserves. In the event that the Company were to recapture these reserves into income, it would recognize tax expense of approximately $1.7 million. As a result of legislation enacted in 1996, however, this liability will not be recaptured if the Company were to change its depository institution charter.

15. EMPLOYEE BENEFIT PLANS

  Defined Benefit Pension Plan--The Company has a defined benefit pension plan for substantially all employees. The benefits of the defined benefit plan are generally based on the years of service and the employee's compen-sation during the last five years of employment.

  Net periodic pension cost for the defined benefit plan includes the follow-ing components (in thousands):


                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
  Service cost................................................ $ 82  $ 50  $ 60
  Interest cost...............................................   68    60    57
  Actual return on plan assets................................  (61)  (58)  (64)
  Net amortization and deferral...............................   (9)  (16)   (5)
                                                               ----  ----  ----
    Net periodic pension cost................................. $880  $336  $ 48
                                                               ====  ====  ====

  The following table reconciles the funded status of the plan to the amount recorded in the accompanying consolidated balance sheets (in thousands):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
  Projected benefit obligation.................................  $1,041  $1,048
  Plan assets at fair value, primarily insurance contracts
   and cash....................................................   1,073     972
                                                                 ------  ------
  Plan assets in excess of (less than) projected benefit
   obligation..................................................      32     (76)
  Unrecognized net loss........................................     165     299
  Unrecognized prior service cost..............................    (127)   (134)
  Unrecognized net assets......................................     (57)    (63)
                                                                 ------  ------
    Net pension assets.........................................  $   13  $   26
                                                                 ======  ======
  Actuarial present value of benefit obligation:
    Vested benefit obligation..................................  $  814  $  774
    Nonvested benefit obligation...............................      41      39
                                                                 ------  ------
  Accumulated benefit obligation...............................  $  855  $  813
                                                                 ======  ======

--------------------------------------------------------------------------------
34

--------------------------------------------------------------------------------
  The following rate assumptions were used in the plan accounting:

                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
  Discount rate............................................... 7.25% 6.25% 8.00%
  Rate of compensation increases.............................. 6.00% 6.00% 6.00%
  Expected long-term rate of return of plan assets............ 7.50% 7.50% 8.00%

  Deferred Supplemental Compensation Plan--During 1992, the Board of Direc-tors approved a supplemental deferred compensation plan for the President of the Association. The plan provides that the President will receive de-ferred compensation in an amount up to $60,000 per year based upon the re-turn on assets of the Company for the prior year. The compensation will be paid to the President upon his retirement. For the years ended December 31, 1996, 1995 and 1994, deferred compensation expenses under this plan were $60,000 each year.

  401(k) Plan--During 1993, the Association instituted a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings contributions. The Association is required to make a matching con-tribution based on the level of employee contribution. The total expense recorded under this plan for the years ended December 31, 1996, 1995 and 1994 was approximately $6,400, $4,000 and $10,000, respectively.

  Employee Stock Ownership Plan--Effective January 1, 1995, the Association established the Bell Federal Savings and Loan Association of Bellevue Em-ployee Stock Ownership Plan ("ESOP") which covers substantially all employ-ees. On June 29, 1995, the ESOP purchased 687,700 shares of Company common stock as part of the initial public offering. The shares were purchased with the proceeds of a loan from the Company which will be repaid through the operations of the Association. Shares are allocated to employees, as principal and interest payments are made to the Company.

  Compensation expense related to the ESOP for 1996 and 1995 totaled $405,000 and $311,000, respectively, based on the average fair value of shares com-mitted to be released. The loan and related interest expense on the loan are eliminated in these consolidated financial statements. The fair value of unallocated ESOP shares at December 31, 1996 was approximately $8,342,000. Shares held by the ESOP were as follows:

  Shares purchased by the ESOP--June 28, 1995........................... 687,700
  Shares released for allocation in 1995................................  24,122
                                                                         -------
  Unallocated shares--December 31, 1995................................. 663,578
  Shares released for allocation in 1996................................  33,956
                                                                         -------
  Unallocated shares December 31, 1996.................................. 629,622
                                                                         =======

  Stock Option Plan--The Company has a fixed option plan that was approved by Shareholders on April 29, 1996. Options under this plan have been granted to certain officers and directors of the Company. The plan also permits op-tions to be granted to employees at the Company's discretion. Under the plan, the total number of shares of common stock that may be granted is 859,625. The Company has adopted the disclosure-only provision of SFAS No. 123 and accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts in-dicated below:

  Net income--as reported............................................... $7,403
  Net income--pro forma................................................. $7,067
  Primary and fully diluted--earnings per share--as reported............ $ 1.00
  Primary and fully diluted--earnings per share--pro forma.............. $ 0.95


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
  The fair value of each option grant is estimated on the date of grant using the Black Sholes option pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of approximately 3%; expected volatility of approximately 27%; risk-free interest rate of ap-proximately 6.4%; and expected lives of ten years.

  The following summarizes the activity in the Stock Option Plan in 1996:

  Options outstanding, beginning of year...............................      --
  Options exercised....................................................      --
  Options granted...................................................... 361,037
                                                                        -------
  Options outstanding, end of year..................................... 361,037
                                                                        =======
  Option price, end of year............................................ $13.375
  Options available for grant, end of year............................. 498,588
  Weighted-average fair value of options granted during the year....... $  4.70

  These options have an exercise price of $13.375 and a remaining contractual life of ten years. None of these options were exercisable as of December 31, 1996. Approximately one-fifth of the stock option shares may be exer-cised after the end of each year, and no option will be exercisable after ten years from the date of grant. Terminated employees forfeit any non-vested options.

  Master Stock Compensation Plan--The Association has a Master Stock Compen-sation Plan ("MRP") that was approved by Shareholders on April 29, 1996. Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Association grants shares of common stock to em-ployees and directors. Shares purchased in 1996 and reserved for the MRP totaled 343,850, of this amount, 180,260 shares were awarded in 1996. Shares vest under the current awards at 20% per year, commencing one year from the date of grant subject to the attainment of certain performance goals. The cost of unearned shares related to these awards, included as a separate component of shareholders' equity, aggregated $4,792,000 at Decem-ber 31, 1996. Compensation cost is recorded over the five year period as shares are earned based on the average fair market value of stock during the fiscal year. The expense for the year ended December 31, 1996 was $511,000. Terminated employees forfeit any non-vested awards.

16. COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Association originates loan commit-ments. Loan commitments generally have fixed expiration dates or other ter-mination clauses and may require payment of a fee. The Association evalu-ates each customer's credit worthiness in a case-by-case basis. The amount of collateral deemed necessary by the Association is based on management's credit evaluation and the Association's underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                               DECEMBER 31,      DECEMBER 31,
                                                   1996              1995
                                             ----------------- -----------------
                                             NOTIONAL NOTIONAL NOTIONAL NOTIONAL
                                              AMOUNT    RATE    AMOUNT    RATE
                                             -------- -------- -------- --------
  15 year fixed rate mortgages.............. $   825    7.25%  $ 1,981    7.00%
  30 year fixed rate mortgages..............   5,342    7.50%    5,131    7.38%
  Construction mortgages....................  11,120    7.46%   11,182    7.54%
                                             -------           -------
                                             $17,287           $18,294
                                             =======           =======

  Additionally, the Company is also subject to certain asserted and unas-serted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Associa-tion's financial position or results of operations.


--------------------------------------------------------------------------------
36

--------------------------------------------------------------------------------
  Credit related financial instruments have off-balance sheet credit risk be-cause only origination fees (if any) are recognized in the balance sheet
  (as "other liabilities") for these instruments until the commitments are fulfilled or expire. The credit risk amounts are equal to the notional amounts of the contracts, assuming that all counterparties fail completely to meet their obligations and the collateral or other security is of no value.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments are as follows (in thousands):

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1996              1995
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
   Assets:
    Cash and noninterest-bearing deposits.. $  2,534 $  2,534 $  1,997 $  1,997
     Interest-bearing deposits.............   23,872   23,872   21,725   21,725
     Federal Funds sold....................   72,875   72,875   52,025   52,025
     Investment securities.................   14,964   15,429   19,953   20,968
     Conventional loans....................  529,866  518,842  414,610  418,716
     Federal Home Loan Bank stock..........    3,999    3,999    3,009    3,009
   Liabilities:
     Passbook, club, money market, NOW and
      other accounts....................... $111,147 $111,147 $111,170 $111,170
     Certificate accounts..................  372,794  377,536  280,241  292,554
     Borrowings............................   70,000   70,000       --       --

  a. Cash and Noninterest-bearing Deposits, Interest-bearing Deposits and Federal Funds Sold--For cash and noninterest-bearing deposits, interest-bearing deposits and Federal funds sold, the fair value is estimated as the carrying amount.

  b. Investment Securities--Fair values for investment securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  c. Conventional Loans--For conventional mortgages, fair value is estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit rat-ings and for the same remaining maturities.

  d. Passbook, Club, Money Market, NOW and Other Accounts--The fair value of these accounts is the amount payable on demand, or the carrying amount at the reporting date.

  e. Certificate Accounts--The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

  f. Borrowings--The fair value of borrowings that have an adjustable rate which reprices quarterly is estimated as the carrying amount.

  g. Off-balance Sheet Commitments to Extend Credit--The fair value of off-balance sheet commitments to extend credit is estimated to equal the outstanding commitment amount. Management does not believe it is mean-ingful to provide an estimate of fair value that differs from the out-standing commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
18. FDIC SPECIAL ASSESSMENT

  On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the As-sociation, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable depos-its held as of March 31, 1995, payable November 27, 1996. The Association recorded a pre-tax charge of $2.5 million as a result of the FDIC special assessment.

  The Funds Act also spreads the obligation for payment of the Financing Cor-poration ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO pay-ment of 1.3 basis points, while SAIF deposits will pay an estimated 6.5 ba-sis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associa-tions remain as of that time.

  As a result of the Funds Act, the FDIC recently proposed to lower SAIF as-sessments to a range of 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will con-tinue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated, or whether the BIF and SAIF will eventually be merged.

19. NEW ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED

  Accounting for Transfers and Servicing of Financial Assets and Extinguish-ments of Liabilities--In June, 1996 FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Lia-bilities." First Bell is required to adopt this new method of accounting in fiscal 1997, (earlier or retroactive application of this standard is not permitted).

  SFAS No. 125 significantly affects accounting for and disclosures about many depository institution transactions (sale of partial interest in fi-nancial assets, assets subject to prepayment risk, etc.). Conclusion about the appropriate accounting for these transactions are based on control and depend increasingly on elements of underlying legal agreements. Management anticipates that the effect on the financial statements of the adoption of this standard will not be material.

--------------------------------------------------------------------------------
38

--------------------------------------------------------------------------------

20. PARENT COMPANY

  The following are condensed financial statements for First Bell as of and for the year or period ended December 31, 1996 and 1995 (in thousands):

   BALANCE SHEETS
                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
  ASSETS
  CASH AND INTEREST-BEARING DEPOSITS....................... $      9  $     16
  FEDERAL FUNDS SOLD.......................................    2,875    36,025
  INVESTMENT IN BELL FEDERAL...............................   79,451    75,817
  LOAN RECEIVABLE--ESOP....................................    4,569     6,636
  OTHER ASSETS.............................................      625        92
                                                            --------  --------
    Total assets........................................... $ 87,529  $118,586
                                                            ========  ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ACCRUED INCOME TAXES..................................... $     58  $    104
  OTHER LIABILITIES........................................    1,038        --
                                                            --------  --------
    Total liabilities......................................    1,096       104
                                                            --------  --------
  STOCKHOLDERS' EQUITY:
   Preferred stock ($.01 per value, 2,000,000 shares
   authorized; no shares issued)...........................       --        --
   Common stock ($.01 par value; 20,000,000 shares
    authorized; 8,596,250 issued
    and 7,758,150 and 8,956,250 outstanding)...............       86        86
   Additional paid-in capital..............................   61,063    83,524
   Unearned ESOP shares....................................   (4,454)   (6,636)
   Unearned MRP shares.....................................   (4,792)       --
   Treasury stock, at cost.................................  (11,684)       --
   Retained earnings--substantially restricted.............   46,214    41,508
                                                            --------  --------
    Total stockholders' equity.............................   86,433   118,482
                                                            --------  --------
     Total liabilities and stockholders' equity............ $ 87,529  $118,586
                                                            ========  ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------

STATEMENTS OF INCOME
                                                          YEAR       SIX MONTHS
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
  INTEREST INCOME:
   Interest-bearing deposits.........................     $   89       $   --
   Federal funds sold................................      1,391        1,045
   Interest on ESOP loan receivable..................        551          310
                                                          ------       ------
     Total interest income...........................      2,031        1,355
                                                          ------       ------
  GENERAL AND ADMINISTRATIVE EXPENSES................        231           --
                                                          ------       ------
  INCOME BEFORE PROVISION FOR INCOME TAXES...........      1,800        1,355
                                                          ------       ------
  PROVISION FOR INCOME TAXES:
   Current:
    Federal..........................................        601          425
    State............................................         41          104
                                                          ------       ------
     Total provision for income taxes................        642          529
                                                          ------       ------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
   SUBSIDIARY........................................      1,158          826
   Equity in undistributed earnings of Bell Federal..      6,245        3,293
                                                          ------       ------
  NET INCOME.........................................     $7,403       $4,119
                                                          ======       ======


--------------------------------------------------------------------------------
40

--------------------------------------------------------------------------------

             STATEMENTS OF CASH FLOWS
                                                           YEAR      SIX MONTHS
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................................    $  7,403     $  4,119
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in undistributed earnings of Bell
       Federal.......................................      (6,245)      (3,293)
      Dividends payable..............................        (713)          --
      Increase or decrease in assets and liabilities:
       Accrued income taxes..........................         (46)         104
       Other assets..................................        (533)         (22)
       Other liabilities.............................       1,038           --
                                                         --------     --------
        Net cash provided by operating activities....         904          908
                                                         --------     --------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Sales (purchase) Federal Funds...................      33,150      (36,025)
    ESOP loan receivable.............................          --       (6,877)
    Principal paydowns on ESOP loan receivable.......       2,067          241
    Investment in Bell Federal.......................       3,016      (34,894)
                                                         --------     --------
        Net cash provided by (used in) investing
         activities..................................      38,233      (77,555)
                                                         --------     --------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid...................................      (1,984)          --
    Return of capital................................     (20,684)          --
    Purchase of treasury stock.......................     (11,684)          --
    Purchase of MRP shares...........................      (4,792)          --
    Net proceeds from sale of stock..................          --       76,663
                                                         --------     --------
        Net cash provided by (used in) financing
         activities..................................     (39,144)      76,663
                                                         --------     --------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS......................................          (7)          16
   CASH, BEGINNING OF YEAR...........................          16           --
                                                         --------     --------
   CASH, END OF YEAR.................................    $      9     $     16
                                                         ========     ========
   SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
     Income taxes....................................    $    688     $    425
    Non-cash transactions--
     Increase in additional paid-in-capital--ESOP
      share allocation...............................         203           70
     Accumulated equity in Bell Federal at time of
      conversion (see Note 2)........................          --       40,923

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------

21.QUARTERLY EARNINGS SUMMARY (UNAUDITED)

  Quarterly earnings for the years ended December 31, 1996 and 1995 are as follows (in thousands, except per share amounts):

                                                         1996
                                       -----------------------------------------
                                       MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                       -------- ------- ------------ -----------
  INTEREST AND DIVIDEND INCOME.......   $9,598  $10,219   $10,439      $10,751
  INTEREST EXPENSE...................    4,932    5,180     5,624        6,314
                                        ------  -------   -------      -------
   NET INTEREST INCOME...............    4,666    5,039     4,815        4,437
  PROVISION FOR LOAN LOSSES..........       30       30        30           --
                                        ------  -------   -------      -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........    4,636    5,009     4,785        4,437
  OTHER INCOME.......................      204      209       652          133
  OTHER EXPENSES (1).................    1,438    1,378     3,919        1,442
                                        ------  -------   -------      -------
  INCOME BEFORE PROVISION FOR
   INCOME TAXES......................    3,402    3,840     1,518        3,128
  PROVISION FOR INCOME TAXES.........    1,291    1,545       419        1,230
                                        ------  -------   -------      -------
  NET INCOME.........................   $2,111  $ 2,295   $ 1,099      $ 1,898
                                        ======  =======   =======      =======
  PRIMARY AND FULLY DILUTED
   EARNINGS PER SHARE................   $ 0.27  $  0.31   $  0.15      $  0.27
                                        ======  =======   =======      =======
  WEIGHTED AVERAGE SHARES
   OUTSTANDING........................    7,763    7,514     7,234        7,156
                                        ======  =======   =======      =======

                                                         1995
                                       -----------------------------------------
                                       MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                       -------- ------- ------------ -----------
  INTEREST AND DIVIDEND INCOME.......   $7,433  $7,974     $9,004      $9,420
  INTEREST EXPENSE...................    4,214   4,691      4,656       4,871
                                        ------  ------     ------      ------
   NET INTEREST INCOME...............    3,219   3,283      4,348       4,549
  PROVISION FOR LOAN LOSSES..........       --      --         --          --
                                        ------  ------     ------      ------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........    3,219   3,283      4,348       4,549
  OTHER INCOME.......................      175     185        200         264
  OTHER EXPENSES.....................    1,130   1,145      1,336       1,334
                                        ------  ------     ------      ------
  INCOME BEFORE PROVISION FOR
   INCOME TAXES......................    2,264   2,323      3,212       3,479
  PROVISION FOR INCOME TAXES.........      878     895      1,237       1,335
                                        ------  ------     ------      ------
  NET INCOME.........................   $1,386  $1,428     $1,975      $2,144
                                        ======  ======     ======      ======
  PRIMARY AND FULLY DILUTED
   EARNINGS PER SHARE................   $   --  $   --     $ 0.25      $ 0.27
                                        ======  ======     ======      ======
  WEIGHTED AVERAGE SHARES
   OUTSTANDING.......................       --      --      7,934       7,934
                                        ======  ======     ======      ======

-------
(1) The quarter ended September 30, 1996 includes a one-time pre-tax charge of $2.5 million for recapitalizing the SAIF.


--------------------------------------------------------------------------------
42

--------------------------------------------------------------------------------
22.SUBSEQUENT EVENTS

  In January 1997, the Company purchased adjustable rate mortgage-backed se-curities totaling $86.9 million. All of these securities are backed by the Federal National Mortgage Association, Government National Mortgage Associ-ation or Federal Home Loan Mortgage Corporation and are collateralized by 30 year adjustable rate mortgages. These securities have been designated as mortgage-backed securities available-or-sale on the Company's balance sheet.

  The purchases were funded by the $70.0 million in FHLB borrowings that were obtained in December 1996 and an additional $30.0 million in FHLB borrowings that were obtained in January 1997. The January borrowings are for a term of five years and interest is calculated based on the 1-month LIBOR Rate, adjusted monthly. As a result of the additional borrowings, the Association was required to purchase an additional $1.0 million in FHLB stock in January 1997.

  In February 1997, the Company received regulatory approval regarding a plan to repurchase up to 5% or 387,907 shares of its Common Stock. Under the re-purchase plan, which was adopted by the Company's Board of Directors, the Company will repurchase the shares of stock through registered broker-deal-ers in the open market.
                                  * * * * * *

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

First Bell Bancorp, Inc.
--------------------------------------------------------------------------------

Executive Management
 Albert H. Eckert, II                    Robert C. Baierl
 President and                            Secretary
 Chief Executive Officer

Jeffrey M. Hinds                         Robert Murcko
 Executive Vice President                 Assistant Secretary
 and Chief Financial Officer

David F. Figgins                         William S. McMinn
 Vice President                           Treasurer

Directors

Albert H. Eckert, II                     William S. McMinn
 President and Chief Executive Officer    President
 First Bell Bancorp, Inc. and             Aon Risk Services of
 Bell Federal Savings and Loan            Pennsylvania, Inc.
 Association of Bellevue

David F. Figgins                          Jeffrey M. Hinds
 Vice President and General Manager        Executive Vice President and
 Marshall Contractors, Inc.                Chief Financial Officer
                                           First Bell Bancorp, Inc. and
                                           Bell Federal Savings and Loan
                                           Association of Bellevue

Thomas J. Jackson, Jr.                    Theodore R. Dixon
 Attorney-at-Law                           President
 Houston Harbaugh                          Dixon Agency

Norman B. Ward, Jr.                       Jack W. Schweiger
 Retired Vice President and Partner        President
 Parker Hunter,Inc.                        Schweiger Homes

Robert C. Baierl                          Peter E. Reinert
 President  Wright                         Senior Counsel
 Office Furniture, Inc.                    General Electric Appliances


--------------------------------------------------------------------------------
44

Bell Federal Savings and Loan Association of Bellevue
--------------------------------------------------------------------------------
Executive Management

Albert H. Eckert, II                      Margaret L. Gerber
 President and                             Assistant Vice President
 Chief Executive Officer

Jeffrey M. Hinds                          Thomas J. Jackson, Jr.
 Executive Vice President and              Secretary
 Chief Financial Officer

William D. Adams                          Robert Murcko
 Vice President                            Assistant Secretary

James R. Badzgon                          William S. McMinn
 Assistant Vice President                  Treasurer

Directors

Albert H. Eckert, II                      William S. McMinn
 President and Chief Executive Officer     President
 First Bell Bancorp, Inc. and              Aon Risk Services of
 Bell Federal Savings and Loan             Pennsylvania, Inc.
 Association of Bellevue

David F. Figgins                          Jeffrey M. Hinds
 Vice President and General Manager        Executive Vice President and
 Marshall Contractors, Inc.                Chief Financial Officer
                                           First Bell Bancorp, Inc. and
                                           Bell Federal Savings and Loan
                                           Association of Bellevue

Thomas J. Jackson, Jr.                    Theodore R. Dixon
 Attorney-at-Law                           President
 Houston Harbaugh                          Dixon Agency

Norman B. Ward, Jr.                       Jack W. Schweiger
 Retired Vice President and Partner        President
 Parker Hunter, Inc.                       Schweiger Homes

Robert C. Baierl
 President
 Wright Office Furniture, Inc.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

Shareholder Information
--------------------------------------------------------------------------------

Market Summary of Stock

  First Bell Bancorp, Inc.'s common stock trades on The Nasdaq National Market. The following summary sets forth the range of prices for common stock over the periods noted. The common stock of the Company began trading on June 29, 1995. As of March 3, 1997, there were approximately 4,400 stockholders of record and 7,718,150 common shares outstanding.

                                                    1996
                                ----------------------------------------------------------------
                                 HIGH                        LOW                       DIVIDENDS
                                ------                     -------                     ---------
         1st Quarter            14 1/4                      13 1/8                         $0.05
         2nd Quarter            14 1/4                     13 5/16                         $0.05
         3rd Quarter            15 1/8                      13 3/8                         $0.10
         4th Quarter            17 3/8                      13 1/4                         $0.17
                                                    1995
                                ----------------------------------------------------------------
                                 HIGH                        LOW                       DIVIDENDS
                                ------                     -------                     ---------
         1st Quarter                --                          --                            --
         2nd Quarter            12 1/2                      11 3/4                            --
         3rd Quarter            13 1/2                      11 3/4                            --
         4th Quarter            13 3/4                      12 3/4                            --

Dividend Policy

  The management and Board of Directors of the Company continually review the Company's dividend policy. The Company intends to continue its policy of paying quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Association's ability to pay dividends to the Company. At present, the Company has no significant source of income other than dividends from the Association and to a lesser extent interest on short-term investments. Consequently, the Company depends upon dividends from the Association to accumulate earnings for payment of cash dividends to its shareholders. See Note 12 to the Consolidated Financial Statements for a dis-cussion of restrictions on the Association's ability to pay dividends.

Nasdaq Listing

  Quotes on the common stock can be found on The Nasdaq stock market under the symbol "FBBC".

Dividend Reinvestment

  First Bell Bancorp, Inc.'s registered shareholders may reinvest their divi-dends in additional shares of the Company's common stock and, if desired, pur-chase additional shares through a voluntary cash investment of $50.00 to $3,000 per quarter. Participants in the plan pay no broker fees. Purchases for the plan are generally made on the third Friday of January, April, July and Octo-ber. For more information on this service, call the Dividend Reinvestment De-partment of Registrar and Transfer Company at 1-800-368-5948.


--------------------------------------------------------------------------------
46

--------------------------------------------------------------------------------

Annual Meeting

  The 1997 Annual Meeting of the Stockholders of First Bell Bancorp, Inc. will be held at 3:00 P.M. on Monday, April 28, 1997, at 629 Lincoln Avenue, Belle-vue, Pennsylvania 15202.

Annual Report on Form 10-K and Exhibits

  A copy of the Annual Report on Form 10-K (excluding exhibits) of the Company for the year-ended December 31, 1996, as filed with the Securities and Exchange Commission, will be furnished free of charge, upon written request to stock-holders who have not previously received a copy from the Company.

Written requests may be directed to:

                            Shareholder Relations
                            First Bell Bancorp, Inc.
                            c/o Bell Federal Savings & Loan
                            Association of Bellevue
                            532 Lincoln Avenue
                            Pittsburgh, Pennsylvania 15202

The Company will furnish any exhibit to its Annual Report on Form 10-K upon payment of a reasonable fee.


Transfer Agent and Registrar       Executive Offices              Deloitte & Touche LLP
Registrar and Transfer Company     First Bell Bancorp, Inc.       Independent Auditors
10 Commerce Drive                  Suite 1704                     2500 One PPG Place
Cranford, NJ 07016                 300 Delaware Avenue            Pittsburgh, Pennsylvania 15222
                                   Wilmington, Delaware 19801
                                   (302) 427-7883

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1996 ANNUAL REPORT

--------------------------------------------------------------------------------
Office Locations

Bellevue Office                       Wood Street Office
532 Lincoln Avenue                    Sixth & Wood Street
Bellevue, Pennsylvania 15202          Suite 100
                                      Pittsburgh, Pennsylvania 15222

Wexford Office                        Mt. Lebanon Office
10533 Perry Highway                   300 Cochran Road
Wexford, Pennsylvania 15090           Pittsburgh, Pennsylvania 15228

McKnight Road Office                  Craig Street Office
7709 McKnight Road                    201 North Craig Street
Pittsburgh, Pennsylvania 15237        Pittsburgh, Pennsylvania 15213

Sewickley Office
414 Beaver Street
Sewickley, Pennsylvania 15143

--------------------------------------------------------------------------------
48