Form 10-K405, Exhibit 13
period 1997-12-31
FIRST BELL BANCORP INC
filed 1998-03-31
CIK 932697

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

General

 First Bell Bancorp, Inc. (the "Company") is a Delaware corporation organized by the Board of Directors of Bell Federal Savings and Loan Association of Bellevue ("the Association") for the purpose of acquiring all of the capital stock of the Association issued in the Association's conversion from a feder-ally chartered mutual savings association to a federally chartered stock sav-ings association (the "Conversion"). The Conversion was completed on June 29, 1995. The only significant assets of the Company are the capital stock of the Association and the Company's loan to the Association's Employee Stock Owner-ship Plan ("ESOP"). Currently, the Company does not transact any material busi-ness other than through its subsidiary, the Association. All references to the Company include the Association unless otherwise indicated, except that refer-ences to the Company prior to June 29, 1995, are to the Association.

Private Securities Litigation Reform Act Safe Harbor Statement

 In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the "President's Letter to Shareholders"; "The Challenges of Growth: Goals and Directions"; "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Asset Quality", and, "Interest Rate Sensitivity Analy-sis"; and in the "Notes to Consolidated Financial Statements Years Ended Decem-ber 31, 1997, 1996 and 1995", "Note 5--Investment Securities Available for Sale", "Note 6--Mortgage-Backed Securities Available-For-Sale", "Note 17--Com-mitments and Contingencies" and "Note 18--Fair Values of Financial Instru-ments". The Company's actual results could differ materially from those manage-ment expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic con-ditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of fed-eral, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial serv-ices, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guide-lines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1997 Form 10-K.

Management Strategy

 The Company operates a traditional savings and loan institution and seeks to achieve profitability while maintaining a strong capital and liquidity posi-tion. As a community oriented savings and loan, the Company's primary invest-ment is in one- to four-family residential mortgage loans. The Company's pri-mary sources of funds are from retail deposit accounts and borrowings. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan, mortgage-backed securities and investment securities portfolios, and its cost of funds, con-sisting primarily of the interest paid on its deposits and to a lesser extent, borrowings from the Federal Home Loan Bank ("FHLB"). The Company's results of operations are affected by its provision for loan losses and non-interest ex-penses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market in-terest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Company.

Conventional Residential Mortgage Lending

 The Company has emphasized, and plans to continue to emphasize, originating conventional one- to four-family residential mortgage loans for its portfolio in its primary market area, the greater Pittsburgh metropolitan area. The Com-pany originates primarily 15 and 30 year, fixed-rate mortgage loans. At Decem-ber 31, 1997, conventional mortgage loans totalled $568.4 million, or 95.4% of the total loan portfolio. At that date, $551.2 million, or 97.0% of the Company's total conventional loan portfolio consisted of fixed-rate mortgage loans. To a lesser extent, the Company also originates residential construction loans on one- to four-family properties. Such loans totalled $25.6 million, or 4.3% of total loans at December 31, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 For the years ended December 31, 1997, 1996 and 1995, the Company originated $132.0 million, $168.9 million and $112.3 million, respectively, of conven-tional mortgage and residential construction loans. In 1997, the Company sold $30.0 million of fixed rate conventional mortgage loans to better manage the Company's interest rate risk. In 1995, the Company purchased $24.4 million in owner occupied single family conventional mortgage loans from outside the Company's local market area. Originations and purchases have generally exceeded prepayments and loan sales, resulting in an increase in the Company's total loan portfolio from $432.9 million at December 31, 1995 to $596.0 million at December 31, 1997.

Deposit Growth as a Source of Funding

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an in-creased level of service to its customers in its local market areas in order to retain the deposit relationships with such customers. At times, the Company has increased its deposit base by pricing its deposit products higher than other financial institutions in the greater Pittsburgh market area. The deposit base has increased steadily from $391.4 million at December 31, 1995 to $495.1 mil-lion at December 31, 1997. Considerable emphasis is placed on core deposit re-lationships, consisting of passbook accounts, club accounts and statement sav-ings accounts, which tend to be more stable and lower cost than other types of higher yielding deposits. However, the majority of the growth in deposit ac-counts has come from certificates of deposit. Certificates of deposit are of-fered with terms ranging from three months to 10 years. Certificates of deposit are priced at competitive rates. The growth of deposit accounts is monitored to match operating requirements.

Asset Quality

 As a result of the Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences that meet the Company's underwriting standards, management believes the Company has maintained high as-set quality. The Company originates mortgage loans almost entirely within its primary market area. Of the conventional mortgage and residential construction loan portfolio at December 31, 1997, 95.8% were secured by properties located within the Company's primary market area. At December 31, 1997 non-performing assets (defined as loans delinquent 90 days or more and real estate owned) rep-resented 0.09% of total assets. The Company has established a general loss al-lowance to provide for losses in its portfolio. The provision for loan losses increased by $45,000 for the year ended December 31, 1997 due to the 9.2% in-crease in the balance of conventional mortgage loans from December 31, 1996 to December 31, 1997. The provision for loan losses is $715,000 or 112.8% of total non-performing assets at December 31, 1997. The higher allowance ratio is due to management's assessment of prospective national and local economic condi-tions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is adequate. However, the balance of reserves neces-sary can be greatly influenced by regulatory changes and economic conditions. Therefore, the level of future reserves and the related effect on net income cannot be assured.

Low Operating Expenses

 The Company's non-interest expenses principally consist of compensation and employee benefits, federal deposit insurance premiums, occupancy and equipment expenses and other general and administrative expenses. The ratio of other ex-penses to average assets was 0.72%, 1.44% and 1.05% for the years ended Decem-ber 31, 1997, 1996 and 1995, respectively. The 1996 ratio was higher due to a one time charge of $2.5 million to replenish the Savings Association Insurance Fund ("SAIF"), the insurance fund which insures customer deposits. The ratio of other expenses to average assets would have been 1.00% without this assessment. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 1997, the Company's seven offices and $675.7 million in assets were operated by a to-tal of 52 full-time employees and seven part-time employees, resulting in an average of $12.2 million in assets per employee. Expense ratios are controlled through an efficient and effective product delivery system and the Associa-tion's specialization in mortgage lending.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

Maintaining High Liquidity

 The Association is required to maintain an average daily balance of liquid as-sets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by Office of Thrift Supervision ("OTS") regulations. At December 31, 1997, the liquidity requirement stipulated that the Association must maintain an average liquidity ratio of 4%. The average liquidity ratio was 19.1% at December 31, 1997. The average short liquidity ratio requirement is eliminated as of December 31, 1997. For years prior to 1997 the minimum re-quired average liquidity and average short-term liquidity ratios were 5.0% and 1.0%, respectively. Each of the Association's average liquidity ratios were 10.3% and 14.9% at December 31, 1996 and 1995, respectively. The high level of liquidity reflects management's strategy to partially offset the interest rate risk associated with the predominantly fixed-rate mortgage loan portfolio and fluctuates depending on the operational needs of the Association.

 The Company's most liquid assets are cash and short-term investments. The level of the liquid assets are dependent on the operating, financing, lending and investing activities during any given period. At December 31, 1997, 1996 and 1995, assets qualifying for liquidity including cash and short-term invest-ments, totalled $61.4 million, $109.6 million and $91.0 million, respectively.

Interest Rate Sensitivity Analysis

 The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by moni-toring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that same time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a spe-cific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time pe-riod. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is con-sidered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better posi-tion to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing lia-bilities, than would be the case if it has a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

 The following table sets forth the amount of interest-earning assets and in-terest-bearing liabilities outstanding at December 31, 1997 which are antici-pated to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature during a par-ticular period were determined in accordance with the earlier of term to (i) repricing or (ii) the contractual terms of the asset or liability adjusted for historical prepayment rates. The prepayment rates utilized are based on the historical prepayment rates experienced by the Company, which management be-lieves to be reasonable. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no pre-sumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         AT DECEMBER 31, 1997
                          -----------------------------------------------------------------------------------------------
                                         MORE      MORE THAN       MORE         MORE        MORE
                            THREE     THAN THREE   SIX MONTHS    THAN ONE    THAN THREE   THAN FIVE     MORE
                           MONTHS     MONTHS TO    TO TWELVE      YEAR TO     YEARS TO    YEARS TO      THAN
                           OR LESS    SIX MONTHS     MONTHS     THREE YEARS  FIVE YEARS   TEN YEARS   TEN YEARS   TOTAL
                          ---------   ----------   ----------   -----------  ----------   ---------   ---------  --------
                                                        (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
 Real Estate Loans:
  ARM Loans.............  $   2,714   $     391    $   1,996     $   7,667   $   4,258    $     184   $     --   $ 17,210
  Fixed Rates Loans.....      8,372       8,200       16,411        61,756      56,123      152,123    243,673    546,658
  Residential
   Construction Loans...         --          --           --            --          --           --     13,491     13,491
  Multi-Family..........         55          --           19            63          95          354        274        860
  Second Mortgage Loans.        268          --           --            --          --           --         --        268
 Consumer Loans.........        899          --            2             6          --           --         --        907
 Mortgage-backed
  securities............      4,002       9,222       18,661            --          --           --         --     31,885
 Investment securities..     39,395          --           --         4,993          --        4,976          4     49,368
 FHLB Stock.............         --          --           --            --          --           --      5,148      5,148
                          ---------   ---------    ---------     ---------   ---------    ---------   --------   --------
Total Interest Earning
 Assets.................     55,705      17,813       37,089        74,485      60,476      157,637    262,590    665,795
INTEREST BEARING
 LIABILITIES:
 Passbook, Club and
  Other Accounts........      2,366       2,366        4,731        15,136      11,194       16,837     14,957     67,587
 Money Market and NOW
  Accounts..............      2,466       2,466        4,933        13,556       8,331        9,887      5,625     47,264
 Certificate Accounts...     92,377      60,714      122,760        68,290      19,627       16,436         --    380,204
 Borrowings.............     90,000          --           --            --          --           --         --     90,000
 Advances by Borrowers
  for Taxes
  and Insurance.........     12,226          --           --            --          --           --         --     12,226
                          ---------   ---------    ---------     ---------   ---------    ---------   --------   --------
Total Interest Bearing
 Liabilities............    199,435      65,546      132,424        96,982      39,152       43,160     20,582    597,281
                          ---------   ---------    ---------     ---------   ---------    ---------   --------   --------
Interest Sensitivity
 Gap....................  $(143,730)  $ (47,733)   $ (95,335)    $ (22,497)  $  21,324    $ 114,477   $242,008   $ 68,514
                          =========   =========    =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap........  $(143,730)  $(191,463)   $(286,798)    $(309,295)  $(287,971)   $(173,494)  $ 68,514   $ 68,514
                          =========   =========    =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap
 as a Percentage of
 Total Assets...........     (21.27%)    (28.34%)     (42.45%)      (45.77%)    (42.62%)     (25.68%)    10.14%     10.14%
Cumulative Net Interest
 Earning Assets
 as a Percentage of
 Cumulative Interest
 Bearing Liabilities....      27.93%      27.75%       27.83%        37.44%      46.03%       69.92%    111.47%    111.47%

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

 The interest rate risk measures used by the OTS include an interest rate risk "Exposure Measure" or "post-shock" NPV ratio and a "Sensitivity Measure." A low "post-shock" NPV ratio indicates greater exposure to interest rate risk.
Greater exposure can result from a low initial NPV ratio or high sensitivity to changes in interest rates. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 200 basis point increase or decrease in rates, whichever produces a larger decline.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

 As of December 31, 1997, the Association's NPV, as measured by the OTS, was $86.6 million or 12.5% of the market value of assets. Following a 200 basis point increase in interest rates, which provides a larger decline than a 200 point decrease, the Association's "post-shock" NPV was $48.0 million, or 7.4% of the market value of assets. The change in the NPV ratio or the Association's Sensitivity Measure was (45.0)%. Under OTS capital requirements which have not yet been fully implemented, the decline in the NPV ratio at December 31, 1997 would reflect an above average interest rate risk. If the regulations are fi-nalized as proposed, the Company would remain in compliance with the fully phased in capital requirements. Management reviews the quarterly OTS measure-ments and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.

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

 The primary investment activity of the Company is the origination of mortgage loans. During the years ended December 31, 1997, 1996 and 1995, the origination of mortgage loans, including residential construction loans in the amounts of $129.0 million, $168.9 million and $112.3 million, respectively. No other loans were originated during those periods. However, $30.0 million of conventional mortgage loans were sold in 1997. During 1997, $92.5 million in mortgage-backed securities were bought. Of these securities purchased, $46.7 million were sub-sequently sold. The company had no mortgage-backed securities at December 31, 1996 and 1995. The lending activities are funded primarily by deposits, princi-pal repayments on loans and mortgage-backed securities and operations. Other investments primarily include securities of the United States Government ("U.S. Government securities") and securities of various federal agencies.

 At December 31, 1997, loan commitments were $17.9 million. The Association an-ticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1997 totalled $275.9 million. Management believes that a significant portion of such deposits will remain with the Asso-ciation. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 1997, the Association had $90.0 million in outstanding borrowings and $422.1 million in additional borrowing capacity from the FHLB.

Impact of Inflation and Changing Prices

 The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which re-quire the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by prior volume) and (iii) the changes attributable to the combined im-pact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each.

                            YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                 1997 VS. 1996                    1996 VS. 1995
                             INCREASE (DECREASE) IN           INCREASE (DECREASE) IN
                           NET INTEREST INCOME DUE TO       NET INTEREST INCOME DUE TO
                          --------------------------------- -------------------------------
                                                  TOTAL                            TOTAL
                                                 INCREASE                        INCREASE
                           VOLUME     RATE      (DECREASE)   VOLUME     RATE     (DECREASE
                          --------  ---------  ------------ ---------  -------  -----------
                                              (IN THOUSANDS)
Interest-earning assets:
  Investment securities.  $  1,669  $     204   $   1,873   $  (2,053) $   (29)  $  (2,082)
  Conventional loans....     5,511       (841)      4,670       9,807     (626)      9,181
  Other loans...........        (3)        (1)         (4)         (6)      (4)        (10)
  Mortgage-backed
   securities...........     3,147         --       3,148        (311)      --        (311)
  Federal funds sold....    (1,473)         5      (1,468)        566     (168)        398
                          --------  ---------   ---------   ---------  -------   ---------
    Total interest-
     earning assets.....     8,851       (633)      8,219       8,022     (826)      7,176
                          --------  ---------   ---------   ---------  -------   ---------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts.......       (94)        68         (26)        (92)      35         (57)
  Money Market and NOW
   accounts.............       116        (64)         52          45      (74)        (29)
  Certificate accounts..     3,748      1,054       4,802       3,909     (397)      3,512
  Borrowings............     3,190      2,262       5,452         191       --         191
                          --------  ---------   ---------   ---------  -------   ---------
    Total interest-
     bearing
     liabilities........     6,960      3,320      10,280       3,862     (245)      3,617
                          --------  ---------   ---------   ---------  -------   ---------
Net change in net
 interest income........  $  1,891  $  (3,953)  $  (2,062)  $   4,140  $  (581)  $  (3,559)
                          ========  =========   =========   =========  =======   =========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 1997, and average balance sheets and statements of income for the years ended December 31, 1997, 1996 and 1995, and reflect the average yield on assets and average cost of liabilities for the periods indi-cated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from month-end balances. The yields and costs include fees which are considered adjustments to yields.

                          AT DECEMBER 31, 1997      YEAR ENDED DECEMBER 31, 1997
                          ------------------------  ----------------------------
                                                    AVERAGE            AVERAGE
                           BALANCE     YIELD/COST   BALANCE  INTEREST YIELD/COST
                          ------------ -----------  -------- -------- ----------
                                        (DOLLARS IN THOUSANDS)
Interest-earning Assets:
  Investment securities
   (1)..................  $     52,966        6.41% $ 64,294 $ 4,117     6.40%
  Conventional loans
   (2)(6)...............       578,487        7.27   560,448  41,397     7.39
  Other loans...........           907        6.85       910      67     7.36
  Mortgage-backed
   securities...........        31,885        6.50    55,003   3,148     5.72
  Federal funds sold....         1,550        5.61     8,777     497     5.66
                          ------------              -------- -------
    Total interest-
     earning assets.....       665,795        7.16   689,432  49,226     7.14
    Non-interest earning
     assets.............         9,889                10,514
                          ------------              --------
      TOTAL ASSETS......  $    675,684              $699,946
                          ============              ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts (5)...  $     79,812        2.89% $ 78,400 $ 2,288     2.92%
  Money market and NOW
   accounts.............        47,264        2.47    46,798   1,092     2.33
  Certificate accounts..       380,204        5.98   388,660  23,306     6.00
  Borrowings............        90,000        5.69   103,250   5,643     5.47
                          ------------              -------- -------
    Total interest-
     bearing
     liabilities........       597,280        5.25   617,108  32,329     5.24
    Non-interest-bearing
     liabilities........         5,421                 8,963
                          ------------              --------
      TOTAL LIABILITIES.       602,701               626,071
  Stockholders' equity..        72,983                73,875
                          ------------              --------
  Total liabilities and
   stockholders' equity.  $    675,684              $699,946
                          ============              ========
Net interest income/net
 interest rate spread
 (3)....................                      1.91%          $16,897     1.90%
                                                             =======
Net yield on average
 interest-earning assets
 (4)....................                                                 2.45%
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                      1.11                       1.12

-------
(1) Includes interest-bearing deposits in other financial institutions and
    FHLB.
(2) Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest- bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Includes advances by borrowers for taxes and insurance.
(6) Interest on conventional loans includes loan fees of $406, $990, and $508 for the years ended December 31, 1997, 1996 and 1995, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                           YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------
                                      1996                         1995
                          ---------------------------- ----------------------------
                          AVERAGE            AVERAGE   AVERAGE            AVERAGE
                          BALANCE  INTEREST YIELD/COST BALANCE  INTEREST YIELD/COST
                          -------- -------- ---------- -------- -------- ----------
                                           (DOLLARS IN THOUSANDS)
Interest-earning Assets:
  Investment securities
   (1)..................  $ 36,869 $ 2,244     6.09%   $ 70,180 $ 4,326     6.16%
  Conventional loans
   (2)(6)...............   487,322  36,727     7.54     359,376  27,546     7.66
  Other loans...........       944      71     7.52       1,025      81     7.90
  Mortgage-backed
   securities...........        --      --       --       3,713     311     8.38
  Federal funds sold....    35,075   1,965     5.60      25,769   1,567     6.08
                          -------- -------             -------- -------
    Total interest-
     earning assets.....   560,210  41,007     7.32     460,063  33,831     7.35
    Non-interest-earning
     assets.............     9,437                        9,078
                          --------                     --------
      TOTAL ASSETS......  $569,647                     $469,141
                          ========                     ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts (5)...  $ 81,715 $ 2,314     2.83%   $ 85,020 $ 2,371     2.79%
  Money market and NOW
   accounts.............    42,088   1,040     2.47      40,388   1,069     2.65
  Certificate accounts..   323,199  18,504     5.73     256,350  14,992     5.85
  Borrowings............     5,833     191     3.27          --      --
                          -------- -------             -------- -------
    Total interest-
     bearing
     liabilities........   452,835  22,049     4.87     381,758  18,432     4.83
    Non-interest-bearing
     liabilities........     7,082                        4,633
                          --------                     --------
      TOTAL LIABILITIES.   459,917                      386,391
  Stockholders' equity..   109,730                       82,750
                          --------                     --------
  Total liabilities and
   stockholders' equity.  $569,647                     $469,141
                          ========                     ========
Net interest income/net
 interest rate spread
 (3)....................           $18,958     2.45%            $15,399     2.52%
                                   =======                      =======
Net yield on average
 interest-earning assets
 (4)....................                       3.38%                        3.35%
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                       1.24                         1.21

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------
Comparison of Financial Condition at December 31, 1997
and December 31, 1996

 The following table sets forth information concerning the composition of the Company's assets, liabilities and stockholders' equity at December 31, 1997 and 1996.

                                                      AT DECEMBER 31,
                                            -----------------------------------
                                                  1997              1996
                                            ----------------- -----------------
                                                     PERCENT           PERCENT
                                             AMOUNT  OF TOTAL  AMOUNT  OF TOTAL
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents.................. $ 24,523    3.63% $ 26,406    4.02%
Mortgage-backed securities.................   31,885    4.72        --      --
Federal funds sold.........................    1,550    0.23    72,875   11.11
Investment securities......................   31,023    4.59    14,964    2.28
Conventional loans, net....................  578,487   85.62   529,866   80.75
Other loans................................      907     .13       949     .14
FHLB stock.................................    5,148     .76     3,999     .61
Other assets...............................    2,161     .32     7,124    1.09
                                            --------  ------  --------  ------
  TOTAL ASSETS............................. $675,684  100.00% $656,183  100.00%
                                            ========  ======  ========  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................................... $495,055   73.27% $483,941   73.75%
Borrowings.................................   90,000   13.32    70,000   10.67
Other liabilities..........................   17,646    2.61    15,809    2.41
Stockholders' equity.......................   72,983   10.80    86,433   13.17
                                            --------  ------  --------  ------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY.................................. $675,684  100.00% $656,183  100.00%
                                            ========  ======  ========  ======

Assets

 Total assets increased to $675.7 million at December 31, 1997, from $656.2 million at December 31, 1996. The $19.5 million or 3.0% increase was primarily the result of increases in conventional mortgage loans, mortgage-backed securi-ties and investment securities offset by a decrease in federal funds sold. Con-ventional mortgage loans increased by $48.6 million or 9.2% to $578.5 million at December 31, 1997 from $529.9 million at December 31, 1996. The increase was the result of originating $129.0 million in conventional mortgage loans offset by principle repayment of $50.2 million and the sale of $30.0 million in con-ventional mortgage loans during 1997. The balance of mortgage-backed securities at December 31, 1997 was $31.9 million. There were no mortgage-backed securi-ties at December 31, 1996. The increase was the result of the purchase of $92.5 million in mortgage-backed securities reduced by the sale of $46.7 million and the principle repayments of $14.0 million. Investment securities increased
$10.9 million or 72.9% to $25.9 million at December 31, 1997 from $15.0 million at December 31, 1996. The increase was the result of the purchase of $25.9 mil-lion of Collateralized Mortgage Obligations ("CMO's") offset by one CMO of
$10.0 million being called and the maturity of a $5.0 million treasury note.
The increases in conventional mortgage loans, mortgage-backed securities and investment securities were funded by the reduction in federal funds sold of $71.3 million or 97.9% to $1.6 million at December 31, 1997 from $72.9 million at December 31, 1996. Funding for the increases was also received through the increases in deposits and borrowings.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Liabilities

 Total liabilities increased by $33.0 million or 5.8% to $602.7 million at De-cember 31, 1997 from $569.7 million at December 31, 1996. The increase was primarily the result of increases in borrowings, deposits and advances by bor-rowers for taxes and insurance. Borrowings increased $20.0 million or 28.6% to $90.0 million at December 31, 1997 from $70.0 million at December 31, 1996. The increase was used to fund the investment and operating activities of the Company. Deposits at December 31, 1997 were $495.0 million compared to $483.9 million at December 31, 1996. The $11.1 million or 2.3% increase was primarily the result of certificate accounts increasing by $7.4 million, or 2.0% to $380.2 million at December 31, 1997 from $372.8 million at December 31, 1996. Advances by borrowers for taxes and insurance increased by $1.4 million or 13.0% to $12.2 million at December 31, 1997 from $10.8 million at December 31, 1996. This increase was the result of the increase in the balance of conven-tional mortgage loans.

Capital

 Total stockholders equity declined by $13.5 million, or 15.6% to $73.0 mil-lion at December 31, 1997, from $86.4 million at December 31, 1996. The de-crease was the result of the repurchase of 1.2 million shares of the Company's common stock for $20.4 million and dividends declared of $1.8 million. The av-erage price per share for the 1.2 million shares, which were placed in Trea-sury, was $16.34. Offsetting these decreases was net income of $7.6 million for the year ended December 31, 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and December 31, 1996

 Net income for the year ended December 31, 1997 increased by $172,000 or 2.3% to $7.6 million from $7.4 million for the year ended December 31, 1996. The increase was primarily the result of a decrease in other expenses of $3.1 mil-lion offset by a decrease in net interest income of $2.1 million and an in-crease in income taxes of $561,000.

Interest Income

 Interest income increased by $8.2 million or 20.0% to $49.2 million for the year ended December 31, 1997 from $41.0 for the comparable 1996 period. The increase was the result of increases in interest income earned on conventional mortgage loans, mortgage-backed securities, investment securities and inter-est-bearing deposits offset by a decline on interest earned on federal funds sold. Interest earned on conventional mortgage loans increased by $4.7 mil-lion, or 12.7% to $41.4 million for the year ended December 31, 1997 from
$36.7 million for the year ended December 31, 1996. The increase was the re-sult of the average balance in conventional mortgage loans increasing by $73.1 million or 15.0% to $560.4 million for 1997 from $487.3 million for 1996. Off-setting this increase was a 15 basis point decline on the average yield earned on conventional mortgage loans to 7.39% for the year ended December 31, 1997 from 7.54% for the year ended December 31, 1996. Interest earned on mortgage-backed securities for the year ended December 31, 1997 was $3.1 million. There were no mortgage-backed securities in 1996. Interest earned on investment se-curities increased $1.2 million or 99.8% to $2.4 million for the year ended December 31, 1997 from $1.2 million for the comparable 1996 period. This in-crease was the result of the average balance in investment securities increas-ing by $17.7 million, or 101.1% to $35.2 million for 1997 from $17.5 million for 1996. Interest on interest bearing deposits increased by $552,000 or 69.8% to $1.3 million for the year ended December 31, 1997 from $791,000 for the year ended December 31, 1996. This was the result of the average balance of interest bearing deposits increasing by $7.9 million or 51.1% to $23.5 million during 1997 from $15.6 million during 1996 and an 18 basis points increase in the average yield earned. Interest earned on federal funds sold declined by $1.5 million or 74.7% to $497,000 for the year ended December 31, 1997 from $2.0 million for the year ended December 31, 1996. This was the result of the average balance decreasing to $8.8 million during 1997 from $35.1 million dur-ing 1996.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

Interest Expense

 Interest expense for the year ended December 31, 1997 increased by $10.3 mil-lion or 46.6% to $32.3 million from $22.0 million for the comparable 1996 peri-od. This increase was the result of increases in interest expense on deposits and borrowings. Interest expense on deposits increased by $4.8 million, or 22.1% to $26.7 million for the year ended December 31, 1997 from $21.9 million for the year ended December 31, 1996. The increase was the result of the aver-age balance on certificate accounts increasing by $65.5 million, or 20.3% to $388.7 million during 1997 from 5.7%. Interest expense on FHLB borrowings for the year ended December 31, 1997 was $5.6 million compared to $191,000 for the year ended December 31, 1996. The increase was the result of the Company under-taking a leverage program beginning in December 1996.

Net Interest Income

 Net interest income decreased by $2.1 million or 10.9% to $16.9 million for the year ended December 31, 1997 compared to $19.0 million. The decrease was the result of the average interest-bearing liabilities increasing by $164.3 million or 36.3% to $617.1 million during 1997 compared to $452.8 million for 1996. Offsetting the increase in average interest-bearing liabilities was an increase in interest earning assets of $129.2 million, or 23.1% to $689.4 mil-lion during 1997 from $560.2 million during 1996. In addition, the net interest income/net interest rate spread declined by 55 basis points to 1.90% for 1997 from 2.45% for 1996 as the result of a flat yield curve.

Provision for Loan Loss

 An additional $45,000 was recorded to the provision for loan losses in 1997 compared to $90,000 in 1996. The additional amount was recorded due to a $48.6 million increase in conventional mortgage loans. At December 31, 1997, the al-lowance for loan losses to non-performing assets was 112.8% compared to 105.7% at December 31, 1996.

 In determining the provision for loan losses, management assesses the risk in-herent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh ar-ea, the trends in national and local economies, trends in the real estate mar-ket and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been minimal, which man-agement believes is a reflection of the Company's underwriting standards. There were no charge-offs for the year ended December 31, 1997. Management believes the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Com-pany will not sustain losses in future periods.

Other Income

 Other income declined by $369,000 or 30.8% to $829,000 for the year ended De-cember 31, 1997 from $1.2 million for the year ended December 31, 1996. The de-crease was the result of loan fees and service charges decreasing by $119,000 or 18.5% to $525,000 for the year ended December 31, 1997 from $644,000 for the comparable 1996 period due to a decrease in the amortization of deferred loan fees. In addition, in 1996 there was a gain of $536,000 on the sale of the building in which our Wood Street branch was located. A gain of $250,000 from the sale of loans and investments was also recorded in 1997.

Other Expenses

 General and administrative expenses decreased to $5.1 million for the year ended December 31, 1997 from $8.2 million for the year ended December 31, 1996. The $3.1 million or 38.1% decrease was the result of federal insurance premiums declining by $3.2 million, or 92.4% to $261,000 for the year ended December 31, 1997 from $3.4 million for the comparable 1996 period. This decrease was the result of the one time assessment of $2.5 million before taxes to replenish the Savings Association Insurance Fund expensed in 1996. In addition, the premium for deposit insurance was reduced to 6.5 basis points per $100 of deposits from 23 basis points starting January 1, 1997.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Income Taxes

 Income taxes increased by $561,000 or 12.5% to $5.0 million for the year ended December 31, 1997 from $4.5 million for the year ended December 31, 1996. This was the result of net income before taxes increasing by $733,000 or 6.2% to $12.6 million for the year ended December 31, 1997 from $11.9 million for the comparable 1996 period. The annualized effective income tax rate for the peri-ods ended December 31, 1997 and 1996 were 40.0% and 38.5%, respectively.

New Accounting Pronouncements

 For a discussion of New Accounting Prouncements and their effect on the Compa-ny, see Note 3 and Note 20 to the Consolidated Financial Statements.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995

General

 Net income for the year ended December 31, 1996 increased by $470,000 or 6.8% to $7.4 million from $6.9 million for the year ended December 31, 1995. This increase was the result of net interest income increasing by $3.6 million, off-set by an increase in federal insurance premiums of $2.6 million and an in-crease of $553,000 in compensation, payroll taxes, and fringe benefits.

Interest Income

 Interest income increased by $7.2 million, or 21.2% to $41.0 million for the year ended December 31, 1996 from $33.8 million for the year ended December 31, 1995. This increase was primarily due to interest on conventional mortgage loans increasing $9.2 million or 33.3% to $36.7 million for the year ended De-cember 31, 1996 from $27.5 million for the year ended December 31, 1995. The increased interest on conventional mortgage loans was the result of the average balance of conventional mortgage loans increasing by $127.9 million or 35.6% to $487.3 million for the year ended December 31, 1996 from $359.4 million for the comparable 1995 period. In addition, interest on federal funds sold increased by $398,000 or 25.4% to $2.0 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. Again this increase was pri-marily the result of the average balance of federal funds sold increasing to $35.1 million during 1996 from $25.8 million during 1995. Offsetting these in-creases was a decrease of interest in interest-bearing deposits and other in-vestment securities. Interest on interest-bearing deposits decreased by $1.4 million, or 63.3% to $791,000 for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995. This decrease was the result of the average balance of interest-bearing deposits falling to $15.6 million for 1996 from $37.9 million during 1995. Interest earned on other investments was $1.2 million for the year ended December 31, 1996 compared to $2.0 million for the same 1995 period. The $761,000 decrease was the result of the average bal-ance in other investment securities decreasing by $11.9 million, or 40.6% to $17.5 million during 1996 from $29.4 million during 1995.

Interest Expense

 Interest expense increased $3.6 million or 19.6% during 1996 rising to $22.0 million in 1996 from $18.4 million in 1995. This increase was primarily due to an increase in interest paid on certificate accounts of $3.5 million. This was the result of the average balance on certificate accounts increasing by $66.9 million or 26.1% to $323.2 million during 1996 from $256.3 million during 1995. Also, interest on borrowing was $191,000 in 1996. There were no borrowings in 1995.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

-------------------------------------------------------------------------------

Net Interest Income

 Net interest income represents the difference between income on interest bearing assets and expense on interest-bearing liabilities. Net interest in-come depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. Net interest income increased $3.6 million or 23.1% to $19.0 million for the year ended December 31, 1996 from $15.4 million for the year ended December 31, 1995. The increase in net interest income was primarily due to the average interest-earning as-sets increasing by $100.0 million or 21.8% increasing to $560.0 million during 1996 from $460.0 million in 1995. Offsetting this was the increase in average interest-bearing liabilities and a slight decrease in net interest rate spread. Average interest-bearing liabilities increase in 1996 to $452.8 mil-lion from $381.8 million in 1995. The net interest rate spread decreased by seven basis points falling to 2.45% in 1996 from 2.52% in 1995.

Provision for Loan Losses

 An additional $90,000 was recorded to the provision for loan losses during 1996 as compared to none in 1995. This additional amount was recorded as the result of the $115.3 million increase in conventional mortgage loans. At De-cember 31, 1996 the allowance for loan losses to non-performing assets was 105.7% as compared to 112.5% at December 31, 1995.

Other Income

 Other income for the year ended December 31, 1996 was $1.2 million compared to $824,000 for the year ended December 31, 1995. The $374,000 increase was due to a gain of $536,000 on the sale of the building in which our Wood Street office was located. The Company's downtown Pittsburgh branch was moved to a new location in the same area during 1996. Offsetting this gain was a decline in service fees and charges of $89,000 and no gain on the sale of mortgage-backed securities. There was a $68,000 gain on mortgage-backed securities in 1995.

Other Expenses

 Total other expenses increased $3.2 million to $8.1 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995. The increase was primarily due to the increases in federal insurance premiums and compensation, payroll taxes and fringe benefits. Federal insur-ance premiums increased to $3.4 million in 1996 from $848,000 in 1995. The $2.6 million increase was the result of the one time assessment of $2.5 mil-lion to replenish the Savings Association Insurance Fund. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time as-sessment on SAIF member institutions, including the Association to recapital-ize the SAIF. As required by the Funds Act, the Federal Deposit Insurance Cor-poration ("FDIC") imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. Compensation, payroll taxes and fringe benefits increased by $553,000 or 24.1% to $2.8 million for the year ended December 31, 1996 compared to $2.3 million for the year ended December 31, 1995. The increase was the result of the implementation of the MRP during 1996.

Income Taxes

 Income taxes increased by $140,000 to $4.5 million for the year ended Decem-ber 31, 1996 from $4.3 million for the year ended December 31, 1995. This was the result of income before the provision for income taxes increasing to $11.9 million for the year ended December 31, 1996 as compared to $11.3 million for the comparable 1995 period. The annualized effective income tax rate for the periods ended December 31, 1996 and 1995 were 37.7% and 38.5%, respectively.
-------------------------------------------------------------------------------

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of First Bell Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of First Bell Bancorp, Inc. and subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of First Bell Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and sub-sidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 23, 1998 (February 24, 1998
 as to Note 23)
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT
Management's Report on the Internal Control Structure and
Compliance with Laws and Regulations
-------------------------------------------------------------------------------

                                       January 23, 1998

To the Stockholders:

FINANCIAL STATEMENTS

 The management of First Bell Bancorp, Inc. ("the Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The fi-nancial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgements and estimates made by management.

INTERNAL CONTROL

 Management is responsible for establishing and maintaining an effective in-ternal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting prin-ciples and the Office of Thrift Supervision ("OTS") instructions for Thrift Financial Reports ("TFR Instructions"). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

 There are inherent limitations in the effectiveness of any structure of in-ternal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effec-tiveness of an internal control structure may vary over time.

 Management assessed the institution's internal control structure over finan-cial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and TFR instructions as of De-cember 31, 1997. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsor-ing Organizations of the Treadway Commission. Based on this assessment, man-agement believes that the Company maintained an effective internal control structure over financial reporting, including safeguarding of assets, pre-sented in conformity with both generally accepted accounting principles and TFR Instructions as of December 31, 1997.

 The Audit Committee of the Board of Directors is comprised entirely of out-side directors who are independent of the Company's management. The Audit Com-mittee is responsible for recommending to the Board of Directors, the selec-tion of independent auditors. It meets periodically with management, the independent auditors, and the internal auditors to ensure that they are carry-ing out their responsibilities. The Committee is also responsible for perform-ing an oversight rule of reviewing and monitoring the financial, accounting and auditing procedures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of the internal control structure for fi-nancial reporting and any other matters which they believe should be brought to the attention of the Committee.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPLIANCE WITH LAWS AND REGULATIONS

 Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

 Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and as-sessments as required by the OTS. Based on this assessment, Management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1997.

/s/ Albert H. Eckert, II                /s/ Jeffrey M. Hinds
Albert H. Eckert, II                    Jeffrey M. Hinds
Chief Executive Officer                 Chief Financial Officer

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

Consolidated Balance Sheets
(In thousands)
--------------------------------------------------------------------------------

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                        ASSETS                              --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand............................................. $    872  $    980
  Noninterest-bearing deposits.............................    1,708     1,554
  Interest-bearing deposits................................   21,943    23,872
                                                            --------  --------
    Total cash and cash equivalents........................   24,523    26,406
FEDERAL FUNDS SOLD.........................................    1,550    72,875
INVESTMENT SECURITIES HELD-TO-MATURITY--At cost
 (fair value of $10,553 and $15,429 at December 31, 1997
 and 1996, respectively)...................................    9,973    14,964
INVESTMENT SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $15,928 at December 31, 1997)....................   15,902        --
MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE--At fair
 value
 (cost of $31,654 at December 31, 1997)....................   31,885        --
CONVENTIONAL LOANS--Net of allowance for loan losses of
 $715 and $665 at
 December 31, 1997 and 1996, respectively..................  578,487   529,866
OTHER LOANS--Net...........................................      907       949
REAL ESTATE OWNED..........................................       --       229
PREMISES AND EQUIPMENT--Net................................    3,492     3,692
FEDERAL HOME LOAN BANK STOCK--At cost......................    5,148     3,999
ACCRUED INTEREST RECEIVABLE................................    3,202     2,758
OTHER ASSETS...............................................      615       445
                                                            --------  --------
    Total assets........................................... $675,684  $656,183
                                                            ========  ========
                                                              1997      1996
         LIABILITIES AND STOCKHOLDERS' EQUITY               --------  --------
DEPOSITS:
  Passbook, club and other accounts........................ $ 67,587  $ 66,486
  Money market and NOW accounts............................   47,264    44,661
  Certificate accounts.....................................  380,204   372,794
                                                            --------  --------
    Total deposits.........................................  495,055   483,941
BORROWINGS.................................................   90,000    70,000
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE..............   12,226    10,822
ACCRUED INTEREST ON DEPOSITS...............................      535       503
ACCRUED INTEREST ON BORROWINGS.............................      332       191
ACCRUED INCOME TAXES.......................................      229        81
DEFERRED TAX LIABILITY.....................................    1,725     1,244
DIVIDENDS PAYABLE ON COMMON STOCK..........................      575       713
OTHER LIABILITIES..........................................    2,024     2,255
                                                            --------  --------
    Total liabilities......................................  602,701   569,750
                                                            --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 2,000,000 shares
   authorized; no shares issued or outstanding)............       --        --
  Common stock ($.01 par value; 20,000,000 shares
   authorized;
   8,596,250 shares issued and 6,510,625 and 7,758,150
   outstanding)............................................       86        86
  Additional paid-in capital...............................   61,371    61,063
  Unearned ESOP shares.....................................   (4,217)   (4,454)
  Unearned MRP shares......................................   (4,290)   (4,792)
  Treasury stock, at cost..................................  (32,077)  (11,684)
  Unrealized gain on securities available-for-sale, net of
   taxes...................................................      117        --
  Retained earnings--substantially restricted..............   51,993    46,214
                                                            --------  --------
    Total stockholders' equity.............................   72,983    86,433
                                                            --------  --------
    Total liabilities and stockholders' equity............. $675,684  $656,183
                                                            ========  ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statements of Income
(In thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
INTEREST AND DIVIDEND INCOME:
  Conventional loans................................... $41,397 $36,727 $27,546
  Interest-bearing deposits............................   1,343     791   2,156
  Mortgage-backed securities...........................   3,148      --     311
  Federal funds sold...................................     497   1,965   1,567
  Investment securities................................   2,425   1,214   1,975
  Other loans..........................................      67      71      81
  Federal Home Loan Bank stock.........................     349     239     195
                                                        ------- ------- -------
    Total interest and dividend income.................  49,226  41,007  33,831
                                                        ------- ------- -------
INTEREST EXPENSE:
  Deposits.............................................  26,686  21,859  18,432
  Borrowings...........................................   5,643     191      --
                                                        ------- ------- -------
    Total interest expense.............................  32,329  22,050  18,432
                                                        ------- ------- -------
NET INTEREST INCOME....................................  16,897  18,957  15,399
PROVISION FOR LOAN LOSSES..............................      45      90      --
                                                        ------- ------- -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....  16,852  18,867  15,399
                                                        ------- ------- -------
OTHER INCOME:
  Service fees and charges.............................     525     644     733
  (Loss) gain on sales of mortgage-backed securities
   available-for-sale..................................     (8)      --      68
  Gain on sale of conventional loans...................     258      --      --
  Gain on sale of premise..............................      --     536      --
  Other income.........................................      54      18      23
                                                        ------- ------- -------
    Total other income.................................     829   1,198     824
                                                        ------- ------- -------
OTHER EXPENSES:
  Compensation, payroll taxes and fringe benefits......   2,953   2,844   2,291
  Federal insurance premiums...........................     261   3,418     848
  Office occupancy expense, excluding depreciation.....     415     459     478
  Depreciation.........................................     296     244     240
  Computer services....................................     218     206     212
  Other expenses.......................................     917   1,006     876
                                                        ------- ------- -------
    Total other expenses...............................   5,060   8,177   4,945
                                                        ------- ------- -------
INCOME BEFORE PROVISION FOR INCOME TAXES...............  12,621  11,888  11,278
                                                        ------- ------- -------
PROVISION FOR INCOME TAXES:
  Current:
   Federal.............................................   3,665   3,189   2,966
   State...............................................     976     725     726
  Deferred expense.....................................     405     571     653
                                                        ------- ------- -------
    Total provision for income taxes...................   5,046   4,485   4,345
                                                        ------- ------- -------
NET INCOME............................................. $ 7,575 $ 7,403 $ 6,933
                                                        ======= ======= =======
BASIC EARNINGS PER SHARE (1)........................... $  1.29 $  1.05 $  0.52
                                                        ======= ======= =======
DILUTED EARNINGS PER SHARE (1)......................... $  1.23 $  1.02 $  0.52
                                                        ======= ======= =======

-------
(1) Amounts for the year ending December 31, 1995 represent earnings per share for the period shares were outstanding from the date of the conversion of capital stock form of ownership (see Note 2).

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

Consolidated Statements of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                         PREFERRED STOCK    COMMON STOCK    ADDITIONAL UNEARNED
                         ---------------- -----------------  PAID-IN     ESOP
                         SHARES PAR VALUE SHARES  PAR VALUE  CAPITAL    SHARES
                         ------ --------- ------  --------- ---------- --------
BALANCE, DECEMBER 31,
 1994...................   --      $--        --     $--     $     --  $    --
  Net proceeds from
   initial public
   offering.............   --       --     8,596      86       83,454   (6,877)
  Allocation of ESOP
   shares...............   --       --        --      --           70      241
  Net income............   --       --        --      --           --       --
                          ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31,
 1995...................   --       --     8,596      86       83,524   (6,636)
  Purchase of treasury
   stock................   --       --      (838)     --           --       --
  Purchase of MRP
   shares...............   --       --        --      --           --       --
  Allocation of ESOP
   shares...............   --       --        --      --          203      202
  Return of capital
   ($2.93 per share)....   --       --        --      --      (22,664)   1,980
  Dividends ($.37 per
   share)...............   --       --        --      --           --       --
  Net income............   --       --        --      --           --       --
                          ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31,
 1996...................   --       --     7,758      86       61,063   (4,454)
  Purchase of treasury
   stock................   --       --    (1,247)     --           --       --
  Allocation of MRP
   shares...............   --       --        --      --            8       --
  Allocation of ESOP
   shares...............   --       --        --      --          300      237
  Change in unrealized
   gain in securities
   available-for-sale,
   net of taxes.........   --       --        --      --           --       --
  Dividends ($.40 per
   share)...............   --       --        --      --           --       --
  Net income............   --       --        --      --           --       --
                          ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31,
 1997...................   --      $--     6,511     $86     $ 61,371  $(4,217)
                          ===      ===    ======     ===     ========  =======

                                                 UNREALIZED
                                                   GAIN ON
                         UNEARNED                SECURITIES
                           MRP     TREASURY  AVAILABLE-FOR-SALE, RETAINED
                          SHARES    STOCK       NET OF TAXES     EARNINGS   TOTAL
                         --------  --------  ------------------- --------  --------
BALANCE, DECEMBER 31,
 1994................... $    --   $     --         $ --         $34,575   $ 34,575
  Net proceeds from
   initial public
   offering.............      --         --           --              --     76,663
  Allocation of ESOP
   shares...............      --         --           --              --        311
  Net income............      --         --           --           6,933      6,933
                         -------   --------         ----         -------   --------
BALANCE, DECEMBER 31,
 1995...................      --         --           --          41,508    118,482
  Purchase of treasury
   stock................      --    (11,684)          --              --    (11,684)
  Purchase of MRP
   shares...............  (4,792)        --           --              --     (4,792)
  Allocation of ESOP
   shares...............      --         --           --              --        405
  Return of capital
   ($2.93 per share)....      --         --           --              --    (20,684)
  Dividends ($.37 per
   share)...............      --         --           --          (2,697)    (2,697)
  Net income............      --         --           --           7,403      7,403
                         -------   --------         ----         -------   --------
BALANCE, DECEMBER 31,
 1996...................  (4,792)   (11,684)          --          46,214     86,433
  Purchase of treasury
   stock................      --    (20,393)          --              --    (20,393)
  Allocation of MRP
   shares...............     502         --           --              --        510
  Allocation of ESOP
   shares...............      --         --           --              --        537
  Change in unrealized
   gain in securities
   available-for-sale,
   net of taxes.........      --         --          117              --        117
  Dividends ($.40 per
   share)...............      --         --           --          (1,796)    (1,796)
  Net income............      --         --           --           7,575      7,575
                         -------   --------         ----         -------   --------
BALANCE, DECEMBER 31,
 1997................... $(4,290)  $(32,077)        $117         $51,993   $ 72,983
                         =======   ========         ====         =======   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997      1996       1995
                                                --------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................... $  7,575  $   7,403  $   6,933
  Adjustments to reconcile net income to net
   cash
   provided by operating activities:
   Depreciation................................      296        244        240
   Deferred income taxes.......................      405        571        653
   Amortization of premiums and accretion of
    discounts..................................      195        (11)      (358)
   Provision for loan loss.....................       45         90         --
   Compensation expense--allocations of ESOP
    and MRP shares.............................    1,055        930        311
   Gain on sale of real estate owned...........      (37)        --         --
   Gain on sale of conventional loans..........     (258)        --         --
   Loss (gain) on sale of mortgage-backed
    securities available-for-sale..............        8         --        (68)
   Gain on sale of premise.....................       --       (536)        --
   Net proceeds from sale of conventional
    loans......................................   29,662         --         --
   Increase or decrease in assets and
    liabilities:
    Accrued interest receivable................     (444)       (81)      (615)
    Accrued interest on deposits...............       32        165        149
    Accrued interest on borrowings.............      141        191         --
    Accrued income taxes.......................      148         58        135
    Other assets...............................     (170)      (337)       502
    Other liabilities..........................     (100)     1,073        (50)
    Dividend payable...........................     (138)      (713)        --
                                                --------  ---------  ---------
  Net cash provided by operating activities....   38,415      9,047      7,832
                                                --------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available-
   for-sale....................................  (25,947)        --     (4,878)
  Purchase of mortgage-backed securities
   available-for-sale..........................  (92,528)        --         --
  Net decrease (increase) in Federal Funds.....   71,325    (20,850)   (52,025)
  Maturity of investment securities held-to-
   maturity....................................    5,000      5,000     30,000
  Maturity of investment securities available-
   for-sale....................................   10,000         --         --
  Principal paydowns on mortgage-backed
   securities available-for-sale...............   14,000         --        878
  Net proceeds from sale of mortgage-backed
   securities available-for-sale...............   46,668         --      4,058
  Net increase in conventional loans...........  (78,145)  (115,575)   (83,615)
  Purchase of conventional loans...............       --         --    (24,361)
  Net decrease in other loans..................       42         10        106
  Purchase of Federal Home Loan Bank stock.....   (1,149)      (990)      (600)
  Net proceeds from sale of real estate owned..      342        178        149
  Net proceeds from sale of premises...........       --        915         --
  Purchase of premises and equipment...........      (96)      (714)       (35)
                                                --------  ---------  ---------
  Net cash used in investing activities........  (50,488)  (132,026)  (130,323)
                                                --------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts........... $  3,704  $     (23) $ (23,734)
  Net increase in certificate accounts.........    7,410     92,553     51,463
  Advances by borrowers for taxes and
   insurance...................................    1,404      2,277      1,617
  Net increase in borrowings...................   20,000     70,000         --
  Dividends paid...............................   (1,935)    (1,984)        --
  Net proceeds from sale of stock..............       --         --     76,663
  Return of capital............................       --    (20,684)        --
  Purchase of MRP stock........................       --     (4,792)        --
  Purchase of treasury stock...................  (20,393)   (11,684)        --
                                                --------  ---------  ---------
  Net cash provided by financing activities....   10,190    125,663    106,009
                                                --------  ---------  ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS...................................   (1,883)     2,684    (16,482)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...   26,406     23,722     40,204
                                                --------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......... $ 24,523  $  26,406  $  23,722
                                                ========  =========  =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
   Interest on deposits and advances by
    borrowers for taxes and insurance.......... $ 26,655  $  21,693  $  18,283
   Interest on borrowings......................    5,502         --         --
   Income taxes................................    4,606      3,870      3,557
  Noncash transactions:
   Transfers from conventional loans to real
    estate acquired through foreclosure........      104        229        287
   Increase in additional paid-in capital--ESOP
    and MRP allocations........................      308        203         70
   Transfers from conventional mortgage loans
    to conventional mortgage loans, held-for-
    sale.......................................   29,989         --         --
   Unrealized appreciation on securities
    available-for-sale.........................      192         --         --

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

Notes to Consolidated Financial Statements
Years Ended December 31, 1997, 1996 and 1995
--------------------------------------------------------------------------------

1.BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of First Bell Bancorp, Inc. ("First Bell") and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue (the "Association" or "Bell Feder-al", collectively the "Company"). All significant intercompany transactions have been eliminated in consolidation. The investment in Bell Federal on First Bell's parent company financial statements is carried at the parent company's equity in the underlying net assets.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with general practices within the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial state-ments and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2.CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP

  On July 18, 1994, the Board of Directors of Bell Federal Savings and Loan Association of Bellevue adopted a plan of conversion, pursuant to which the Association would convert from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association, with the concurrent formation of the holding company, First Bell Bancorp, Inc.

  On June 29, 1995, conversion from a mutual form of ownership to a stock form was finalized. First Bell was capitalized through the initial sale of 8,596,250 shares of common stock to eligible account holders, an employee benefit plan of the Association, supplemental eligible account holders, other members of the Association, and the general public. First Bell then used a portion of the proceeds from the sale to purchase all of the out-standing shares of Bell Federal. This transaction was accounted for in a manner similar to the pooling of interests method.

  On December 16, 1996, the Company declared a one-time cash distribution of $3.00 per share. The Company obtained a private letter ruling from the In-ternal Revenue Service which allowed them to treat $2.93 per share of this distribution as a return of capital. The return of capital was reflected as a reduction to additional paid-in-capital and unearned ESOP shares in the Company's financial statements. For the stockholders, the return of capital is treated as a reduction in the cost basis of the shares and is not sub-ject to income taxes until the shares are sold. The remaining $.07 per share was treated as an ordinary dividend. The total distribution paid was $23,274,450 on 7,758,150 shares of stock on December 31, 1996 to sharehold-ers of record as of December 20, 1996.

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

     The Association services mortgage loans for the Federal National Mort-
     gage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31,
     1997 and 1996, restricted cash of approximately $634,000 and $165,000, respectively, has been segregated on the books of the Association.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $860,000 and $804,000 for the years ended December 31, 1997 and 1996, respectively.

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

  e. Servicing of Loans--The total amount of loans serviced for others was $31,407,000, $4,173,000 and $4,739,000 at December 31, 1997, 1996 and
     1995, respectively. During 1997, $29,989,000 of conventional mortgage loans were sold to FNMA in which the servicing of such loans were main-tained by the Association and a related servicing asset of $237,000 was recorded. The servicing asset will be amortized over the expected life of the servicing agreement.

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

  h. Premises and Equipment--Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. De-preciation and amortization are computed on a straight-line basis over the estimated useful lives (3-50 years) or leasehold period, if shorter, of the related assets.

  i. Deposits--Interest on deposits is accrued and charged to operating expense monthly and is paid in accordance with the terms of the respective accounts.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

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

  k. Earnings Per Share--The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 128, "Earnings Per Share," which became effec-tive for financial statements for periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). It simplifies the standards for computing EPS and makes them comparable to international EPS.

     Basic EPS is computed by dividing net income available to common stock-holders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive securities, by the weighted average number of common shares outstanding, adjusted for dilutive secu-rities.

     For the years ended December 31, 1996 and 1995, EPS has been restated to conform with the provisions of SFAS No. 128.

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

4.INVESTMENT SECURITIES HELD-TO-MATURITY

  The following is a summary of investment securities held-to-maturity at De-cember 31 (in thousands):

                                                          1997
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST       GAIN       LOSS     VALUE
                                         --------- ---------- ---------- -------
   Treasury bills.......................  $ 9,969     $516       $--     $10,485
   Other investments....................        4       64        --          68
                                          -------     ----       ---     -------
                                          $ 9,973     $580       $--     $10,553
                                          =======     ====       ===     =======
                                                          1996
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST       GAIN       LOSS     VALUE
                                         --------- ---------- ---------- -------
   Treasury bills.......................  $14,960     $424       $--     $15,384
   Other investments....................        4       41        --          45
                                          -------     ----       ---     -------
                                          $14,964     $465       $--     $15,429
                                          =======     ====       ===     =======

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  The carrying value and fair value of investment securities held-to-maturity by contractual maturity as of December 31, 1997, are shown below (in thousands):

                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
   Due after one year through five years.....................  $4,993   $ 5,090
   Due after five years through ten years....................   4,980     5,463
                                                               ------   -------
                                                               $9,973   $10,553
                                                               ======   =======

  There were no sales of investment securities held-to-maturity during the years ended December 31, 1997, 1996 and 1995.

5.INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  These investments consist of collateralized mortgage obligations. The fol-lowing is a summary of investment securities available-for-sale at December 31, 1997 (in thousands):

                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  FAIR
                                         COST      GAIN       LOSS      VALUE
                                       --------- ---------- ---------- -------
   Federal Home Loan Mortgage
    Corporation.......................  $15,940     $--        $(38)   $15,902
                                        -------     ---        ----    -------

  There were no investment securities available-for-sale held by the Company at December 31, 1996 and 1995. There were no sales of investment securities available-for-sale during the year ended December 31, 1997.

  The contractual maturity of these securities is in excess of 25 years. The expected maturity will differ from the contractual maturity because borrow-ers may have the right to prepay obligations with or without call or pre-payment penalties.

6.MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

  The following is a summary of mortgage-backed securities available-for-sale held at December 31, 1997 (in thousands):

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                          COST      GAIN       LOSS      VALUE
                                        --------- ---------- ---------- -------
   Federal National Mortgage
    Association........................  $ 4,912     $ 15       $--     $ 4,927
   Government National Mortgage
    Association........................   26,742      216        --      26,958
                                         -------     ----       ---     -------
                                         $31,654     $231       $--     $31,885
                                         =======     ====       ===     =======

  Proceeds from sales of mortgage-backed securities available-for-sale were $46,668,000 and $4,058,000 for the years ended December 31, 1997 and 1995, respectively, resulting in gross gains of $94,000 and $68,000 for the years ended December 31, 1997 and 1995, respectively, and gross losses of $102,000 for the year ended December 31, 1997. There were no losses in-curred for the year ended December 31, 1995. There were no sales of such securities during 1996. There were no mortgage-backed securities held by the Company at December 31, 1996 and 1995.

  The contractual maturity of these securities is in excess of 25 years. The expected maturity will differ from the contractual maturity because borrow-ers may have the right to prepay obligations with or without call or pre-payment penalties.

-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

-------------------------------------------------------------------------------
7.CONVENTIONAL LOANS

  The following is a summary of conventional loans as of December 31, 1997 and 1996 (in thousands):

                                                                 1997     1996
                                                               -------- --------
   Conventional mortgages..................................... $568,405 $524,867
   Residential construction loans.............................   25,563   19,877
   Multi-family loans.........................................      860    1,220
   Second mortgage loans......................................      268      297
                                                               -------- --------
                                                                595,096  546,261
   Less:
   Deferred net loan origination fees.........................    3,822    4,610
   Undisbursed portion of construction loans in process.......   12,072   11,120
   Allowance for loan losses..................................      715      665
                                                               -------- --------
                                                               $578,487 $529,866
                                                               ======== ========

  Conventional mortgages consist of one-to-four family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. The Company's borrowers ability to repay the loans outstanding is, therefore, dependent on the economy of that area.

  Nonaccrual loans totaled $634,000 and $400,000 at December 31, 1997 and 1996, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total nonaccrual loans amounted to $29,000, $24,000 and $25,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  During 1997, the Company reclassed approximately $29,989,000 of conven-tional mortgages classified as held to maturity to held-for-sale, and sub-sequently sold all such conventional mortgages, resulting in a gain of ap-proximately $258,000. The Company reclassed and sold such mortgages in efforts to better manage the Company's interest rate risk.

8.ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses for the years ended December 31 (in thousands):

                                                                  1997 1996 1995
                                                                  ---- ---- ----
   Balance, beginning of year.................................... $665 $575 $575
   Provision for loan losses.....................................   45   90   --
   Loans charged off.............................................   --   --
   Recovery of previous loan chargeoffs..........................    5   --   --
                                                                  ---- ---- ----
   Balance, end of year.......................................... $715 $665 $575
                                                                  ==== ==== ====

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

9.PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment as of December 31 (in thousands):

                                                                   1997   1996
                                                                  ------ ------
   Land and land improvements.................................... $  351 $  351
   Office buildings and leasehold improvements...................  3,815  3,755
   Furniture, fixtures and equipment.............................  1,671  1,636
                                                                  ------ ------
                                                                   5,837  5,742
   Less accumulated depreciation and amortization................  2,345  2,050
                                                                  ------ ------
                                                                  $3,492 $3,692
                                                                  ====== ======

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

  The Company leases certain of its branch offices under various operating leases. Some of these leases contain renewal and extension clauses. The following is a summary of the future minimum lease payments under these op-erating leases (in thousands):

            YEAR ENDING                                          MINIMUM LEASE
           DECEMBER 31,                                            PAYMENTS
           ------------                                          -------------
               1998                                                  $158
               1999                                                   164
               2000                                                   170
               2001                                                   178
               2002                                                   113
        2003 and thereafter                                           343

  Rental expense under these leases was approximately $161,000, $113,000 and $96,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

10.DEPOSITS

  The following is a summary of deposits and stated interest rates as of De-cember 31 (in thousands):

                                                STATED RATE     1997     1996
                                                ------------- -------- --------
   Balance by interest rate:
     Passbook, club and other accounts......... 3.00%-- 4.45% $ 67,587 $ 66,486
                                                              -------- --------
     Money market and NOW accounts............. 0.00%-- 3.21%   47,264   44,661
                                                              -------- --------
     Certificate accounts...................... 3.00%-- 5.50%   74,933  113,356
                                                5.51%-- 6.00%  156,885  121,968
                                                6.01%-- 6.50%  115,491   98,368
                                                6.51%-- 7.50%   26,200   30,860
                                                7.51%-- 8.50%    2,855    3,630
                                                8.51%-- 9.50%    3,559    4,346
                                                9.51%--10.50%      281      266
                                                              -------- --------
                                                               380,204  372,794
                                                              -------- --------
                                                              $495,055 $483,941
                                                              ======== ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

  Noninterest-bearing demand deposits were approximately $3,610,000 and $3,994,000 at December 31, 1997 and 1996, respectively.

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Fed-eral Deposit Insurance Corporation ("FDIC").

  The following is a summary of certificate accounts by contractual maturity at December 31, 1997 (in thousands):

        CONTRACTUAL MATURITY
        --------------------
                1998                                                  $275,850
                1999                                                    42,701
                2000                                                    25,589
                2001                                                    10,544
                2002                                                     9,084
                2003                                                     1,382
        2004 and thereafter                                             15,054
                                                                      --------
                                                                      $380,204
                                                                      ========

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $37,828,000 and $36,307,000 at December 31, 1997 and 1996,
  respectively. Deposits in excess of $100,000 are not insured by the SAIF.

11.BORROWINGS

  At December 31, 1997, the Company had $90,000,000 in borrowings from the FHLB. Of these borrowings, $70,000,000 currently bears interest based upon the three-month London Interbank Offered Rate ("LIBOR"), currently 5.46%, and matures on March 17, 2002. The remaining $20,000,000 matures on January 2, 1998 and bears interest at 6.50%. Such borrowings are secured by the as-sets of the Company. At December 31, 1996, the Company had $70,000,000 in borrowings from the FHLB. The borrowings bear interest based on the three-month LIBOR adjusted quarterly, and are secured by the assets of the Compa-ny.

12.REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

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

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. Management believes, as of December 31, 1997, that the Association meets all capital adequacy require-ments to which it is subject.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The most recent notification from the Office of Thrift Supervision catego-rized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the As-sociation must maintain minimum Total Capital to risk-weighted assets, Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institu-tion's category.

  The Association had the following amounts of capital and capital ratios at December 31, 1997 and 1996 (in thousands):

                                                                    TO BE WELL
                                                                 CAPITALIZED UNDER
                                               FOR CAPITAL       PROMPT CORRECTIVE
                                ACTUAL      ADEQUACY PURPOSES    ACTION PROVISIONS
                             -------------  -----------------    ------------------
                             AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT   RATIO
                             ------- -----  ---------- --------  --------- --------
   As of December 31, 1997:
     Total Capital (to
      risk-weighted
      assets)..............  $72,523 23.39%    $24,810    8.00%    $31,012   10.00%
     Tier I Capital (to
      risk-weighted
      assets)..............   71,808 23.15%        N/A     N/A      18,607    6.00%
     Tier I Capital (to
      total assets)........   71,808 10.59%     20,341    3.00%     33,902    5.00%
     Tangible Capital......   71,808 10.59%     10,171    1.50%        N/A     N/A
   As of December 31, 1996:
     Total Capital (to
      risk-weighted
      assets)..............  $80,102 27.51%    $23,298    8.00%    $29,123   10.00%
     Tier I Capital (to
      risk-weighted
      assets)..............   79,451 27.28%        N/A     N/A      17,474    6.00%
     Tier I Capital (to
      total assets)........   79,451 12.16%     19,599    3.00%     32,816    5.00%
     Tangible Capital......   79,451 12.16%      9,800    1.50%        N/A     N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $310,121,000 and $291,266,000 at December 31, 1997 and 1996, respectively.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 1997, the maximum dividend the Association may de-clare and pay to First Bell is approximately $36,011,000.

13.EARNINGS PER SHARE

  Both basic and diluted earnings per share are calculated as of December 31 as follows (in thousands, except per share amounts):

                                                                  WEIGHTED
                                                                  AVERAGE   PER
                                                           INCOME  SHARES  SHARE
   1997                                                    ------ -------- -----
   Income available to common stockholders................ $7,575  6,784
   Unearned ESOP shares...................................     --   (615)
   Unearned MRP shares....................................     --   (308)
                                                           ------  -----
   Basic earnings per share...............................  7,575  5,861   $1.29
                                                                           =====
   Effect of dilutive securities:
    MRP shares............................................     --    129
    Stock options.........................................     --    144
                                                           ------  -----
   Diluted earnings per share............................. $7,575  6,134   $1.23
                                                           ======  =====   =====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

                                                                  WEIGHTED
                                                                  AVERAGE   PER
                                                           INCOME  SHARES  SHARE
   1996                                                    ------ -------- -----
   Income available to common stockholders................ $7,403  8,051
   Unearned ESOP shares...................................     --   (649)
   Unearned MRP shares....................................     --   (344)
                                                           ------  -----
   Basic earnings per share...............................  7,403  7,058   $1.05
                                                                           =====
   Effect of dilutive securities:
    MRP shares............................................     --    180
    Stock options.........................................     --     14
                                                           ------  -----
   Diluted earnings per share............................. $7,403  7,252   $1.02
                                                           ======  =====   =====
                                                                  WEIGHTED
                                                                  AVERAGE   PER
                                                           INCOME  SHARES  SHARE
   1995                                                    ------ -------- -----
   Income available to common stockholders................ $4,119  8,596
   Unearned ESOP shares...................................     --   (662)
                                                           ------  -----
   Basic and diluted earnings per share................... $4,119  7,934   $0.52
                                                           ======  =====   =====

  For 1995, earnings subsequent to the initial sale of common stock in the amount of $4,119,000 was used to compute both basic and diluted earnings per share.

14.INTEREST EXPENSE

  The following is a summary of interest expense on deposits for the year ended December 31 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   Passbook, club and other accounts................... $ 2,288 $ 2,314 $ 2,371
   Money market and NOW accounts.......................   1,092   1,040   1,069
   Certificate accounts................................  23,306  18,505  14,992
                                                        ------- ------- -------
                                                        $26,686 $21,859 $18,432
                                                        ======= ======= =======

15.INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences be-tween the carrying amounts of assets and liabilities for financial report-ing purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax liability at December 31 as follows (in thousands):

                                                                1997     1996
                                                               -------  -------
   Deferred Tax Assets:
    Deferred loan origination fees............................ $    --  $    --
    Other.....................................................     171      158
                                                               -------  -------
     Total deferred tax assets................................     171      158
                                                               -------  -------
   Deferred Tax Liabilities:
    Deferred loan origination fees............................    (482)     (57)
    Allowance for loan losses.................................    (903)    (915)
    Depreciation on premises and equipment....................    (252)    (248)
    Other.....................................................    (259)    (182)
                                                               -------  -------
     Total deferred tax liabilities...........................  (1,896)  (1,402)
                                                               -------  -------
     Net deferred tax liability............................... $(1,725) $(1,244)
                                                               =======  =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  The provision for income taxes consists of the following components for the year ended December 31 (in thousands):

                                                             1997   1996   1995
                                                            ------ ------ ------
   Current:
    Federal................................................ $3,665 $3,189 $2,966
    State..................................................    976    725    726
   Deferred expense........................................    405    571    653
                                                            ------ ------ ------
     Total provision for income taxes...................... $5,046 $4,485 $4,345
                                                            ====== ====== ======

  The following table presents the principal components of deferred income tax expense as of December 31 (in thousands):

                                                              1997  1996   1995
                                                              ----  -----  ----
   Allowance for loan losses................................. $(13) $(123) $221
   Deferred loan origination fees............................  425    550   458
   Depreciation differences..................................    4     (6)    8
   Other--net................................................  (11)   150   (34)
                                                              ----  -----  ----
                                                              $405  $ 571  $653
                                                              ====  =====  ====

  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
   Statutory tax rate......................................... 34.0% 34.0% 34.0%
   State income taxes.........................................  5.2   4.0   4.3
   Other--net.................................................  0.8  (0.3)  0.2
                                                               ----  ----  ----
     Effective tax rate....................................... 40.0% 37.7% 38.5%
                                                               ====  ====  ====

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

16.EMPLOYEE BENEFIT PLANS

  Defined Benefit Pension Plan--The Company has a defined benefit pension plan for substantially all employees. The benefits of the defined benefit plan are generally based on the years of service and the employee's compen-sation during the last five years of employment.

  Net periodic pension cost for the defined benefit plan includes the follow-ing components for the year ended December 31 (in thousands):

                                                               1997  1996  1995
                                                               ----  ----  ----
   Service cost............................................... $ 65  $ 82  $ 50
   Interest cost..............................................   75    68    60
   Actual return on plan assets...............................  (63)  (61)  (58)
   Net amortization and deferral..............................  (16)   (9)  (16)
                                                               ----  ----  ----
     Net periodic pension cost................................ $ 61  $ 80  $ 36
                                                               ====  ====  ====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------
  The following table reconciles the funded status of the plan to the amount recorded in the accompanying consolidated balance sheets as of December 31
  (in thousands):

                                                                  1997    1996
                                                                 ------  ------
   Projected benefit obligation................................  $1,182  $1,041
   Plan assets at fair value, primarily insurance contracts and
    cash.......................................................   1,173   1,073
                                                                 ------  ------
   Plan assets (less than) in excess of projected benefit
    obligation.................................................      (9)     32
   Unrecognized net loss.......................................     213     165
   Unrecognized prior service cost.............................    (119)   (127)
   Unrecognized net asset......................................     (53)    (57)
                                                                 ------  ------
     Net pension asset.........................................  $   32  $   13
                                                                 ======  ======
   Actuarial present value of benefit obligation:
     Vested benefit obligation.................................  $  951  $  814
     Nonvested benefit obligation..............................      24      41
                                                                 ------  ------
   Accumulated benefit obligation..............................  $  975  $  855
                                                                 ======  ======

  The following rate assumptions were used in the plan accounting as of De-cember 31:

                                                               1997  1996  1995
                                                               ----  ----  ----
   Discount rate.............................................. 7.00% 7.25% 6.25%
   Rate of compensation increases............................. 6.00% 6.00% 6.00%
   Expected long-term rate of return on plan assets........... 7.00% 7.50% 7.50%

  Deferred Supplemental Compensation Plan--During 1992, the Board of Direc-tors approved a supplemental deferred compensation plan for the President of the Association. The plan provides that the President will receive de-ferred compensation in an amount up to $60,000 per year based upon the re-turn on assets of the Company for the prior year. The compensation will be paid to the President upon his retirement. For the years ended December 31, 1997, 1996 and 1995, deferred compensation expenses under this plan were $60,000 each year.

  401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings con-tributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded un-der this plan for the years ended December 31, 1997, 1996 and 1995 was ap-proximately $9,200, $6,400 and $4,000, respectively.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Compensation expense related to the ESOP for 1997, 1996 and 1995 totaled $537,000, $405,000 and $311,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest ex-pense on the loan are eliminated in these consolidated financial state-ments. The fair value of unallocated ESOP shares at December 31, 1997 was approximately $11,326,000. Shares held by the ESOP were as follows as of December 31:

                                                       1997     1996     1995
                                                      -------  -------  -------
   Unallocated shares, beginning of year............. 629,622  663,578       --
   Shares purchased by ESOP..........................      --       --  687,700
   Shares released for allocation.................... (33,533) (33,956) (24,122)
                                                      -------  -------  -------
   Unallocated shares, end of year................... 596,089  629,622  663,578
                                                      =======  =======  =======

  Stock Option Plan--The Company has a fixed option plan that was approved by Shareholders on April 29, 1996. Options under this plan have been granted to certain officers and directors of the Company. The plan also permits op-tions to be granted to employees at the Company's discretion. Under the plan, the total number of shares of common stock that may be granted is 859,625. The Company has adopted the disclosure-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation," and accordingly, no compen-sation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below as of December 31 (in thousands, except per share amounts):

                                                                BASIC   DILUTED
                                                               EARNINGS EARNINGS
                                                         NET     PER      PER
                                                        INCOME  SHARE    SHARE
   1997                                                 ------ -------- --------
   As reported......................................... $7,575  $1.29    $1.23
   Pro forma...........................................  6,654   1.14     1.08
                                                                BASIC   DILUTED
                                                               EARNINGS EARNINGS
                                                         NET     PER      PER
                                                        INCOME  SHARE    SHARE
   1996                                                 ------ -------- --------
   As reported......................................... $7,403  $1.05    $1.02
   Pro forma...........................................  7,067   1.00     0.97

  Pro forma basic and diluted earnings per share for 1996 have been restated to conform with the provisions of SFAS No. 128 (see Note 3).

  The fair value of each option grant is estimated on the date of grant using the Black Sholes option pricing model with the following weighted average assumptions used for grants for each respective year as of December 31:

                                                               1997      1996
                                                              -------  --------
   Dividend yield............................................    2.00%     3.00%
   Expected volatility.......................................   29.00%    27.00%
   Risk-free interest rate...................................    5.60%     6.40%
   Expected lives............................................ 9 YEARS  10 Years

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------
  The following summarizes the activity in the Stock Option Plan for the year ended December 31:

                                                               1997      1996
                                                              -------  --------
   Options outstanding, beginning of year.................... 361,037        --
   Options granted...........................................      --   361,037
   Equitable right adjustment................................  89,113        --
   Options exercised.........................................      --        --
   Options forfeited......................................... (12,862)       --
                                                              -------  --------
   Options outstanding, end of year.......................... 437,288   361,037
                                                              =======  ========
   Weighted average exercise price, end of year..............  $10.70    $13.38
                                                              =======  ========
   Options exercisable, end of year..........................  90,030        --
                                                              =======  ========
   Options available for grant, end of year.................. 422,337   498,588
                                                              =======  ========
   Weighted-average fair value of options granted during the
    year.....................................................  $10.25     $4.70
                                                              =======  ========
   Remaining contractual life................................ 9 YEARS  10 Years

  The exercise price of all options was reduced from $13.375 to $10.70 during 1997 as a result of the return of capital distribution made on December 16, 1996 (see Note 2). As a result, the Company was required to issue addi-tional options to the existing participants in an amount equal to the dif-ference between the value of the options in each participant's account be-fore the reduction in the exercise price, and the value of the options in each participant's account after the reduction in the exercise price. All options granted in 1997 are as a result of this equitable right adjustment. Approximately one-fifth of the stock option shares may be exercised after the end of each year, and no option will be exercisable after ten years from the date of grant. Terminated employees forfeit any non-vested op-tions.

  Master Stock Compensation Plan--The Association has a Master Stock Compen-sation Plan ("MRP") that was approved by Shareholders on April 29, 1996. Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Association grants shares of common stock to em-ployees and directors.

  The following summarizes activity in the MRP for the year ended December
  31:

                                                                1997     1996
                                                               -------  -------
   Awards outstanding, beginning of year...................... 180,260       --
   Awards granted.............................................   1,500  183,760
   Awards forfeited........................................... (16,280)  (3,500)
   Awards vested.............................................. (36,052)      --
                                                               -------  -------
   Awards outstanding, end of year............................ 129,428  180,260
                                                               =======  =======
   Total MRP shares, end of year.............................. 307,798  343,850
                                                               =======  =======

  Shares vest under the current awards at 20% per year, commencing one year from the date of grant subject to the attainment of certain performance goals. The cost of unearned shares related to these awards, included as a separate component of shareholders' equity, aggregated $4,290,000 and $4,792,000 at December 31, 1997 and 1996, respectively. Compensation cost is recorded over the five year period as shares are earned based on the av-erage fair market value of stock during the fiscal year. The expense for the year ended December 31, 1997 and 1996 was $518,000 and $510,000, re-spectively. Terminated employees forfeit any non-vested awards.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
17.COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Association originates loan commit-ments. Loan commitments generally have fixed expiration dates or other ter-mination clauses and may require payment of a fee. The Association evalu-ates each customer's credit worthiness on a case-by-case basis. The amount of collateral deemed necessary by the Association is based on management's credit evaluation and the Association's underwriting guidelines for the particular loan. The total commitments outstanding at December 31 are sum-marized as follows (in thousands):

                                                   1997              1996
                                             ----------------- -----------------
                                             NOTIONAL NOTIONAL NOTIONAL NOTIONAL
                                              AMOUNT    RATE    AMOUNT    RATE
                                             -------- -------- -------- --------
   3--5 year adjustable rate mortgages...... $   737    6.38%  $    --      --%
   15 year fixed rate mortgages.............     437    7.13       825    7.25
   30 year fixed rate mortgages.............   4,044    7.38     5,342    7.50
   Construction mortgages...................  12,687    7.38    11,120    7.46
                                             -------           -------
                                             $17,905           $17,287
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

  Credit related financial instruments have off-balance sheet credit risk be-cause only origination fees (if any) are recognized in the balance sheet
  (as "other liabilities") for these instruments until the commitments are fulfilled or expire. The credit risk amounts are equal to the notional amounts of the contracts, assuming that all counterparties fail completely to meet their obligations and the collateral or other security is of no value.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

18.FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments as of December 31 are as follows (in thousands):

                                                  1997              1996
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
   Assets:
    Cash and noninterest-bearing deposits.. $  2,580 $  2,580 $  2,534 $  2,534
     Interest-bearing deposits.............   21,943   21,943   23,872   23,872
     Federal Funds sold....................    1,550    1,550   72,875   72,875
     Investment securities held-to-
      maturity.............................    9,973   10,485   14,964   15,429
     Investment securities available-for-
      sale.................................   15,902   15,902       --       --
     Mortgage-backed securities available-
      for-sale.............................   31,885   31,885       --       --
     Conventional loans....................  578,487  581,058  529,866  518,842
     Federal Home Loan Bank stock..........    5,148    5,148    3,999    3,999
   Liabilities:
     Passbook, club, money market, NOW and
      other accounts....................... $114,851 $114,851 $111,147 $111,147
     Certificate accounts..................  380,204  382,976  372,794  377,536
     Borrowings............................   90,000   90,000   70,000   70,000

  a. Cash and Noninterest-bearing Deposits, Interest-bearing Deposits and Federal Funds Sold--For cash and noninterest-bearing deposits, interest-bearing deposits and Federal funds sold, the fair value is estimated as the carrying amount.

  b. Investment Securities Held-to-Maturity, Investment Securities Available-for-Sale and Mortgage-backed Securities Available-for-Sale--Fair values for these securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

  g. Off-balance Sheet Commitments to Extend Credit--The fair value of off-balance sheet commitments to extend credit is estimated to equal the outstanding commitment amount. Management does not believe it is mean-ingful to provide an estimate of fair value that differs from the out-standing commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

19.FDIC SPECIAL ASSESSMENT

  On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the As-sociation, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable depos-its held as of March 31, 1995, payable November 27, 1996. The Association recorded a pre-tax charge of $2.5 million as a result of the FDIC special assessment during the year ended December 31, 1996.

  The Funds Act also spreads the obligation for payment of the Financing Cor-poration ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. Beginning on January 1, 1997, BIF deposits are assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits are assessed a FICO payment of
  1.3 basis points, while SAIF deposits pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

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

20.NEW ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED

  Reporting Comprehensive Income--In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components (reve-nues, expenses, gains, and losses) in a full set of general-purpose finan-cial statements. The provisions of this statement are effective for fiscal years beginning after December 15, 1997. Management is in the process of evaluating the impact of this statement on the consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

21.PARENT COMPANY

  The following are condensed financial statements for First Bell as of and for the year or period ended December 31, 1997, 1996 and 1995 (in thou-sands):

  BALANCE SHEETS

                                                              1997      1996
   ASSETS                                                   --------  --------
   CASH AND INTEREST-BEARING DEPOSITS...................... $     10  $      9
   FEDERAL FUNDS SOLD......................................    1,550     2,875
   INVESTMENT IN AND ADVANCES TO BELL FEDERAL..............   71,808    79,451
   LOAN RECEIVABLE--ESOP...................................    4,493     4,569
   OTHER ASSETS............................................      195       625
                                                            --------  --------
     Total assets.......................................... $ 78,056  $ 87,529
                                                            ========  ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   LOAN PAYABLE TO BELL FEDERAL............................ $  4,323  $     --
   ACCRUED INTEREST........................................       14        --
   ACCRUED INCOME TAXES....................................       80        58
   OTHER LIABILITIES.......................................      773     1,038
                                                            --------  --------
     Total liabilities.....................................    5,190     1,096
   STOCKHOLDERS' EQUITY:
    Preferred stock ($.01 par value; 2,000,000 shares
     authorized; no shares issued).........................       --        --
    Common stock ($.01 par value; 20,000,000 shares
     authorized; 8,596,250 issued
     and 6,510,625 and 7,758,150 outstanding)..............       86        86
    Additional paid-in capital.............................   61,371    61,063
    Unearned ESOP shares...................................   (4,217)   (4,454)
    Unearned MRP shares....................................   (4,290)   (4,792)
    Treasury stock, at cost................................  (32,077)  (11,684)
    Retained earnings......................................   51,993    46,214
                                                            --------  --------
     Total stockholders' equity............................   72,866    86,433
                                                            --------  --------
     Total liabilities and stockholders' equity............ $ 78,056  $ 87,529
                                                            ========  ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  STATEMENTS OF INCOME

                                                      YEAR ENDED     SIX MONTHS
                                                     DECEMBER 31,      ENDED
                                                     -------------- DECEMBER 31,
                                                      1997    1996      1995
                                                     ------  ------ ------------
   INTEREST INCOME:
    Interest bearing deposits......................  $   39  $   89    $   --
    Federal funds sold.............................      77   1,391     1,045
    Interest on ESOP loan receivable...............     386     551       310
                                                     ------  ------    ------
      Total interest income........................     502   2,031     1,355
                                                     ------  ------    ------
   INTEREST EXPENSE................................     300      --        --
                                                     ------  ------    ------
   NET INTEREST INCOME.............................     202   2,031     1,355
   GENERAL AND ADMINISTRATIVE EXPENSES.............     213     231        --
                                                     ------  ------    ------
   (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES.     (11)  1,800     1,355
                                                     ------  ------    ------
   (BENEFIT) PROVISION FOR INCOME TAXES:
    Current:
     Federal.......................................     (18)    601       425
     State.........................................      41      41       104
                                                     ------  ------    ------
      Total provision for income taxes.............      23     642       529
                                                     ------  ------    ------
   (LOSS) INCOME BEFORE EQUITY IN UNDISTRIBUTED
    EARNINGS OF SUBSIDIARY.........................     (34)  1,158       826
     Equity in undistributed earnings of Bell
      Federal......................................   7,609   6,245     3,293
                                                     ------  ------    ------
   NET INCOME......................................  $7,575  $7,403    $4,119
                                                     ======  ======    ======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

  STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED       SIX MONTHS
                                                   DECEMBER 31,         ENDED
                                                 ------------------  DECEMBER 31
                                                   1997      1996       1995
                                                 --------  --------  -----------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.................................  $  7,575  $  7,403   $  4,119
    Adjustments to reconcile net income to net
     cash
     provided by operating activities:
      Equity in undistributed earnings of Bell
       Federal.................................    (7,609)   (6,245)    (3,293)
      Increase or decrease in assets and
       liabilities:
       Accrued income taxes....................        22       (46)       104
       Accrued interest........................        14        --         --
       Other assets............................       430      (533)       (22)
       Other liabilities.......................      (127)    1,038         --
       Dividends payable.......................      (138)     (713)        --
                                                 --------  --------   --------
        Net cash provided by operating
         activities............................       167       904        908
                                                 --------  --------   --------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in Federal Funds...    (1,325)   33,150    (36,025)
    Principal paydowns on ESOP loan receivable.        76     2,067        241
    ESOP loan receivable.......................        --        --     (6,877)
    Dividend from Bell Federal.................    16,000        --         --
    Investment in and advances to Bell Federal.     3,087     3,016    (34,894)
                                                 --------  --------   --------
        Net cash provided by (used in)
         investing activities..................    17,838    38,233    (77,555)
                                                 --------  --------   --------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid.............................    (1,935)   (1,984)        --
    Return of capital..........................        --   (20,684)        --
    Purchase of treasury stock.................   (20,393)  (11,684)        --
    Purchase of MRP shares.....................        --    (4,792)        --
    Loan payable to Bell Federal...............     4,400        --         --
    Principal payment on loan payable..........       (76)       --         --
    Net proceeds from sale of stock............        --        --     76,663
                                                 --------  --------   --------
        Net cash (used in) provided by
         financing activities..................   (18,004)  (39,144)    76,773
                                                 --------  --------   --------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS................................         1        (7)        16
   CASH, BEGINNING OF YEAR.....................         9        16         --
                                                 --------  --------   --------
   CASH, END OF YEAR...........................  $     10  $      9   $     16
                                                 ========  ========   ========
   SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
     Income taxes..............................  $     93  $    688   $    425
     Interest..................................       286        --         --
    Non-cash transactions:
     Increase in additional paid-in capital--
      ESOP and MRP
      share allocations........................       308       203         70
     Accumulated equity in Bell Federal at time
      of conversion
      (see Note 2).............................        --        --     40,923

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

22.QUARTERLY EARNINGS SUMMARY (UNAUDITED)

  Quarterly earnings for the years ended December 31, 1997 and 1996 are as follows (in thousands, except per share amounts):

                                                         1997
                                       -----------------------------------------
                                       MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                       -------- ------- ------------ -----------
   INTEREST AND DIVIDEND INCOME......  $12,073  $12,533   $12,600      $12,020
   INTEREST EXPENSE..................    7,639    8,323     8,523        7,844
                                       -------  -------   -------      -------
    NET INTEREST INCOME..............    4,434    4,210     4,077        4,176
   PROVISION FOR (RECOVERY OF) LOAN
    LOSSES...........................       20       30        --           (5)
                                       -------  -------   -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR (RECOVERY OF) LOAN
     LOSSES..........................    4,414    4,180     4,077        4,181
   OTHER INCOME......................      130      410       118          171
   OTHER EXPENSES....................    1,172    1,299     1,260        1,329
                                       -------  -------   -------      -------
   INCOME BEFORE PROVISION FOR INCOME
    TAXES............................    3,372    3,291     2,935        3,023
   PROVISION FOR INCOME TAXES........    1,376    1,377     1,089        1,204
                                       -------  -------   -------      -------
   NET INCOME........................  $ 1,996  $ 1,914   $ 1,846      $ 1,819
                                       =======  =======   =======      =======
   BASIC EARNINGS PER SHARE (2)......  $  0.30  $  0.34   $  0.33      $  0.33
                                       =======  =======   =======      =======
   DILUTED EARNINGS PER SHARE........  $  0.29  $  0.32   $  0.31      $  0.31
                                       =======  =======   =======      =======

                                                         1996
                                       -----------------------------------------
                                       MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                       -------- ------- ------------ -----------
   INTEREST AND DIVIDEND INCOME......   $9,598  $10,219   $10,439      $10,751
   INTEREST EXPENSE..................    4,932    5,180     5,624        6,314
                                        ------  -------   -------      -------
    NET INTEREST INCOME..............    4,666    5,039     4,815        4,437
   PROVISION FOR LOAN LOSSES.........       30       30        30           --
                                        ------  -------   -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES.......    4,636    5,009     4,785        4,437
   OTHER INCOME......................      204      209       652          133
   OTHER EXPENSES (1)................    1,438    1,378     3,919        1,442
                                        ------  -------   -------      -------
   INCOME BEFORE PROVISION FOR INCOME
    TAXES............................    3,402    3,840     1,518        3,128
   PROVISION FOR INCOME TAXES........    1,291    1,545       419        1,230
                                        ------  -------   -------      -------
   NET INCOME........................   $2,111  $ 2,295   $ 1,099      $ 1,898
                                        ======  =======   =======      =======
   BASIC EARNINGS PER SHARE..........   $ 0.27  $  0.32   $  0.16      $  0.30
                                        ======  =======   =======      =======
   DILUTED EARNINGS PER SHARE........   $ 0.27  $  0.31   $  0.16      $  0.28
                                        ======  =======   =======      =======

-------
(1) The quarter ended September 30, 1996 includes a one-time pre-tax charge of $2.5 million for recapitalizing the SAIF.
(2) Quarterly per share amounts do not add to the total for the year ended De-cember 31, 1997, due to rounding.

23.SUBSEQUENT EVENTS

  On February 18, 1998, $10.0 million of investment securities available for sale was called by the Federal Home Loan Mortgage Corporation. No gain or loss resulted from this transaction. On February 24, 1998, the remaining mortgage-backed securities available for sale were sold. Net proceeds of
  $30.5 million were received which resulted in a gain of $97,000. A portion of the proceeds from these transactions will be used to purchase approxi-mately $16.3 million in investment securities available for sale with the remaining proceeds to be used to maintain additional liquidity.
                                  * * * * * *
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1997 ANNUAL REPORT

First Bell Bancorp, Inc.
--------------------------------------------------------------------------------

Executive Management
Albert H. Eckert, II                     Robert C. Baierl
 President and Chief Executive            Secretary
 Officer

                                         Robert Murcko
Jeffrey M. Hinds                          Assistant Secretary
 Executive Vice President and
 Chief Financial Officer

                                         William S. McMinn
                                          Treasurer

David F. Figgins
 Vice President


Directors

Albert H. Eckert, II                     Jeffrey M. Hinds
 President and Chief Executive            Executive Vice President and
   Officer                                Chief Financial Officer
 First Bell Bancorp, Inc. and             First Bell Bancorp, Inc. and
  Bell Federal Savings and Loan            Bell Federal Savings and Loan
  Association of Bellevue                  Association of Bellevue


David F. Figgins                         Theodore R. Dixon
 Retired President                        President
 Trafalgar House Construction,            Dixon Agency
  Ltd.


                                         Jack W. Schweiger
Thomas J. Jackson, Jr.                    President
 Attorney-at-Law                          Schweiger Homes


Robert C. Baierl                         Peter E. Reinert
 President                                Partner
 Wright Office Furniture, Inc.            Godbold, Downing, Sheahan &
                                          Battaglia


William S. McMinn
 Senior Vice President
 Aon Risk Services, Inc. of Pennsylvania

--------------------------------------------------------------------------------

48