Form 10-K405, Exhibit 13
period 1998-12-31
FIRST BELL BANCORP INC
filed 1999-03-31
CIK 932697

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT
Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------


General

 First Bell Bancorp, Inc. (the "Company") is a Delaware corporation organized by the Board of Directors of Bell Federal Savings and Loan Association of Bellevue ("the Association"). The only significant assets of the Company are the capital stock of the Association and the Company's loan to the Associa-tion's Employee Stock Ownership Plan ("ESOP"). Currently, the Company does not transact any material business other than through its subsidiary, the Associa-tion. All references to the Company include the Association unless otherwise indicated, except that references to the Company prior to June 29, 1995, are to the Association.

 The Company operates a traditional savings and loan institution and seeks to achieve profitability while maintaining a strong capital and liquidity posi-tion. As a community oriented savings and loan, the Company's primary invest-ment is in one- to four-family residential mortgage loans and investment secu-rities. The Company's primary sources of funds are from retail deposit accounts and borrowings. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan, mortgage-backed securities and investment securities portfolios, and its cost of funds, consisting primarily of the interest paid on its deposits and borrowings from the Federal Home Loan Bank ("FHLB"). The Company's results of operations are affected by its provision for loan losses, non-interest expenses and by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authori-ties. Future changes in applicable law, regulations or government policies may materially impact the Company.

Residential Mortgage Lending and Investment Securities

 The Company has emphasized originating conventional one- to four-family resi-dential mortgage loans for its portfolio in its primary market area, the greater Pittsburgh metropolitan area. The Company originates primarily 15 and 30 year, fixed-rate mortgage loans. To a lesser extent, the Company also origi-nates residential construction loans and home equity installment and line of credit loans on one- to four-family properties. In 1997, and continuing through 1998, the Company began to place more emphasis on its investment portfolio to support the Company's continued growth. The investment portfolio is comprised of Bank Qualified Municipal Securities, Collateralized Mortgage Obligations, Treasury Securities and in 1997, Mortgage Backed Securities.

Sources of Funding

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an in-creased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 1998, the Com-pany instituted a sales training program to improve the product knowledge of our customer service representatives and to develop their skills in recognizing and responding to customer needs. Also in 1998, First Bell placed considerable emphasis on core deposit relationships, consisting of money market, NOW, pass-book, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 As of December 31, 1998, the Company had outstanding borrowings from the FHLB in the amount of $180.0 million. These borrowings were used to fund the invest-ment portfolio and are utilized to help manage the Company's interest rate risk position.

Asset Quality

 As a result of the Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences, management believes the Company has maintained high asset quality. The Company has established a general loss allowance to provide for losses in its portfolio. The provision for loan losses is $805,000 or 138.8% of total non-performing assets at Decem-ber 31, 1998. The allowance ratio is based on management's assessment of pro-spective national and local economic conditions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is adequate. However, the balance of reserves necessary can be greatly influenced by regula-tory changes and economic conditions. Therefore, the level of future reserves and the related effect on net income cannot be assured.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Operating Expenses

 The Company's non-interest expenses principally consist of compensation and employee benefits, federal deposit insurance premiums, occupancy and equipment expenses and other general and administrative expenses. The ratio of other ex-penses to average assets was 0.78%, 0.72% and 1.44% for the years ended Decem-ber 31, 1998, 1997 and 1996, respectively. The 1996 ratio was higher due to a one time charge of $2.5 million to replenish the Savings Association Insurance Fund ("SAIF"), the insurance fund which insures customer deposits. The ratio of other expenses to average assets would have been 1.00% without this assessment. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 1998, the Company's seven offices and $767.6 million in assets were operated by a to-tal of fifty (50) full-time employees and seven part-time employees, resulting in an average of $13.5 million in assets per employee.

Liquidity and Capital Resources

 The Company is required to maintain an average daily balance of specified liq-uid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This li-quidity requirement was 4% for fiscal 1998, but is subject to change from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. Monetary pen-alties may be imposed for failure to meet these liquidity requirements. The Company's liquidity ratio for December 31, 1998 was 12.3%, which exceeded the applicable requirements. The Company has never been subject to monetary penal-ties for failure to meet its liquidity requirements.

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

 At December 31, 1998, loan commitments were $28.7 million. The Association an-ticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1998 totalled $236.5 million. Management believes that a significant portion of such deposits will remain with the Asso-ciation. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 1998, the Association had $180.0 million in outstanding borrowings and $448.1 million in additional bor-rowing capacity from the FHLB.

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

Preparation for the Year 2000

 Many computer systems may not correctly process information with dates beyond December 31, 1999 due to programming assumptions that were made as computer ap-plications were developed. The Company has assessed its primary business infor-mation system with respect to the compatibility with the Year 2000. The Company utilizes a third-party vendor for processing its primary banking applications and several other third-party vendors for ancillary computer applications. The Company and all third-party vendors for the Company's banking applications have modified, upgraded or replaced their computer applications and are in the proc-ess of validating the changes to ensure Year 2000 compliance. The Company's primary regulator, in conjunction with other regulatory agencies, has developed guidelines which must be met by the Company to ensure that the Year 2000 issue is properly addressed. In accordance with these guidelines,
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
the Board of Directors has appointed a Year 2000 Committee, comprised of senior managers and department heads to assess the impact that the year 2000 will have on the Company's operations and financial standing. The Year 2000 Committee has developed a Year 2000 Compliance Program, the ("Program"). The Program has been divided into 5 subparts; awareness, assessment, renovation, validation and im-plementation. The awareness, assessment and renovation portions of the program are complete. The validation and implementation portions have been completed with respect to the Company's mission critical systems. Ancillary computer com-munications, data exchanges and non information technology continue to be tested as other third party vendors complete their Year 2000 computer changes. These final two portions of the plan are expected to be complete by June 30, 1999. In addition to internal processes, the Company monitors through corre-spondence, the progress of other third party vendors to ensure that their sys-tems do not indirectly affect the Company's operations.

Costs

 The Company has not and does not expect to incur any material expense to re-place data processing equipment. The Company does not currently expect that the cost of its Year 2000 compliance program, including possible remediation costs, will be material to its financial condition and expects that it will satisfy such compliance program without material disruption of its operations. The Com-pany estimates the costs related to Year 2000 compliance will be less then $75,000.

Risks and Contingencies

 The Company does not have commercial loans outstanding. However, the Company's mortgage loans could be indirectly affected by the Year 2000 if the employer's of the borrowers are affected by the Year 2000. The Company has attempted to make its borrowers aware of the Year 2000 issue but the effect that the Year 2000 will have, if any, on the Company's loans cannot be determined.

 In the event that the Company's operations are affected by the year 2000, ei-ther internally or externally through significant vendors including utilities, other financial institutions or supply companies, the Company's results of op-erations and/or financial condition could be adversely affected. In the event that problems arise a contingency plan has been developed to ensure the contin-ued operation of the Company.

Interest Rate Sensitivity

 The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive. The Company's interest rate sensitivity is monitored by management through selected interest rate risk measures produced internally and by the OTS. The Company's interest rate risk is measured by modeling the change in net portfolio value ("NPV") and net interest income over a variety of interest rate scenarios and, to a lesser extent, through GAP analysis.

 The OTS calculates interest rate risk through modeling. All calculations have limitations because of inherent assumptions which must be made with respect to market values, discount rates, prepayments, the interest rate sensitivity of the assets and liabilities to changes in base interest rates, the value of op-tions imbedded in the asset or liability, the likelihood that the option will be exercised and the extent to which customers elect to make prepayments on loans or deposits or withdrawals from savings accounts. Management bases their assumptions on historical data accumulated over a variety of interest rate sce-narios.

 As of December 31, 1998, the Association's NPV, as measured by the OTS, was $83.6 million or 10.56% of the market value of assets. Following a 200 basis point decrease in interest rates, the Association's "post-shock" NPV, which provides a larger decline than a 200 basis point increase, was $68.9 million, or 8.37% of the market value of assets. The change in the NPV ratio or the As-sociation's Sensitivity Measure was -219 basis points. Under OTS capital re-quirements which have not been fully implemented, the decline in the NPV ratio at December 31, 1998 would reflect an above average interest rate risk. If the regulations are finalized as proposed, the Company would remain in compliance with the fully phased in capital requirements. Management reviews the quarterly OTS measurements and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 Another method to calculate interest rate sensitivity is through "GAP" analy-sis. In a GAP analysis, assets and liabilities are analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "GAP." In a rising in-terest rate environment, an institution with a positive gap would be in a bet-ter position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it has a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

 The following table sets forth the amount of interest-earning assets and in-terest-bearing liabilities outstanding at December 31, 1998 which are antici-pated to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature during a par-ticular period were determined in accordance with the earlier of term to (i) repricing or (ii) the contractual terms of the asset or liability adjusted for prepayment rates. The prepayment rates utilized are based on the historical prepayment rates experienced by the Company, which management believes to be reasonable. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

 Certain shortcomings are inherent in this method of analysis. For example, al-though certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

                                                         At December 31, 1998
                          ---------------------------------------------------------------------------------------------
                                        More     More Than       More         More        More
                           Three     Than Three  Six Months    Than One    Than Three   Than Five     More
                           Months    Months to   to Twelve      Year to     Years to    Years to      Than
                          or Less    Six Months    Months     Three Years  Five Years   Ten Years   Ten Years   Total
                          --------   ----------  ----------   -----------  ----------   ---------   ---------  --------
                                                        (Dollars in thousands)
INTEREST EARNING ASSETS:
 Real Estate Loans:
 ARM Loans..............  $  2,246    $    371   $   1,541     $  13,706   $   1,793    $      --   $     --   $ 19,657
 Fixed Rates Loans......     7,853       7,685      15,370        58,062      53,177      154,013    216,089    512,249
 Residential
  Construction Loans....        --          --          --            --          --           --      7,570      7,570
 Multi-Family...........         1          --          --            57         136          261        196        651
 Second Mortgage Loans..     1,047          --          --            --       2,681          780         --      4,508
 Consumer Loans.........       895          --          --             4          --           --         --        899
 Investment securities..    60,840         175       5,348         2,560      97,717       34,690          4    201,334
 FHLB Stock.............        --          --          --            --          --           --      9,000      9,000
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Total Interest Earning
 Assets.................    72,882       8,231      22,259        74,389     155,504      189,744    232,859    755,868
INTEREST BEARING
 LIABILITIES:
 Passbook, Club and
  Other Accounts........     2,575       2,575       5,150        16,478      12,187       18,330     16,283     73,578
 Money Market and NOW
  Accounts..............     2,737       2,737       5,474        15,004       9,193       10,866      6,153     52,164
 Certificate Accounts...    72,172      73,154      91,132        89,252      26,498       17,178         --    369,386
 Borrowings.............        --          --          --            --      70,000      110,000         --    180,000
 Advances by Borrowers
  for Taxes
  and Insurance.........    11,354          --          --            --          --           --         --     11,354
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Total Interest Bearing
 Liabilities............    88,838      78,466     101,756       120,734     117,878      156,374     22,436    686,482
                          --------    --------   ---------     ---------   ---------    ---------   --------   --------
Interest Sensitivity
 Gap....................  $(15,956)   $(70,235)  $ (79,497)    $ (46,345)  $  37,626    $  33,370   $210,423   $ 69,386
                          ========    ========   =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap........  $(15,956)   $(86,191)  $(165,688)    $(212,033)  $(174,407)   $(141,037)  $ 69,386   $ 69,386
                          ========    ========   =========     =========   =========    =========   ========   ========
Cumulative Interest
 Sensitivity Gap
 as a Percentage of
 Total Assets...........     (2.08%)    (11.23%)    (21.58%)      (27.62%)    (22.72%)     (18.37%)     9.04%      9.04%
Cumulative Net Interest
 Earning Assets
 as a Percentage of
 Cumulative Interest
 Bearing Liabilities....     82.04%      48.48%      38.42%        45.60%      65.65%       78.76%    110.11%    110.11%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 1998, and average balance sheets and statements of income for the years ended December 31, 1998, 1997 and 1996, and reflect the tax equivalent average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or ex-pense by the average monthly balance of assets or liabilities, respectively, for the periods shown. Average balances for 1998 and 1997 are based on average daily balances; balances for 1996 are derived from month-end balances. The yields and costs include fees which are considered adjustments to yields. In-terest income for 1998 shown in the chart below is the tax equivalent interest income. Tax equivalent interest income is being used because interest on in-vestment securities include tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. A tax equiva-lent adjustment of $1.1 million was made to interest income on investment secu-rities in 1998. The Company had no tax exempt securities in 1997 or 1996.

                              At December 31, 1998      Years Ended December 31, 1998
                              ------------------------  ------------------------------
                                                                    Tax
                                                        Average  Equivalent  Average
                               Balance     Yield/Cost   Balance   Interest  Yield/Cost
                              ------------ -----------  -------- ---------- ----------
                                             (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1).  $    174,159        6.82% $115,109  $ 7,395      6.42%
  Conventional loans (2)(6).       544,636        7.18   566,367   41,848      7.39
  Other loans...............           899        6.65       831       58      6.98
  Mortgage-backed
   securities...............            --          --     4,979      284      5.70
  Federal funds sold........        36,175        5.50    22,413    1,212      5.41
                              ------------              --------  -------
    Total interest-earning
     assets.................       755,869        7.02   709,699   50,797      7.16
    Non-interest earning
     assets.................        11,737                10,762
                              ------------              --------
      TOTAL ASSETS..........  $    767,606              $720,461
                              ============              ========
Interest-bearing
 Liabilities:
  Passbook, club and other
   accounts (5).............  $     84,932        3.00% $ 82,136  $ 2,480      3.02%
  Money market and NOW
   accounts.................        52,164        2.70    47,945    1,147      2.39
  Certificate accounts......       369,386        5.67   362,720   21,186      5.84
  Borrowings................       180,000        5.60   142,481    8,030      5.64
                              ------------              --------  -------
    Total interest-bearing
     liabilities............       686,482        5.10   635,282   32,843      5.17
    Non-interest-bearing
     liabilities............         7,222                 9,524
                              ------------              --------
      TOTAL LIABILITIES.....       693,704               644,806
  Stockholders' equity......        73,902                75,655
                              ------------              --------
  Total liabilities and
   stockholders' equity.....  $    767,606              $720,461
                              ============              ========
Net tax equivalent interest
 income/net
 interest rate spread (3)...                      1.92%           $17,954      1.99%
                                                                  =======
Net tax equivalent yield on
 average
 interest-earning assets (4).                                                  2.53%
Ratio of average interest-
 earning assets
 to average interest-bearing
 liabilities................                      1.10                         1.12

-------
(1) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(2) Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of aver-age interest-earning assets.
(5) Includes advances by borrowers for taxes and insurance.
(6) Interest on conventional loans includes loan fees of $613, $406, and $990 for the years ended December 31, 1998, 1997 and 1996, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                                               Year Ended December 31,
                              ---------------------------------------------------------
                                          1997                         1996
                              ---------------------------- ----------------------------
                              Average            Average   Average            Average
                              Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                              -------- -------- ---------- -------- -------- ----------
                                               (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1).  $ 66,212 $ 4,117     6.22%   $ 36,869 $ 2,244     6.09%
  Conventional loans (2)(6).   558,398  41,397     7.41     487,322  36,727     7.54
  Other loans...............       917      67     7.31         944      71     7.52
  Mortgage-backed
   securities...............    55,505   3,148     5.67          --      --       --
  Federal funds sold........     8,932     497     5.56      35,075   1,965     5.60
                              -------- -------             -------- -------
    Total interest-earning
     assets.................   689,964  49,226     7.13     560,210  41,007     7.32
    Non-interest earning
     assets.................    10,174                        9,437
                              --------                     --------
      TOTAL ASSETS..........  $700,138                     $569,647
                              ========                     ========
Interest-bearing
 Liabilities:
  Passbook, club and other
   accounts (5).............  $ 78,315 $ 2,288     2.92%   $ 81,715 $ 2,314     2.83%
  Money market and NOW
   accounts.................    46,634   1,092     2.34      42,088   1,040     2.47
  Certificate accounts......   387,557  23,306     6.01     323,199  18,504     5.73
  Borrowings................   102,649   5,643     5.50       5,833     191     3.27
                              -------- -------             -------- -------
    Total interest-bearing
     liabilities............   615,155  32,329     5.26     452,835  22,049     4.87
    Non-interest-bearing
     liabilities............    10,484                        7,082
                              --------                     --------
      TOTAL LIABILITIES.....   625,539                      459,917
  Stockholders' equity......    74,499                      109,730
                              --------                     --------
  Total liabilities and
   stockholders' equity.....  $700,138                     $569,647
                              ========                     ========
Net tax equivalent interest
 income/net
 interest rate spread (3)...           $16,897     1.88%            $18,958     2.45%
                                       =======                      =======
Net tax equivalent yield on
 average
 interest-earning assets (4).                      2.45%                        3.38%
Ratio of average interest-
 earning assets
 to average interest-bearing
 liabilities................                       1.12                         1.24

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by prior volume) and (iii) the changes attributable to the combined im-pact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each. The aver-age rates for investment securities used to calculate the variances in the fol-lowing table, for 1998, are tax equivalent rates.

                            Year Ended December 31,         Year Ended December 31,
                                 1998 vs. 1997                   1997 vs. 1996
                            Increase (Decrease) in           Increase (Decrease) in
                          Net Interest Income Due to       Net Interest Income Due to
                          -------------------------------- ----------------------------
                                                 Total                         Total
                                                Increase                      Increase
                           Volume     Rate     (Decrease)  Volume    Rate    (Decrease)
                          ---------  -------  ------------ -------  -------  ----------
                                              (In thousands)
Interest-earning assets:
  Investment securities.  $   3,504  $  (226)  $   3,278   $ 1,786  $    87   $ 1,873
  Conventional loans....        591     (140)        451     5,357     (687)    4,670
  Other loans...........         (6)      (3)         (9)       (2)      (2)       (4)
  Mortgage-backed
   securities...........     (2,866)       2      (2,864)    3,148       --     3,148
  Federal funds sold....        750      (35)        715    (1,465)      (3)   (1,468)
                          ---------  -------   ---------   -------  -------   -------
    Total interest-
     earning assets.....      1,973     (402)      1,571     8,824     (605)    8,219
                          ---------  -------   ---------   -------  -------   -------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts.......        112       80         192       (96)      70       (26)
  Money Market and NOW
   accounts.............         31       24          55       112      (60)       52
  Certificate accounts..     (1,494)    (626)     (2,120)    3,685    1,117     4,802
  Borrowings............      2,190      198       2,388     3,170    2,282     5,452
                          ---------  -------   ---------   -------  -------   -------
    Total interest-
     bearing
     liabilities........        839     (324)        515     6,871    3,409    10,280
                          ---------  -------   ---------   -------  -------   -------
Net change in net
 interest income........  $   1,134  $   (78)  $   1,056   $ 1,953  $(4,014)  $(2,061)
                          =========  =======   =========   =======  =======   =======

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Financial Condition

 The following table sets forth information concerning the composition of the Company's assets at December 31, 1998 and 1997. Dollar amounts are in thou-sands.

                                          December 31, 1998   December 31, 1997
                                         ------------------- -------------------
                                                  Percent of          Percent of
                                          Amount    Total     Amount    Total
                                         -------- ---------- -------- ----------
ASSETS
Cash and cash equivalents............... $ 21,543     2.81%  $ 24,523     3.63%
Mortgage-backed securities..............       --       --     31,885     4.72
Federal funds sold......................   36,175     4.71      1,550     0.23
Investment securities...................  146,657    19.11     25,875     3.83
Conventional loans, net.................  544,636    70.95    578,487    85.62
Other loans.............................      899      .12        907      .13
FHLB stock..............................    9,000     1.17      5,148      .76
Other assets............................    8,696     1.13      7,309     1.08
                                         --------   ------   --------   ------
 TOTAL ASSETS........................... $767,606   100.00%  $675,684   100.00%
                                         ========   ======   ========   ======

Total Assets

 Total assets increased by $91.9 million or 13.6% to $767.6 million at Decem-ber 31, 1998 from $675.7 at December 31, 1997. The increase in total assets was the result of increases in investment securities, Federal Funds Sold, and FHLB stock. Reducing the impact on total assets of these increases were de-creases on conventional mortgage loans and mortgage-backed securities.

Investment Securities, Mortgage Backed Securities and Other Interest Earning Investments

 Investment securities increased to $146.7 million at December 31, 1998 from $25.9 million at December 31, 1997. The $120.8 million increase was the result of the purchase of $117.6 million of municipal securities and $15.7 million in collateralized mortgage obligations ("CMO") offset by one CMO for $10.0 mil-lion being called. Federal funds sold at December 31, 1998 increased by $34.6 million to $36.2 million from $1.6 million at December 31, 1997. The increase in federal funds sold are used to maintain liquidity requirements, manage in-terest rate risk and will be partially used to fund the purchase of additional securities. At December 31, 1998 the Company had commitments to purchase an additional $24.9 million in securities. FHLB stock increased by $3.9 million or 74.8% to $9.0 million at December 31, 1998 from $5.1 million at December 31,1997. The investment in FHLB stock is required for FHLB membership and is adjusted based on the level of FHLB borrowings. At December 31, 1998 there were no mortgage-backed securities compared to $31.9 million at December 31, 1997. The entire mortgage-backed securities portfolio was sold in 1998 result-ing in a gain of $97,000.

Conventional Mortgage Loans

 Conventional mortgage loans are comprised of residential mortgages, residen-tial construction loans, multi-family loans and home equity installment and line of credit loans. Conventional mortgage loans at December 31, 1998 were $544.6 million compared to $578.5 million at December 31, 1997. At December 31, 1998, residential mortgage loans totalled $535.9 million, or 95.7% of the total loan portfolio. At that date, $516.2 million, or 96.3% of the Company's total residential loan portfolio consisted of fixed-rate mortgage loans. Resi-dential construction loans totalled $17.9 million, or 3.2% of total loans, while home equity loans totalled $4.5 million, or 0.8% of total loans, at De-cember 31, 1998.

 For the year ended December 31, 1998 the Company originated $66.8 million of residential mortgage and residential construction loans and $5.8 million in home equity loans. Principal repayments of conventional mortgage loans
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
were $102.8 million in 1998 as the result of an increase in mortgage loans be-ing refinanced. In 1997, the Company originated $129.0 million in residential mortgage and construction loans and sold $30.0 million of fixed rate residen-tial mortgage loans to adjust the Company's interest rate risk position. The Company's total loan portfolio has decreased from $596.0 million at December
31, 1997 to $559.8 million at December 31, 1998.

 The following table sets forth information concerning the Company's liabili-ties and stockholders' equity at December 31, 1998 and 1997. Dollar amounts are in thousands.

                                         December 31, 1998   December 31, 1997
                                        ------------------- -------------------
                                                 Percent of          Percent of
                                         Amount    Total     Amount    Total
                                        -------- ---------- -------- ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits............................... $495,128    64.50%  $405,055    73.27%
Borrowings.............................  180,000    23.45     90,000    13.32
Other liabilities......................   18,576     2.42     17,646     2.61
Stockholders' equity...................   73,902     9.63     72,983    10.80
                                        --------   ------   --------   ------
 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................... $767,606   100.00%  $585,684   100.00%
                                        ========   ======   ========   ======

Liabilities

 In 1998, the Company instituted a training program for its employees and an advertising campaign that emphasized the cross selling of core deposit ac-counts. Core deposits increased by $10.9 million and represented 25.4% of total deposits. High rate certificate of deposit accounts were allowed to runoff to reduce the average cost of funds resulting in certificate accounts decreasing by $10.8 million. Therefore, total deposits remained flat at $495.1 million at December 31, 1998 and 1997. Additional borrowings were used to help fund the purchase of the municipal securities and to manage the Company's interest rate risk position.

Capital

 Total stockholders' equity increased by $919,000 or 1.3% to $73.9 million at December 31, 1998, from $73.0 million at December 31, 1997. The increase was primarily the result of net income of $7.8 million and an increase in accumu-lated other comprehensive income, net of taxes of $1.1 million. Offsetting these increases were treasury stock purchases of $7.1 million and $2.2 million in dividends declared.

December 31, 1998 Operating Results

 The following table presents selected components of net income (adjusted for tax equivalent yields) for the years ended December 31, 1998, 1997 and 1996. Dollar amounts are in thousands.

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
Interest income........................................ $50,798 $49,226 $41,007
Interest Expense.......................................  32,844  32,329  22,050
                                                        ------- ------- -------
Net Interest Income....................................  17,954  16,897  18,957
Provision for Loan Loss................................      90      45      90
Other Income...........................................     643     829   1,198
Other Expenses.........................................   5,643   5,060   8,177
Income Taxes...........................................   5,026   5,046   4,485
                                                        ------- ------- -------
Net Income............................................. $ 7,838 $ 7,575 $ 7,403
                                                        ======= ======= =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Net income for the year ended December 31, 1998 increased by $263,000 or 3.5% to $7.8 million from $7.6 million for the year ended December 31, 1997. The increase was the result of a rise in tax equivalent interest income offset by increases in interest expense and other expenses and a decrease in other income.

Interest Income

 Interest income discussed in this section is the tax equivalent income. Tax equivalent interest income is being used because interest on investment securities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. A tax equivalent adjustment of $1.1 million has been made to interest on investment securities for the year ended December 31, 1998. The Company had no tax-exempt securities in 1997. Interest income increased $1.6 million or 3.2% to $50.8 million for the year ended December 31, 1998 from $49.2 million for the year ended December 31, 1997. The increase was the result of additional interest earned on investment securities, federal funds sold and conventional mortgage loans for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Offsetting these increases was a decrease in interest earned on mortgage-backed securities which were sold during fiscal 1998. Interest earned on investment securities for the year ended December 31, 1998 increased by $3.3 million or 137.6% to $5.7 million from $2.4 million for the comparable 1997 period. The increase was primarily the result of the average balance in investment securities increasing by $50.1 million or 146.0% to $84.3 million for the year ended December 31, 1998 from $34.3 million for the year ended December 31, 1997. Interest earned on federal funds sold was $1.2 million for the year ended December 31, 1998 compared to $497,000 for the year ended December 31, 1997. The $715,000 or 143.9% increase was the result of the average balance of Federal Funds Sold rising to $22.4 million for the year ended December 31, 1998 from $8.9 million for the comparable 1997 period. Interest on conventional mortgage loans increased by $451,000 or 1.1% to $41.8 million for the year ended December 31, 1998 from $41.4 million for the year ended December 31, 1997. The increase was the result of the average balance rising $8.0 million or 1.4% to $566.4 million for the year ended December 31, 1998 from $558.4 million for the comparable 1997 period. Interest earned on mortgage-backed securities decreased by $2.9 million as the result of the sale of the remaining mortgage-backed securities as previously discussed.

Interest Expense

 Interest expense for the year ended December 31, 1998 was $32.8 million as compared to $32.3 million for the year ended December 31, 1997. The increase was the result of a rise in interest expense on borrowings offset by a decrease in interest expense on deposits. Interest expense on borrowings increased by $2.4 million, or 42.3% to $8.0 million for the year ended December 31, 1998 from $5.6 million for the comparable 1997 period. The increase was the result of the average balance of borrowings increasing to $142.5 million for the year ended December 31, 1998 from $102.6 million for the year ended December 31, 1997. Interest expense on deposits decreased by $1.9 million or 7.0% to $24.8 million for the year ended December 31, 1998 from $26.7 million for the year ended December 31, 1997. The decrease was the result of the average balance of deposits declining to $480.8 million for the year ended December 31, 1998 from $500.7 million for the comparable 1997 period. In addition, there was a 17 basis points decline on the average yield paid on certificate accounts. For the year ended December 31, 1998. The average yield was 5.84% compared to 6.01% for the year ended December 31, 1997.

Net Interest Income

 Tax equivalent net interest income for the year ended December 31, 1998 in-creased by $1.1 million or 6.3% to $18.0 million from $16.9 million for the comparable 1997 period. This increase was the result of interest income in-creasing by $1.6 million offset by a rise in interest expense of $514,000. In addition, the net interest rate spread increased to 1.99% for 1998 from 1.88% for 1997.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
Provision for Loan Loss

 The provision for loan loss was $90,000 for 1998 compared to $45,000 for 1997. In determining the provision for loan losses, management assesses the risk in-herent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh ar-ea, the trends in national and local economies, trends in the real estate mar-ket and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been minimal, which man-agement believes is a reflection of the Company's underwriting standards.

 There were no charge-offs for the years ended December 31, 1998 and 1997. Man-agement believes the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no as-surance that the Company will not sustain losses in future periods.

Other Income

 Other income decreased by $186,000 or 22.4% to $643,000 for the year ended De-cember 31, 1998 from $829,000 for the comparable 1997 period. The decrease was primarily the result of a decline of $153,000 or 61.2% in gains on the sale of mortgage-backed securities and loans. In 1997 the sale of conventional mortgage loans and mortgage-backed securities resulted in a gain of $250,000 compared to the gain of $97,000 on the sale of the mortgage-backed securities in 1998. The mortgage-backed securities were sold due to high prepayment rate and the loans were sold to adjust the Company's interest rate risk position. In addition, miscellaneous income decreased by $24,000 primarily as the result of a decline in gains recorded from the sale of real estate owned.

Other Expenses

 Other expenses increased by $583,000 or 11.5% to $5.6 million for the year ended December 31, 1998 from $5.1 million for the year ended December 31, 1997. The increase occurred due to increases in compensation, payroll taxes and fringe benefits, miscellaneous expenses, office occupancy expense and federal insurance premiums. Compensation, payroll taxes and fringe benefits increased by $274,000 or 9.3% to $3.2 million for the year ended December 31, 1998 from $3.0 million for the year ended December 31, 1997. The increase was due to a rise in the average price of the Company's stock rising to $17.84 in 1998 from $16.00 in 1997. The Company's ESOP and stock compensation programs are expensed based on the average market price of the Company's stock. Miscellaneous expenses increased by $176,000 or 19.2% to $1.1 million for the year ended December 31, 1998 from $917,000 for the comparable 1997 period. The increase was primarily the result of additional expenses associated with advertising and origination costs for home equity installment loans and lines of credit. Office occupancy expense increased by $83,000 or 20.0% to $498,000 for the year ended December 31, 1998 from $415,000 for the year ended December 31, 1997. The increase was the result of property taxes and prepaid service contracts expense rising during 1998. Federal insurance premiums rose by $44,000 or 16.9% to $305,000 for the year ended December 31, 1998 from $261,000 for the year ended December 31, 1997. The increase was the result of a 1996 federal insurance refund that was recorded in the first quarter of 1997.

Income Taxes

 A tax equivalent adjustment of $1.1 million was made in the foregoing table for the year ended December 31, 1998. Income taxes for the year ended December 31, 1998 remained flat at $5.0 million. The annualized effective tax rate after the tax equivalent increase was 38.9% for 1998 and 40.0% for 1997.

New Accounting Pronouncements

 For a discussion of New Accounting Pronouncements and their effect on the Com-pany, see note numbers 3 and 21 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
December 31, 1997 Operating Results

 Net income for the year ended December 31, 1997 increased by $172,000 or 2.3% to $7.6 million from $7.4 million for the year ended December 31, 1996. The increase was primarily the result of a decrease in other expenses of $3.1 million offset by a decrease in net interest income of $2.1 million and an increase in income taxes of $561,000.

Interest Income

 Interest income increased by $8.2 million or 20.0% to $49.2 million for the year ended December 31, 1997 from $41.0 for the comparable 1996 period. The increase was the result of increases in interest income earned on conventional mortgage loans, mortgage-backed securities, investment securities and interest-bearing deposits offset by a decline on interest earned on federal funds sold. Interest earned on conventional mortgage loans increased by $4.7 million, or 12.7% to $41.4 million for the year ended December 31, 1997 from $36.7 million for the year ended December 31, 1996. The increase was the result of the average balance in conventional mortgage loans increasing by $71.2 million or 14.6% to $558.4 million for 1997 from $487.3 million for 1996. Offsetting this increase was a 13 basis points decline on the average yield earned on conventional mortgage loans to 7.4% for the year ended December 31, 1997 from 7.5% for the year ended December 31, 1996. Interest earned on mortgage-backed securities for the year ended December 31, 1997 was $3.1 million. There were no mortgage-backed securities in 1996. Interest earned on investment securities increased $1.2 million or 99.8% to $2.4 million for the year ended December 31, 1997 from $1.2 million for the comparable 1996 period. This increase was the result of the average balance in investment securities increasing by $16.8 million, or 96.4% to $34.3 million for 1997 from $17.5 million for 1996. Interest on interest bearing deposits increased by $552,000 or 69.8% to $1.3 million for the year ended December 31, 1997 from $791,000 for the year ended December 31, 1996. This was the result of the average balance of interest bearing deposits increasing by $10.8 million or 69.4% to $26.4 million during 1997 from $15.6 million during 1996 and an 18 basis points increase in the average yield earned. Interest earned on federal funds sold declined by $1.5 million or 74.7% to $497,000 for the year ended December 31, 1997 from $2.0 million for the year ended December 31, 1996. This was the result of the average balance decreasing to $8.9 million during 1997 from $35.1 million during 1996.

Interest Expense

 Interest expense for the year ended December 31, 1997 increased by $10.3 mil-lion or 46.6% to $32.3 million from $22.0 million for the comparable 1996 peri-od. This increase was the result of increases in interest expense on deposits and borrowings. Interest expense on deposits increased by $4.8 million, or 22.1% to $26.7 million for the year ended December 31, 1997 from $21.9 million for the year ended December 31, 1996. The increase was the result of the aver-age balance on certificate accounts increasing by $64.4 million, or 19.9% to $387.6 million during 1997 from $323.2 million for the year ended December 31, 1996. Interest expense on borrowings for the year ended December 31, 1997 was $5.6 million compared to $191,000 for the year ended December 31, 1996. The in-crease was the result of the Company undertaking a leverage program beginning in December 1996.

Net Interest Income

 Net interest income decreased by $2.1 million or 10.9% to $16.9 million for the year ended December 31, 1997 compared to $19.0 million. The decrease was the result of the average interest-bearing liabilities increasing by $162.4 million or 35.9% to $615.2 million during 1997 compared to $452.8 million for 1996. Offsetting the increase in average interest-bearing liabilities was an increase in average interest earning assets of $129.8 million, or 23.2% to $690.0 million during 1997 from $560.2 million during 1996. In addition, the net interest income/net interest rate spread declined by 57 basis points to 1.88% for 1997 from 2.45% for 1996 as the result of a flat yield curve.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
Provision for Loan Loss

 An additional $45,000 was recorded to the provision for loan losses in 1997 compared to $90,000 in 1996. The additional amount was recorded due to a $48.6 million increase in conventional mortgage loans. At December 31, 1997, the allowance for loan losses to non-performing assets was 112.8% compared to 105.7% at December 31, 1996.

Other Income

 Other income declined by $369,000 or 30.8% to $829,000 for the year ended December 31, 1997 from $1.2 million for the year ended December 31, 1996. The decrease was the result of loan fees and service charges decreasing by $119,000 or 18.5% to $525,000 for the year ended December 31, 1997 from $644,000 for the comparable 1996 period due to a decrease in the amortization of deferred loan fees. In addition, in 1996 there was a gain of $536,000 on the sale of the building in which our Wood Street branch was located. Offsetting this in 1997 was a gain of $250,000 from the sale of loans and investments.

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

Private Securities Litigation Reform Act Safe Harbor Statement

 In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the "President's Letter to Shareholders"; "Competing Successfully in a World of Change"; "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Asset Quality", and, "Interest Rate Sensitivity Analysis"; and in the "Notes to Consolidated Financial Statements Years Ended December 31, 1998, 1997 and 1996", "Note 6--Investment Securities Available for Sale", "Note 7--Mortgage-Backed Securities Available-for-Sale", "Note 18-- Commitments and Contingencies" and "Note 19--Fair Values of Financial Instruments". The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1998
Form 10-K.
--------------------------------------------------------------------------------

Independent Auditors' Report
--------------------------------------------------------------------------------


To the Board of Directors and Stockholders of First Bell Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of First Bell Bancorp, Inc. and subsidiary, as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of First Bell Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 22, 1999
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT
Management's Report on the Internal Control Structure and
Compliance with Laws and Regulations
--------------------------------------------------------------------------------


January 22, 1999

To the Stockholders:

Financial Statements

 The management of First Bell Bancorp, Inc. ("the Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The fi-nancial statements have been prepared in accordance with generally accepted ac-counting principles and, as such, include amounts based on informed judgements and estimates made by management.

Internal Control

 Management is responsible for establishing and maintaining an effective inter-nal control structure over financial reporting, including safeguarding of as-sets, presented in conformity with both generally accepted accounting princi-ples and the Office of Thrift Supervision ("OTS") instructions for Thrift Financial Reports ("TFR") instructions. The structure contains monitoring mech-anisms, and actions are taken to correct deficiencies identified.

 There are inherent limitations in the effectiveness of any structure of inter-nal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control struc-ture can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

 Management assessed the institution's internal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained an effective internal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1998.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Company's management. The Audit Committee is responsible for recommending to the Board of Directors, the selection of in-dependent auditors. It meets periodically with management, the independent au-ditors, and the internal auditors to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight rule of reviewing and monitoring the financial, accounting and auditing proce-dures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of the internal control structure for financial reporting and any other matters which they believe should be brought to the attention of the Com-mittee.

Compliance with Laws and Regulations

 Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

 Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and as-sessments as required by the OTS. Based on this assessment, Management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1998.

/s/ Albert H. Eckert, II
Albert H. Eckert, II                    /s/ Jeffrey M. Hinds
Chief Executive Officer                 Jeffrey M. Hinds
                                        Chief Financial Officer

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

Consolidated Balance Sheets
(In thousands)
--------------------------------------------------------------------------------

                                                                                     December 31,
                                                                                   ------------------
                                                                                     1998      1997
                                      ASSETS                                       --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand...................................................................  $    925  $    872
  Noninterest-bearing deposits...................................................     2,116     1,708
  Interest-bearing deposits......................................................    18,502    21,943
                                                                                   --------  --------
    Total cash and cash equivalents..............................................    21,543    24,523
FEDERAL FUNDS SOLD...............................................................    36,175     1,550
INVESTMENT SECURITIES HELD-TO-MATURITY--At cost
 (fair value of $10,766 and $10,553 at December 31, 1998 and 1997, respectively).     9,980     9,973
INVESTMENT SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $134,743 and $15,940 at December 31, 1998 and 1997, respectively)......   136,677    15,902
MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $31,654 at December 31, 1997)..........................................        --    31,885
CONVENTIONAL LOANS--Net of allowance for loan losses of $805 and $715 at
 December 31, 1998 and 1997, respectively........................................   544,636   578,487
OTHER LOANS--Net.................................................................       899       907
REAL ESTATE OWNED................................................................        82        --
PREMISES AND EQUIPMENT--Net......................................................     3,405     3,492
FEDERAL HOME LOAN BANK STOCK--At cost............................................     9,000     5,148
ACCRUED INTEREST RECEIVABLE......................................................     4,272     3,202
OTHER ASSETS.....................................................................       937       615
                                                                                   --------  --------
    Total assets.................................................................  $767,606  $675,684
                                                                                   ========  ========
                                                                                     1998      1997
                       LIABILITIES AND STOCKHOLDERS' EQUITY                        --------  --------
DEPOSITS:
  Passbook, club and other accounts..............................................  $ 73,578  $ 67,587
  Money market and NOW accounts..................................................    52,164    47,264
  Certificate accounts...........................................................   369,386   380,204
                                                                                   --------  --------
    Total deposits...............................................................   495,128   495,055
BORROWINGS.......................................................................   180,000    90,000
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE....................................    11,354    12,226
ACCRUED INTEREST ON DEPOSITS.....................................................       600       535
ACCRUED INTEREST ON BORROWINGS...................................................       863       332
ACCRUED INCOME TAXES.............................................................       120       229
DEFERRED TAX LIABILITY...........................................................     2,424     1,725
DIVIDENDS PAYABLE ON COMMON STOCK................................................       536       575
OTHER LIABILITIES................................................................     2,679     2,024
                                                                                   --------  --------
    Total liabilities............................................................   693,704   602,701
                                                                                   --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued
   or outstanding)...............................................................        --        --
  Common stock ($.01 par value; 20,000,000 shares authorized; 8,596,250 shares
   issued and 6,100,476 and 6,510,625 outstanding; one stock right per share)....        86        86
  Additional paid-in capital.....................................................    61,768    61,371
  Unearned ESOP shares...........................................................    (3,972)   (4,217)
  Unearned MRP shares............................................................    (3,839)   (4,290)
  Treasury stock, at cost (2,495,774 and 2,085,625 shares).......................   (38,918)  (32,077)
  Accumulated other comprehensive income, net of taxes...........................     1,179       117
  Retained earnings--substantially restricted....................................    57,598    51,993
                                                                                   --------  --------
    Total stockholders' equity...................................................    73,902    72,983
                                                                                   --------  --------
    Total liabilities and stockholders' equity...................................  $767,606  $675,684
                                                                                   ========  ========

 See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                     Years Ended December 31,
                                                    ---------------------------
                                                       1998     1997      1996
                                                    -------- --------  --------
INTEREST AND DIVIDEND INCOME:
  Conventional loans............................... $ 41,848 $ 41,397  $ 36,727
  Interest-bearing deposits........................    1,152    1,343       791
  Mortgage-backed securities.......................      284    3,148        --
  Federal funds sold...............................    1,212      497     1,965
  Investment securities............................    4,613    2,425     1,214
  Other loans......................................       58       67        71
  Federal Home Loan Bank stock.....................      482      349       239
                                                    -------- --------  --------
    Total interest and dividend income.............   49,649   49,226    41,007
                                                    -------- --------  --------
INTEREST EXPENSE:
  Deposits.........................................   24,813   26,686    21,859
  Borrowings.......................................    8,030    5,643       191
                                                    -------- --------  --------
    Total interest expense.........................   32,843   32,329    22,050
                                                    -------- --------  --------
NET INTEREST INCOME................................   16,806   16,897    18,957
PROVISION FOR LOAN LOSSES..........................       90       45        90
                                                    -------- --------  --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES............................................   16,716   16,852    18,867
                                                    -------- --------  --------
OTHER INCOME:
  Service fees and charges.........................      516      525       644
  Gain (loss) on sales of mortgage-backed
   securities available-for-sale...................       97       (8)       --
  Gain on sale of conventional loans...............       --      258        --
  Gain on sale of premise..........................       --       --       536
  Miscellaneous income.............................       30       54        18
                                                    -------- --------  --------
    Total other income.............................      643      829     1,198
                                                    -------- --------  --------
OTHER EXPENSES:
  Compensation, payroll taxes and fringe benefits..    3,227    2,953     2,844
  Federal insurance premiums.......................      305      261     3,418
  Office occupancy expense, excluding depreciation.      498      415       459
  Depreciation.....................................      296      296       244
  Computer services................................      224      218       206
  Miscellaneous expenses...........................    1,093      917     1,006
                                                    -------- --------  --------
    Total other expenses...........................    5,643    5,060     8,177
                                                    -------- --------  --------
INCOME BEFORE PROVISION FOR INCOME TAXES...........   11,716   12,621    11,888
                                                    -------- --------  --------
PROVISION FOR INCOME TAXES:
  Current:
   Federal.........................................    3,048    3,665     3,189
   State...........................................      809      976       725
  Deferred expense.................................       21      405       571
                                                    -------- --------  --------
    Total provision for income taxes...............    3,878    5,046     4,485
                                                    -------- --------  --------
NET INCOME.........................................    7,838    7,575     7,403
                                                    -------- --------  --------
OTHER COMPREHENSIVE INCOME, NET OF TAXES--
  Unrealized gain on investments...................    1,062      117        --
                                                    -------- --------  --------
COMPREHENSIVE INCOME............................... $  8,900 $  7,692  $  7,403
                                                    ======== ========  ========
BASIC EARNINGS PER SHARE........................... $   1.41 $   1.29  $   1.05
                                                    ======== ========  ========
DILUTED EARNINGS PER SHARE......................... $   1.35 $   1.23  $   1.02
                                                    ======== ========  ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

Consolidated Statements of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                    Preferred Stock    Common Stock    Additional Unearned
                                    ---------------- -----------------  Paid-in     ESOP
                                    Shares Par Value Shares  Par Value  Capital    Shares
                                    ------ --------- ------  --------- ---------- --------
BALANCE, DECEMBER 31, 1995.........   --      $--     8,596     $86     $ 83,524  $(6,636)
  Purchase of treasury stock.......   --       --      (838)     --           --       --
  Purchase of MRP shares...........   --       --        --      --           --       --
  Allocation of ESOP shares........   --       --        --      --          203      202
  Return of capital ($2.93 per
   share)..........................   --       --        --      --      (22,664)   1,980
  Dividends ($.37 per share).......   --       --        --      --           --       --
  Net income.......................   --       --        --      --           --       --
                                     ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31, 1996.........   --       --     7,758      86       61,063   (4,454)
  Purchase of treasury stock.......   --       --    (1,247)     --           --       --
  Allocation of MRP shares.........   --       --        --      --            8       --
  Allocation of ESOP shares........   --       --        --      --          300      237
  Change in unrealized gain in
   securities
   available-for-sale, net of taxes.  --       --        --      --           --       --
  Dividends ($.40 per share).......   --       --        --      --           --       --
  Net income.......................   --       --        --      --           --       --
                                     ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31, 1997.........   --       --     6,511      86       61,371   (4,217)
  Purchase of treasury stock.......   --       --      (424)     --           --       --
  Allocation of MRP shares.........   --       --        --      --           67       --
  Allocation of ESOP shares........   --       --        --      --          373      245
  Exercise of options..............   --       --        13      --          (43)      --
  Change in unrealized gain in
   securities
   available-for-sale, net of taxes.  --       --        --      --           --       --
  Dividends ($.40 per share).......   --       --        --      --           --       --
  Net income.......................   --       --        --      --           --       --
                                     ---      ---    ------     ---     --------  -------
BALANCE, DECEMBER 31, 1998.........   --      $--     6,100     $86     $ 61,768  $(3,972)
                                     ===      ===    ======     ===     ========  =======

                                                         Accumulated
                                                            Other
                                    Unearned            Comprehensive
                                      MRP     Treasury     Income,    Retained
                                     Shares    Stock    Net of Taxes  Earnings   Total
                                    --------  --------  ------------- --------  --------
BALANCE, DECEMBER 31, 1995......... $    --   $     --     $   --     $41,508   $118,482
  Purchase of treasury stock.......      --    (11,684)        --          --    (11,684)
  Purchase of MRP shares...........  (4,792)        --         --          --     (4,792)
  Allocation of ESOP shares........      --         --         --          --        405
  Return of capital ($2.93 per
   share)..........................      --         --         --          --    (20,684)
  Dividends ($.37 per share).......      --         --         --      (2,697)    (2,697)
  Net income.......................      --         --         --       7,403      7,403
                                    -------   --------     ------     -------   --------
BALANCE, DECEMBER 31, 1996.........  (4,792)   (11,684)        --      46,214     86,433
  Purchase of treasury stock.......      --    (20,393)        --          --    (20,393)
  Allocation of MRP shares.........     502         --         --          --        510
  Allocation of ESOP shares........      --         --         --          --        537
  Change in unrealized gain in
   securities
   available-for-sale, net of taxes.     --         --        117          --        117
  Dividends ($.40 per share).......      --         --         --      (1,796)    (1,796)
  Net income.......................      --         --         --       7,575      7,575
                                    -------   --------     ------     -------   --------
BALANCE, DECEMBER 31, 1997.........  (4,290)   (32,077)       117      51,993     72,983
  Purchase of treasury stock.......      --     (7,069)        --          --     (7,069)
  Allocation of MRP shares.........     451         --         --          --        518
  Allocation of ESOP shares........      --         --         --          --        618
  Exercise of options..............      --        228         --          --        185
  Change in unrealized gain in
   securities
   available-for-sale, net of taxes.     --         --      1,062          --      1,062
  Dividends ($.40 per share).......      --         --         --      (2,233)    (2,233)
  Net income.......................      --         --         --       7,838      7,838
                                    -------   --------     ------     -------   --------
BALANCE, DECEMBER 31, 1998......... $(3,839)  $(38,918)    $1,179     $57,598   $ 73,902
                                    =======   ========     ======     =======   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                  Year Ended December 31,
                                                ------------------------------
                                                  1998       1997      1996
                                                ---------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................... $   7,838  $  7,575  $   7,403
  Adjustments to reconcile net income to net
   cash
   provided by operating activities:
   Depreciation................................       296       296        244
   Deferred income taxes.......................        21       405        571
   Amortization of premiums and accretion of          (19)      195        (11)
    discounts..................................
   Provision for loan loss.....................        90        45         90
   Compensation expense--allocations of ESOP        1,175     1,055        930
    and MRP shares.............................
   Gain on sale of real estate owned...........       (13)      (37)        --
   Gain on sale of conventional loans..........        --      (258)        --
   Loss (gain) on sale of mortgage-backed             (97)        8         --
    securities available-for-sale..............
   Gain on sale of premise.....................        --        --       (536)
   Net proceeds from sale of conventional              --    29,662         --
    loans......................................
   Increase or decrease in assets and
    liabilities:
    Accrued interest receivable................    (1,069)     (444)       (81)
    Accrued interest on deposits...............        65        32        165
    Accrued interest on borrowings.............       531       141        191
    Accrued income taxes.......................      (109)      148         58
    Other assets...............................      (322)     (170)      (337)
    Other liabilities..........................       296      (100)     1,073
    Dividends payable..........................       (39)     (138)      (713)
                                                ---------  --------  ---------
  Net cash provided by operating activities....     8,644    38,415      9,047
                                                ---------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available-   (132,770)  (25,947)        --
   for-sale....................................
  Purchase of mortgage-backed securities               --   (92,528)        --
   available-for-sale..........................
  Net decrease (increase) in Federal Funds.....   (34,625)   71,325    (20,850)
  Maturity of investment securities held-to-           --     5,000      5,000
   maturity....................................
  Maturity of investment securities available-     10,000    10,000         --
   for-sale....................................
  Principal paydowns on mortgage-backed             1,402    14,000         --
   securities available-for-sale...............
  Net proceeds from sale of mortgage-backed        30,352    46,668         --
   securities available-for-sale...............
  Principal paydowns on investment securities       3,974        --         --
   available-for-sale..........................
  Net decrease (increase) in conventional          33,958   (78,145)  (115,575)
   loans.......................................
  Net decrease in other loans..................         8        42         10
  Purchase of Federal Home Loan Bank stock.....    (3,852)   (1,149)      (990)
  Net proceeds from sale of real estate owned..       128       342        178
  Net proceeds from sale of premises...........        --        --        915
  Purchase of premises and equipment...........      (209)      (96)      (714)
                                                ---------  --------  ---------
  Net cash used in investing activities........   (91,634)  (50,488)  (132,026)
                                                ---------  --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts...........    10,891     3,704        (23)
  Net increase (decrease) in certificate
   accounts....................................   (10,818)    7,410     92,553
  Advances by borrowers for taxes and
   insurance...................................      (872)    1,404      2,277
  Net increase in borrowings...................    90,000    20,000     70,000
  Dividends paid...............................    (2,271)   (1,935)    (1,984)
  Return of capital............................        --        --    (20,684)
  Purchase of MRP stock........................        --        --     (4,792)
  Proceeds from stock options exercised........       149        --         --
  Purchase of treasury stock...................    (7,069)  (20,393)   (11,684)
                                                ---------  --------  ---------
  Net cash provided by financing activities....    80,010    10,190    125,663
                                                ---------  --------  ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS...................................    (2,980)   (1,883)     2,684
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...    24,523    26,406     23,722
                                                ---------  --------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......... $  21,543  $ 24,523  $  26,406
                                                =========  ========  =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
   Interest on deposits and advances by
    borrowers for taxes and insurance.......... $  24,747  $ 26,655  $  21,693
   Interest on borrowings......................     7,500     5,502         --
   Income taxes................................     3,936     4,606      3,870
  Noncash transactions:
   Transfers from conventional loans to real
    estate acquired through foreclosure........       201       104        229
   Increase in additional paid-in capital--ESOP
    and MRP allocations........................       397       308        203
   Transfers from conventional mortgage loans
    to conventional mortgage loans, held-for-
    sale.......................................        --    29,989         --
   Unrealized appreciation on securities
    available-for-sale.........................     1,741       192         --

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT
Notes to Consolidated Financial Statements
Years Ended December 31, 1998, 1997 and 1996
--------------------------------------------------------------------------------

1.BASIS OF PRESENTATION

  The principal business of the Company is to operate a traditional customer oriented savings and loan association. The Association's business is pri-marily conducted through six branch offices located throughout the suburban Pittsburgh, Pennsylvania area and its principal office in the borough of Bellevue. The Company's principal executive office is located in Wilming-ton, Delaware.

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

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with general practices within the banking industry. In preparing such consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses dur-ing the period. Actual results could differ from those estimates.

2.RETURN OF CAPITAL

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

    The Association services mortgage loans for the Federal National Mort-gage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 1998 and 1997, restricted cash of approximately $502,000 and $634,000, respectively, has been segregated on the books of the Association.

    The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $1,004,000 and $860,000 for the years ended December 31, 1998 and 1997, respectively.

  c. Investment and Mortgage-Backed Securities--First Bell follows Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for
     Certain Debt and Equity Securities," for investment and mortgage-backed securities. Investment and mortgage-backed securities that may be sold as part of First
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     Bell's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and prepayment risk or other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as other comprehensive income and as a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are computed using the specific identification cost basis.

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

  e. Servicing of Loans--The total amount of loans serviced for others was $24,388,000, $31,407,000, and $4,173,000 at December 31, 1998, 1997 and
     1996, respectively. During 1997, $29,989,000 of conventional mortgage loans were sold to FNMA in which the servicing of such loans were main-tained by the Association and a related servicing asset of $237,000 was recorded. The servicing asset is being amortized over the expected life of the servicing agreement.

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

  j. Income Taxes--The Company follows the provisions of SFAS No. 109, "Ac-counting for Income Taxes." SFAS No. 109 requires the asset and liabil-ity method of accounting for income taxes, under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the fi-nancial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

  k. New Accounting Pronouncements

    Other Comprehensive Income--The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 130, "Reporting Comprehensive Income," which became effective for financial statements for fiscal years begin-ning after December 15, 1997. SFAS No. 130 establishes standards for re-porting and display of comprehensive income and its components (reve-nues, expenses, gains and losses) in a full set of general-purpose financial statements.

    For the years ended December 31, 1997 and 1996, the financial statements have been reclassified for comparative purposes.

    The following table sets forth the related tax effects allocated to each element of comprehensive income for the years ended December 31, 1998 and 1997:

                                        1998                       1997
                              -------------------------  ------------------------
                               Pre-               Net-    Pre-              Net-
                               tax    (Expense)  of-tax   tax   (Expense)  of-tax
                              Amount  or Benefit Amount  Amount or Benefit Amount
                              ------  ---------- ------  ------ ---------- ------
       Unrealized gains
        (losses) on
        securities:
        Unrealized holding
         gains (losses)
         arising during
         period.............. $1,993    $(872)   $1,121   $197     $(85)    $112
        Less:
         reclassification
         adjustment for
         (gains) losses
         realized in net
         income..............    (97)      38       (59)     8       (3)       5
                              ------    -----    ------   ----     ----     ----
        Net unrealized gains
         (losses)............  1,896     (834)    1,062    205      (88)     117
                              ------    -----    ------   ----     ----     ----
       Other comprehensive
        income............... $1,896    $(834)   $1,062   $205     $(88)    $117
                              ======    =====    ======   ====     ====     ====

    The following table sets forth the components of accumulated other com-prehensive income for the years ended December 31, 1998 and 1997:

                                                                     1998  1997
                                                                    ------ ----
       Beginning Balance........................................... $  117 $ --
       Net unrealized gains on securities, net of taxes............    985  117
                                                                    ------ ----
       Ending balance.............................................. $1,062 $117
                                                                    ====== ====

    First Bell held no available-for-sale securities during 1996.

    Segment Information--In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," which was effective for financial statements for periods beginning after December 15, 1997. This statement redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has deter-mined that it only has one operating segment which is the operation of a bank, therefore, will not be presenting any further segment information.

    Pension and Other Post-Retirement Benefits--In February 1998, the FASB issued Statement No. 132, "Employers' Disclosure About Pension and Other Post-Retirement Benefits." This statement will require certain footnote disclosures related to pension and other retiree benefits and will have no impact on the Company's financial position or results of operations. Implementation of this standard is reflected in Note 17 to these finan-cial statements.

  l. Earnings Per Share--FASB recently issued SFAS No. 128, "Earnings Per Share," which became effective for financial statements for periods end-ing after December 15, 1997. SFAS No. 128 establishes standards for com-puting and presenting earnings per share ("EPS"). It simplifies the standards for computing EPS and makes them comparable to international
     EPS.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

    Basic EPS is computed by dividing net income available to common stock-holders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive securities, by the weighted average number of common shares outstanding, adjusted for dilutive secu-rities.

    For the year ended December 31, 1996 EPS has been restated to conform with the provisions of SFAS No. 128.

  m. Treasury Stock--Treasury stock is recorded at cost.

  n. Interest Rate Risk--A significant portion of the Company's assets con-sist of long-term fixed-rate residential mortgage loans, while a signif-icant portion of the Company's liabilities consist of deposits with con-siderably shorter terms. As a result of these differences in the maturities of assets and liabilities, any significant increase in inter-est rates will have an adverse effect on the Company's results of opera-tions. To manage this interest rate risk, the Company maintains high levels of liquid assets to enable it to quickly respond to changes in interest rates.

4.STOCKHOLDER RIGHTS PLAN

  The Company adopted a Stockholder Rights Plan on November 18, 1998 in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of busi-ness on November 30, 1998 and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date.

  Each Right will entitle stockholders to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $50.00. The Rights will be exercisable only if a person or group acquires benefi-cial ownership of 10% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 10% or more of the Company's outstanding Com-mon Stock.

  If any person becomes the beneficial owner of 10% or more of Company's Com-mon Stock or a holder of 10% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstand-ing, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series A Preferred Stock having a market value equal to twice the then-current exercise price. In addition, if First Bell is involved in a merger or other business combination transactions with another person after which its Common Stock does not remain outstand-ing, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

  First Bell will generally be entitled to redeem the Rights at $0.01 per right at any time until the 10th business day following public announcement that a person or group has acquired 10% or more of the Company's Common Stock.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

-------------------------------------------------------------------------------

5.INVESTMENT SECURITIES HELD-TO-MATURITY

  The following is a summary of investment securities held-to-maturity at De-cember 31 (in thousands):

                                                          1998
                                         ---------------------------------------
                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
                                           Cost       Gain       Loss     Value
                                         --------- ---------- ---------- -------
  Treasury bills........................  $9,976      $701       $--     $10,677
  Other investments.....................       4        85        --          89
                                          ------      ----       ---     -------
                                          $9,980      $786       $--     $10,766
                                          ======      ====       ===     =======

                                                          1997
                                         ---------------------------------------
                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
                                           Cost       Gain       Loss     Value
                                         --------- ---------- ---------- -------
  Treasury bills........................  $9,969      $516       $--     $10,485
  Other investments.....................       4        64        --          68
                                          ------      ----       ---     -------
                                          $9,973      $580       $--     $10,553
                                          ======      ====       ===     =======

  The carrying value and fair value of investment securities held-to-maturity by contractual maturity as of December 31, 1998, are shown below (in thousands):

                                                              Amortized  Fair
                                                                Cost     Value
                                                              --------- -------
  Due within one year........................................  $4,997   $ 5,063
  Due after five years through ten years.....................   4,983     5,703
                                                               ------   -------
                                                               $9,980   $10,766
                                                               ======   =======

  There were no sales of investment securities held-to-maturity during the years ended December 31, 1998, 1997 and 1996.

6.INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  These investments consist of municipal securities and collateralized mort-gage obligations ("CMO's"). The following is a summary of investment secu-rities available-for-sale at December 31, 1998 and 1997 (in thousands):

                                                          1998
                                        ----------------------------------------
                                                    Gross      Gross
                                        Amortized Unrealized Unrealized   Fair
                                          Cost      Gain       Loss      Value
                                        --------- ---------- ---------- --------
   Municipal Securities................ $117,159    $1,980     $(153)   $118,986
   CMO's...............................   17,584       107        --      17,691
                                        --------    ------     -----    --------
                                        $134,743    $2,087     $(153)   $136,677
                                        ========    ======     =====    ========
                                                          1997
                                        ----------------------------------------
   CMO's............................... $ 15,940       $--     $ (38)   $ 15,902
                                        ========    ======     =====    ========

  There were no investment securities available-for-sale held by the Company during the year ended December 31, 1996. There were no sales of investment securities available-for-sale during the years ended December 31, 1998 and 1997.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The carrying value and fair value of investment securities available-for-sale by contractual maturity as of December 31, 1998, are shown below (in thousands):

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
  Due after five years through ten years.................... $ 17,515  $ 17,516
  Due after ten years.......................................  117,228   119,161
                                                             --------  --------
                                                             $134,743  $136,677
                                                             ========  ========

  The expected maturity may differ from the contractual maturity for the mu-nicipal securities because most of these securities have a call feature that is earlier than the contractual maturity date. For the CMO's, the ex-pected maturity may differ from the contractual maturity because borrowers may have the right to prepay obligations with or without prepayment penal-ties.

7.MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

  There were no mortgage-backed securities available-for-sale held at Decem-ber 31, 1998.

  The following is a summary of mortgage-backed securities available-for-sale held at December 31, 1997 (in thousands):

                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Fair
                                          Cost       Gain       Loss     Value
                                        --------- ---------- ---------- -------
  Federal National Mortgage
   Association.........................  $ 4,912     $ 15       $--     $ 4,927
  Government National Mortgage
   Association.........................   26,742      216        --      26,958
                                         -------     ----       ---     -------
                                         $31,654     $231       $--     $31,885
                                         =======     ====       ===     =======

  Proceeds from sales of mortgage-backed securities available-for-sale were $30,352,000 and $46,668,000 for the years ended December 31, 1998 and 1997, respectively, resulting in gross gains of $200,000 and $94,000 for the years ended December 31, 1998 and 1997, respectively, and gross losses of $103,000 and $102,000 for the years ended December 31, 1998 and 1997, re-spectively. There were no sales of such securities during 1996. There were no mortgage-backed securities held by the Company during the year ended De-cember 31, 1996.

8.CONVENTIONAL LOANS

  The following is a summary of conventional loans as of December 31, 1998 and 1997 (in thousands):

                                                                 1998     1997
                                                               -------- --------
  Conventional mortgages...................................... $535,864 $568,405
  Residential construction loans..............................   17,924   25,563
  Multi-family loans..........................................      651      860
  Second mortgage loans.......................................    4,508      268
                                                               -------- --------
                                                                558,947  595,096
  Less:
  Deferred net loan origination fees..........................    3,152    3,822
  Undisbursed portion of construction loans in process........   10,354   12,072
  Allowance for loan losses...................................      805      715
                                                               -------- --------
                                                               $544,636 $578,487
                                                               ======== ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

-------------------------------------------------------------------------------

  Conventional mortgages consist of one-to-four family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. The Company's borrowers ability to repay the loans outstanding is, therefore, dependent on the economy of that area.

  Nonaccrual loans totaled $498,000 and $634,000 at December 31, 1998 and 1997, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total nonaccrual loans amounted to $32,000, $29,000 and $24,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

  During 1997, the Company reclassified approximately $29,989,000 of conven-tional mortgages classified as held to maturity to held-for-sale, and sub-sequently sold all such conventional mortgages, resulting in a gain of ap-proximately $258,000. The Company reclassified and sold such mortgages in efforts to better manage the Company's interest rate risk.

9.ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses for the years ended December 31 (in thousands):

                                                                  1998 1997 1996
                                                                  ---- ---- ----
  Balance, beginning of year..................................... $715 $665 $575
  Provision for loan losses......................................   90   45   90
  Loans charged off..............................................   --   --   --
  Recovery of previous loan chargeoffs...........................   --    5   --
                                                                  ---- ---- ----
  Balance, end of year........................................... $805 $715 $665
                                                                  ==== ==== ====

10.PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment as of December 31 (in thousands):

                                                                   1998   1997
                                                                  ------ ------
  Land and land improvements..................................... $  351 $  351
  Office buildings and leasehold improvements....................  3,973  3,815
  Furniture, fixtures and equipment..............................  1,722  1,671
                                                                  ------ ------
                                                                   6,046  5,837
  Less accumulated depreciation and amortization.................  2,641  2,345
                                                                  ------ ------
                                                                  $3,405 $3,492
                                                                  ====== ======

  During the year ended December 31, 1996, the Association's branch office, which was located in the central business district in the City of Pitts-burgh, was sold for $915,000 resulting in a gain of $536,000. The sale of the building was the result of a redevelopment project undertaken by the City of Pittsburgh to enhance the downtown retail business district. The branch was relocated to a new leased location in the same general area.

  The Company leases certain of its branch offices under various operating leases. Some of these leases contain renewal and extension clauses. The following is a summary of the future minimum lease payments under these op-erating leases (in thousands):

         Year Ending           Minimum Lease
        December 31,             Payments
        ------------           -------------
          1999                     $164
          2000                      170
          2001                      178
          2002                      113
          2003                      100
          2004 and thereafter       243

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  Rental expense under these leases was approximately $163,000, $161,000 and $113,000 for the years ended December 31, 1998, 1997 and 1996, respective-ly.

11.DEPOSITS

  The following is a summary of deposits and stated interest rates as of De-cember 31 (in thousands):

                                                 Stated Rate    1998     1997
                                                ------------- -------- --------
  Balance by interest rate:
   Passbook, club and other accounts........... 3.00%-- 4.45% $ 73,578 $ 67,587
                                                              -------- --------
   Money market and NOW accounts............... 0.00%-- 3.21%   52,164   47,264
                                                              -------- --------
   Certificate accounts........................ 3.00%-- 5.50%  175,279   74,933
                                                5.51%-- 6.00%  123,361  156,885
                                                6.01%-- 6.50%   47,976  115,491
                                                6.51%-- 7.50%   16,779   26,200
                                                7.51%-- 8.50%    2,806    2,855
                                                8.51%-- 9.50%    2,887    3,559
                                                9.51%--10.50%      298      281
                                                              -------- --------
                                                               369,386  380,204
                                                              -------- --------
                                                              $495,128 $495,055
                                                              ======== ========

  Noninterest-bearing demand deposits were approximately $5,428,000 and $3,610,000 at December 31, 1998 and 1997, respectively.

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Fed-eral Deposit Insurance Corporation ("FDIC").

  The following is a summary of certificate accounts by contractual maturity at December 31, 1998 (in thousands):

        Contractual Maturity
        --------------------
           1999                 $236,457
           2000                   59,308
           2001                   30,035
           2002                    9,573
           2003                   16,925
           2004                    2,715
           2005 and thereafter    14,373
                                --------
                                $369,386
                                ========

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $38,128,000 and $37,828,000 at December 31, 1998 and 1997,
  respectively. Deposits in excess of $100,000 are not insured by the SAIF.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

12.BORROWINGS

  The following is a summary of borrowings as of December 31, (in thousands):

   1998
   Amount               Rate                             Type                          Maturity Date
   ------               ----                             -----                         -------------
   $70,000              5.46%(1)                         Fixed                         March 2002
    40,000              5.79%(2)                         Fixed                         April 2008
    25,000              5.66%(2)                         Fixed                         May 2008
    45,000              5.60%(2)                         Fixed                         June 2008
   1997
   Amount               Rate                             Type                          Maturity Date
   ------               ----                             -----                         -------------
   $70,000              5.46%(1)                         Fixed                         March 2002
    20,000              6.50%                            Fixed                         January 1998

  The above borrowings are secured by the assets of the Company.
  -------
  (1) At December 31, 1998, the interest rate was fixed at 5.46%. Every six months the Federal Home Loan Bank ("FHLB") has the option to convert this interest rate to an adjustable rate based on the three-month Lon-don Interbank Offered Rate ("LIBOR").
  (2) The FHLB has the option to covert this interest rate to an adjustable rate based on the three-month LIBOR at the five year anniversary date of the borrowings origination, which will occur in the second quarter of 2003.

13.REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

  The Association is subject to various regulatory capital requirements ad-ministered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional dis-cretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective ac-tion, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practic-es. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. Effective in April 1999, the minimum Tier I Capital to total assets ratio changed to 4.00% and the increase in the Tier I Capital to total assets ratio will not materially impact the Association. Management believes, as of December 31, 1998, that the Association meets all capital adequacy requirements to which it is sub-ject.

  The most recent notification from the Office of Thrift Supervision catego-rized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the As-sociation must maintain minimum Total Capital to risk- weighted assets,
  Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The Association had the following amounts of capital and capital ratios at December 31, 1998 and 1997 (in thousands):

                                                                 To Be Well
                                                For Capital   Capitalized Under
                                                 Adequacy     Prompt Corrective
                                   Actual        Purposes     Action Provisions
                                -------------  -------------  ------------------
                                Amount  Ratio  Amount  Ratio    Amount   Ratio
                                ------- -----  ------- -----  --------- --------
  As of December 31, 1998:
    Total Capital (to risk-
     weighted assets).......... $74,264 22.41% $26,515 8.00%    $33,144   10.00%
    Tier I Capital (to risk-
     weighted assets)..........  73,459 22.16      N/A  N/A      19,886    6.00
    Tier I Capital (to total
     assets)...................  73,459  9.53   23,123 3.00      38,539    5.00
    Tangible Capital...........  73,459  9.53   11,562 1.50         N/A     N/A
  As of December 31, 1997:
    Total Capital (to risk-
     weighted assets).......... $72,523 23.39% $24,810 8.00%    $31,012   10.00%
    Tier I Capital (to risk-
     weighted assets)..........  71,808 23.15      N/A  N/A      18,607    6.00
    Tier I Capital (to total
     assets)...................  71,808 10.59   20,341 3.00      33,902    5.00
    Tangible Capital...........  71,808 10.59   10,171 1.50         N/A     N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $331,439,000 and $310,121,000 at December 31, 1998 and 1997, respectively.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 1998, the maximum dividend the Association may de-clare and pay to First Bell is approximately $31,745,000.

14.EARNINGS PER SHARE

  Both basic and diluted earnings per share are calculated as of December 31 as follows (in thousands, except per share amounts):

                                                                 Weighted
                                                                 Average   Per
                                                          Income  Shares  Share
  1998                                                    ------ -------- -----
  Income available to common stockholders................ $7,838  6,411
  Unearned ESOP shares...................................     --   (581)
  Unearned MRP shares....................................     --   (275)
                                                          ------  -----
  Basic earnings per share...............................  7,838  5,555   $1.41
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --     99
   Stock options.........................................     --    156
                                                          ------  -----
  Diluted earnings per share............................. $7,838  5,810   $1.35
                                                          ======  =====   =====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

                                                                 Weighted
                                                                 Average   Per
                                                          Income  Shares  Share
  1997                                                    ------ -------- -----
  Income available to common stockholders................ $7,575  6,784
  Unearned ESOP shares...................................     --   (615)
  Unearned MRP shares....................................     --   (308)
                                                          ------  -----
  Basic earnings per share...............................  7,575  5,861   $1.29
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --    129
   Stock options.........................................     --    144
                                                          ------  -----
  Diluted earnings per share............................. $7,575  6,134   $1.23
                                                          ======  =====   =====
                                                                 Weighted
                                                                 Average   Per
                                                          Income  Share   Share
  1996                                                    ------ -------- -----
  Income available to common stockholders................ $7,403  8,051
  Unearned ESOP shares...................................     --   (649)
  Unearned MRP shares....................................     --   (344)
                                                          ------  -----
  Basic earnings per share...............................  7,403  7,058   $1.05
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --    180
   Stock options.........................................     --     14
                                                          ------  -----
  Diluted earnings per share............................. $7,403  7,252   $1.02
                                                          ======  =====   =====

15.INTEREST EXPENSE

  The following is a summary of interest expense on deposits for the year ended December 31 (in thousands):

                                                         1998    1997    1996
                                                        ------- ------- -------
  Passbook, club and other accounts.................... $ 2,480 $ 2,288 $ 2,314
  Money market and NOW accounts........................   1,147   1,092   1,040
  Certificate accounts.................................  21,186  23,306  18,505
                                                        ------- ------- -------
                                                        $24,813 $26,686 $21,859
                                                        ======= ======= =======

16.INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences be-tween the carrying amounts of assets and liabilities for financial report-ing purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax liability at December 31 as follows (in thousands):

                                                                1998     1997
                                                               -------  -------
  Deferred Tax Assets:
   Deferred loan origination fees............................. $    --  $    --
   Other......................................................     193      171
                                                               -------  -------
    Total deferred tax assets.................................     193      171
                                                               -------  -------
  Deferred Tax Liabilities:
   Deferred loan origination fees.............................    (750)    (482)
   Allowance for loan losses..................................    (680)    (903)
   Depreciation on premises and equipment.....................    (239)    (252)
   Other......................................................    (948)    (259)
                                                               -------  -------
    Total deferred tax liabilities............................  (2,617)  (1,896)
                                                               -------  -------
    Net deferred tax liability................................ $(2,424) $(1,725)
                                                               =======  =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The provision for income taxes consists of the following components for the year ended December 31 (in thousands):

                                                             1998   1997   1996
                                                            ------ ------ ------
  Current:
   Federal................................................. $3,048 $3,665 $3,189
   State...................................................    809    976    725
  Deferred expense.........................................     21    405    571
                                                            ------ ------ ------
    Total provision for income taxes....................... $3,878 $5,046 $4,485
                                                            ====== ====== ======

  The following table presents the principal components of deferred income tax expense as of December 31 (in thousands):

                                                            1998   1997  1996
                                                            -----  ----  -----
  Allowance for loan losses................................ $(221) $(13) $(123)
  Deferred loan origination fees...........................   269   425    550
  Depreciation differences.................................   (12)    4     (6)
  Other--net...............................................   (15)  (11)   150
                                                            -----  ----  -----
                                                            $  21  $405  $ 571
                                                            =====  ====  =====

  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
  Statutory tax rate.......................................... 34.0% 34.0% 34.0%
  State income taxes..........................................  4.6   5.2   4.0
  Tax exempt interest income.................................. (5.8)   --    --
  Other--net..................................................  0.3   0.8  (0.3)
                                                               ----  ----  ----
    Effective tax rate........................................ 33.1% 40.0% 37.7%
                                                               ====  ====  ====

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

17.EMPLOYEE BENEFIT PLANS

  Defined Benefit Pension Plan--The Company has a defined benefit pension plan for substantially all employees. The benefits of the defined benefit plan are generally based on the years of service and the employee's compen-sation during the last five years of employment.

  The Defined Benefit Pension Plan was amended in the current year to freeze benefit accruals effective March 31, 1998 and to fully vest all active Participants on April 1, 1998. Such amendment constitutes a curtailment as defined by SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination
  Benefits." The effects of such curtailment are reflected in the following tables.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

  The following tables reconcile the projected benefit obligation, plan as-sets, funded status, and accrued/prepaid pension cost of the plan for the years ended December 31 (in thousands):

                                                                 1998    1997
                                                                ------  ------
  CHANGE IN PROJECTED BENEFIT OBLIGATION
   Projected benefit obligation at beginning of year........... $1,182  $1,041
   Service cost................................................     18      64
   Interest cost...............................................     77      76
   Curtailment.................................................    (68)     --
   Benefits paid...............................................    (78)    (44)
   Actuarial (gain) or loss....................................    (58)      3
   Change in discount rate.....................................     39      42
                                                                ------  ------
   Projected benefit obligation at end of year................. $1,112  $1,182
                                                                ======  ======
  CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year.............. $1,173  $1,073
   Actual return on plan assets................................     73      63
   Employer contributions......................................     76      81
   Benefits paid...............................................    (78)    (44)
                                                                ------  ------
   Fair value of plan assets at end of year.................... $1,244  $1,173
                                                                ======  ======
  FUNDED STATUS
   Funded status at end of year................................ $  132  $   (9)
   Unrecognized net actuarial loss.............................    126     213
   Unrecognized prior service cost.............................     --    (119)
   Unrecognized transition asset...............................    (47)    (53)
                                                                ------  ------
   Net amount recognized....................................... $  211  $   32
                                                                ======  ======
   Amounts recognized in the consolidated balance sheets
    consist of:
    Prepaid benefit cost....................................... $  211  $   32
    Accrued benefit liability..................................     --      --
    Intangible asset...........................................     --      --
    Amount included in comprehensive income....................     --      --
                                                                ------  ------
   Net amount recognized....................................... $  211  $   32
                                                                ======  ======
  DEVELOPMENT OF (ACCRUED) PREPAID PENSION COST
   Prepaid pension cost at beginning of year................... $   32  $   13
   FAS 87 net periodic pension cost (income)...................    103    (62)
   Contributions...............................................     76      81
                                                                ------  ------
   Prepaid pension cost at end of year......................... $  211  $   32
                                                                ======  ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  Net periodic pension cost for the defined benefit plan includes the follow-ing components for the year ended December 31 (in thousands):

                                                              1998   1997  1996
                                                              -----  ----  ----
  Components of Net Periodic Pension Cost
   Service cost--benefits earned during the period........... $  18  $ 65  $ 82
   Interest cost on projected benefit obligation.............    77    76    68
   Expected return on assets.................................   (74)  (70)  (65)
   Amortization of initial unrecognized net obligation or
    (net asset) as of January 1, 1987........................    (5)   (5)   (5)
   Amortization of prior service cost........................    (2)   (7)   (7)
   Recognized net actuarial (gain) or loss...................    --     3     7
                                                              -----  ----  ----
   FAS 87 net periodic pension cost..........................    14    62    80
   Curtailment recognized during the year....................  (117)   --    --
                                                              -----  ----  ----
  Total net periodic pension (income) cost................... $(103) $ 62  $ 80
                                                              =====  ====  ====

  The following rate assumptions were used in the plan accounting as of De-cember 31:

                                                               1998  1997  1996
                                                               ----  ----  ----
  Discount rate............................................... 6.70% 7.00% 7.25%
  Rate of compensation increases.............................. 5.00% 6.00% 6.00%
  Expected long-term rate of return on plan assets............ 6.75% 7.00% 7.50%

  Deferred Supplemental Compensation Plan--During 1992, the Board of Direc-tors approved a supplemental deferred compensation plan for the President of the Association. The plan provides that the President will receive de-ferred compensation in an amount up to $60,000 per year based upon the re-turn on assets of the Company for the prior year. The compensation will be paid to the President upon his retirement. For the years ended December 31, 1998, 1997 and 1996, deferred compensation expenses under this plan were $60,000 each year.

  401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings con-tributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded un-der this plan for the years ended December 31, 1998, 1997 and 1996, was ap-proximately $9,800, $9,200 and $6,400, respectively.

  Employee Stock Ownership Plan--The Association has established the Bell Federal Savings and Loan Association of Bellevue Employee Stock Ownership
  Plan ("ESOP") which covers substantially all employees. The shares for the plan were purchased with the proceeds of a loan from the Company which will be repaid through the operations of the Association. Shares are allocated to employees, as principal and interest payments are made to the Company.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

  Compensation expense related to the ESOP for 1998, 1997 and 1996, totaled $586,000, $537,000 and $405,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest ex-pense on the loan are eliminated in these consolidated financial state-ments. The fair value of unallocated ESOP shares at December 31, 1998 was approximately $8,704,000. Shares held by the ESOP were as follows as of De-cember 31:

                                                       1998     1997     1996
                                                      -------  -------  -------
   Unallocated shares, beginnning of year............ 596,089  629,622  663,578
   Shares released for allocation.................... (34,527) (33,533) (33,956)
                                                      -------  -------  -------
   Unallocated Shares, end of year................... 561,562  596,089  629,622
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

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1998                                                 ------ -------- --------
   As reported......................................... $7,838  $1.41    $1.35
   Pro forma...........................................  7,500   1.35     1.29
                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1997                                                 ------ -------- --------
   As reported......................................... $7,575  $1.29    $1.23
   Pro forma...........................................  7,025   1.20     1.15
                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1996                                                 ------ -------- --------
   As reported......................................... $7,403  $1.05    $1.02
   Pro forma...........................................  7,067   1.00     0.97

  The fair value of each option grant is estimated on the date of grant using the Black Sholes option pricing model with the following weighted average assumptions used for options granted in each respective year:

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
   Expected lives............................................ 9 Years  10 Years

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  The following summarizes the activity in the Stock Option Plan for the year ended December 31:

                                                     1998      1997      1996
                                                   --------  --------  --------
   Options outstanding, beginning of year.........  437,288   361,037        --
   Options granted................................       --        --   361,037
   Equitable right adjustment.....................       --    89,113        --
   Options exercised..............................  (13,931)       --        --
   Options forfeited..............................  (42,871)  (12,862)       --
                                                   --------  --------  --------
   Options outstanding, end of year...............  380,486   437,288   361,037
                                                   ========  ========  ========
   Weighted average exercise price, end of year...   $10.70    $10.70    $13.38
                                                   ========  ========  ========
   Options exercisable, end of year...............  152,188    90,030        --
                                                   ========  ========  ========
   Options available for grant, end of year.......  465,208   422,337   498,588
                                                   ========  ========  ========
   Weighted-average fair value of options granted
    during the year...............................      $--    $10.25     $4.70
                                                   ========  ========  ========
   Remaining contractual life of outstanding
    options.......................................  8 Years   9 Years  10 Years

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

  The following summarizes activity in the MRP for the year ended December
  31:

                                                       1998     1997     1996
                                                      -------  -------  -------
   Awards outstanding, beginning of year............. 129,428  180,260       --
   Awards granted....................................   2,100    1,500  183,760
   Awards forfeited..................................      --  (16,280)  (3,500)
   Awards vested..................................... (32,357) (36,052)      --
                                                      -------  -------  -------
   Awards outstanding, end of year...................  99,171  129,428  180,260
                                                      =======  =======  =======
   Total MRP shares, end of year..................... 275,441  307,798  343,850
                                                      =======  =======  =======

  Shares vest under the current awards at 20% per year, commencing one year from the date of grant subject to the attainment of certain performance goals. The cost of unearned shares related to these awards, included as a separate component of stockholders' equity, aggregated $3,839,000 and $4,290,000 at December 31, 1998 and 1997, respectively. Compensation cost is recorded over the five-year period as shares are earned based on the av-erage fair market value of stock during the fiscal year. The expense for the years ended December 31, 1998 and 1997, was $590,000 and $518,000, re-spectively. Terminated employees forfeit any non-vested awards.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

18.COMMITMENTS AND CONTINGENCIES

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

                                                  1998              1997
                                            ----------------- -----------------
                                            Notional Notional Notional Notional
                                            Amount    Rate    Amount     Rate
                                            -------- -------- -------- --------
   3--5 year adjustable rate mortgages..... $    --      --%  $   737    6.38%
   15 year fixed rate mortgages............   6,688    6.55       437    7.13
   30 year fixed rate mortgages............   9,785    7.00     4,044    7.38
   Construction mortgages..................  10,354    6.81    12,687    7.38
   Home equity loans.......................     594    6.74        --      --
   Available line of credit................   1,233    7.91        --      --
                                            -------           -------
                                            $28,654           $17,905
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

  In addition, at December 31, 1998 the Company has committed to purchase $24,905,000 of municipal securities.

19.FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments as of December 31 are as follows (in thousands):

                                                   1998              1997
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                             Amount    Value   Amount    Value
                                             -------- -------- -------- --------
   Assets:
     Cash and noninterest-bearing deposits.  $  3,041 $  3,041 $  2,580 $  2,580
     Interest-bearing deposits.............    18,502   18,502   21,943   21,943
     Federal Funds sold....................    36,175   36,175    1,550    1,550
     Investment securities held-to-
      maturity.............................     9,980   10,766    9,973   10,485
     Investment securities available-for-
      sale.................................   136,677  136,677   15,902   15,902
     Mortgage-backed securities available-
      for-sale.............................        --       --   31,885   31,885
     Conventional loans....................   544,636  551,979  578,487  581,058
     Federal Home Loan Bank stock..........     9,000    9,000    5,148    5,148
   Liabilities:
     Passbook, club, money market, NOW and
      other accounts.......................  $125,742 $125,742 $114,851 $114,851
     Certificate accounts..................   369,386  374,411  380,204  382,976
     Borrowings............................   180,000  189,646   90,000   90,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
a. Cash and Noninterest-bearing Deposits, Interest-bearing Deposits and Federal Funds Sold--For cash and noninterest-bearing deposits, interest- bearing de-posits and Federal funds sold, the fair value is estimated as the carrying amount.

b. Investment Securities Held-to-Maturity, Investment Securities Available-for-Sale and Mortgage-backed Securities Available-for-Sale--Fair values for these securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

c. Conventional Loans--For conventional mortgages, fair value is estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

d. Passbook, Club, Money Market, NOW and Other Accounts--The fair value of these accounts is the amount payable on demand, or the carrying amount at the reporting date.

e. Certificate Accounts--The fair value of fixed-maturity certificates of de-posit is estimated by discounting future cash flows using the rates cur-rently offered for deposits of similar remaining maturities.

f. Borrowings--The fair value of borrowings is estimated as the present value of the remaining payments of the borrowings using the year end FHLB interest rate for like borrowings.

g. Off-balance Sheet Commitments to Extend Credit--The fair value of off- bal-ance sheet commitments to extend credit is estimated to equal the outstand-ing commitment amount. Management does not believe it is meaningful to pro-vide an estimate of fair value that differs from the outstanding commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.

20.FDIC SPECIAL ASSESSMENT

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

21.NEW ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED

  Accounting for Derivative Instruments and Hedging Activities--In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instru-ments embedded in other contracts, and for hedging activities. The provi-sions of this statement are effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management is in the process of evalu-ating the impact of this statement on the consolidated financial state-
  ments.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

22.PARENT COMPANY

  The following are condensed financial statements for First Bell as of De-cember 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 (in thousands):

  BALANCE SHEETS

   ASSETS                                                      1998     1997
                                                              -------  -------
   CASH AND INTEREST-BEARING DEPOSITS........................ $     2  $    10
   FEDERAL FUNDS SOLD........................................      --    1,550
   INVESTMENT IN AND ADVANCES TO BELL FEDERAL................  73,459   71,808
   LOAN RECEIVABLE--ESOP.....................................   4,409    4,493
   OTHER ASSETS..............................................   1,204      195
                                                              -------  -------
     Total assets............................................ $79,074  $78,056
                                                              =======  =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
   LOAN PAYABLE TO BELL FEDERAL.............................. $ 5,604  $ 4,323
   ACCRUED INTEREST..........................................      --       14
   ACCRUED INCOME TAXES......................................      21       80
   OTHER LIABILITIES.........................................     727      773
                                                              -------  -------
     Total liabilities.......................................   6,352    5,190
                                                              -------  -------
   STOCKHOLDERS' EQUITY:
    Preferred stock ($.01 par value; 2,000,000 shares
     authorized; no shares issued)...........................      --       --
    Common stock ($.01 par value; 20,000,000 shares
     authorized; 8,596,250 shares issued and 6,110,476 and
     6,510,625 outstanding; one stock right per share).......      86       86
    Additional paid-in capital...............................  61,768   61,371
    Unearned ESOP shares.....................................  (3,972)  (4,217)
    Unearned MRP shares......................................  (3,839)  (4,290)
    Treasury stock, at cost.................................. (38,919) (32,077)
    Retained earnings........................................  57,598   51,993
                                                              -------  -------
     Total stockholders' equity..............................  72,722   72,866
                                                              -------  -------
     Total liabilities and stockholders' equity.............. $79,074  $78,056
                                                              =======  =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  STATEMENTS OF INCOME

                                                      Year Ended December 31,
                                                      -------------------------
                                                        1998     1997     1996
                                                      -------  -------  -------
   INTEREST INCOME:
    Interest bearing deposits........................ $    36  $    39  $    89
    Federal funds sold...............................      59       77    1,391
    Interest on ESOP loan receivable.................     382      386      551
                                                      -------  -------  -------
      Total interest income..........................     477      502    2,031
                                                      -------  -------  -------
   INTEREST EXPENSE..................................     412      300       --
                                                      -------  -------  -------
   NET INTEREST INCOME...............................      65      202    2,031
   GENERAL AND ADMINISTRATIVE EXPENSES...............     132      213      231
                                                      -------  -------  -------
   (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES...    (67)     (11)    1,800
                                                      -------  -------  -------
   (BENEFIT) PROVISION FOR INCOME TAXES--
    Current:
     Federal.........................................     (44)     (18)     601
     State...........................................      28       41       41
                                                      -------  -------  -------
      Total provision for income taxes...............     (16)      23      642
                                                      -------  -------  -------
   (LOSS) INCOME BEFORE EQUITY IN UNDISTRIBUTED
    EARNINGS OF
    SUBSIDIARY.......................................     (51)     (34)   1,158
     Equity in undistributed earnings of Bell
      Federal........................................   7,889    7,609    6,245
                                                      -------  -------  -------
   NET INCOME........................................ $ 7,838  $ 7,575  $ 7,403
                                                      =======  =======  =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------

  STATEMENTS OF CASH FLOWS

                                                     Year Ended December 31,
                                                    ---------------------------
                                                     1998      1997      1996
                                                    -------  --------  --------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income....................................  $ 7,838  $  7,575  $  7,403
    Adjustments to reconcile net income to net
     cash
     provided by operating activities:
      Equity in undistributed earnings of Bell
       Federal....................................   (7,889)   (7,609)   (6,245)
      Increase or decrease in assets and
       liabilities:
       Accrued income taxes.......................      (59)       22       (46)
       Accrued interest...........................      (14)       14        --
       Other assets...............................   (1,011)      430      (533)
       Other liabilities..........................       (7)     (127)    1,038
       Dividends payable..........................      (39)     (138)     (713)
                                                    -------  --------  --------
        Net cash provided by (used in) operating
         activities...............................   (1,181)      167       904
                                                    -------  --------  --------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in Federal Funds......    1,550    (1,325)   33,150
    Principal paydowns on ESOP loan receivable....       84        76     2,067
    ESOP loan receivable..........................       --        --        --
    Dividend from Bell Federal....................    7,000    16,000        --
    Investment in and advances to Bell Federal....      598     3,087     3,016
                                                    -------  --------  --------
        Net cash provided by investing activities.    9,232    17,838    38,233
                                                    -------  --------  --------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid................................   (2,271)   (1,935)   (1,984)
    Return of capital.............................       --        --   (20,684)
    Purchase of treasury stock....................   (7,069)  (20,393)  (11,684)
    Purchase of MRP shares........................       --        --    (4,792)
    Loan payable to Bell Federal..................    1,365     4,400        --
    Principal payment on loan payable.............      (84)      (76)       --
                                                    -------  --------  --------
        Net cash used in financing activities.....   (8,059)  (18,004)  (39,144)
                                                    -------  --------  --------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS...................................       (8)        1        (7)
   CASH, BEGINNING OF YEAR........................       10         9        16
                                                    -------  --------  --------
   CASH, END OF YEAR..............................  $     2  $     10  $      9
                                                    =======  ========  ========
   SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
     Income taxes.................................  $    37  $     93  $    688
     Interest.....................................      426       286        --
    Non-cash transactions:
     Increase in additional paid-in-capital--ESOP
      and MRP share allocations...................      397       308       203

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
23.QUARTERLY EARNINGS SUMMARY (Unaudited)

  Quarterly earnings for the years ended December 31, 1998 and 1997 are as follows (in thousands, except per share amounts):

                                                      1998
                                    ---------------------------------------------
                                    March 31  June 30    September 30 December 31
                                    --------  -------    ------------ -----------
   INTEREST AND DIVIDEND INCOME...  $11,973   $12,145(2)   $12,781      $12,750
   INTEREST EXPENSE...............    7,536     7,769        8,763        8,775
                                    -------   -------      -------      -------
    NET INTEREST INCOME...........    4,437     4,376        4,018        3,975
   PROVISION FOR LOAN LOSSES......       20        10           30           30
                                    -------   -------      -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES....    4,417     4,366        3,988        3,945
   OTHER INCOME...................      206       123          119          195
   OTHER EXPENSES.................    1,400     1,404        1,432        1,407
                                    -------   -------      -------      -------
   INCOME BEFORE PROVISION FOR
    INCOME TAXES..................    3,223     3,085        2,675        2,733
   PROVISION FOR INCOME TAXES.....    1,297     1,127(2)       725          729
                                    -------   -------      -------      -------
   NET INCOME.....................    1,926     1,958        1,950        2,004
                                    -------   -------      -------      -------
   OTHER COMPREHENSIVE INCOME, NET
    OF TAX--Unrealized gain (loss)
    on investments................      (65)      235          761          131
                                    -------   -------      -------      -------
   COMPREHENSIVE INCOME...........  $ 1,861   $ 2,193      $ 2,711      $ 2,135
                                    =======   =======      =======      =======
   BASIC EARNINGS PER SHARE (1)...  $  0.34   $  0.35      $  0.35      $  0.38
                                    =======   =======      =======      =======
   DILUTED EARNINGS PER SHARE (1).  $  0.33   $  0.33      $  0.34      $  0.36
                                    =======   =======      =======      =======

                                                         1997
                                       ------------------------------------------
                                       March 31  June 30 September 30 December 31
                                       --------  ------- ------------ -----------
   INTEREST AND DIVIDEND INCOME......  $12,073   $12,533   $12,600      $12,020
   INTEREST EXPENSE..................    7,639     8,323     8,523        7,844
                                       -------   -------   -------      -------
    NET INTEREST INCOME..............    4,434     4,210     4,077        4,176
   PROVISION FOR LOAN LOSSES.........       20        30        --           (5)
                                       -------   -------   -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES.......    4,414     4,180     4,077        4,181
   OTHER INCOME......................      130       410       118          171
   OTHER EXPENSES....................    1,172     1,299     1,260        1,329
                                       -------   -------   -------      -------
   INCOME BEFORE PROVISION FOR INCOME
    TAXES............................    3,372     3,291     2,935        3,023
   PROVISION FOR INCOME TAXES........    1,376     1,377     1,089        1,204
                                       -------   -------   -------      -------
   NET INCOME........................    1,996     1,914     1,846        1,819
   OTHER COMPREHENSIVE INCOME, NET OF
    TAX--
    Unrealized gain (loss) on
    investments......................     (100)      199        18          165
                                       -------   -------   -------      -------
   COMPREHENSIVE INCOME..............  $ 1,896   $ 2,113   $ 2,029      $ 1,984
                                       =======   =======   =======      =======
   BASIC EARNINGS PER SHARE (1)......  $  0.30   $  0.34   $  0.33      $  0.33
                                       =======   =======   =======      =======
   DILUTED EARNINGS PER SHARE........  $  0.29   $  0.32   $  0.31      $  0.31
                                       =======   =======   =======      =======

-------
(1) Quarterly per share amounts do not add to the total for the years ended De-cember 31, 1998 and 1997, due to rounding.
(2) Amounts reflect reclassification of $108,000 related to tax equivalent in-terest income.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
24.SUBSEQUENT EVENTS

  On January 1, 1999, the Company terminated the Defined Benefit Pension Plan. The termination is considered a settlement as defined in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." At the option of the employee, all plan assets will be distributed either through the purchase of a non-participating annuity contract or lump sum distribution. The Company will be relieved of primary responsibility for any pension benefit obligation. The termination eliminates significant risks related to the obligation and the assets used to effect the settlement. As the settlement has not been completed, no gain or loss has been estimated.

  During the period January 1, 1999 through January 22, 1999, the Association has committed to purchase an additional $37,350,000 in investment securi-ties available-for-sale. To help fund these purchases, on January 22, 1999, the Association borrowed an additional $28,000,000 from the FHLB.

                                  * * * * * *
--------------------------------------------------------------------------------

50