Form 10-K405, Exhibit 13
period 1999-12-31
FIRST BELL BANCORP INC
filed 2000-03-30
CIK 932697

                                                          [LOGO]
                                                        First Bell
                                                         Bancorp,
                                                           Inc.













--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

Table of Contents
--------------------------------------------------------------------------------

Selected Financial and Other Data of the Company             2
--------------------------------------------------------------
Letter to Our Shareholders                                   4
--------------------------------------------------------------
Management's Discussion and Analysis of
 Financial Condition and Results of Operations               8
--------------------------------------------------------------
Management's Report on the Internal Control Structure and
 Compliance with Laws and Regulations                       20
--------------------------------------------------------------
Independent Auditors' Report                                21
--------------------------------------------------------------
Consolidated Financial Statements                           22
--------------------------------------------------------------
Notes to Consolidatated Financial Statements                27
--------------------------------------------------------------
Executive Management and Directors                          46
--------------------------------------------------------------
Shareholder Information                                     48
--------------------------------------------------------------
Office Locations                                            49
--------------------------------------------------------------

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

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

                                                   At December 31
                                    --------------------------------------------
                                      1999     1998     1997     1996     1995
                                    -------- -------- -------- -------- --------
                                                   (in thousands)
Financial Condition Data:
Total assets......................  $816,122 $767,606 $675,684 $656,183 $520,842
Investments, at cost..............     4,989    9,980    9,973   14,964   19,953
Investments, at fair value........   202,382  136,677   15,902       --       --
Cash and cash equivalents.........    20,468   21,543   24,523   26,406   23,722
Total loans receivable, net.......   532,292  545,535  579,394  530,815  415,569
Mortgage-backed securities, at
 fair value.......................        --       --   31,855       --       --
Deposits..........................   511,931  495,128  495,055  483,941  391,411
Borrowings........................   238,000  180,000   90,000   70,000       --
Stockholders' equity..............    54,518   73,902   72,983   86,433  118,482

                                               Year Ended December 31
                                    --------------------------------------------
                                      1999     1998     1997     1996     1995
                                    -------- -------- -------- -------- --------
                                      (in thousands except per share amounts)
Selected Operating Data:
Interest income...................  $ 52,090 $ 49,649 $ 49,226 $ 41,007 $ 33,831
Interest expense..................    37,061   32,843   32,329   22,050   18,432
                                    -------- -------- -------- -------- --------
 Net interest income..............    15,029   16,806   16,897   18,957   15,399
 Provision for loan losses........       120       90       45       90       --
                                    -------- -------- -------- -------- --------
 Net interest income after
  provision for loan losses.......    14,909   16,716   16,852   18,867   15,399
Total other income................       598      643      829    1,198      824
                                    -------- -------- -------- -------- --------
Total other expenses..............     6,116    5,643    5,060    8,177    4,945
                                    -------- -------- -------- -------- --------
Income before provision for income
 taxes............................     9,391   11,716   12,621   11,888   11,278
                                    -------- -------- -------- -------- --------
Provision for income taxes........     1,349    3,878    5,046    4,485    4,345
                                    -------- -------- -------- -------- --------
Net income (4)....................  $  8,042 $  7,838 $  7,575 $  7,403 $  6,933
                                    ======== ======== ======== ======== ========
Earnings per share
 Basic (4)........................     $1.68    $1.41    $1.29    $1.05    $0.52
                                    ======== ======== ======== ======== ========
 Diluted (4)......................     $1.61    $1.35    $1.23    $1.02    $0.52
                                    ======== ======== ======== ======== ========
Dividends declared per common
 shares...........................     $0.40    $0.40    $0.40    $0.37       --
                                    ======== ======== ======== ======== ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                         At or For the Year Ended December 31,
                                        -------------------------------------------
                                          1999     1998     1997     1996     1995
                                        -------  -------  -------  -------  -------
Selected Financial Ratios and Other
 Data:
Book value per share.................   $ 10.51  $ 12.11  $ 11.21  $ 11.14  $ 13.78
Stockholders' equity to assets at
 period end..........................      6.68%    9.63%   10.80%   13.17%   22.75%
Return on average assets (net income
 divided by average total assets) (4).     0.99     1.09     1.08     1.30     1.48
Return on average equity (net income
 divided by average equity) (4)......     12.50    10.36    10.25     6.75     8.38
Stockholders' equity to assets ratio
 (average stockholders' equity
 divided by average total assets)....      7.96    10.50    10.55    19.26    17.64
Dividend payout ratio................     23.04    28.48    31.04    36.43       --
Average interest rate spread (1)(5)..      1.91     1.99     1.90     2.45     2.52
Net interest margin (2)(5)...........      2.36     2.53     2.45     3.38     3.35
Other income to average assets.......      0.07     0.09     0.11     0.21     0.18
Efficiency ratio (3).................     31.50    30.34    28.95    29.07    30.48
Other expenses to average assets (4).      0.76     0.78     0.72     1.44     1.05
Non-performing assets to total
 assets..............................      0.08     0.08     0.09     0.10     0.10
Non-performing loans to total loans..      0.05     0.09     0.11     0.08     0.08
Allowance for loan losses to total
 loans...............................      0.17     0.15     0.12     0.13     0.13
Allowance for loan losses to non-
 performing assets...................     1.40x    1.39x    1.13x    1.06x    1.13x
Net interest income to other expenses
 (5).................................     3.08x    3.18x    3.34x    2.32x    3.11x
Net interest income after provision
 for loan losses to total other
 expenses (5)........................     3.06x    3.17x    3.33x    2.31x    3.11x
Average interest-earning assets to
 average interest-bearing
 liabilities.........................     1.09x    1.12x    1.12x    1.24x    1.21x
Number of:
 Depositor accounts..................    54,257   53,579   53,628   53,188   47,409
 Full-service customer service
  facilities.........................         7        7        7        7        7

-------

(1) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(2) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of recurring other expenses to recurring other income and net interest income.
(4) Without giving effect to the one-time special Savings Association Insurance Fund ("SAIF") assessment of $2.5 million, or $1.5 million after tax, to recapitalize the SAIF recorded in September, 1996 and the return of capital of $20.7 million paid on December 31, 1996, net income would have been $8.9 million, the basic and diluted earnings per share would have been $1.27 and $1.23, respectively, other expenses to average assets would have been
    1.00%, return on average assets would have been 1.57% and return on average equity would have been 8.01%.
(5) Ratios are based on net interest income determined with tax equivalent rates of return for non-taxable investment securities.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

To Our Shareholders
--------------------------------------------------------------------------------


                             In a challenging environment, First Bell Bancorp,
                            Inc., the parent corporation of Bell Federal Sav-ings and Loan Association of Bellevue, posted an-other year of successful financial performance. Net income rose to $8.04 million for the year, up from $7.84 million in 1998. Earnings per share were up to $1.61, a 19.3% increase over the previ-ous year's $1.35. Return on average equity im-proved substantially, to 12.50%, from the preced-ing year's 10.36%. Our efficiency ratio remained one of the best in the country with an overall 31.5% for the year.

                             We are proud to have accomplished these results
                            during a year when most financial institutions were struggling to attract investor attention. Stock prices for financial institutions experi-enced severe downward pressure. Although First Bell was not immune from the negative market envi-ronment, our strong financial results helped us to outperform our peer group.

                             In these circumstances, we have worked even
                            harder to reinforce shareholder value. Once again, therefore, we engaged in two large share repur-chase programs, programs we consider a sound long-term investment.

                             We have continued to work to diversify our loan
                            portfolio by increasing our efforts to originate adjustable rate mortgage loans and home equity loans. In 1999, we increased the dollar balance of home equity loans by 144.3% (to $11.0 million from $4.5 million). Our adjustable rate mortgage port-folio increased by 14.5% as we were proactive in marketing these products.

                             While we have naturally paid close attention to
                            the earnings side of our ledger, we have sustained our careful management of expenses. We are partic-ularly pleased with our record in credit manage-ment, and in 1999, we lowered our ratio of non-performing loans to total loans from a 1998 level that was already among the best in the industry.
                            We remain deeply committed to the principle of prudent expense control and are proud of the rec-ognition it has received, some of which is de-tailed on the following pages.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             In order to attract business in our highly com-
                            petitive world, we have given new emphasis to ad-vertising and marketing. Most recently, we have:

                              . expanded an energetic marketing campaign to new media;

                              . strived to make our products and services available to the public through a variety of outlets;

                              . broadened our investment in technological access for our customers, and will continue to examine new means of doing so.

                             Our shareholders, who are in numerous cases also
                            our customers, have demonstrated extraordinary loyalty. Our staff has worked hard, and imagina-tively, to deal with competitive and market chal-lenges. Let me express, on behalf of our entire management team, the gratitude we owe them all.

                                               Sincerely,

                                               /s/ Albert H. Eckert, II

                                               Albert H. Eckert, II
                                               President and Chief Executive
                                               Officer
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

Adaptation with Purpose--Business in a New Century
--------------------------------------------------------------------------------


                             Every business must learn to cope with change; in
                            the 21st century, there is good reason to believe, change will be more rapid and broader than ever before. Yet response to change must be carefully chosen; adaptation must be thoughtful and fo-cused-- intended not to merely sidestep some imme-diate threat, but to take an institution in a cer-tain strategic direction.

                             At First Bell Bancorp, Inc., we have certainly
                            engaged in more than our share of adaptation to change since we went public in 1995. But we be-lieve that we have remained purposeful, with a clear vision of who we are, how we can best serve customers, and grow value for our shareholders.

                             It is, of course, one thing to express this be-
                            lief--and entirely another to have the marketplace agree. Thus it was with particular pride that we read the report of ThriftINVESTOR, a highly re-spected publication dedicated to reporting on and evaluating the thrift industry. In its July 1999 issue, ThriftINVESTOR ranked the leading 100 pub-licly traded thrift institutions nationwide. First Bell Bancorp, Inc., ranked seventh, well above many institutions with vastly greater assets. In addition, we ranked third among the same popula-tion in efficiency ratio, measured by dividing net interest income plus noninterest income into non-interest expense. Increasingly, analysts are per-suaded that the winners in our industry will also be among the lowest-cost providers, and we are de-termined to guard our standing in that group.


                               ...we think low-multiple companies such as
                              FirstBell will become very attractive to value investors with a long-term perspective on the opportunities offered by community banks spe-cializing in the delivery of basic banking prod-ucts...

                                         Lehman Brothers
                                         March 2000


--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                             Any retail institution today must open new tech-
                            nological avenues to its customers. We continue to invest in broadening the channels we have already established. In 1999, we put in place a 24-hour telephone banking system which unquestionably im-proved both the efficiency and quality of our cus-tomer relations. But that system was only a pro-logue to the Internet banking program planned for 2000. Once implemented, the program will permit online transfer of accounts, deposits and with-drawals. During the course of the year, we will explore the possibility of paying bills online. In addition, we remain linked to the Freedom ATM Al-liance network of more than 30 financial institu-tions and 200 ATM machines. Our customers will continue to use these ATMs without surcharges.

                             Keeping our message before the public has been
                            another area of investment. We have expanded our advertising campaigns in newspapers throughout metropolitan Pittsburgh and begun marketing ef-forts on area radio and television alike. When combined with our ongoing efforts in cross sell-ing--alerting our customers to our full array of products rather than simply the one in which they expressed initial interest--we believe that inten-sified marketing has produced solid results.

                             The challenging market conditions of 1999 have
                            kept the emphasis upon adaptation and innovation. But they have not panicked us into changing our institutional identity. Far from it. We will man-age rigorously, and we will manage creatively. We will stay close to our customer base and our shareholder base. With their support, we will con-tinue to refine ourselves to take advantage of growth opportunities.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT
Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------


General

 First Bell Bancorp, Inc. (the "Company" or "First Bell") is a Delaware corporation organized by the Board of Directors of Bell Federal Savings and Loan Association of Bellevue ("the Association"). The only significant assets of the Company are the capital stock of the Association and the Company's loan to the Association's Employee Stock Ownership Plan ("ESOP"). Currently, the Company does not transact any material business other than through its subsidiary, the Association. All references to the Company include the Association unless otherwise indicated.

 The Company operates a traditional savings and loan institution and seeks to achieve profitability while maintaining a strong capital and liquidity posi-tion. As a community oriented savings and loan, the Company's primary invest-ment is in one- to four-family residential mortgage loans and investment secu-rities. The Company's primary sources of funds are from retail deposit accounts and borrowings. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment securities portfolios, and its cost of funds, consisting primarily of the interest paid on its deposits and borrowings. The Company's results of operations are affected by its provision for loan losses, non-inter-est expenses and by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government poli-cies may materially impact the Company.

Private Securities Litigation Reform Act Safe Harbor Statement

 In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the: "President's Letter to Shareholders", "Management's Discussion and Analy-sis of Financial Condition and Results of Operations", "Asset Quality", "Interest Rate Sensitivity Analysis", and in the "Notes to Consolidated Finan-cial Statements for the Years Ended December 31, 1999, 1998 and 1997", "Note 5-- Investment Securities Available for Sale", "Note 17--Commitments and Con-tingencies" and "Note 18--Fair Values of Financial Instruments". The Company's actual results could differ materially from those management expectations. Fac-tors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, leg-islative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rate, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in de-tail in Item 1, "Business" of the Company's 1999 10-K.

Residential Mortgage Lending and Investment Securities

 The Company has emphasized originating conventional one- to four-family resi-dential mortgage loans for its portfolio in its primary market area, the greater Pittsburgh metropolitan area. The Company originates 15 and 30 year, fixed-rate and adjustable rate mortgage loans. The Company also originates res-idential construction loans and home equity installment and line of credit loans on one- to four-family properties. In recent years, the Company has placed more emphasis on its investment portfolio to support the Company's con-tinued growth. The investment portfolio is comprised of Bank Qualified Munici-pal Securities, Collateralized Mortgage Obligations ("CMO's"), Treasury Securi-ties and in 1999, a Federal Home Loan Bank ("FHLB") Bond.

Sources of Funding

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an in-creased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 1998, the Com-pany instituted a sales training program to improve the product knowledge of our customer service representatives and to develop their skills in recognizing and responding to customer needs. In 1999 and 1998, First Bell placed consider-able emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts
--------------------------------------------------------------------------------
8

-------------------------------------------------------------------------------
tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 As of December 31, 1999, the Company had outstanding borrowings from the FHLB in the amount of $228.0 million and a bank line of credit of $10.0 million. These borrowings were used to fund the investment portfolio and to help manage the Company's equity position and the interest rate risk position.

Asset Quality

 As a result of the Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences, management believes the Company has maintained high asset quality. The Company has established a general loss allowance to provide for losses in its portfolio. The provision for loan losses is $925,000 or 140.4% of total non-performing assets at December 31, 1999. The allowance ratio is based on management's assessment of prospective national and local economic conditions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is ade-quate. However, the balance of reserves necessary can be greatly influenced by regulatory changes and economic conditions. Therefore, the level of future re-serves and the related effect on net income cannot be assured.

Operating Expenses

 The Company's non-interest expenses principally consist of compensation and employee benefits, federal deposit insurance premiums, occupancy and equipment expenses and other general and administrative expenses. The ratio of other expenses to average assets was 0.76%, 0.78% and 0.72% for the years ended December 31, 1999, 1998 and 1997, respectively. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 1999, the Company's seven offices and $816.1 million in assets were operated by a total of fifty two full-time employees and ten part-time employees, resulting in an average of $13.2 million in assets per employee.

Liquidity and Capital Resources

 The Company is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percent-age of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement was 4% for fiscal 1999, but is subject to change from time to time by the Office of Thrift Supervision ("OTS") to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Company's liquidity ratio for 1999 was 8.8%, which exceeded the applicable requirements. The Company has never been subject to monetary penalties for failure to meet its liquidity requirements.

 The Company's sources of funds are deposits, borrowings and principal and in-terest payments on loans and investment securities. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic conditions and competition.

 At December 31, 1999, loan commitments were $6.4 million. The Association an-ticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1999 totaled $265.0 million. Man-agement believes that a significant portion of such deposits will remain with the Association. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 1999, the Association had $228.0 million in outstanding borrowings. The most recent FHLB report had the Association's additional borrowing capacity from the FHLB at $193.4 mil-lion.

Impact of Inflation and Changing Prices

 The Financial Statements and Notes thereto presented herein have been pre-pared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike indus-trial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In-terest rates do not necessarily move in the same direction or to the same ex-tent as the price of goods and services.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

Results of the Preparation for the Year 2000

 The Company's computer system property handled the date change to January 1, 2000. The Company did not experience any interruption in its operations as a result of the millenium change. Expenses incurred in preparation for the date change were not material to the financial results of the Company.

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

 The OTS calculates interest rate risk through modeling. All calculations have limitations because of inherent assumptions which must be made with respect to market values, discount rates, prepayments, the interest rate sensitivity of the assets and liabilities to changes in base interest rates. Other assumptions are made with respect to; the value of options imbedded in the asset or liabil-ity, the likelihood that the option will be exercised and the extent to which customers elect to make prepayments on loans or deposits or withdrawals from savings accounts. Management bases their assumptions on historical data accumu-lated over a variety of interest rate scenarios.

 As of December 31, 1999, the Association's NPV, as measured by the OTS, was $69.8 million or 10.56% of the market value of assets. Following a 200 basis point increase in interest rates, the Association's "post-shock" NPV, which provides a larger decline than a 200 basis point decrease, was $26.5 million, or 3.48% of the market value of assets. The change in the NPV ratio or the As-sociation's Sensitivity Measure was -503 basis points. Under OTS capital re-quirements which have not been fully implemented, the decline in the NPV ratio at December 31, 1999 would reflect an above average interest rate risk. If the regulations are implemented as proposed, the Company would remain in compliance with the fully phased in capital requirements. Management reviews the quarterly OTS measurements and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.

 Another method to calculate interest rate sensitivity is through "GAP" analy-sis. In a GAP analysis, assets and liabilities are analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "GAP." In a rising in-terest rate environment, an institution with a positive gap would be in a bet-ter position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it has a negative gap. During a period of rising interest rates, an institution with a negative gap would tend to have its assets repricing at a slower rate than one with a positive gap, which would tend to restrain the growth or decrease net interest income.

 The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are anticipated to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to (i) repricing or (ii) the contractual terms of the asset or liability adjusted for prepayment rates. The prepayment rates for fixed-rate mortgage loans on one- to four-family residences are assumed to prepay at a rate of 9% per year and are net of deferred loan origination fees and the allowance for loan losses. Decay rates of 14% for passbook accounts, 17% for NOW accounts and 31% for money market deposit accounts are assumed. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity. Although management believes the assumptions are reasonable, they should not be regarded as necessarily indicative of the actual decay rates that may be experienced in the future. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

 Certain shortcomings are inherent in this method of analysis. For example, al-though certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         At December 31, 1999
                          ----------------------------------------------------------------------------------------------
                                        More      More Than       More         More        More
                           Three     Than Three   Six Months    Than One    Than Three   Than Five     More
                           Months    Months to    to Twelve      Year to     Years to    Years to      Than
                          or Less    Six Months     Months     Three Years  Five Years   Ten Years   Ten Years   Total
                          --------   ----------   ----------   -----------  ----------   ---------   ---------  --------
                                                        (Dollars in thousands)
INTEREST EARNING ASSETS:
 Real estate loans:
 ARM loans..............  $  2,892   $   1,105    $   4,199     $  10,316   $   2,423    $   1,577   $     --   $ 22,512
 Fixed Rates loans......    11,080      11,042       22,092        81,018      68,089      183,238    114,132    490,691
 Residential
  construction loans....        --          --           --            --          --           --      7,577      7,577
 Multi-family...........        --          --           --            27         127          168        178        500
 Second mortgage loans..     1,824          --           --            81       7,980        1,101         26     11,012
 Consumer loans.........       967          --           --            --          --           --         --        967
 Investment securities..    49,775         375          768         8,247       2,980       41,430    167,864    271,439
 FHLB stock.............        --          --           --            --          --           --     11,400     11,400
                          --------   ---------    ---------     ---------   ---------    ---------   --------   --------
Total interest earning
 assets.................    66,538      12,522       27,059        99,689      81,599      227,514    301,177    816,098

INTEREST BEARING
 LIABILITIES:
 Passbook, club and
  other accounts........     2,546       2,546        5,091        16,318      12,101       18,275     16,432     73,309
 Money market and NOW
  Accounts..............     2,719       2,719        5,437        14,936       9,189       10,946      6,313     52,259
 Certificate accounts...    70,824      65,000      129,164        85,895      23,202       12,279         --    386,364
 Borrowings.............    30,000          --           --            --      70,000      138,000         --    238,000
 Advances by borrowers
  for taxes
  and insurance.........    11,223          --           --            --          --           --         --     11,223
                          --------   ---------    ---------     ---------   ---------    ---------   --------   --------
Total interest bearing
 liabilities............   117,312      70,265      139,692       117,149     114,492      179,500     22,745    761,155
                          --------   ---------    ---------     ---------   ---------    ---------   --------   --------
Interest sensitivity
 gap....................  $(50,774)  $ (57,743)   $(112,633)    $ (17,460)  $ (32,893)   $  48,014   $278,432   $ 54,943
                          ========   =========    =========     =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap........  $(50,774)  $(108,517)   $(221,150)    $(238,610)  $(271,503)   $(223,489)  $ 54,943   $ 54,943
                          ========   =========    =========     =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap
 as a percentage of
 total assets...........     (6.22%)    (13.30%)     (27.10%)      (29.24%)    (33.27%)     (27.38%)     6.73%      6.73%
Cumulative net interest
 earning assets
 as a percentage of
 cumulative interest
 bearing liabilities....     56.72%      42.15%       32.43%        46.31%      51.42%       69.73%    107.22%    107.22%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

-------------------------------------------------------------------------------
Financial Condition

 The following table sets forth information concerning the composition of the Company's assets at December 31, 1999 and 1998. Dollar amounts are in thousands.

                                               December 31,      December 31,
                                                   1999              1998
                                             ----------------  ----------------
                                                      Percent           Percent
                                                        of                of
                                              Amount   Total    Amount   Total
                                             -------- -------  -------- -------
ASSETS
Cash and cash equivalent.................... $ 20,468   2.51%  $ 21,543   2.81%
Federal funds sold..........................   33,000   4.04     36,175   4.71
Investment securities.......................  207,371  25.41    146,657  19.11
Conventional loans, net.....................  532,292  65.22    544,636  70.95
Other loans.................................      967    .12        899    .12
FHLB stock..................................   11,400   1.40      9,000   1.17
Other assets................................   10,624   1.30      8,696   1.13
                                             -------- ------   -------- ------
 TOTAL ASSETS............................... $816,122 100.00%  $767,606 100.00%
                                             ======== ======   ======== ======

Total Assets

 Total assets increased by $48.5 million or 6.3% to $816.1 million at December 31, 1999 from $767.6 million at December 31, 1998. The increase in total assets was the result of increases in investment securities and FHLB stock. Offsetting these increases were decreases in conventional mortgages, net and federal funds sold.

Investment Securities and Other Interest Earning Investments

 Investment securities increased by $60.7 million or 41.4% to $207.4 million at December 31, 1999 from $146.7 million at December 31, 1998. The increase was the result of the purchase of $90.2 million of municipal securities and a FHLB bond of $5.0 million. Offsetting these purchases was a decline in the net unrealized gain or loss on securities available-for-sale of $16.6 million, the maturity of a treasury note of $5.0 million, principal paydowns on CMO's of $4.7 million and the sale of municipal securities of $3.3 million. FHLB stock increased to $11.4 million at December 31, 1999 from $9.0 million at December 31, 1998. The $2.4 million or 26.7% increase was the result of the minimum amount of stock required by the FHLB increasing due to the additional borrowings obtained from the FHLB during the year. Federal funds sold decreased by $3.2 million or 8.8% to $33.0 million at December 31, 1999 from $36.2 million at December 31, 1998. The decrease was the result of the funds being use to help fund the purchase of investment securities offset by the investment of excess cash into federal funds sold.

Conventional Mortgage Loans

 Conventional mortgage loans decreased by $12.3 million or 2.3% to $532.3 mil-lion at December 31, 1999 from $544.6 million at December 31, 1998. The decrease was the primarily the result of principal repayments of $96.7 million offset by the funding of conventional mortgage loans of $82.6 million. Conven-tional mortgage loans are comprised of residential mortgages, residential con-struction loans, home equity installment and line of credit loans and multi-family loans. At December 31, 1999, residential mortgage loans totaled $516.5 million or 94.9% of the total loan portfolio. At that date, $494.0 million or 95.6% consisted of fix-rate mortgage loans. Residential construction mortgage loans totaled $16.2 million or 3.0% of total loans and home equity loans to-taled $11.0 million or 2.0% of total loans.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 The following table sets forth information concerning the Company's liabilities and stockholders' equity at December 31, 1999 and 1998. Dollar amounts are in thousands.

                                                December 31,      December 31,
                                                    1999              1998
                                              ----------------  ----------------
                                                       Percent           Percent
                                                         of                of
                                               Amount   Total    Amount   Total
                                              -------- -------  -------- -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits..................................... $511,931  62.73%  $495,128  64.50%
Borrowings...................................  238,000  29.16    180,000  23.45
Other liabilities............................   11,673   1.43     18,576   2.42
Stockholders' equity.........................   54,518   6.68     73,902   9.63
                                              -------- ------   -------- ------
 TOTAL LIABILITIES STOCKHOLDERS' EQUITY...... $816,122 100.00%  $767,606 100.00%
                                              ======== ======   ======== ======

Liabilities

 Total liabilities increased to $761.6 million at December 31, 1999 from $693.7 million at December 31, 1998. The $67.9 million or 9.8% increase was the result of increases in borrowings and deposits reduced by a decrease in deferred tax-es. Borrowings increased by $58.0 million or 32.2% to $238.0 million at Decem-ber 31, 1999 from $180.0 million at December 31, 1998. Total deposits increased by $16.8 million or 3.4% to $511.9 million at December 31, 1999 from $495.1 million at December 31, 1998. The increase was the result of certificate ac-counts increasing by $17.0 million. The total number of depositor accounts in-creased to 54,300 accounts at December 31, 1999 from 53,600 at December 31, 1998. The deferred tax liability decreased by $6.8 million to an asset of $4.4 million at December 31, 1999 from a liability of $2.4 million at December 31, 1998. The decrease was the result of the net unrealized net loss on investment securities available-for-sale.

Capital

 Total stockholders' equity decreased by $19.4 million or 26.2% to $54.5 mil-lion at December 31, 1999 from $73.9 million at December 31, 1998. The primar-ily factors contributing to the decrease in total stockholders' equity was the purchase of $16.6 million in treasury stock, the decline of other comprehensive income, net of taxes of $10.1 million and dividends declared of $1.9 million, off set by net income of $8.0 million.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 1999, and average balance sheets and statements of income for the years ended December 31, 1999, 1998 and 1997, and reflect the tax equivalent average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the years presented. Average balances are based on average daily balances. The yields and costs include fees which are considered adjustments to yields. Interest income for 1999 and 1998 shown in the chart below is the tax equivalent interest income. Tax equivalent interest income is being used because interest on investment securities include tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjustments of $3.8 million and $1.1 million were made to interest income on investment securities in 1999 and 1998, respectively. The Company had no tax exempt securities in 1997.

                                           At December 31, 1999      Year Ended December 31, 1999
                                           ------------------------  ----------------------------
                                                                     Average            Average
                                            Balance     Yield/Cost   Balance  Interest Yield/Cost
                                           ------------ -----------  -------- -------- ----------
                                                         (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1)..............  $    235,178        6.82% $241,728 $15,765     6.52%
  Conventional loans (2)(6)..............       532,291        7.09   535,222  38,975     7.28
  Other loans............................           967        6.92       937      65     6.94
  Mortgage-backed securities.............            --          --        --      --       --
  Federal funds sold.....................        33,000        5.16    18,518   1,073     5.79
                                           ------------              -------- -------
    Total interest-earning assets........       801,436        6.93   796,405  55,878     7.02
    Non-interest earning assets..........        14,686                12,190
                                           ------------              --------
      TOTAL ASSETS.......................  $    816,122              $808,595
                                           ============              ========
Interest-bearing Liabilities:
  Passbook, club and other accounts (5)..  $     84,531        3.07% $ 85,151 $ 3,021     3.55%
  Money market and NOW accounts..........        52,259        2.78    53,508   1,404     2.62
  Certificate accounts...................       386,364        5.54   356,439  19,751     5.54
  Borrowings.............................       238,000        5.64   230,335  12,886     5.59
                                           ------------              -------- -------
    Total interest-bearing liabilities...       761,154        5.11   725,433  37,062     5.11
    Non-interest-bearing liabilities.....           450                18,836
                                           ------------              --------
      TOTAL LIABILITIES..................       761,604               744,269
  Stockholders' equity...................        54,518                64,326
                                           ------------              --------
  Total liabilities and stockholders'
   equity................................  $    816,122              $808,595
                                           ============              ========
Net tax equivalent interest income/net
 interest rate spread (3)................                      1.82%          $18,816     1.91%
                                                                              =======
Net tax equivalent yield on average
 interest-earning assets (4).............                                                 2.36%
Ratio of average interest-earning assets
 to average interest-bearing liabilities.                      1.05                       1.10

-------
(1) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(2) Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of aver-age interest-earning assets.
(5) Includes advances by borrowers for taxes and insurance.
(6) Interest on conventional loans includes loan fees of $723, $613, and $406 for the years ended December 31, 1999, 1998 and 1997, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                         Year Ended December 31,
                                        ---------------------------------------------------------
                                                    1998                         1997
                                        ---------------------------- ----------------------------
                                        Average            Average   Average            Average
                                        Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                                        -------- -------- ---------- -------- -------- ----------
                                                         (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1)...........  $115,109 $ 7,395     6.42%   $ 66,212 $ 4,117     6.22%
  Conventional loans (2)(6)...........   566,367  41,848     7.39     558,398  41,397     7.41
  Other loans.........................       831      58     6.98         917      67     7.31
  Mortgage-backed securities..........     4,979     284     5.70      55,505   3,148     5.67
  Federal funds sold..................    22,413   1,212     5.41       8,932     497     5.56
                                        -------- -------             -------- -------
    Total interest-earning assets.....   709,699  50,797     7.16     689,964  49,226     7.13
    Non-interest earning assets.......    10,762                       10,174
                                        --------                     --------
      TOTAL ASSETS....................  $720,461                     $700,138
                                        ========                     ========
Interest-bearing Liabilities:
  Passbook, club and other
   accounts (5).......................  $ 82,136 $ 2,480     3.02%   $ 78,315 $ 2,288     2.92%
  Money market and NOW accounts.......    47,945   1,147     2.39      46,634   1,092     2.34
  Certificate accounts................   362,720  21,186     5.84     387,557  23,306     6.01
  Borrowings..........................   142,481   8,030     5.64     102,649   5,643     5.50
                                        -------- -------             -------- -------
    Total interest-bearing
     liabilities......................   635,282  32,843     5.17     615,155  32,329     5.26
    Non-interest-bearing liabilities..     9,524                       10,484
                                        --------                     --------
      TOTAL LIABILITIES...............   644,806                      625,639
  Stockholders' equity................    75,655                       74,499
                                        --------                     --------
  Total liabilities and stockholders'
   equity.............................  $720,461                     $700,138
                                        ========                     ========
Net tax equivalent interest income/net
 interest rate spread (3).............           $17,954     1.99%            $16,897     1.88%
                                                 =======                      =======
Net tax equivalent yield on average
 interest-earning assets (4)..........                       2.53%                        2.45%
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities..........................                       1.12                         1.12

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------
Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the years indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by prior volume) and (iii) the changes attributable to the combined im-pact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each. The aver-age rates for investment securities used to calculate the variances in the fol-lowing table, for 1999 and 1998, are tax equivalent rates.

                            Year Ended December 31,         Year Ended December 31,
                                 1999 vs. 1998                   1998 vs. 1997
                            Increase (Decrease) in          Increase (Decrease) in
                          Net Interest Income Due to      Net Interest Income Due to
                          ----------------------------------------------------------------
                                                 Total                           Total
                                                Increase                        Increase
                           Volume     Rate     (Decrease)  Volume     Rate     (Decrease)
                          --------  --------  ---------------------  -------  ------------
                                              (In thousands)
Interest-earning assets:
  Investment securities.  $  8,664  $   (294)   $  8,370  $   3,504  $  (226)  $   3,278
  Conventional loans....    (2,301)     (572)     (2,873)       591     (140)        451
  Other loans...........         7        --           7         (6)      (3)         (9)
  Mortgage-backed
   securities...........      (284)       --        (284)    (2,866)       2      (2,864)
  Federal funds sold....      (211)       72        (139)       750      (35)        715
                          --------  --------    --------  ---------  -------   ---------
    Total interest-
     earning assets.....     5,875      (794)      5,081      1,973     (402)      1,571
                          --------  --------    --------  ---------  -------   ---------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts.......       133       124         257        112       80         192
  Money market and NOW
   accounts.............        91       450         541         31       24          55
  Certificate accounts..      (367)   (1,068)     (1,435)    (1,494)    (626)     (2,120)
  Borrowings............     4,952       (97)      4,855      2,190      198       2,388
                          --------  --------    --------  ---------  -------   ---------
    Total interest-
     bearing
     liabilities........     4,809      (591)      4,218        839     (324)        515
                          --------  --------    --------  ---------  -------   ---------
Net change in net
 interest income........  $  1,066  $   (203)   $    863  $   1,134  $   (78)  $   1,056
                          ========  ========    ========  =========  =======   =========

December 31, 1999 Operating Results

 The following table presents selected components of net income for the years ended December 31, 1999, 1998 and 1997. Dollar amounts are in thousands.

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
Interest income........................................ $55,878 $50,798 $49,226
Interest expense.......................................  37,061  32,844  32,329
                                                        ------- ------- -------
Net interest income....................................  18,817  17,954  16,897
Provision for loan loss................................     120      90      45
Other income...........................................     598     643     829
Other expenses.........................................   6,116   5,643   5,060
Income taxes...........................................   5,137   5,026   5,046
                                                        ------- ------- -------
Net Income............................................. $ 8,042 $ 7,838 $ 7,575
                                                        ======= ======= =======

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 Net income for the year ended December 31, 1999 increased by $204,000 or 2.6% to $8.0 million from $7.8 million for the year ended December 31, 1998. The increase was primarily the result of an increase in net interest income offset by an increase in other expenses.

Interest Income

 Interest income discussed in this section is tax equivalent interest income. Tax equivalent adjustments of $3.8 million and $1.1 million were made for the years ended December 31, 1999 and 1998, respectively. Interest income increased by $5.1 million or 10.0% to $55.9 million for the year ended Decem-ber 31, 1999 from $50.8 million for the year ended December 31, 1998. The increase was primarily due to an increase in interest earned on investment securities offset by a decrease in interest earned on conventional mortgage loans. Interest on investment securities increased by $8.1 million or 140.9% to $13.9 million for the year ended December 31, 1999 from $5.8 million for the comparable 1998 period. The increase was the result of the average balance increasing to $208.4 million for the year ended December 31, 1999 from $84.3 million for the year ended December 31, 1998. Interest on conventional mortgage loans decreased by $2.9 million or 6.9% to $39.0 million for the year ended December 31, 1999 from $41.8 million for the year ended December 31, 1998. The decrease was the result of the average balance for conventional mortgage loans decreasing by $31.1 million or 5.5% to $535.2 million for the year ended December 31, 1999 from $566.4 million for the comparable 1998 period. Also contri-buting to the decrease was an eleven basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 1999 was 7.28% compared to 7.39% for 1998.

Interest Expense

 Interest expense increased to $37.0 million for the year ended December 31, 1999 from $32.8 million for the year ended December 31, 1998. The $4.2 million or 12.8% increase was the result of an increase in interest expense on borrowings offset by a decrease in interest expense on deposits. Interest ex-pense on borrowings increased by $4.9 million or 60.5% to $12.9 million for the year ended December 31, 1999 from $8.0 million for the year ended December 31, 1998. The average balance on borrowings which increased to $230.3 million for the year ended December 31, 1999 from $142.5 million for the year ended December 31, 1998. Interest expense on deposits decreased by $638,000 or 2.6% to $24.2 million for the year ended December 31, 1999 from $24.8 million for the comparable 1998 period. The decrease was primarily the result of a decline in the average cost on certificate accounts. The average cost for 1999 was 5.54% compared to 5.84% for 1998.

Net Interest Income

 Tax equivalent net interest income increased by $863,000 or 4.8% to $18.8 million for the year ended December 31, 1999 from $18.0 million for the year ended December 31, 1998. The increase was the result of interest income rising by $5.1 million offset by an increase in interest expense of $4.2 million.

Provision for Loan Loss

 The provision for loan loss for 1999 was $120,000. The addition to the provi-sion is the result of an increase in the origination of jumbo, home equity and Community Reinvestment Act ("CRA") mortgages. In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio in-cluding, but not limited to, an evaluation of the concentration of loans se-cured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's his-tory of loan losses has been minimal, which management believes is a reflec-tion of the Company's underwriting standards.

 There were no charge-offs for the years ended December 31, 1999 and 1998. Management believes the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

 Other income decreased by $45,000 or 7.0% to $598,000 for the year ended De-cember 31, 1999 from $643,000 for the year ended December 31, 1998. The de-crease was the result of gains on sales of investment securities declining to $45,000 for the year ended December 31, 1999 compared to $97,000 for the year ended December 31, 1998. In addition, a decline in miscellaneous income of $19,000 was primarily the result
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------
of losses on real estate owned included in miscellaneous income. Offsetting these decreases was a rise in loan fees and service charges of $26,000 or 5.0%.

Other Expenses

 Other expenses increased by $473,000 or 8.4% to $6.1 million for the year ended December 31, 1999 from $5.6 million for the year ended December 31, 1998. The increase was primarily the result of an increase in miscellaneous expenses. Miscellaneous expenses increased to $1.5 million for the year ended December 31, 1999 from $1.1 million for the comparable 1998 period. The $456,000 or 41.7% increase was due to expenses associated with the annual meeting and one-time non-recurring expenses related to the operation of the Association.

Income Taxes

 Income taxes remained relatively flat for the years ended December 31, 1999 and 1998. Tax equivalent adjustments of $3.8 million and $1.1 million were made for the years ended December 31, 1999 and 1998, respectively. The annualized effective tax rate after the tax equivalent increase was 39.0% for 1999 and 39.1% for 1998.

New Accounting Pronouncements

 For a discussion of new accounting pronouncements and their effect on the Com-pany, see note number 2 to the Consolidated Financial Statements.

December 31, 1998 Operating Results

 Net income for the year ended December 31, 1998 increased by $263,000 or 3.5% to $7.8 million from $7.6 million for the year ended December 31, 1997. The increase was the result of a rise in tax equivalent interest income offset by increases in interest expense and other expenses and a decrease in other in-come.

Interest Income

 As discussed previously, interest income discussed in this section is the tax equivalent income. A tax equivalent adjustment of $1.1 million has been made to interest on investment securities for the year ended December 31, 1998. The Company had no tax-exempt securities in 1997. Interest income increased $1.6 million or 3.2% to $50.8 million for the year ended December 31, 1998 from $49.2 million for the year ended December 31, 1997. The increase was the result of additional interest earned on investment securities, federal funds sold and conventional mortgage loans for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Offsetting these increases was a decrease in interest earned on mortgage-backed securities which were sold during fiscal 1998. Interest earned on investment securities for the year ended December 31, 1998 increased by $3.3 million or 137.6% to $5.7 million from $2.4 million for the comparable 1997 period. The increase was primarily the result of the average balance in investment securities increasing by $50.1 million or 146.0% to $84.3 million for the year ended December 31, 1998 from $34.3 million for the year ended December 31, 1997. Interest earned on federal funds sold was $1.2 million for the year ended December 31, 1998 compared to $497,000 for the year ended December 31, 1997. The $715,000 or 143.9% increase was the result of the average balance of Federal Funds Sold rising to $22.4 million for the year ended December 31, 1998 from $8.9 million for the comparable 1997 period. Interest on conventional mortgage loans increased by $451,000 or 1.1% to $41.8 million for the year ended December 31, 1998 from $41.4 million for the year ended December 31, 1997. The increase was the result of the average balance rising $8.0 million or 1.4% to $566.4 million for the year ended December 31, 1998 from $558.4 million for the comparable 1997 period. Interest earned on mortgage- backed securities decreased by $2.9 million as the result of the sale of the remaining mortgage-backed securities as previously discussed.

Interest Expense

 Interest expense for the year ended December 31, 1998 was $32.8 million as compared to $32.3 million for the year ended December 31, 1997. The increase was the result of a rise in interest expense on borrowings offset by a decrease in interest expense on deposits. Interest expense on borrowings increased by $2.4 million, or 42.3% to $8.0 million for the year ended December 31, 1998 from $5.6 million for the comparable 1997 period. The increase was the result of the average balance of borrowings increasing to $142.5 million for the year ended December 31, 1998 from $102.6 million for the year ended December 31, 1997. Interest expense on deposits decreased by $1.9 million or 7.0% to $24.8 million for the year ended December 31, 1998 from $26.7 million for the year ended December 31, 1997. The decrease was the result of the average balance of deposits declining to $480.8 million for the year
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
ended December 31, 1998 from $500.7 million for the comparable 1997 period. In addition, there was a 17 basis points decline on the average yield paid on certificate accounts. For the year ended December 31, 1998, the average yield was 5.84% compared to 6.01% for the year ended December 31, 1997.

Net Interest Income

 Tax equivalent net interest income for the year ended December 31, 1998 increased by $1.1 million or 6.3% to $18.0 million from $16.9 million for the comparable 1997 period. This increase was the result of interest income increasing by $1.6 million offset by a rise in interest expense of $514,000. In addition, the net interest rate spread increased to 1.99% for 1998 from 1.88% for 1997.

Provision for Loan Loss

 The provision for loan loss was $90,000 for 1998 compared to $45,000 for 1997. There were no charge-offs for the years ended December 31, 1998 and 1997.

Other Income

 Other income decreased by $186,000 or 22.4% to $643,000 for the year ended December 31, 1998 from $829,000 for the comparable 1997 period. The decrease was primarily the result of a decline of $153,000 or 61.2% in gains on the sale of mortgage-backed securities and loans. In 1997 the sale of conventional mortgage loans and mortgage-backed securities resulted in a gain of $250,000 compared to the gain of $97,000 on the sale of the mortgage-backed securities in 1998. The mortgage-backed securities were sold due to high prepayment rate and the loans were sold to adjust the Company's interest rate risk position. In addition, miscellaneous income decreased by $24,000 primarily as a result of a decline in gains recorded from the sale of real estate owned.

Other Expenses

 Other expenses increased by $583,000 or 11.5% to $5.6 million for the year ended December 31, 1998 from $5.1 million for the year ended December 31, 1997. The increase occurred due to increases in compensation, payroll taxes and fringe benefits, miscellaneous expenses, office occupancy expense and fed-eral insurance premiums. Compensation, payroll taxes and fringe benefits in-creased by $274,000 or 9.3% to $3.2 million for the year ended December 31, 1998 from $3.0 million for the year ended December 31, 1997. The increase was due to the average price of the Company's stock rising to $17.84 in 1998 from $16.00 in 1997. The Company's ESOP and stock compensation programs are expensed based on the average market price of the Company's stock. Miscellane-ous expenses increased by $176,000 or 19.2% to $1.1 million for the year ended December 31, 1998 from $917,000 for the comparable 1997 period. The increase was primarily the result of additional expenses associated with advertising and origination costs for home equity installment loans and lines of credit. Office occupancy expense increased by $83,000 or 20.0% to $498,000 for the year ended December 31, 1998 from $415,000 for the year ended December 31, 1997. The increase was the result of property taxes and prepaid service con-tracts expense rising during 1998. Federal insurance premiums rose by $44,000 or 16.9% to $305,000 for the year ended December 31, 1998 from $261,000 for the year ended December 31, 1997. The increase was the result of a 1996 fed-eral deposit insurance refund that was recorded in the first quarter of 1997.

Income Taxes

 A tax equivalent adjustment of $1.1 million was made for the year ended De-cember 31, 1998. Income taxes for the year ended December 31, 1998 remained flat at $5.0 million. The annualized effective tax rate after the tax equiva-lent increase was 39.1% for 1998 and 40.0% for 1997.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

Management's Report on the Internal Control Structure and
Compliance with Laws and Regulations
--------------------------------------------------------------------------------

January 24, 2000

To the Stockholders of First Bell Bancorp, Inc.:

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

 Management assessed the institution's internal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained an effective internal control structure over financial reporting, including safeguarding of assets, presented in confor-mity with both generally accepted accounting principles and TFR instructions as of December 31, 1999.

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

 Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and as-sessments as required by the OTS. Based on this assessment, Management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1999.

/s/ Albert H. Eckert, II

Albert H. Eckert, II
Chief Executive Officer

/s/ Jeffrey M. Hinds

Jeffrey M. Hinds
Chief Financial Officer

--------------------------------------------------------------------------------

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of First Bell Bancorp, Inc.:

 We have audited the accompanying consolidated balance sheets of First Bell Bancorp, Inc. and subsidiary, as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of First Bell Bancorp Inc.'s management. Our responsibility is to express an opin-ion on these financial statements based on our audits.

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

 In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and sub-sidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 24, 2000
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

Consolidated Balance Sheets
(In thousands, except shares and per share data)
--------------------------------------------------------------------------------

                                                                                    December 31,
                                                                                  ------------------
                                                                                    1999      1998
                                      ASSETS                                      --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand..................................................................  $  1,857  $    925
  Noninterest-bearing deposits..................................................     2,204     2,116
  Interest-bearing deposits.....................................................    16,407    18,502
                                                                                  --------  --------
    Total cash and cash equivalents.............................................    20,468    21,543
FEDERAL FUNDS SOLD..............................................................    33,000    36,175
INVESTMENT SECURITIES HELD-TO-MATURITY--At cost
 (fair value of $5,242 and $10,766 at December 31, 1999 and 1998, respectively).     4,989     9,980
INVESTMENT SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $217,043 and $134,743 at December 31, 1999 and 1998, respectively)....   202,382   136,677
CONVENTIONAL LOANS--Net of allowance for loan losses of $925 and $805 at
 December 31, 1999 and 1998, respectively.......................................   532,292   544,636
OTHER LOANS--Net................................................................       967       899
REAL ESTATE OWNED...............................................................       390        82
PREMISES AND EQUIPMENT--Net.....................................................     3,924     3,405
FEDERAL HOME LOAN BANK STOCK--At cost...........................................    11,400     9,000
ACCRUED INTEREST RECEIVABLE.....................................................     4,947     4,272
OTHER ASSETS....................................................................     1,363       937
                                                                                  --------  --------
    Total assets................................................................  $816,122  $767,606
                                                                                  ========  ========
                                                                                    1999      1998
                       LIABILITIES AND STOCKHOLDERS' EQUITY                       --------  --------
DEPOSITS:
  Passbook, club and other accounts.............................................  $ 73,308  $ 73,578
  Money market and NOW accounts.................................................    52,259    52,164
  Certificate accounts..........................................................   386,364   369,386
                                                                                  --------  --------
    Total deposits..............................................................   511,931   495,128
BORROWINGS......................................................................   238,000   180,000
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE...................................    11,223    11,354
ACCRUED INTEREST ON DEPOSITS....................................................       703       600
ACCRUED INTEREST ON BORROWINGS..................................................       864       863
ACCRUED INCOME TAXES............................................................        93       120
DEFERRED TAX (ASSET) LIABILITY..................................................    (4,365)    2,424
DIVIDENDS PAYABLE ON COMMON STOCK...............................................       453       536
OTHER LIABILITIES...............................................................     2,702     2,679
                                                                                  --------  --------
    Total liabilities...........................................................   761,604   693,704
                                                                                  --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued
   or outstanding)..............................................................        --        --
  Common stock ($.01 par value; 20,000,000 shares authorized; 8,596,250 shares
   issued and 5,189,063 and 6,100,476 outstanding; one stock right per share)...        86        86
  Additional paid-in capital....................................................    62,217    61,768
  Unearned ESOP shares..........................................................    (3,740)   (3,972)
  Unearned MRP shares...........................................................    (3,378)   (3,839)
  Treasury stock, at cost (3,407,187 and 2,495,774 shares)......................   (55,523)  (38,918)
  Accumulated other comprehensive (loss) income, net of taxes...................    (8,931)    1,179
  Retained earnings--substantially restricted...................................    63,787    57,598
                                                                                  --------  --------
    Total stockholders' equity..................................................    54,518    73,902
                                                                                  --------  --------
    Total liabilities and stockholders' equity..................................  $816,122  $767,606
                                                                                  ========  ========

 See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statements of Income
(In thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                   ---------------------------
                                                      1999      1998     1997
                                                   --------  -------- --------
INTEREST AND DIVIDEND INCOME:
  Conventional loans.............................. $ 38,974  $ 41,848 $ 41,397
  Interest-bearing deposits.......................    1,027     1,152    1,343
  Mortgage-backed securities......................       --       284    3,148
  Federal funds sold..............................    1,073     1,212      497
  Investment securities, taxable..................    3,212     2,509    2,425
  Investment securities, non-taxable..............    6,981     2,104       --
  Other loans.....................................       66        58       67
  Federal Home Loan Bank stock....................      757       482      349
                                                   --------  -------- --------
    Total interest and dividend income............   52,090    49,649   49,226
                                                   --------  -------- --------
INTEREST EXPENSE:
  Deposits........................................   24,175    24,813   26,686
  Borrowings......................................   12,886     8,030    5,643
                                                   --------  -------- --------
    Total interest expense........................   37,061    32,843   32,329
                                                   --------  -------- --------
NET INTEREST INCOME...............................   15,029    16,806   16,897
PROVISION FOR LOAN LOSSES.........................      120        90       45
                                                   --------  -------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES...........................................   14,909    16,716   16,852
                                                   --------  -------- --------
OTHER INCOME:
  Service fees and charges........................      542       516      525
  Gain (loss) on sales of mortgage-backed
   securities available-for-sale..................       --        97       (8)
  Gain on sale of conventional loans..............       --        --      258
  Gain on sale of investments available-for-sale..       45        --       --
  Miscellaneous income............................       11        30       54
                                                   --------  -------- --------
    Total other income............................      598       643      829
                                                   --------  -------- --------
OTHER EXPENSES:
  Compensation, payroll taxes and fringe benefits.    3,193     3,227    2,953
  Federal insurance premiums......................      300       305      261
  Office occupancy expense, excluding
   depreciation...................................      522       498      415
  Depreciation....................................      291       296      296
  Computer services...............................      261       224      218
  Miscellaneous expenses..........................    1,549     1,093      917
                                                   --------  -------- --------
    Total other expenses..........................    6,116     5,643    5,060
                                                   --------  -------- --------
INCOME BEFORE PROVISION FOR INCOME TAXES..........    9,391    11,716   12,621
                                                   --------  -------- --------
PROVISION FOR INCOME TAXES:
  Current:
   Federal........................................      925     3,048    3,665
   State..........................................      728       809      976
  Deferred (benefit) expense......................     (304)       21      405
                                                   --------  -------- --------
    Total provision for income taxes..............    1,349     3,878    5,046
                                                   --------  -------- --------
NET INCOME........................................ $  8,042  $  7,838 $  7,575
                                                   ========  ======== ========
BASIC EARNINGS PER SHARE.......................... $   1.68  $   1.41 $   1.29
                                                   ========  ======== ========
DILUTED EARNINGS PER SHARE........................ $   1.61  $   1.35 $   1.23
                                                   ========  ======== ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
--------------------------------------------------------------------------------

                                                   Years Ended December 31,
                                                   ----------------------------
                                                       1999      1998     1997
                                                   ---------  -------- --------
Net Income........................................ $   8,042  $ 7,838  $ 7,575
Unrealized gains (losses) arising during the
 period...........................................   (16,551)   1,993      197
Less: reclassification adjustment for (gains)
 losses realized in net income....................       (45)     (97)       8
                                                   ---------  -------  -------
Other comprehensive income, before taxes..........    (8,554)   9,734    7,780
Tax benefit (expense).............................     6,486     (834)     (88)
                                                   ---------  -------  -------
Other comprehensive (loss) income, net of taxes... $  (2,068) $ 8,900  $ 7,692
                                                   =========  =======  =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statements of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                           Preferred Stock     Common Stock    Additional Unearned
                                          ------------------ -----------------  Paid-in     ESOP
                                           Shares  Par Value Shares  Par Value  Capital    Shares
                                          -------- --------- ------  --------- ---------- --------
BALANCE, DECEMBER 31, 1996...............    --       $--     7,758     $86     $61,063   $(4,454)
  Purchase of treasury stock.............    --        --    (1,247)     --          --        --
  Allocation of MRP shares...............    --        --        --      --           8        --
  Allocation of ESOP shares..............    --        --        --      --         300       237
  Change in unrealized gain in securities
   available-for-sale, net of taxes......    --        --        --      --          --        --
  Dividends ($.40 per share).............    --        --        --      --          --        --
  Net income.............................    --        --        --      --          --        --
                                            ---       ---    ------     ---     -------   -------
BALANCE, DECEMBER 31, 1997...............    --        --     6,511      86      61,371    (4,217)
  Purchase of treasury stock.............    --        --      (424)     --          --        --
  Allocation of MRP shares...............    --        --        --      --          67        --
  Allocation of ESOP shares..............    --        --        --      --         373       245
  Exercise of options....................    --        --        13      --         (43)       --
  Change in unrealized gain in securities
   available-for-sale, net of taxes......    --        --        --      --          --        --
  Dividends ($.40 per share).............    --        --        --      --          --        --
  Net income.............................    --        --        --      --          --        --
                                            ---       ---    ------     ---     -------   -------
BALANCE, DECEMBER 31, 1998...............    --        --     6,100      86      61,768    (3,972)
                                            ---       ---    ------     ---     -------   -------
  Purchase of treasury stock.............    --        --      (911)     --          --        --
  Allocation of MRP shares...............    --        --        --      --         129        --
  Allocation of ESOP shares..............    --        --        --      --         320       232
  Change in unrealized gain in securities
   available-for-sale, net of taxes......    --        --        --      --          --        --
  Dividends ($.40 per share).............    --        --        --      --          --        --
  Net income.............................    --        --        --      --          --        --
                                            ---       ---    ------     ---     -------   -------
BALANCE, DECEMBER 31, 1999...............    --       $--     5,189     $86     $62,217   $(3,740)
                                            ===       ===    ======     ===     =======   =======

                                                               Accumulated
                                                                  Other
                                          Unearned            Comprehensive
                                            MRP     Treasury     Income,    Retained
                                           Shares    Stock    Net of Taxes  Earnings   Total
                                          --------  --------  ------------- --------  --------
BALANCE, DECEMBER 31, 1996............... $(4,792)  $(11,684)   $     --    $46,214   $ 86,433
  Purchase of treasury stock.............      --    (20,393)         --         --    (20,393)
  Allocation of MRP shares...............     502         --          --         --        510
  Allocation of ESOP shares..............      --         --          --         --        537
  Change in unrealized gain in securities
   available-for-sale, net of taxes......      --         --         117         --        117
  Dividends ($.40 per share).............      --         --          --     (1,796)    (1,796)
  Net income.............................      --         --          --      7,575      7,575
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 1997...............  (4,290)   (32,077)        117     51,993     72,983
  Purchase of treasury stock.............      --     (7,069)         --         --     (7,069)
  Allocation of MRP shares...............     451         --          --         --        518
  Allocation of ESOP shares..............      --         --          --         --        618
  Exercise of options....................      --        228          --         --        185
  Change in unrealized gain in securities
   available-for-sale, net of taxes......      --         --       1,062         --      1,062
  Dividends ($.40 per share).............      --         --          --     (2,233)    (2,233)
  Net income.............................      --         --          --      7,838      7,838
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 1998...............  (3,839)   (38,918)      1,179     57,598     73,902
                                          -------   --------    --------    -------   --------
  Purchase of treasury stock.............      --    (16,604)         --         --    (16,604)
  Allocation of MRP shares...............     461         --          --         --        590
  Allocation of ESOP shares..............      --         --          --         --        552
  Change in unrealized gain in securities
   available-for-sale, net of taxes......      --         --     (10,110)        --    (10,110)
  Dividends ($.40 per share).............      --         --          --     (1,854)    (1,854)
  Net income.............................      --         --          --      8,042      8,042
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 1999............... $(3,378)  $(55,522)   $ (8,931)   $63,786   $ 54,518
                                          =======   ========    ========    =======   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

Consolidated Statements of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                   -----------------------------
                                                     1999      1998       1997
                                                   --------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................... $  8,042  $   7,838  $  7,575
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation...................................      291        296       296
   Deferred income taxes..........................     (304)        21       405
   Amortization of premiums and accretion of            (93)       (19)      195
    discounts.....................................
   Provision for loan loss........................      120         90        45
   Compensation expense--allocations of ESOP and      1,055      1,175     1,055
    MRP shares....................................
   Loss (gain) on sale of real estate owned.......       11        (13)      (37)
   Gain on sale of conventional loans.............       --         --      (258)
   Loss (gain) on sale of mortgage-backed                --        (97)        8
    securities available-for-sale.................
   Gain on sale of investments available-for-sale.      (45)        --        --
   Net proceeds from sale of conventional loans...       --         --    29,662
   Increase or decrease in assets and liabilities:
    Accrued interest receivable...................     (676)    (1,069)     (444)
    Accrued interest on deposits..................      103         65        32
    Accrued interest on borrowings................        1        531       141
    Accrued income taxes..........................      (26)      (109)      148
    Other assets..................................     (426)      (322)     (170)
    Other liabilities.............................      195        296      (100)
    Dividends payable.............................      (83)       (39)     (138)
                                                   --------  ---------  --------
  Net cash provided by operating activities.......    8,165      8,644    38,415
                                                   --------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available-for-  (90,188)  (132,770)  (25,947)
   sale...........................................
  Purchase of mortgage-backed securities                 --         --   (92,528)
   available-for-sale.............................
  Net decrease (increase) in Federal Funds........    3,175    (34,625)   71,325
  Maturity of investment securities held-to-          5,000         --     5,000
   maturity.......................................
  Maturity of investment securities available-for-       --     10,000    10,000
   sale...........................................
  Principal paydowns on mortgage-backed securities       --      1,402    14,000
   available-for-sale.............................
  Net proceeds from sale of mortgage-backed              --     30,352    46,668
   securities available-for-sale..................
  Net proceeds from sale of investment securities     3,317         --        --
   available-for-sale.............................
  Principal paydowns on investment securities         4,700      3,974        --
   available-for-sale.............................
  Net decrease (increase) in conventional loans...   11,765     33,958   (78,145)
  Net decrease (increase) in other loans..........      (68)         8        42
  Purchase of Federal Home Loan Bank stock........   (2,400)    (3,852)   (1,149)
  Net proceeds from sale of real estate owned.....      140        128       342
  Purchase of premises and equipment..............     (810)      (209)      (96)
                                                   --------  ---------  --------
  Net cash used in investing activities...........  (65,369)   (91,634)  (50,488)
                                                   --------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW
   accounts and savings accounts..................     (174)    10,891     3,704
  Net increase (decrease) in certificate accounts.   16,977    (10,818)    7,410
  Advances by borrowers for taxes and insurance...     (132)      (872)    1,404
  Net increase in borrowings......................   58,000     90,000    20,000
  Dividends paid..................................   (1,938)    (2,271)   (1,935)
  Proceeds from stock options exercised...........       --        149        --
  Purchase of treasury stock......................  (16,604)    (7,069)  (20,393)
                                                   --------  ---------  --------
  Net cash provided by financing activities.......   56,129     80,010    10,190
                                                   --------  ---------  --------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........   (1,075)    (2,980)   (1,883)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......   21,543     24,523    26,406
                                                   --------  ---------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR............ $ 20,468  $  21,543  $ 24,523
                                                   ========  =========  ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
   Interest on deposits and advances by borrowers
    for taxes and insurance....................... $ 24,073  $  24,747  $ 26,655
   Interest on borrowings.........................   12,886      7,500     5,502
   Income taxes...................................    1,731      3,936     4,606
  Noncash transactions:
   Transfers from conventional loans to real
    estate acquired through foreclosure...........      459        201       104
   Increase in additional paid-in capital--ESOP
    and MRP allocations...........................      449        397       308
   Transfers from conventional mortgage loans to
    conventional mortgage loans held-for-sale.....       --         --    29,989
   Unrealized (loss) gain on securities available-
    for-sale......................................  (16,596)     1,896       205

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
Years Ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------


1.BASIS OF PRESENTATION

  The principal business of the Company is to operate a traditional customer oriented savings and loan association. The Association's business is primarily conducted through six branch offices located throughout the suburban Pittsburgh, Pennsylvania area and its principal office in the borough of Bellevue. The Company's principal executive office is located in Wilmington, Delaware.

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

  b. Cash and Cash Equivalents--For the purpose of presenting the consoli-dated statements of cash flows, cash on hand and interest and noninterest-bearing deposits with original maturities of less than 90 days are considered cash equivalents.

    The Association services mortgage loans for the Federal National Mort-gage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 1999 and 1998, restricted cash of approximately $427,000 and $502,000, respectively, has been segregated on the books of the Association.

    The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $1,132,000 and $1,004,000 for the years ended December 31, 1999 and 1998, respectively.

  c. Investments and Mortgage-Backed Securities--The Company follows State-ment of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities," for investments and mortgage-backed securities. Investments and mortgage-backed securities that may be sold as part of the Company's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and prepay-ment risk or other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such secu-rities are reported net of related taxes as other comprehensive income and as a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are com-puted using the specific identification cost basis.

    Premiums are amortized and discounts are accreted to maturity using the level yield method. The Company does not maintain a trading account.

  d. Conventional Loans--Interest on loans is credited to income as earned. Interest earned that has not been collected is accrued. Interest accrued on loans delinquent more than 90 days is offset by a reserve for uncollected interest and is, therefore, not recognized as income. Origi-nation fees and costs related to activities performed for a loan origi-nation are deferred
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------
     and recognized over the contractual life using the level yield method in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

  e. Servicing of Loans--The total amount of loans serviced for others was $19,088,000, $24,388,000 and $31,407,000, at December 31, 1999, 1998 and
     1997, respectively. During 1997, $29,989,000 of conventional mortgage loans were sold to FNMA in which the servicing of such loans were maintained by the Association and a related servicing asset of $237,000 was recorded. The servicing asset is being amortized over the expected life of the servicing agreement.

  f. Allowance for Loan Losses--The allowance for loan losses is determined by management, taking into consideration the past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay and estimated values of under-lying collateral and current economic conditions in the Association's lending area. While management uses the best information available to estimate losses on loans, future additions to the allowance may be necessary for changes in economic conditions beyond the Association's control.

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

  h. Premises and Equipment--Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amor-tization. De-preciation and amortization are computed on a straight-line basis over the estimated useful lives (3-50 years) or leasehold period, if shorter, of the related assets.

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

  k. Other Comprehensive Income--The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which became effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for reporting and display of comprehensive income and its components
     (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Prior years financial statements have been reclassified for comparative purposes.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  The following table sets forth the related tax effects allocated to each element of comprehensive income for the years ended December 31, 1999, 1998 and 1997:

                                         1999                        1998                      1997
                              ----------------------------  ------------------------  -----------------------
                                           Tax                         Tax                      Tax
                                        (Expense) Net-of-    Pre-   (Expense)  Net-    Pre-  (Expense)  Net-
                              Pre-tax      or       tax      tax       or     of-tax   tax      or     of-tax
                               Amount    Benefit   Amount   Amount   Benefit  Amount  Amount  Benefit  Amount
                              --------  --------- --------  ------  --------- ------  ------ --------- ------
   Unrealized gains
    (losses) on securities:
    Unrealized holding
     gains (losses)
     arising during period.   $(16,551)  $6,468   $(10,083) $1,993    $(872)  $1,121   $197    $(85)    $112
    Less: reclassification
     adjustment for (gains)
     losses realized in net
     income................        (45)      18        (27)    (97)      38      (59)     8      (3)       5
                              --------   ------   --------  ------    -----   ------   ----    ----     ----
    Net unrealized gains
     (losses)..............    (16,596)   6,486    (10,110)  1,896     (834)   1,062    205     (88)     117
                              --------   ------   --------  ------    -----   ------   ----    ----     ----
   Other comprehensive
    income.................   $(16,596)  $6,486   $(10,110) $1,896    $(834)  $1,062   $205    $(88)    $117
                              ========   ======   ========  ======    =====   ======   ====    ====     ====

  The following table sets forth the components of accumulated other compre-hensive income for the years ended December 31, 1999, 1998 and 1997:

                                                             1999     1998  1997
                                                           --------  ------ ----
   Beginning balance...................................... $  1,179  $  117 $ --
   Net unrealized gains on securities, net of taxes.......  (10,110)  1,062  117
                                                           --------  ------ ----
   Ending balance......................................... $ (8,931) $1,179 $117
                                                           ========  ====== ====

  l. Segment Information--In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," which was effective for financial statements for periods beginning after December 15, 1997. The Company has determined that it only has one oper-ating segment which is the operation of a thrift, therefore, will not be presenting any further segment information.

  m. Earnings Per Share--Basic EPS is computed by dividing net income avail-able to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive secu-rities, by the weighted average number of common shares outstanding, ad-justed for dilutive securities.

  n. Treasury Stock--Treasury stock is recorded at cost.

  o. Interest Rate Risk--A significant portion of the Company's assets con-sist of long-term fixed-rate residential mortgage loans, while a significant portion of the Company's liabilities consist of deposits with considerably shorter terms. As a result of these differences in the maturities of assets and liabilities, any significant increase in inter-est rates will have an adverse effect on the Company's results of operations. To manage this interest rate risk, the Company maintains high levels of liquid assets to enable it to quickly respond to changes in interest rates.

  p. New Accounting Pronouncements Not Yet Adopted--In June 1998, the FASB issued SFAS No. 133,"Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting stan-dards for derivative instruments, including certain derivative instru-ments embedded in other contracts, and for hedging activities. The pro-visions of this statement are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is in the process of evaluating the impact of this statement on the consolidated financial statements.

3.STOCKHOLDER RIGHTS PLAN

  The Company adopted a Stockholder Rights Plan on November 18, 1998 in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of busi-ness on November 30, 1998 and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

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

4.INVESTMENT SECURITIES HELD-TO-MATURITY

  The following is a summary of investment securities held-to-maturity at De-cember 31 (in thousands):

                                                               1999
                                                   -----------------------------
                                                           Gross   Gross
                                                   Amor-  Unreal- Unreal-
                                                   tized   ized    ized    Fair
                                                    Cost   Gain    Loss   Value
                                                   ------ ------- ------- ------
   Treasury bills................................. $4,985  $182     $--   $5,167
   Other investments..............................      4    71      --       75
                                                   ------  ----     ---   ------
                                                   $4,989  $253     $--   $5,242
                                                   ======  ====     ===   ======

                                                               1998
                                                  ------------------------------
                                                          Gross   Gross
                                                  Amor-  Unreal- Unreal-
                                                  tized   ized    ized    Fair
                                                   Cost   Gain    Loss    Value
                                                  ------ ------- ------- -------
   Treasury bills................................ $9,976  $701     $--   $10,677
   Other investments.............................      4    85      --        89
                                                  ------  ----     ---   -------
                                                  $9,980  $786     $--   $10,766
                                                  ======  ====     ===   =======

  The carrying value and fair value of investment securities held-to-maturity by contractual maturity as of December 31, 1999, are shown below (in thousands):

                                                               Amortized  Fair
                                                                 Cost    Value
                                                               --------- ------
   Due after one year through five years......................  $4,985   $5,167
   Due after five years through ten years.....................       4       75
                                                                ------   ------
                                                                $4,989   $5,242
                                                                ======   ======

  There were no sales of investment securities held-to-maturity during the years ended December 31, 1999, 1998 and 1997.

5. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  These investments consist of municipal securities, collateralized mortgage obligations ("CMO's") and a FHLB Bond. The following is a summary of in-vestment securities available-for-sale at December 31, 1999 and 1998 (in thousands):

                                                            1999
                                             -----------------------------------
                                                       Gross   Gross
                                              Amor-   Unreal- Unreal-
                                              tized    ized     ized      Fair
                                               Cost    Gain     Loss     Value
                                             -------- ------- --------  --------
   Municipal securities..................... $199,141 $   --  $(14,373) $184,768
   CMO's....................................   12,902     12      (153)   12,761
   FHLB Bond................................    5,000     --      (147)    4,853
                                             -------- ------  --------  --------
                                             $217,043 $   12  $(14,673) $202,382
                                             ======== ======  ========  ========

                                                            1998
                                             -----------------------------------
                                                       Gross   Gross
                                              Amor-   Unreal- Unreal-
                                              tized    ized     ized      Fair
                                               Cost    Gain     Loss     Value
                                             -------- ------- --------  --------
   Municipal Securities..................... $117,159 $1,980  $   (153) $118,986
   CMO's....................................   17,584    107        --    17,691
                                             -------- ------  --------  --------
                                             $134,743 $2,087  $   (153) $136,677
                                             ======== ======  ========  ========

  In 1999, proceeds from the sale of municipal securities available-for-sale were $3,317,000 resulting in
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  gross and net gains of $45,000. There were no sales of investment securi-ties available-for-sale during the years ended December 31, 1998 and 1997.

  The carrying value and fair value of investment securities available-for-sale by contractual maturity as of December 31, 1999, are shown below
  (in thousands):

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due after five years through ten years................... $ 37,218  $ 35,884
   Due after ten years......................................  179,825   166,498
                                                             --------  --------
                                                             $217,043  $202,382
                                                             ========  ========

  The expected maturity may differ from the contractual maturity for the mu-nicipal securities and the FHLB Bond because most of these securities have a call feature that is earlier than the contractual maturity date. For the CMO's, the expected maturity may differ from the contractual maturity be-cause borrowers may have the right to prepay obligations with or without prepayment penalties.

6. MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

  There were no mortgage-backed securities available-for-sale held at Decem-ber 31, 1999 and 1998.

  Proceeds from sales of mortgage-backed securities available-for-sale were $30,352,000 and $46,668,000 for the years ended December 31, 1998 and 1997, respectively. The sales resulted in gross gains of $200,000 and $94,000, and gross losses of $103,000 and $102,000 for the years ended December 31, 1998 and 1997, respectively.

7.CONVENTIONAL LOANS

  The following is a summary of conventional loans as of December 31, 1999 and 1998 (in thousands):

                                                                 1999     1998
                                                               -------- --------
   Conventional mortgages..................................... $516,514 $535,864
   Residential construction loans.............................   16,229   17,924
   Multi-family loans.........................................      500      651
   Second mortgage loans......................................   11,012    4,508
                                                               -------- --------
                                                                544,255  558,947
   Less:
   Deferred net loan origination fees.........................    2,386    3,152
   Undisbursed portion of construction loans in process.......    8,652   10,354
   Allowance for loan losses..................................      925      805
                                                               -------- --------
                                                               $532,292 $544,636
                                                               ======== ========

  Conventional mortgages consist of one- to four-family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. The mortgagor's ability to repay the loans outstanding is, therefore, dependent on the economy of that area.

  Nonaccrual loans totaled $269,000 and $498,000 at December 31, 1999 and 1998, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total nonaccrual loans amounted to $6,000, $32,000 and $29,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

  During 1997, the Company reclassified approximately $29,989,000 of conventional mortgages classified as held to maturity to held-for-sale, and subsequently sold all such conventional mortgages, resulting in a gain of approximately $258,000. The Company reclassified and sold such mortgages in efforts to better manage the Company's interest rate risk.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

-------------------------------------------------------------------------------

8.ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses for the years ended December 31 (in thousands):

                                                                 1999 1998 1997
                                                                 ---- ---- ----
   Balance, beginning of year................................... $805 $715 $665
   Provision for loan losses....................................  120   90   45
   Recovery of previous loan chargeoffs.........................   --   --    5
                                                                 ---- ---- ----
   Balance, end of year......................................... $925 $805 $715
                                                                 ==== ==== ====

9.PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment as of December 31 (in thousands):

                                                                   1999   1998
                                                                  ------ ------
   Land and land improvements.................................... $  529 $  351
   Office buildings and leasehold improvements...................  4,435  3,973
   Furniture, fixtures and equipment.............................  1,874  1,722
                                                                  ------ ------
                                                                   6,838  6,046
   Less accumulated depreciation and amortization................  2,914  2,641
                                                                  ------ ------
                                                                  $3,924 $3,405
                                                                  ====== ======

  The Company leases certain of its branch offices under various operating leases. Some of these leases contain renewal and extension clauses. The following is a summary of the future minimum lease payments under these op-erating leases (in thousands):

  Year Ending                  Minimum Lease
  December 31,                   Payments
  ------------                 -------------
  2000........................     $143
  2001........................      149
  2002........................       84
  2003........................       71
  2004........................       64
  2005 and thereafter.........      128

  Rental expense under these leases was approximately $157,000, $163,000 and $161,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

10.DEPOSITS

  The following is a summary of deposits and stated interest rates as of De-cember 31 (in thousands):

                                                 Stated Rate    1999     1998
                                                ------------- -------- --------
   Balance by interest rate:
    Passbook, club and other accounts.......... 3.00%--4.45%  $ 73,308 $ 73,578
                                                              -------- --------
    Money market and NOW accounts.............. 0.00%--3.21%    52,259   52,164
                                                              -------- --------
    Certificate accounts....................... 3.00%--5.50%   217,751  175,279
                                                5.51%--6.00%   119,707  123,361
                                                6.01%--6.50%    29,773   47,976
                                                6.51%--7.50%    14,350   16,779
                                                7.51%--8.50%     2,750    2,806
                                                8.51%--9.50%     2,032    2,887
                                                9.51%--10.00%        1      298
                                                              -------- --------
                                                               386,364  369,386
                                                              -------- --------
                                                              $511,931 $495,128
                                                              ======== ========

  Noninterest-bearing demand deposits were approximately $3,791,000 and $5,428,000 at December 31, 1999 and 1998, respectively.

  The following is a summary of certificate accounts by contractual maturity at December 31, 1999 (in thousands):

   Contractual
    Maturity
   -----------
    2000............................. $261,266
    2001.............................   66,541
    2002.............................   19,354
    2003.............................   17,383
    2004.............................    5,819
    2005 and thereafter..............   16,001
                                      --------
                                      $386,364
                                      ========

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Federal Deposit Insurance Corporation ("FDIC").

  Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $43,732,000 and $38,128,000 at December 31, 1999 and 1998, respective-
  ly.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
11.BORROWINGS

  The following is a summary of borrowings as of December 31, (in thousands):

         1999

         Amount           Rate                        Type                    Maturity Date
         ------           ----                     ----------                 -------------
         $20,000          5.83%                         Fixed                 January 2000
           8,000          6.96%                    Adjustable                 January 2000
           2,000          6.84%                    Adjustable                 January 2000
          70,000          5.61%(1)                      Fixed                 December 2004
          40,000          5.79%(2)                      Fixed                 April 2008
          25,000          5.66%(2)                      Fixed                 May 2008
          45,000          5.60%(2)                      Fixed                 June 2008
          28,000          4.99%(3)                      Fixed                 January 2009

         1998

         Amount           Rate                        Type                    Maturity Date
         ------           ----                     ----------                 -------------
         $70,000          5.46%(4)                      Fixed                 March 2002
          40,000          5.79%(2)                      Fixed                 April 2008
          25,000          5.66%(2)                      Fixed                 May 2008
          45,000          5.60%(2)                      Fixed                 June 2008

  The above borrowings are secured by the assets of the Company.
  -------
  (1) At December 31, 1999, the interest rate was fixed at 5.61%. Every six months the Federal Home Loan Bank ("FHLB") has the option to convert this interest rate to an adjustable rate based on the three-month Lon-don Interbank Offered Rate ("LIBOR").
  (2) The FHLB has the option to covert this interest rate to an adjustable rate based on the three-month LIBOR at the five year anniversary date of the borrowings origination, which will occur in the second quarter of 2003.
  (3) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month LIBOR at the five year anniversary date of the borrowings origination, which will occur in the first quarter of 2004.
  (4) At December 31, 1998, the interest rate was fixed at 5.46%. Every six months the FHLB has the option to convert this interest rate to an ad-justable rate based on the three-month LIBOR. This borrowing was paid off in 1999.


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

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. Effective in April 1999, the minimum Tier I Capital to total assets ratio changed to 4.00%. The increase in the Tier I Capital to total assets ratio did not materially impact the Association. As of December 31, 1999, the Association met all capital adequacy requirements to which it is subject.

  The most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective ac-tion. To be categorized as well capitalized the Association must maintain minimum Total Capital to risk-weighted assets, Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

  The Association had the following amounts of capital and capital ratios at December 31, 1999 and 1998 (in thousands):

                                                                 To Be Well
                                                For Capital   Capitalized Under
                                                 Adequacy     Prompt Corrective
                                   Actual        Purposes     Action Provisions
                                -------------  -------------  ------------------
                                Amount  Ratio  Amount  Ratio    Amount   Ratio
                                ------- -----  ------- -----  --------- --------
  As of December 31, 1999:
    Total Capital (to risk-
     weighted assets).......... $75,763 21.51% $28,176 8.00%  $  35,220   10.00%
    Tier I Capital (to risk-
     weighted assets)..........  74,838 21.25      N/A  N/A      21,132    6.00
    Tier I Capital (to total
     assets)...................  74,838  8.90   33,638 4.00      42,048    5.00
    Tangible Capital...........  74,838  8.90   12,614 1.50         N/A     N/A
  As of December 31, 1998:
    Total Capital (to risk-
     weighted assets).......... $74,264 22.41% $26,515 8.00%  $  33,144   10.00%
    Tier I Capital (to risk-
     weighted assets)..........  73,459 22.16      N/A  N/A      19,886    6.00
    Tier I Capital (to total
     assets)...................  73,459  9.53   23,123 3.00      38,539    5.00
    Tangible Capital...........  73,459  9.53   11,562 1.50         N/A     N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $352,195,000 and $331,439,000 at December 31, 1999 and 1998, respectively.

  At the date of the conversion from a mutual to a stock organization, the Association established a liquidation account in an amount equal to its retained income as of June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible ac-count holders who continue to maintain their accounts at the Association after the conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in such balances will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquida-tion account. In the event of a complete liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for ac-counts then held.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 1999, the maximum dividend the Association may de-clare and pay to First Bell is approximately $32,432,000.

13.EARNINGS PER SHARE

  Both basic and diluted earnings per share are calculated as of December 31 as follows (in thousands, except per share amounts):

                                                                 Weighted
                                                                 Average   Per
                                                          Income  Shares  Share
  1999                                                    ------ -------- -----
  Income available to common stockholders................ $8,042  5,590
  Unearned ESOP shares...................................     --   (547)
  Unearned MRP shares....................................     --   (242)
                                                          ------  -----
  Basic earnings per share...............................  8,042  4,801   $1.68
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --     65
   Stock options.........................................     --    138
                                                          ------  -----
  Diluted earnings per share............................. $8,042  5,004   $1.61
                                                          ======  =====   =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                 Weighted
                                                                 Average   Per
                                                          Income  Shares  Share
  1998                                                    ------ -------- -----
  Income available to common stockholders................ $7,838  6,411
  Unearned ESOP shares...................................     --   (581)
  Unearned MRP shares....................................     --   (275)
                                                          ------  -----
  Basic earnings per share...............................  7,838  5,555   $1.41
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --     99
   Stock options.........................................     --    156
                                                          ------  -----
  Diluted earnings per share............................. $7,838  5,810   $1.35
                                                          ======  =====   =====
                                                                 Weighted
                                                                 Average   Per
                                                          Income  Shares  Share
  1997                                                    ------ -------- -----
  Income available to common stockholders................ $7,575  6,784
  Unearned ESOP shares...................................     --   (615)
  Unearned MRP shares....................................     --   (308)
                                                          ------  -----
  Basic earnings per share...............................  7,575  5,861   $1.29
                                                                          =====
  Effect of dilutive securities:
   MRP shares............................................     --    129
   Stock options.........................................     --    144
                                                          ------  -----
  Diluted earnings per share............................. $7,575  6,134   $1.23
                                                          ======  =====   =====

14.INTEREST EXPENSE

  The following is a summary of interest expense on deposits for the years ended December 31 (in thousands):

                                                         1999    1998    1997
                                                        ------- ------- -------
  Passbook, club and other accounts.................... $ 3,021 $ 2,480 $ 2,288
  Money market and NOW accounts........................   1,404   1,147   1,092
  Certificate accounts.................................  19,750  21,186  23,306
                                                        ------- ------- -------
                                                        $24,175 $24,813 $26,686
                                                        ======= ======= =======

15.INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences be-tween the carrying amounts of assets and liabilities for financial report-ing purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax asset (liability) at De-cember 31 are as follows (in thousands):

                                                               1999     1998
                                                              -------  -------
  Deferred Tax Assets:
   Unrealized loss on investment securities available-for-
    sale..................................................... $ 5,731  $    --
   Other.....................................................     199      193
                                                              -------  -------
    Total deferred tax assets................................   5,930      193
                                                              -------  -------
  Deferred Tax Liabilities:
   Deferred loan origination fees............................    (751)    (750)
   Allowance for loan losses.................................    (449)    (680)
   Depreciation on premises and equipment....................    (365)    (239)
   Unrealized gain on investment securities available-for-
    sale.....................................................      --     (754)
   Other.....................................................      --     (194)
                                                              -------  -------
    Total deferred tax liabilities...........................  (1,565)  (2,617)
                                                              -------  -------
    Net deferred tax asset (liability)....................... $ 4,365  $(2,424)
                                                              =======  =======

  The provision for income taxes consists of the following components for the year ended December 31 (in thousands):

                                                           1999    1998   1997
                                                          ------  ------ ------
  Current:
   Federal............................................... $  925  $3,048 $3,665
   State.................................................    728     809    976
  Deferred (benefit) expense.............................   (304)     21    405
                                                          ------  ------ ------
    Total provision for income taxes..................... $1,349  $3,878 $5,046
                                                          ======  ====== ======

  The following table presents the principal com-ponents of deferred income tax expense as of December 31 (in thousands):

                                                            1999   1998   1997
                                                            -----  -----  ----
  Allowance for loan losses................................ $(232) $(221) $(13)
  Deferred loan origination fees...........................     1    269   425
  Depreciation differences.................................   126    (12)    4
  Other--net...............................................  (199)   (15)  (11)
                                                            -----  -----  ----
                                                            $(304) $  21  $405
                                                            =====  =====  ====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------
  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                                              1999   1998  1997
                                                              -----  ----  ----
  Statutory tax rate.........................................  34.0% 34.0% 34.0%
  State income taxes.........................................   5.1   4.6   5.2
  Tax exempt interest income................................. (25.3) (5.8)   --
  Other--net.................................................   0.6   0.3   0.8
                                                              -----  ----  ----
    Effective tax rate.......................................  14.4% 33.1% 40.0%
                                                              =====  ====  ====

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

16.EMPLOYEE BENEFIT PLANS

  Defined Benefit Pension Plan--The Company had a defined benefit pension plan for substantially all employees. During 1999, the Company terminated the Defined Benefit Pension Plan. The termination is considered a settle-ment as defined in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined benefit Pension Plans and for Termination Bene-fits." At the option of the employee, all plan assets were distributed either through the purchase of a non-participating annuity contract or lump sum distribution. The Company was relieved of primary responsibility for any pension benefit obligation. The termination eliminated significant risks related to the obligation and the assets used to effect the settle-ment. On May 10, 1999, the final contribution was made which resulted in an expense of $100,000. The benefits of the defined benefit plan were gener-ally based on the years of service and the employee's compensation during the last five years of employment.

  The Defined Benefit Pension Plan was amended in the prior year to freeze benefit accruals effective March 31, 1998 and to fully vest all active Par-ticipants on April 1, 1998. Such amendment constituted a curtailment as de-fined by SFAS No. 88, "Employers' Accounting for Settlements and
  Curtailments of Defined Benefit Pension Plans and for Termination Bene-
  fits." The effects of such curtailment are reflected in the following ta-
  bles.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The following tables reconcile the projected benefit obligation, plan as-sets, funded status, and accrued/prepaid pension cost of the plan for the years ended December 31 (in thousands):

                                                                   1999  1998
                                                                   ---- ------
  CHANGE IN PROJECTED BENEFIT OBLIGATION
   Projected benefit obligation at beginning of year.............. $--  $1,182
   Service cost...................................................  --      18
   Interest cost..................................................  --      77
   Curtailment....................................................  --     (68)
   Benefits paid..................................................  --     (78)
   Actuarial (gain) or loss.......................................  --     (58)
   Change in discount rate........................................  --      39
                                                                   ---  ------
   Projected benefit obligation at end of year.................... $--  $1,112
                                                                   ===  ======
  CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year................. $--  $1,173
   Actual return on plan assets...................................  --      73
   Employer contributions.........................................  --      76
   Benefits paid..................................................  --     (78)
                                                                   ---  ------
   Fair value of plan assets at end of year....................... $--  $1,244
                                                                   ===  ======
  FUNDED STATUS
   Funded status at end of year................................... $--  $  132
   Unrecognized net actuarial loss................................  --     126
   Unrecognized prior service cost................................  --      --
   Unrecognized transition asset..................................  --     (47)
                                                                   ---  ------
   Net amount recognized.......................................... $--  $  211
                                                                   ===  ======
   Amounts recognized in the consolidated balance sheets consist of:
    Prepaid benefit cost.......................................... $--  $  211
    Accrued benefit liability.....................................  --      --
    Intangible asset..............................................  --      --
    Amount included in comprehensive income.......................  --      --
                                                                   ---  ------
   Net amount recognized.......................................... $--  $  211
                                                                   ===  ======
  DEVELOPMENT OF (ACCRUED) PREPAID PENSION COST
   Prepaid pension cost at beginning of year...................... $--  $   32
   FAS 87 net periodic pension cost (income)......................  --     103
   Contributions..................................................  --      76
                                                                   ---  ------
   Prepaid pension cost at end of year............................ $--  $  211
                                                                   ===  ======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT
-------------------------------------------------------------------------------
  Net periodic pension cost for the defined benefit plan includes the follow-ing components for the year ended December 31 (in thousands):

                                                              1999 1998   1997
                                                              ---- -----  ----
  Components of Net Periodic Pension Cost
   Service cost--benefits earned during the period........... $--  $  18  $ 65
   Interest cost on projected benefit obligation.............  --     77    76
   Expected return on assets.................................  --    (74)  (70)
   Amortization of initial unrecognized net obligation or
    (net asset) as of January 1, 1987........................  --     (5)   (5)
   Amortization of prior service cost........................  --     (2)   (7)
   Recognized net actuarial (gain) or loss...................  --     --     3
                                                              ---  -----  ----
   FAS 87 net periodic pension cost..........................  --     14    62
   Curtailment recognized during the year....................  --   (117)   --
                                                              ---  -----  ----
  Total net periodic pension (income) cost................... $--  $(103) $ 62
                                                              ===  =====  ====

  The following rate assumptions were used in the plan accounting as of De-cember 31:

                                                                1999 1998  1997
                                                                ---- ----  ----
  Discount rate................................................  --  6.70% 7.00%
  Rate of compensation increases...............................  --  5.00% 6.00%
  Expected long-term rate of return on plan assets.............  --  6.75% 7.00%

  Deferred Supplemental Executive Retirement Plan--During 1992, the Board of Directors approved a deferred supplemental executive retirement plan for the President of the Association. The plan provides that the President will receive deferred compensation in an amount up to $60,000 per year based upon the return on assets of the Company for the year. The compensation will be paid to the President upon his retirement. For the years ended De-cember 31, 1999, 1998 and 1997, deferred compensation expenses under this plan were $60,000 per year.

  401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings con-tributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded un-der this plan for the years ended December 31, 1999, 1998 and 1997, was ap-proximately $9,900, $9,800 and $9,200, respectively.

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

  Compensation expense related to the ESOP for 1999, 1998 and 1997, totaled $511,000, $586,000 and $537,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest ex-pense on the loan are eliminated in these consolidated financial state-ments. The fair value of unallocated ESOP shares at December 31, 1999 was approximately $8,063,000. Shares held by the ESOP were as follows as of December 31:

                                                       1999     1998     1997
                                                      -------  -------  -------
   Unallocated shares, beginning of year............. 561,562  596,089  629,622
   Shares released for allocation.................... (32,823) (34,527) (33,533)
                                                      -------  -------  -------
   Unallocated shares, end of year................... 528,739  561,562  596,089
                                                      =======  =======  =======

  Stock Option Plan--The Company has a fixed option plan that was approved by Shareholders on April 29, 1996. Options under this plan have been granted to certain officers and directors of the Company. The plan also permits op-tions to be granted to employees at the Company's discretion. Under the plan, the total number of shares of common stock that may be granted is 859,625. The Company has adopted the disclosure-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation," and accordingly, no compen-sation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the
-------------------------------------------------------------------------------
38

--------------------------------------------------------------------------------
  grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below as of December 31 (in thousands, except per share amounts):

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1999                                                 ------ -------- --------
   As reported......................................... $8,042  $1.68    $1.61
   Pro forma...........................................  7,856   1.64     1.57
                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1998                                                 ------ -------- --------
   As reported......................................... $7,838  $1.41    $1.35
   Pro forma...........................................  7,500   1.35     1.29

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1997                                                 ------ -------- --------
   As reported......................................... $7,575  $1.29    $1.23
   Pro forma...........................................  7,025   1.20     1.15

  The fair value of each option grant is estimated on the date of grant using the Black Sholes option pricing model with the following weighted average assumptions used for options granted in each respective year:

                                                                         1997
                                                                        -------
   Dividend yield......................................................    2.00%
   Expected volatility.................................................   29.00%
   Risk-free interest rate.............................................    5.60%
   Expected lives...................................................... 9 Years

  The exercise price of all options was reduced from $13.375 to $10.70 during 1997 as a result of the return of capital distribution made on December 16, 1996. As a result, the Company was required to issue additional options to the existing participants in an amount equal to the difference between the value of the options in each participant's account before the reduction in the exercise price, and the value of the options in each participant's ac-count after the reduction in the exercise price. All options granted in 1997 are as a result of this equitable right adjustment. Approximately one-fifth of the stock options may be exercised after the end of each year, and no option will be exercisable after ten years from the date of grant. Ter-minated employees forfeit any non-vested options.

  The following summarizes the activity in the Stock Option Plan for the year ended December 31:

                                                        1999    1998     1997
                                                       ------- -------  -------
   Options outstanding, beginning of year............  380,486 437,288  361,037
   Equitable right adjustment........................       --      --   89,113
   Options exercised.................................       -- (13,931)      --
   Options forfeited.................................       -- (42,871) (12,862)
                                                       ------- -------  -------
   Options outstanding, end of year..................  380,486 380,486  437,288
                                                       ======= =======  =======
   Weighted average exercise price, end of year......   $10.70  $10.70   $10.70
                                                       ======= =======  =======
   Options exercisable, end of year..................  228,285 152,188   90,030
                                                       ======= =======  =======
   Options available for grant, end of year..........  465,208 465,208  422,337
                                                       ======= =======  =======
   Weighted-average fair value of options granted
    during the year..................................      $--     $--   $10.25
                                                       ======= =======  =======
   Remaining contractual life of outstanding options.  7 Years 8 Years  9 Years


  Master Stock Compensation Plan--The Association has a Master Stock Compen-sation Plan ("MRP") that was approved by Shareholders on April 29, 1996. Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Association grants shares of common stock to em-ployees and directors.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------
  Shares vest under the current awards at 20% per year, commencing one year from the date of grant subject to the attainment of certain performance goals. The cost of unearned shares related to these awards, included as a separate component of stockholders' equity, aggregated $3.4 million and $3.8 million at December 31, 1999 and 1998, respectively. Compensation cost is recorded over the five-year period as shares are earned based on the av-erage fair market value of the common stock during the fiscal year. The ex-pense for the years ended December 31, 1999, 1998 and 1997 was $545,000, $590,000 and $518,000 respectively. Terminated employees forfeit any non-vested awards.


  The following summarizes activity in the MRP for the year ended December
  31:

                                                       1999     1998     1997
                                                      -------  -------  -------
   Awards outstanding, beginning of year.............  99,171  129,428  180,260
   Awards granted....................................      --    2,100    1,500
   Awards forfeited..................................  (1,400)      --  (16,280)
   Awards vested..................................... (33,057) (32,357) (36,052)
                                                      -------  -------  -------
   Awards outstanding, end of year...................  64,714   99,171  129,428
                                                      =======  =======  =======
   Total remaining MRP shares, end of year........... 242,384  275,441  307,798
                                                      =======  =======  =======

17.COMMITMENTS AND CONTINGENCIES

  The total commitments outstanding at December 31 are summarized as follows (in thousands):

                                                  1999              1998
                                            ----------------- -----------------
                                            Notional Notional Notional Notional
                                            Amount    Rate    Amount     Rate
                                            -------- -------- -------- --------
   3--5 year adjustable rate mortgages.....  $  578    6.84%  $    --      --%
   15 year fixed rate mortgages............     777    7.50     6,688    6.55
   30 year fixed rate mortgages............   3,185    7.51     9,785    7.00
   Construction mortgages..................   1,489    7.56    10,354    6.81
   Home equity loans.......................     270    6.74       594    6.74
   Available line of credit................      58    6.40     1,233    7.91
                                             ------           -------
                                             $6,357           $28,654
                                             ======           =======

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

  Credit related financial instruments have off-balance sheet credit risk be-cause only origination fees (if any) are recognized in the balance sheet
  (as "other liabilities") for these instruments until the commitments are fulfilled or expire. The credit risk amounts are equal to the notional amounts of the contracts, assuming that all counterparties fail completely to meet their obligations and the collateral or other security is of no value.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

18. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments as of December 31 are as follows (in thousands):

                                                   1999              1998
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                             Amount    Value   Amount    Value
                                             -------- -------- -------- --------
   Assets:
     Cash and noninterest-bearing deposits.  $  4,061 $  4,061 $  3,041 $  3,041
     Interest-bearing deposits.............    16,407   16,407   18,502   18,502
     Federal Funds sold....................    33,000   33,000   36,175   36,175
     Investment securities held-to-
      maturity.............................     4,989    5,242    9,980   10,766
     Investment securities available-for-
      sale.................................   202,382  202,382  136,677  136,677
     Conventional loans....................   532,292  513,506  544,636  551,979
     Federal Home Loan Bank stock..........    11,400   11,400    9,000    9,000
   Liabilities:
     Passbook, club, money market, NOW and
      other accounts.......................  $125,567 $125,567 $125,742 $125,742
     Certificate accounts..................   386,364  388,713  369,386  374,411
     Borrowings............................   238,000  225,225  180,000  189,646

a. Cash and Noninterest-bearing Deposits, Interest-bearing Deposits and Fed-eral Funds Sold--For cash and noninterest-bearing deposits, interest-bearing deposits and Federal funds sold, the fair value is estimated as the carrying amount.

b. Investment Securities Held-to-Maturity and Investment Securities Available-for-Sale--Fair values for these securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

f. Borrowings--The fair value of borrowings is estimated as the present value of the remaining payments of the borrowings using the year end FHLB inter-est rate for like borrowings.

g. Off-balance Sheet Commitments to Extend Credit--The fair value of off-bal-ance sheet commitments to extend credit is estimated to equal the outstand-ing commitment amount. Management does not believe it is meaningful to pro-vide an estimate of fair value that differs from the outstanding commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

19. PARENT COMPANY

  The following are condensed financial statements for First Bell as of De-cember 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 (in thousands):

  BALANCE SHEETS

                                                              1999      1998
   ASSETS                                                   --------  --------
   CASH AND INTEREST-BEARING DEPOSITS.....................  $      8  $      2
   FEDERAL FUNDS SOLD.....................................       600        --
   INVESTMENT IN AND ADVANCES TO BELL FEDERAL.............    74,838    73,459
   LOAN RECEIVABLE--ESOP..................................     4,304     4,409
   OTHER ASSETS...........................................     1,109     1,204
                                                            --------  --------
     Total assets.........................................  $ 80,859  $ 79,074
                                                            ========  ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   BORROWINGS.............................................  $ 10,000  $     --
   LOAN PAYABLE TO BELL FEDERAL...........................     6,691     5,604
   ACCRUED INTEREST.......................................       126        --
   ACCRUED INCOME TAXES...................................      (215)       21
   OTHER LIABILITIES......................................       808       727
                                                            --------  --------
     Total liabilities....................................    17,410     6,352
                                                            --------  --------
   STOCKHOLDERS' EQUITY:
    Preferred stock ($.01 par value; 2,000,000 shares
     authorized; no shares issued)........................        --        --
    Common stock ($.01 par value; 20,000,000 shares
     authorized; 8,596,250 shares issued and 5,189,063 and
     6,110,476 outstanding: one stock right per share)....        86        86
    Additional paid-in capital............................    62,217    61,768
    Unearned ESOP shares..................................    (3,740)   (3,972)
    Unearned MRP shares...................................    (3,378)   (3,839)
    Treasury stock, at cost...............................   (55,523)  (38,919)
    Retained earnings.....................................    63,787    57,598
                                                            --------  --------
     Total stockholders' equity...........................    63,449    72,722
                                                            --------  --------
     Total liabilities and stockholders' equity...........  $ 80,859  $ 79,074
                                                            ========  ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  STATEMENTS OF INCOME

                                                     Year Ended December 31,
                                                     -------------------------
                                                       1999     1998     1997
                                                     -------  -------  -------
   INTEREST INCOME:
    Interest bearing deposits....................... $     7  $    36  $    39
    Federal funds sold..............................      32       59       77
    Interest on ESOP loan receivable................     357      382      386
                                                     -------  -------  -------
      Total interest income.........................     396      477      502
                                                     -------  -------  -------
   INTEREST EXPENSE.................................     942      412      300
                                                     -------  -------  -------
   NET INTEREST (EXPENSE) INCOME....................    (546)      65      202
   GENERAL AND ADMINISTRATIVE EXPENSES..............     195      132      213
                                                     -------  -------  -------
   LOSS BEFORE PROVISION FOR INCOME TAXES...........    (741)     (67)     (11)
                                                     -------  -------  -------
   (BENEFIT) PROVISION FOR INCOME TAXES--
    Current:
     Federal........................................    (265)     (44)     (18)
     State..........................................      39       28       41
                                                     -------  -------  -------
      Total (benefit) provision for income taxes....    (226)     (16)      23
                                                     -------  -------  -------
   LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY......................................    (515)     (51)     (34)
     Equity in undistributed earnings of Bell
      Federal.......................................   8,557    7,889    7,609
                                                     -------  -------  -------
   NET INCOME....................................... $ 8,042  $ 7,838  $ 7,575
                                                     =======  =======  =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

  STATEMENTS OF CASH FLOWS

                                                        Year Ended December 31,
                                                       ---------------------------
                                                         1999     1998      1997
                                                       --------  -------  --------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................................  $  8,042  $ 7,838  $  7,575
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in undistributed earnings of Bell
       Federal.......................................    (8,557)  (7,889)   (7,609)
      Increase or decrease in assets and liabilities:
       Accrued income taxes..........................      (236)     (59)       22
       Accrued interest..............................       126      (14)       14
       Other assets..................................        95   (1,011)      430
       Other liabilities.............................       164       (7)     (127)
       Dividends payable.............................       (83)     (39)     (138)
                                                       --------  -------  --------
        Net cash provided by (used in) operating
         activities..................................      (449)  (1,181)      167
                                                       --------  -------  --------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in Federal Funds.........      (600)   1,550    (1,325)
    Principal paydowns on ESOP loan receivable.......       105       84        76
    Dividend from Bell Federal.......................     8,000    7,000    16,000
    Investment in and advances to Bell Federal.......       405      598     3,087
                                                       --------  -------  --------
        Net cash provided by investing activities....     7,910    9,232    17,838
                                                       --------  -------  --------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in borrowings.......................    10,000       --        --
    Dividends paid...................................    (1,938)  (2,271)   (1,935)
    Purchase of treasury stock.......................   (16,604)  (7,069)  (20,393)
    Loan payable to Bell Federal.....................    14,377    1,365     4,400
    Principal payment on loan payable................   (13,290)     (84)      (76)
                                                       --------  -------  --------
        Net cash used in financing activities........    (7,455)  (8,059)  (18,004)
                                                       --------  -------  --------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS......................................         6       (8)        1
   CASH, BEGINNING OF YEAR...........................         2       10         9
                                                       --------  -------  --------
   CASH, END OF YEAR.................................  $      8  $     2  $     10
                                                       ========  =======  ========
   SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
     Income taxes....................................  $     42  $    37  $     93
     Interest........................................       816      426       286
    Non-cash transactions:
     Increase in additional paid-in capital--ESOP and
      MRP share allocations..........................       449      397       308

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

20. QUARTERLY EARNINGS SUMMARY (Unaudited)

  Quarterly earnings for the years ended December 31, 1999 and 1998 are as follows (in thousands, except per share amounts):

                                                       1999
                                     -------------------------------------------
                                     March 31  June 30  September 30 December 31
                                     --------  -------  ------------ -----------
   INTEREST AND DIVIDEND INCOME..... $12,966   $12,959    $12,854      $13,311
   INTEREST EXPENSE.................   8,898     9,215      9,379        9,569
                                     -------   -------    -------      -------
    NET INTEREST INCOME.............   4,068     3,744      3,475        3,742
   PROVISION FOR LOAN LOSSES........      30        30         30           30
                                     -------   -------    -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES......   4,038     3,714      3,445        3,712
   OTHER INCOME.....................     123       139        180          156
   OTHER EXPENSES...................   1,632     1,655      1,420        1,409
                                     -------   -------    -------      -------
   INCOME BEFORE PROVISION FOR
    INCOME TAXES....................   2,529     2,198      2,205        2,459
   PROVISION FOR INCOME TAXES.......     494       265        230          360
                                     -------   -------    -------      -------
   NET INCOME.......................   2,035     1,933      1,975        2,099
                                     -------   -------    -------      -------
   OTHER COMPREHENSIVE INCOME, NET
    OF TAX--
    Unrealized gain (loss) on
     investments....................    (961)   (5,224)    (1,764)      (2,161)
                                     -------   -------    -------      -------
   COMPREHENSIVE INCOME............. $ 1,074   $(3,291)   $   211      $   (62)
                                     =======   =======    =======      =======
   BASIC EARNINGS PER SHARE (1)..... $  0.39   $  0.40    $  0.43      $  0.47
                                     =======   =======    =======      =======
   DILUTED EARNINGS PER SHARE (1)... $  0.37   $  0.38    $  0.41      $  0.45
                                     =======   =======    =======      =======

                                                      1998
                                    ---------------------------------------------
                                    March 31  June 30    September 30 December 31
                                    --------  -------    ------------ -----------
   INTEREST AND DIVIDEND INCOME...  $11,973   $12,145(2)   $12,781      $12,750
   INTEREST EXPENSE...............    7,536     7,769        8,763        8,775
                                    -------   -------      -------      -------
    NET INTEREST INCOME...........    4,437     4,376        4,018        3,975
   PROVISION FOR LOAN LOSSES......       20        10           30           30
                                    -------   -------      -------      -------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES....    4,417     4,366        3,988        3,945
   OTHER INCOME...................      206       123          119          195
   OTHER EXPENSES.................    1,400     1,404        1,432        1,407
                                    -------   -------      -------      -------
   INCOME BEFORE PROVISION FOR
    INCOME TAXES..................    3,223     3,085        2,675        2,733
   PROVISION FOR INCOME TAXES.....    1,297     1,127(2)       725          729
                                    -------   -------      -------      -------
   NET INCOME.....................    1,926     1,958        1,950        2,004
                                    -------   -------      -------      -------
   OTHER COMPREHENSIVE INCOME, NET
    OF TAX
    Unrealized gain (loss) on
     investments..................      (65)      235          761          131
                                    -------   -------      -------      -------
   COMPREHENSIVE INCOME...........  $ 1,861   $ 2,193      $ 2,711      $ 2,135
                                    =======   =======      =======      =======
   BASIC EARNINGS PER SHARE (1)...  $  0.34   $  0.35      $  0.35      $  0.38
                                    =======   =======      =======      =======
   DILUTED EARNINGS PER SHARE (1).  $  0.33   $  0.33      $  0.34      $  0.36
                                    =======   =======      =======      =======

-------
(1) Quarterly per share amounts may not add to the total for the years ended December 31, 1999 and 1998, due to rounding.
(2) Amounts reflect reclassification of $108,000 related to tax equivalent in-terest income.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------


First Bell Bancorp, Inc.
Executive Management

Albert H. Eckert, II                     Robert C. Baierl
 President and Chief Executive Officer     Secretary


Jeffrey M. Hinds                         Robert Murcko
 Executive Vice President and              Assistant Secretary
 Chief Financial Officer


                                         William S. McMinn
David F. Figgins                           Treasurer
 Vice President


Directors

Albert H. Eckert, II                     Jeffrey M. Hinds
 President and Chief Executive Officer     Executive Vice President and
 First Bell Bancorp, Inc. and              Chief Financial Officer
  Bell Federal Savings and Loan            First Bell Bancorp, Inc. and
  Association of Bellevue                    Bell Federal Savings and Loan
                                             Association of Bellevue

David F. Figgins
 Retired Vice President and
 General Manager
 Marshall Contractors, Inc.

                                         Theodore R. Dixon
                                           President
                                           Dixon Agency


Thomas J. Jackson, Jr.                   Jack W. Schweiger
 Retired Attorney-at-Law                   President
 Houston Harbaugh                          Schweiger Homes


Robert C. Baierl                         Peter E. Reinert
 President                                 Partner
 Wright Contract Interiors                 Akerman, Senterfitt & Edison, P.A.

William S. McMinn
 Senior Executive Vice President
 Aon Risk Services, Inc. of Pennsylvania
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Bell Federal Savings and Loan Association of Bellevue
Executive Management

Albert H. Eckert, II                     Margaret L. Gerber
 President and Chief Executive Officer     Assistant Vice President


Jeffrey M. Hinds                         Robert Murcko
 Executive Vice President and              Assistant Secretary
 Chief Financial Officer


                                         Jeffrey A. Spindler
Thomas J. Jackson, Jr.                     Assistant Vice President
 Secretary


                                         Ronald S. Boltey
William S. McMinn                          Assistant Vice President
 Treasurer

Directors

Albert H. Eckert, II                     Jeffrey M. Hinds
 President and Chief Executive Officer     Executive Vice President and
 First Bell Bancorp, Inc. and              Chief Financial Officer
  Bell Federal Savings and Loan            First Bell Bancorp, Inc. and
  Association                                Bell Federal Savings and Loan
                                             Association

David F. Figgins
 Retired Vice President and
 General Manager
 Marshall Contractors, Inc.

                                         Theodore R. Dixon
                                           President
                                           Dixon Agency


Thomas J. Jackson, Jr.                   Jack W. Schweiger
 Retired Attorney-at-Law                   President
 Houston Harbaugh                          Schweiger Homes


Robert C. Baierl                         Peter E. Reinert
 President                                 Partner
 Wright Contract Interiors                 Akerman, Senterfitt & Edison, P.A.

William S. McMinn
 Senior Executive Vice President
 Aon Risk Services, Inc. of Pennsylvania
--------------------------------------------------------------------------------

Shareholder Information
-------------------------------------------------------------------------------

Market Summary of Stock

 First Bell Bancorp, Inc.'s common stock trades on The Nasdaq National Market. The following summary sets forth the range of prices for common stock over the periods noted. The common stock of the Company began trading on June 29, 1995. As of March 1, 2000, there were approximately 3,000 stockholders of record and 5,104,763 common shares outstanding.

                                                                  1999
                                                         -----------------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
1st Quarter............................................. 17.500 14.750   $0.10
2nd Quarter............................................. 20.313 16.500   $0.10
3rd Quarter............................................. 18.000 15.750   $0.10
4th Quarter............................................. 16.750 14.625   $0.10

                                                                  1998
                                                         -----------------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
1st Quarter............................................. 21.500 17.250   $0.10
2nd Quarter............................................. 21.375 18.250   $0.10
3rd Quarter............................................. 19.750 15.000   $0.10
4th Quarter............................................. 16.000 12.875   $0.10

Dividend Policy

 The management and Board of Directors of the Company continually review the Company's dividend policy. The Company intends to continue its policy of pay-ing quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limita-tions, the Company's financial condition, results of operations and the Asso-ciation's ability to pay dividends to the Company. At present, the Company has no significant source of income other than dividends from the Association and to a lesser extent interest on short-term investments. Consequently, the Com-pany depends upon dividends from the Association to accumulate earnings for payment of cash dividends to its shareholders. See Note 12 to the Consolidated Financial Statements for a discussion of restrictions on the Association's ability to pay dividends.

Nasdaq Listing

 Quotes on the common stock can be found on The Nasdaq stock market under the symbol "FBBC".

Dividend Reinvestment

 First Bell Bancorp, Inc.'s registered shareholders may reinvest their divi-dends in additional shares of the Company's common stock and, if desired, pur-chase additional shares through a voluntary cash investment of $50 to $3,000 per quarter. Participants in the plan pay no broker fees. Purchases for the plan are generally made on the third Friday of January, April, July and Octo-ber. For more information on this service, call the Dividend Reinvestment De-partment of Registrar and Transfer Company at 1-800-368-5948.

Annual Meeting

 The 2000 Annual Meeting of the Stockholders of First Bell Bancorp, Inc. will be held at 3:00 P.M. on Monday, April 24, 2000 at 629 Lincoln Avenue, Belle-vue, Pennsylvania 15202.

Annual Report on Form 10-K and Exhibits

 A copy of the Annual Report on Form 10-K (excluding exhibits) of the Company for the year ended December 31, 1999, as filed with the Securities and Ex-change Commission, is available on the Association's web page or will be fur-nished free of charge, upon written request to stockholders who have not pre-viously received a copy from the Company.

 Written requests may be directed to:

 Shareholder Relations
 First Bell Bancorp, Inc.
 c/o Bell Federal Savings and Loan Association of Bellevue
 532 Lincoln Avenue
 Pittsburgh, Pennsylvania 15202

 The Company will furnish any exhibit to its Annual Report on Form 10-K upon payment of a reasonable fee.

Transfer Agent and Registrar
 Registrar and Transfer Company
 10 Commerce Drive
 Cranford, NJ 07016

Independent Auditors
 Deloitte & Touche LLP
 2500 One PPG Place
 Pittsburgh, Pennsylvania 15222

Special Counsel
 Muldoon, Murphy and Faucette, LLP
 5101 Wisconsin Avenue N.W.
 Washington, DC 20016
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 1999 ANNUAL REPORT

--------------------------------------------------------------------------------

First Bell Bancorp, Inc.
Executive Offices
300 Delaware Avenue
Wilmington, Delaware 19801
(302) 427-7883

Bell Federal Savings and Loan Association of Bellevue
Office Locations

Bellevue Office                          Wood Street Office*
532 Lincoln Avenue                       Sixth & Wood Street
Bellevue, Pennsylvania 15202             Suite 100
(412) 734-2700                           Pittsburgh, Pennsylvania 15222


Wexford Office*                          Mt. Lebanon Office*
10533 Perry Highway                      300 Cochran Road
Wexford, Pennsylvania 15090              Pittsburgh, Pennsylvania 15228


McKnight Road Office*                    Craig Street Office*
7709 McKnight Road                       201 North Craig Street
Pittsburgh, Pennsylvania 15237           Pittsburgh, Pennsylvania 15213

Sewickley Office
414 Beaver Street
Sewickley, Pennsylvania 15143

-------
*Bell Federal Savings maintains an Automated Teller Machine (ATM) at these locations.

World Wide Web Address

www.bellfederalsavings.com

--------------------------------------------------------------------------------

                                    [LOGO]
                                  First Bell
                                   Bancorp,
                                     Inc.











                          www.bellfederalsavings.com