Form 10-K, Exhibit 13
period 2000-12-31
FIRST BELL BANCORP INC
filed 2001-04-02
CIK 932697

                                                                      EXHIBIT 13



                       2 0 0 0  A N N U A L  R E P O R T





                                    [LOGO]
                                  FIRST BELL
                                   BANCORP,
                                     INC.

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------



Table of Contents
--------------------------------------------------------------------------------

Selected Financial and Other Data of the Company                  1
-------------------------------------------------------------------
Letter to Our Shareholders                                        3
-------------------------------------------------------------------
Management's Discussion and Analysis of
Financial Condition and Results of Operations                     7
-------------------------------------------------------------------
Management's Report on Internal Control and
Compliance with Laws and Regulations                             22
-------------------------------------------------------------------
Independent Auditors' Report                                     23
-------------------------------------------------------------------
Consolidated Financial Statements                                24
-------------------------------------------------------------------
Notes to Consolidated Financial Statements                       29
-------------------------------------------------------------------
Executive Management and Directors                               46
-------------------------------------------------------------------
Shareholder Information                                          48
-------------------------------------------------------------------
Office Locations                                  Inside Back Cover
-------------------------------------------------------------------

--------------------------------------------------------------------------------

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

                                                  At December 31,
                                    --------------------------------------------
                                      2000     1999     1998     1997     1996
                                    -------- -------- -------- -------- --------
                                                   (In thousands)
Financial Condition Data:
Total assets......................  $832,680 $821,171 $767,606 $675,684 $656,183
Investments carried at cost.......        --    4,989    9,980    9,973   14,964
Investments carried at fair value.   213,234  202,382  136,677   15,902       --
Cash and cash equivalents.........    40,509   20,468   21,543   24,523   26,406
Total loans receivable, net.......   526,842  532,292  545,535  579,394  530,815
Mortgage-backed securities, at
 fair value.......................    21,523       --       --   31,855       --
Deposits..........................   536,685  511,931  495,128  495,055  483,941
Borrowings........................   219,250  238,000  180,000   90,000   70,000
Stockholders' equity..............    61,620   54,518   73,902   72,983   86,433

                                              Year Ended December 31,
                                    --------------------------------------------
                                      2000     1999     1998     1997     1996
                                    -------- -------- -------- -------- --------
                                      (In thousands except per share amounts)
Selected Operating Data:
Interest income...................  $ 52,705 $ 52,090 $ 49,649 $ 49,226 $ 41,007
Interest expense..................    40,677   37,061   32,843   32,329   22,050
                                    -------- -------- -------- -------- --------
 Net interest income..............    12,028   15,029   16,806   16,897   18,957
 Provision for loan losses........        --      120       90       45       90
                                    -------- -------- -------- -------- --------
 Net interest income after
  provision for loan losses.......    12,028   14,909   16,716   16,852   18,867
Total other income................       858      598      643      829    1,198
Total other expenses..............     5,598    6,116    5,643    5,060    8,177
                                    -------- -------- -------- -------- --------
Income before provision for income
 taxes............................     7,288    9,391   11,716   12,621   11,888
Provision for income taxes........       586    1,349    3,878    5,046    4,485
                                    -------- -------- -------- -------- --------
Net income (4)....................  $  6,702 $  8,042 $  7,838 $  7,575 $  7,403
                                    ======== ======== ======== ======== ========
Earnings per share
 Basic (4)........................     $1.61    $1.68    $1.41    $1.29    $1.05
                                    ======== ======== ======== ======== ========
 Diluted (4)......................     $1.57    $1.61    $1.35    $1.23    $1.02
                                    ======== ======== ======== ======== ========
Dividends declared per common
 shares...........................     $0.48    $0.40    $0.40    $0.40    $0.37
                                    ======== ======== ======== ======== ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

                                         At or For the Year Ended December 31,
                                        -------------------------------------------
                                          2000     1999     1998     1997     1996
                                        -------  -------  -------  -------  -------
Selected Financial Ratios and Other
 Data:
Book value per share.................   $ 12.95  $ 10.51  $ 12.11  $ 11.21  $ 11.14
Stockholders' equity to assets at
 period end..........................      7.40%    6.64%    9.63%   10.80%   13.17%
Return on average assets (net income
 divided by average total assets) (4).     0.82     0.99     1.09     1.08     1.30
Return on average equity (net income
 divided by average equity) (4)......     12.28    12.50    10.36    10.25     6.75
Stockholders' equity to assets ratio
 (average stockholders'
 equity divided by average total
 assets).............................      6.68     7.96    10.50    10.55    19.26
Dividend payout ratio................     29.38    23.04    28.48    31.04    36.43
Average interest rate spread (1)(5)..      1.62     1.91     1.99     1.90     2.45
Net interest margin (2)(5)...........      1.94     2.36     2.53     2.45     3.38
Other income to average assets.......      0.10     0.07     0.09     0.11     0.21
Other expenses to average assets (4).      0.69     0.76     0.78     0.72     1.44
Non-performing assets to total
 assets..............................      0.07     0.08     0.08     0.09     0.10
Non-performing loans to total loans..      0.11     0.05     0.09     0.11     0.08
Allowance for loan losses to total
 loans...............................      0.18     0.17     0.15     0.12     0.13
Allowance for loan losses to non-
 performing assets...................     1.56x    1.40x    1.39x    1.13x    1.06x
Efficiency ratio (3).................     34.27    31.50    30.34    28.95    29.07
Net interest income to other expenses
 (5).................................     2.76x    3.08x    3.18x    3.34x    2.32x
Net interest income after provision
 for loan losses to total
 other expenses (5)..................     2.76x    3.06x    3.17x    3.33x    2.31x
Average interest-earning assets to
 average interest-bearing
 liabilities.........................     1.06x    1.09x    1.12x    1.12x    1.24x
Number of:
 Depositor accounts..................    56,581   54,257   53,579   53,628   53,188
 Full-service customer service
  facilities.........................         7        7        7        7        7

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

Letter To Our Shareholders
--------------------------------------------------------------------------------


                             For the savings and loan industry, the defining
                            event of the year 2000 was the Federal Reserve Board's continued policy of raising interest rates. Indeed, over the period from June 1999 through May 2000, the Fed increased rates by a total of 175 basis points--that is, 1.75 percent. For an interest-rate sensitive institution such as ours, the impact was severe, both on our fixed-rate mortgage portfolio and on the rates we were compelled to offer on our certificates of deposit, which went from 5.59 percent to 6.4 percent--a jump of 15 percent in our costs.

                             Even so, we were able to minimize the effect upon
                            our total financial performance. Diluted earnings per share at First Bell Bancorp, the parent corporation of Bell Federal Savings and Loan Association of Bellevue, declined $.04 per share, to $1.57 from $1.61; net income was down to $6.7 million from $8.0 million earned in the previous year. Total consolidated assets were up to $832.7 million, compared to $821.2 million at the end of 1999. Stockholders' equity was $61.6 million or $12.95 per share.

                             We were able though, to increase our income from
                            some of our sources such as fees, sales of loans and investments, and other sources. Our non-interest income increased to $858,000 last year from $598,000 in 1999. As usual, we also paid strict attention to expenses, reducing our general and administrative expenses to $5.6 million from $6.1 million the preceding year. Our strong credit culture meant that non-performing assets were down to $594,000; for 1999, this figure was $659,000.
                            Our efficiency ratio, for years one of the best in the industry, stood at 34.27 percent.

                             Ironically, we also suffered from some of the
                            stronger features of the economy in 2000: the tight labor market and rising levels of compensation meant that we experienced higher turnover than customary among both our entry-level and professional employees. As a service business, our people are a vital asset, and our responsibility to our shareholders means that the effort to replace human resource losses at a comparable level of quality is our highest priority.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

                             We discuss in detail the measures taken to
                            enhance our performance in the following pages. Let me address myself here to some of the broader issues. Naturally, the most encouraging development has been the Federal Reserve's decision early in the current year to lower interest rates--at this writing, by some 150 basis points. Depending upon the state of the economy, it is possible that there may be further steps in this direction.

                             But as much as the decisions of others may influ-
                            ence our efforts, we can scarcely wait for them to act. In the constantly changing environment of our industry and our economy, rapid and effective adjustment and adaptation are the key to success.

                             The adjustments we are making at First Bell
                            Bancorp fall into three general areas:

                              . continuing the diversification of our product line and delivery system;

                              .  restructuring our portfolio; and

                              .  redirecting our strategic vision toward
                                 becoming more of a community bank.

                             We are confident these efforts will be fruitful
                            and hopeful about the prospects for developments favorable to our industry and the economy in gen-eral. Our commitment to producing value for our shareholders, and for our loyal customers as well has never been higher.

                                               Sincerely,

                                               /s/ Albert H. Eckert, II

                                               Albert H. Eckert, II
                                               President and Chief Executive
                                               Officer
--------------------------------------------------------------------------------

Responding to an Industry in Flux
--------------------------------------------------------------------------------


                             For several years in this space, we have
                            addressed our efforts to adapt to--and where pos-sible, to anticipate--fundamental change in our business landscape. It is entirely likely that we will be continuing that discussion in the years ahead. This assumption stems not (we believe) from a lack of imagination on our part; it is rather that change has become to all intents and purposes identical with the nature of our industry.

                            Products and Delivery

                             The pressure of rising interest rates on yields
                            naturally hurt our portfolio of fixed-rate mort-gages. In response, we continued the shift in our product line toward adjustable rate mortgages and home equity loans. During the course of the year, we originated; 112 adjustable rate mortgages at a total value of $18.2 million, 99 fixed rate mort-gages totaling $10.1 million, 293 home equity loans at a total value of $7.9 million and 55 con-struction mortgages valued at $14.3 million.

                             Our marketing efforts and competitive rates were
                            successful in increasing the growth of our various savings accounts. The total number of accounts-- money market and checking; passbook, club, and other; and certificates of deposit--went to 56,581 from 54,257. At year's end, the dollar amount of these accounts stood at $536.7 million, up almost 5 percent from 1999.

                             In tune with the times, we have added an internet
                            banking option to our bank-by-phone service (which now fields an average of 280 calls per day). By either conduit, customers may review account balances, checks cleared, and electronic or automatic deposits or withdrawals; they may also transfer money between accounts and make loan payments. In addition, internet customers may sign up for an online bill-paying service.

                            Portfolio Restructuring

                             Savings and loans have traditionally extended
                            long-term credit for home mortgages, a practice we began to curtail two years ago. Rapidly evolving economic conditions and the opportunity for more attractive returns have led us to a thorough ongoing reexamination of the makeup of our loan and investment portfolio, with noteworthy results.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------
                             As interest rates fell in early 2001, the oppor-
                            tunity developed to allow the Company to reduce its exposure to future interest rate increases. Continued pressure on our net interest margin has led us to reduce our exposure by selling, in Janu-ary 2001, approximately $20 million in fixed rate mortgages. Also, the Company sold mortgage backed securities of approximately $21.3 million because of the exposure to rapid prepayment speeds. Addi-tionally, we have sold a similar amount of fixed-rate municipal securities in which we had invested in recent years.

                             The proceeds from these sales will be invested in
                            two new areas. We have purchased approximately $56.7 million in adjustable rate, securitized loans from the Small Business Administration. Also, the Association is contemplating a purchase of bank-owned life insurance. The earnings from this purchase will be used to defray the cost of employee benefits.

                            Community Banking

                             As change blurs the former boundaries in the
                            financial services industry, First Bell Bancorp expects to evolve increasingly from a savings and loan institution into the broader base of a commu-nity bank. This change could involve additions to the product line such as the sale of annuities and even equities. Our analysis of market conditions and demand will determine any such steps.

                             But the first concrete step will be our entrance
                            into the commercial lending arena. The Pittsburgh area is experiencing healthy growth in both resi-dential and commercial real estate. Developers are optimistic about expansion and a number of small retail clusters are springing up. At the same time, downtown Pittsburgh has seen reasonably vig-orous growth of both high tech and financial serv-ice enterprises. In short, the commercial real estate lending future looks promising. As our plans mature, we will keep our shareholders and customers, present and prospective, fully apprised of our direction in this regard.

--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------


Overview

 First Bell Bancorp, Inc. (the "Company") is a Delaware corporation organized by the Board of Directors in 1995 to serve as the holding company of Bell Federal Savings and Loan Association of Bellevue (the "Association"). All material business of the Company is transacted through the subsidiary thrift institution. Since 1891, the Association has operated a traditional savings and loan institution serving the greater Pittsburgh, Pennsylvania area with the mission to achieve superior profitability while maintaining a strong capital and liquidity position. As a community oriented savings and loan, the Company's primary investment is in one- to four-family residential mortgage loans and investment securities. The primary sources of funds are from retail deposit accounts and borrowings. The Company's successful longevity has come from conservative underwriting, control of overhead expenses and the ability to adapt to changing economic and environmental conditions.

 The Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences, has resulted in the maintenance of high quality assets. While the balance of non-performing loans may fluctuate based on circumstances which effect our borrowers, with active management of the loan portfolio, the Company, again in 2000, did not have a loan charge-off. The Company has not had a loan charge-off since 1994. Furthermore, the Company reduced its non-performing assets to $594,000 as of December 31, 2000 from $659,000 as of the prior year end date. The allowance for loan losses is $925,000 or 156% of total non-performing assets at December 31, 2000.

 Continued prudent management of non-interest expenses has contributed to the production of consistent returns for the Company's shareholders. The Company consistently ranks as one of the most efficient savings and loan associations in the country. The ratio of other expenses to average assets was 0.69%, 0.76% and 0.78% for the years ended December 31, 2000, 1999, and 1998, respectively. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 2000, the Company's seven offices and $832.7 million in assets were operated by a total of fifty-one full-time equivalent employees, resulting in an average of $16.3 million in assets per employee.

 First Bell has utilized technology to expand its product distribution. With the introduction of telephone banking in 1999 and the addition of Internet banking in 2000, depositors have the ability to access their accounts, transfer money between accounts, or make loan payments from their home or office 24-hours per day. Optionally, depositors may sign up for electronic bill paying to further the management of their finances.

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 2000 and 1999, First Bell placed considerable emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 The Company utilizes borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") to augment its retail deposits and to manage its interest rate risk position, fund the investment portfolio and to help manage the Company's equity position. As of December 31, 2000, the Company had borrowings from the FHLB of $208.0 million and a bank line of credit of $11.3 million.

 The Board of Directors and management of the Company believe in the generation of stockholder value and utilizes its ability to generate solid, consistent earnings and to manage First Bell's capital position. In the first quarter of 2000, the Company increased its regular quarterly dividend 20% to $0.12 per share. In addition, the Board of Directors believes the Company's stock is a prudent long-term investment. The Company has repurchased 431,000, 911,000 and 424,000 shares of its common stock in the three years ended December 31, 2000, 1999, and 1998, respectively.

Private Securities Litigation Reform Act of 1995 Safe Harbor Statement

 In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the: "Letter to Our Shareholders," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Asset Quality," "Interest Rate Sensitivity/Net Portfolio Value Analysis,"
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

-------------------------------------------------------------------------------
and in the "Notes to Consolidated Financial Statements for the Years Ended December 31, 2000, 1999, and 1998," "Note 5--Investment Securities Available for Sale," "Note 17--Commitments and Contingencies" and "Note 18--Fair Values of Financial Instruments". The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rate, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2000 10-K.


Financial Condition

 The following table sets forth information concerning the composition of the Company's assets at December 31, 2000 and 1999. Dollar amounts are in thou-sands.

                                               December 31,      December 31,
                                                   2000              1999
                                             ----------------  ----------------
                                                      Percent           Percent
                                                        of                of
                                              Amount   Total    Amount   Total
                                             -------- -------  -------- -------
ASSETS
Cash and cash equivalent.................... $ 40,509   4.86%  $ 20,468   2.49%
Federal funds sold..........................    6,425   0.77     33,000   4.02
Investment securities.......................  234,757  28.19    207,371  25.25
Conventional loans, net.....................  526,842  63.27    532,292  64.82
Other loans.................................      969    .12        967    .12
FHLB stock..................................   11,400   1.37     11,400   1.39
Deferred tax asset..........................    1,232    .15      5,049    .61
Other assets................................   10,546   1.27     10,624   1.30
                                             -------- ------   -------- ------
 TOTAL ASSETS............................... $832,680 100.00%  $821,171 100.00%
                                             ======== ======   ======== ======

Total Assets

 Total assets increased by $11.5 million or 1.4% to $832.7 million at December 31, 2000 from $821.2 million at December 31, 1999. The increase in total assets was the result of increases in investment securities and cash and cash equivalents. Offsetting these increases were decreases in conventional mort-gages, net, federal funds sold and deferred tax assets.

Conventional Mortgage Loans

 The Company emphasizes the origination of conventional one- to four-family residential mortgage loans for its portfolio in its primary market, the greater Pittsburgh Metropolitan area. The Company originates primarily 15 and 30 year, fixed-rate and adjustable rate mortgage loans. The Company also orig-inates residential construction loans and home equity installment and line of credit loans on one- to four-family properties. Conventional mortgage loans decreased by $5.5 million or 1.0% to $526.8 million at December 31, 2000 from $532.3 million at December 31, 1999. The decrease was primarily the result of principal repayments of $60.5 million offset by the funding of conventional mortgage loans of $50.6 million. Conventional mortgage loans are comprised of residential mortgages, residential construction loans, home equity installment and line of credit loans and multifamily loans. At December 31, 2000, residen-tial mortgage loans totaled $507.6 million or 94.9% of the total loan portfo-lio. At December 31, 2000, $468.6 million or 92.3% of the loan portfolio con-sisted of fixed-rate mortgage loans down from $494.0 million or 95.6% as of the prior year end date. This reflects the Company's emphasis on the origina-tion of adjustable rate mortgages to reduce the susceptibility to interest rate risk. Residential construction mortgage loans totaled $12.1 million or 2.3% of total loans and home equity loans totaled $15.1 million or 2.8% of total loans at December 31, 2000.
-------------------------------------------------------------------------------
8

--------------------------------------------------------------------------------

Investment Securities and Other Interest Earning Investments

 In recent years, the Company has placed more emphasis on its investment port-folio to support the Company's continued growth. The investment portfolio is comprised of Bank Qualified Municipal Securities, Collateralized Mortgage Obli-gations ("CMO's"), Treasury Securities and in 1999, a Federal Home Loan Bank ("FHLB") Bond. Investment securities increased by $27.4 million or 13.2% to $234.8 million at December 31, 2000 from $207.4 million at December 31, 1999. The increase was the result of the purchase of $23.3 million of mortgage-backed securities and an increase in the value of the investment portfolio. The net unrealized loss on securities available for sale decreased from $14.7 million at December 31, 1999 to $1.8 million at December 31, 2000. The balance invested in FHLB stock remained unchanged at $11.4 million. The investment required by the FHLB is based on the balance of borrowings from the FHLB and the balance of the Company's investment in mortgages and securities collateralized by mort-gages. Federal funds sold decreased by $26.6 million or 80.5% to $6.4 million at December 31, 2000 from $33.0 million at December 31, 1999. This decrease was the result of the funds being invested in interest bearing accounts at the FHLB at rates equivalent to the Federal funds rate.

Deferred Tax Asset

 The deferred tax asset decreased by $3.8 million to $1.2 million at December 31, 2000 from $5.0 million at December 31, 1999. The decrease was largely the result of the net unrealized gain/loss on investment securities--available for sale changing from a net loss of $14.7 million to a net loss of $1.8 million.

Asset Quality

 In management's opinion, the Company has maintained high asset quality during 2000. For the sixth consecutive year the Company has not experienced a loan charge-off. Prudent underwriting, conservative lending policies, a healthy economy and active management of the mortgage loan portfolio have enabled the Company to minimize losses inherent in the operation of a savings and loan. At December 31, 2000 total non-performing assets totaled $594,000 or 0.07% of total assets in comparison to $659,000 or 0.08% of total assets as of December 31, 1999. The non-performing assets consisted of thirteen first mortgage loans and one property held in real estate owned pending sale. The Company has estab-lished a reserve for possible loan losses of $925,000, which is equal to 156% of non-performing assets as of December 31, 2000.

 While every effort is made to originate quality assets, management cannot guarantee that problem loans will not occur. The allowance is based on manage-ment's assessment of prospective national and local economic conditions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is adequate. However, the balance of reserves necessary can be greatly influenced by regulatory changes and economic conditions. Therefore, the level of future reserves and the related effect on net income cannot be assured.

Liquidity and Capital Resources

 During 2000, the Company was required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement was 4% for fiscal 2000, but recent regulation has eliminated this statutory liquidity requirement. The Company's liquidity ratio for 2000 was 9.22%, which exceeded the applicable requirements.

 The Company's sources of funds are deposits, borrowings and principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic conditions and competition.

 At December 31, 2000, loan commitments were $8.8 million. The Association anticipates that it will have sufficient funds available to meet its current and future loan origination commitments, as well as sufficient funds available for the Company to meet its cash obligations. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2000, totaled $268.0 million. Management believes that a significant portion of such deposits will remain with the Association. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 2000, the Association had $208.0 million in outstanding borrowings. The December 31, 2000 FHLB report had the Association's additional borrowing capacity from the FHLB at $227.3 million.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

-------------------------------------------------------------------------------

Impact of Inflation and Changing Prices

 The Financial Statements and Notes thereto presented herein have been pre-pared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and servic-es.

Interest Rate Sensitivity/Net Portfolio Value Analysis

 The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive. The Company's interest rate sensitivity is monitored by management through selected interest rate risk measures produced internally and by the OTS. The Company's interest rate risk is measured by modeling the change in net portfo-lio value ("NPV") and net interest income over a variety of interest rate sce-narios and, to a lesser extent, through GAP analysis.

 The OTS calculates interest rate risk through modeling. All calculations have limitations because of inherent assumptions which must be made with respect to market values, discount rates, prepayments, the interest rate sensitivity of the assets and liabilities to changes in base interest rates, the value of options imbedded in the asset or liability, the likelihood that the option will be exercised and the extent to which customers elect to make deposits or withdrawals from savings accounts. Management bases their assumptions on his-torical data accumulated over a variety of interest rate scenarios.

 As of December 31, 2000, the Association's NPV, as measured by the OTS, was $75.8 million or 8.98% of the market value of assets. Following a 200 basis point increase in interest rates, the Association's "post-shock" NPV, which provides a larger decline than a 200 basis point decrease, was $36.9 million, or 4.70% of the market value of assets. The change in the NPV ratio or the Association's Sensitivity Measure was minus 428 basis points. As of December 31, 1999, the Association's NPV, as measured by the OTS, was $69.8 million. The Association's "post-shock" NPV following a 200 basis point shock was $26.5 million, resulting in a sensitivity measure of a minus 503 basis points. The fluctuations from year to year were the results of changes in national inter-est rates, the maintenance of larger capital balances at the Association and changes in the composition of the Association's assets and liabilities.

 Under OTS capital requirements which have not been fully implemented, the decline in the NPV ratio at December 31, 2000 would reflect an above average interest rate risk. If the regulations are implemented as proposed, the Com-pany would remain in compliance with the fully phased in capital requirements. Management reviews the quarterly OTS measurements and compares them to evalua-tions produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 The following analysis sets forth the Association's NPV as of December 31, 2000 and 1999 as calculated by the Office of Thrift Supervision, which are consistent with internal calculations, for instantaneous and sustained changes in interest rates relative to the NPV in an unchanging interest rate environ-ment.

2000
----

    Change in
 Interest Rates    Net Portfolio Value    Net Change    Projected Percentage
(in basis points)   ($ in thousands)   ($ in thousands)    Change to Base
-----------------  ------------------- ---------------- --------------------
      +200               36,907            -38,921              -51%
      +100               57,958            -17,870              -24%
        --               75,828                 --              --
      -100               80,165              4,337               +6%
      -200               73,993             -1,835               -2%

1999
----

    Change in
 Interest Rates    Net Portfolio Value    Net Change    Projected Percentage
(in basis points)   ($ in thousands)   ($ in thousands)    Change to Base
-----------------  ------------------- ---------------- --------------------
      +200               26,466            -43,341              -62%
      +100               48,419            -21,388              -31%
        --               69,807                 --              --
      -100               88,766             18,959              +27%
      -200               97,915             28,108              +40%


Interest Rate Sensitivity/GAP Analysis

 Another method to calculate interest rate sensitivity is through "GAP" analy-sis. In a GAP analysis, assets and liabilities are analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "GAP." In a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it has a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth or decrease net interest income.

 The following tables sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 and 1999 which are anticipated to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to
(i) repricing or (ii) the contractual terms of the asset or liability adjusted for prepayment rates. The prepayment rates for fixed-rate mortgage loans on one- to four-family residences are assumed to prepay at a rate of 9% per year and are net of deferred loan origination fees and the allowance for loan loss-es. Decay rates of 14% for passbook accounts, 17% for NOW accounts and 31% for money market deposit accounts are assumed. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity. Although manage-ment believes the assumptions are reasonable, they should not be regarded as necessarily indicative of the actual decay rates that may be experienced in the future. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

 Certain shortcomings are inherent in this method of analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market inter-est rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

                                                      At December 31, 2000
                          ------------------------------------------------------------------------------------------
                                       More       More        More
                                       Than       Than        Than         More
                                      Three        Six         One         Than        More
                           Three      Months     Months      Year to      Three      Than Five     More
                           Months     to Six    to Twelve     Three      Years to    Years to      Than
                          or Less     Months     Months       Years     Five Years   Ten Years   Ten Years   Total
                          --------   --------   ---------   ---------   ----------   ---------   ---------  --------
                                                     (Dollars in thousands)
INTEREST EARNING ASSETS:
 Real Estate Loans:
  ARM loans.............  $  3,251   $  1,845   $   4,687   $  10,634   $  19,399    $   4,796   $     --   $ 44,612
  Fixed rate loans......    10,389     10,336      20,722      41,346      70,620      106,699    199,942    460,054
  Residential
   construction loans...        --         17          --       1,043       2,762           --      2,882      6,704
  Multi-family..........        28         --           7           7          23          152        182        399
  Second mortgage
   loans................     2,114        103          --       1,408       9,015        2,433         --     15,073
 Consumer loans.........       969         --          --          --          --           --         --        969
 Mortgage-backed
  securities............        --     21,523          --          --          --           --         --     21,523
 Investment securities
  (1)...................    48,833     11.182       1,508      91,812      84,268       16,383      3,081    257,067
 FHLB stock.............        --         --          --          --          --           --     11,400     11,400
                          --------   --------   ---------   ---------   ---------    ---------   --------   --------
Total interest earning
 assets.................    65,584     45,006      26,924     146,250     186,087      130,463    217,487    817,801

INTEREST BEARING
 LIABILITIES:
 Passbook, club and
  other accounts........     2,436      2,436       4,873      15,588      11,529       17,342     15,403     69,607
 Money market and
  NOW accounts.........      3,369      3,369       6,738      18,123      10,835       12,419      6,755     61,609
 Certificate accounts...    54,040     88,842     125,075     109,616      17,884       10,012         --    405,469
 Borrowings.............    11,250         --          --     110,000      28,000       70,000         --    219,250
 Advances by borrowers
  for taxes and
  insurance.............    10,993         --          --          --          --           --         --     10,993
                          --------   --------   ---------   ---------   ---------    ---------   --------   --------
Total interest bearing
 liabilities............    82,088     94,647     136,686     253,327      68,248      109,773     22,158    766,927
                          --------   --------   ---------   ---------   ---------    ---------   --------   --------
Interest sensitivity
 gap....................  $(16,504)  $(49,641)  $(109,762)  $(107,077)  $ 117,839    $  20,690   $195,329   $ 50,874
                          ========   ========   =========   =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap........  $(16,504)  $(66,145)  $(175,907)  $(282,984)  $(165,145)   $(144,455)  $ 50,874   $ 50,874
                          ========   ========   =========   =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap as a
 percentage of total
 assets.................     (1.99%)    (7.96%)    (21.16%)    (34.04%)    (19.87%)     (17.38%)     6.12%      6.12%
Cumulative net interest
 earning assets
 as a percentage of
 cumulative interest
 bearing liabilities....     79.89%     62.57%      43.88%      50.07%      73.99%       80.60%    106.63%    106.63%

-------
(1) Includes interest bearing deposits in other financial institutions and federal funds sold.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                       At December 31, 1999
                          -------------------------------------------------------------------------------------------
                                       More        More        More
                                       Than        Than        Than         More        More
                                       Three        Six         One         Than        Than
                           Three      Months      Months      Year to      Three        Five        More
                           Months     to Six     to Twelve     Three      Years to    Years to      Than
                          or Less     Months      Months       Years     Five Years   Ten Years   Ten Years   Total
                          --------   ---------   ---------   ---------   ----------   ---------   ---------  --------
                                                      (Dollars in thousands)
INTEREST EARNING ASSETS:
 Real Estate Loans:
 ARM loans..............  $  2,892   $   1,105   $   4,199   $  10,316   $   2,423    $   1,577   $     --   $ 22,512
 Fixed rate loans.......    11,080      11,042      22,092      81,018      68,089      183,238    114,132    490,691
 Residential
  construction loans....        --          --          --          --          --           --      7,577      7,577
 Multi-family...........        --          --          --          27         127          168        178        500
 Second mortgage
  loans.................     1,824          --          --          81       7,980        1,101         26     11,012
 Consumer loans.........       967          --          --          --          --           --         --        967
 Investment securities..    49,775         375         768       8,247       2,980       41,430    153,203    256,778
 FHLB stock.............        --          --          --          --          --           --     11,400     11,400
                          --------   ---------   ---------   ---------   ---------    ---------   --------   --------
Total interest earning
 assets.................    66,538      12,522      27,059      99,689      81,599      227,514    286,516    801,437

INTEREST BEARING
 LIABILITIES:
 Passbook, club and
  other accounts........     2,546       2,546       5,091      16,318      12,101       18,275     16,432     73,309
 Money market and
  NOW accounts..........     2,719       2,719       5,437      14,936       9,189       10,946      6,313     52,259
 Certificate accounts...    70,824      65,000     129,164      85,895      23,202       12,279         --    386,364
 Borrowings.............    30,000          --          --          --      70,000      138,000         --    238,000
 Advances by borrowers
  for taxes
  and insurance.........    11,223          --          --          --          --           --         --     11,223
                          --------   ---------   ---------   ---------   ---------    ---------   --------   --------
Total interest bearing
 liabilities............   117,312      70,265     139,692     117,149     114,492      179,500     22,745    761,155
                          --------   ---------   ---------   ---------   ---------    ---------   --------   --------
Interest sensitivity
 gap....................  $(50,774)  $ (57,743)  $(112,633)  $ (17,460)  $ (32,893)   $  48,014   $263,771   $ 40,282
                          ========   =========   =========   =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap........  $(50,774)  $(108,517)  $(221,150)  $(238,610)  $(271,503)   $(223,489)  $ 40,282   $ 40,282
                          ========   =========   =========   =========   =========    =========   ========   ========
Cumulative interest
 sensitivity gap as a
 percentage of total
 assets.................     (6.22%)    (13.30%)    (27.10%)    (29.24%)    (33.27%)     (27.38%)     5.03%      5.03%
Cumulative net interest
 earning assets
 as a percentage of
 cumulative interest
 bearing liabilities....     56.72%      42.15%      32.43%      46.31%      51.42%       69.73%    105.29%    105.29%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 2000, and average balance sheets and statements of income for the years ended December 31, 2000, 1999 and 1998, and reflect the tax equivalent average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the years presented. Average balances are based on average daily balances. The yields and costs include fees which are considered adjustments to yields. Interest income for 2000, 1999 and 1998 shown in the chart below is the tax equivalent interest income. Tax equivalent interest income is being used because interest on investment securities include tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjustments of $3.4 million, $3.8 million and $1.1 mil-lion were made to interest income on investment securities in 2000, 1999 and 1998, respectively.

                                     At December 31,
                                          2000         Year Ended December 31, 2000
                                   ------------------- ----------------------------
                                                       Average            Average
                                   Balance  Yield/Cost Balance  Interest Yield/Cost
                                   -------- ---------- -------- -------- ----------
                                                (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1)......  $262,042    6.86%   $238,737 $15,932     6.67%
  Conventional loans (2)(6)......   526,842    7.11     533,002  38,376     7.20
  Other loans....................       969    7.04         980      69     7.04
  Mortgage-backed securities.....    21,523    6.76      13,567     977     7.20
  Federal funds sold.............     6,425    5.70      13,200     800     6.06
                                   --------            -------- -------
    Total interest-earning
     assets......................   817,801    7.01     799,486  56,154     7.02
                                                                -------
    Non-interest earning assets..    14,879              17,201
                                   --------            --------
      TOTAL ASSETS...............  $832,680            $816,687
                                   ========            ========
Interest-bearing Liabilities:
  Passbook, club and other
   accounts (5)..................  $ 69,607    3.33%   $ 59,000 $ 2,737     4.64%
  Money market and NOW accounts..    61,609    3.10      83,044   1,637     1.97
  Certificate accounts...........   405,469    5.60     389,054  23,256     5.98
  Borrowings.....................   219,250    5.86     221,960  13,047     5.88
                                   --------            -------- -------
    Total interest-bearing
     liabilities.................   755,935    5.23     753,058  40,677     5.40
                                                                -------
    Non-interest-bearing
     liabilities.................    15,125               9,071
                                   --------            --------
      TOTAL LIABILITIES..........   771,060             762,129
  Stockholders' equity...........    61,620              54,558
                                   --------            --------
  Total liabilities and
   stockholders' equity..........  $832,680            $816,687
                                   ========            ========
Net tax equivalent interest
 income/net
 interest rate spread (3)........                               $15,477     1.62%
                                                                =======
Net tax equivalent yield on
 average
 interest-earning assets (4).....              1.77%                        1.94%
Ratio of average interest-earning
 assets
 to average interest-bearing
 liabilities.....................              1.06                         1.05

-------
(1)  Includes interest-bearing deposits in other financial institutions and
     FHLB stock.
(2)  Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest- bear-ing liabilities.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)  Includes advances by borrowers for taxes and insurance.
(6) Interest on conventional loans includes loan fees of $326, $723, and $613 for the years ended December 31, 2000, 1999 and 1998, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               December 31, 1999            December 31, 1998
                          ---------------------------- ----------------------------
                          Average            Average   Average            Average
                          Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                          -------- -------- ---------- -------- -------- ----------
                                           (Dollars in thousands)
Interest-earning Assets:
  Investment securities
   (1)..................  $241,728 $15,765     6.52%   $115,109 $ 7,395     6.42%
  Conventional loans
   (2)(6)...............   535,222  38,974     7.28     566,367  41,848     7.39
  Other loans...........       937      66     7.04         831      58     6.98
  Mortgage-backed
   securities...........        --      --       --       4,979     284     5.70
  Federal funds sold....    18,518   1,073     5.79      22,413   1,212     5.41
                          -------- -------             -------- -------
    Total interest-
     earning assets.....   796,405  55,878     7.02     709,699  50,797     7.16
                                   -------                      -------

    Non-interest earning
     assets.............    12,190                       10,762
                          --------                     --------
      TOTAL ASSETS......  $808,595                     $720,461
                          ========                     ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts (5)...  $ 85,151 $ 3,021     3.55%   $ 82,136 $ 2,480     3.02%
  Money market and NOW
   accounts.............    53,508   1,404     2.62      47,945   1,147     2.39
  Certificate accounts..   356,439  19,751     5.54     362,720  21,186     5.84
  Borrowings............   230,335  12,886     5.59     142,481   8,030     5.64
                          -------- -------             -------- -------
    Total interest-
     bearing
     liabilities........   725,433  37,062     5.11     635,282  32,843     5.17
                                   -------                      -------
    Non-interest-bearing
     liabilities........    18,836                        9,524
                          --------                     --------
      TOTAL LIABILITIES.   744,269                      644,806
  Stockholders' equity..    64,326                       75,655
                          --------                     --------
  Total liabilities and
   stockholders' equity.  $808,595                     $720,461
                          ========                     ========
Net tax equivalent
 interest income/net
 interest rate spread
 (3)....................           $18,816     1.91%            $17,954     1.99%
                                   =======                      =======
Net tax equivalent yield
 on average
 interest-earning assets
 (4)....................                       2.36%                        2.53%
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                       1.10                         1.12

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------


Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the years indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by current volume) and (iii) the changes attributable to the combined impact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each. The average rates for investment securities used to calculate the variances in the following table, for 2000, 1999 and 1998, are tax equivalent rates.

                            Year Ended December 31,          Year Ended December 31,
                                 2000 vs. 1999                    1999 vs. 1998
                             Increase (Decrease) in           Increase (Decrease) in
                           Net Interest Income Due to       Net Interest Income Due to
                          --------------------------------- ----------------------------
                                                  Total                         Total
                                                 Increase                      Increase
                           Volume     Rate      (Decrease)  Volume    Rate    (Decrease)
                          --------  ---------  ------------ -------  -------  ----------
                                              (In thousands)
Interest-earning assets:
  Investment securities.  $   (195) $     362   $     167   $ 8,129  $   241   $ 8,370
  Conventional loans....      (162)      (436)       (598)   (2,302)    (572)   (2,874)
  Other loans...........         3         --           3         7        1         8
  Mortgage-backed
   securities...........       977         --         977      (284)      --      (284)
  Federal funds sold....      (308)        35        (273)     (211)      72      (139)
                          --------  ---------   ---------   -------  -------   -------
    Total interest-
     earning assets.....       315        (39)        276     5,339     (258)    5,081
                          --------  ---------   ---------   -------  -------   -------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts.......      (928)       644        (284)       91      450       541
  Money Market and NOW
   accounts.............       774      (541)         233       133      124       257
  Certificate accounts..     1,807      1,698       3,505      (367)  (1,068)   (1,435)
  Borrowings............      (468)       629         161     4,955      (99)    4,856
                          --------  ---------   ---------   -------  -------   -------
    Total interest-
     bearing
     liabilities........     1,185      2,430       3,615     4,812     (593)    4,219
                          --------  ---------   ---------   -------  -------   -------
Net change in net
 interest income........  $   (870)   $(2,469)    $(3,339)  $   527  $   335   $   862
                          ========  =========   =========   =======  =======   =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Sources of Funding

 Deposit growth and borrowings have been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized pro-viding an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 2000 and 1999, First Bell placed considerable emphasis on core deposit rela-tionships, consisting of money market, NOW, passbook, club and statement sav-ings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 As of December 31, 2000, the Company had outstanding borrowings from the FHLB in the amount of $208.0 million and a bank line of credit of $11.3 million. These borrowings were used to fund the investment portfolio and to help manage the Company's equity and the interest rate risk position.

 The following table sets forth information concerning the Company's liabili-ties and stockholders' equity at December 31, 2000 and 1999. Dollar amounts are in thousands.

                                          December 31, 2000   December 31, 1999
                                          ------------------- -------------------
                                                     Percent             Percent
                                                       of                  of
                                            Amount    Total     Amount    Total
                                          --------- --------- --------- ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................................. $ 536,685   64.45%  $ 511,931   62.34%
Borrowings...............................   219,250   26.33     238,000   28.98
Other liabilities........................    15,125    1.82      16,722    2.04
Stockholders' equity.....................    61,620    7.40      54,518    6.64
                                          --------- -------   --------- -------
 TOTAL LIABILITIES STOCKHOLDERS' EQUITY.. $ 832,680  100.00%  $ 821,171  100.00%
                                          ========= =======   ========= =======

Liabilities

 Total liabilities increased to $771.1 million at December 31, 2000 from $766.7 million at December 31, 1999. The $4.4 million or 0.6% increase was the result of an increase in deposits, offset by a decrease in borrowings. Borrowings decreased by $18.8 million or 7.9% to $219.3 million at December 31, 2000 from $238.0 million at December 31, 1999. Total deposits increased by $24.8 million or 4.8% to $536.7 million at December 31, 2000 from $511.9 million at December 31, 1999. The increase was the result of certificate accounts increasing by $19.1 million and a net increase in core savings accounts of $5.6 million or 4.5%.

Capital

 Total stockholders' equity increased by $7.1 million or 13.0% to $61.6 million at December 31, 2000 from $54.5 million at December 31, 1999. The primarily factors contributing to the increase in total stockholders' equity were net income of $6.7 million and the increase in the value of investment securities held as available for sale, net of taxes of $7.9 million. These increases were offset by the purchase of $6.5 million in treasury stock and dividends declared of $2.0 million.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

-------------------------------------------------------------------------------


December 31, 2000 Operating Results

 The following table presents selected components of net income for the years ended December 31, 2000, 1999 and 1998. Dollar amounts are in thousands.

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Tax equivalent interest income......................... $56,154 $55,878 $50,798
Interest expense.......................................  40,677  37,061  32,844
                                                        ------- ------- -------
Tax equivalent net interest income.....................  15,477  18,817  17,954
Provision for loan loss................................      --     120      90
Other income...........................................     858     598     643
Other expenses.........................................   5,598   6,116   5,643
Income taxes...........................................   4,035   5,137   5,026
                                                        ------- ------- -------
Net Income............................................. $ 6,702 $ 8,042 $ 7,838
                                                        ======= ======= =======

 Net income for the year ended December 31, 2000 decreased by $1.3 million or 16.7% to $6.7 million from $8.0 million for the year ended December 31, 1999. The decrease was the primarily the result of a decrease in net interest income offset by a decrease in other expenses and income taxes.

Interest Income

 Interest income discussed in this section is tax equivalent income. Tax equivalent interest income is being used because interest on investment secu-rities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjust-ments of $3.4 million, $3.8 million and $1.1 million were made for the years ended December 31, 2000, 1999 and 1998, respectively. Interest income increased by $276,000 or 0.5% to $56.2 million for the year ended December 31, 2000 from $55.9 million for the year ended December 31, 1999. The increase was primarily due to an increase in interest earned on investment securities and mortgage-backed securities offset by a decrease in interest earned on conven-tional mortgage loans. Interest on investment securities and mortgage-backed securities increased by $167,000 and $977,000, respectively for the year ended December 31, 2000 and 1999. The increase was the result of the average rate earned on the investment portfolio increasing to 6.67% for the year ended December 31, 2000 from 6.52% for the year ended December 31, 1999. There were no mortgage-backed securities held in the Association's portfolio as of December 31, 1999. Interest on conventional mortgage loans decreased by $598,000 or 1.5% to $38.4 million for the year ended December 31, 2000 from $39.0 million for the year ended December 31, 1999. The decrease was the result of the average balance for conventional mortgage loans decreasing by $2.2 million to $533.0 million for the year ended December 31, 2000 from $535.2 million for the comparable 1999 period. Also contributing to the decrease was an eight basis points decline in the average rate earned on con-ventional mortgage loans. The average rate earned on conventional mortgage loans for 2000 was 7.20% compared to 7.28% for 1999.

Interest Expense

 Interest expense increased to $40.7 million for the year ended December 31, 2000 from $37.1 million for the year ended December 31, 1999. The $3.6 million or 9.8% increase was the result of a rising interest rate environment. Over an eighteen month period, beginning in June, 1999 the Federal Reserve Bank increased interest rates 175 basis points or 1.75%. As a result, in fiscal year 2000, the average rate for certificates of deposit and the Company's borrowings increased from 5.54% to 5.98% and from 5.59% to 5.88%, respective-ly. Also, average balance of certificates of deposit increased $32.6 million or 9.15% from $356.4 million to $389.1 million. The average balance on borrowings decreased to $222.0 million for the year ended December 31, 2000 from $230.3 million for the year ended December 31, 1999. An increase in interest expense on money market and NOW deposits of $233,000 was offset by a decrease in interest
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

expense for passbook, club and other accounts of $284,000.

Net Interest Income

 Tax equivalent net interest income decreased by $3.3 million or 17.7% to $15.5 million for the year ended December 31, 2000 from $18.8 million for the year ended December 31, 1999. The increase was the result of interest income rising by $276,000 offset by an increase in interest expense of $3.6 million.

Provision for Loan Loss

 No additional provision for loan loss was recorded during the year ended December 31, 2000. In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been min-imal, which management believes is a reflection of the Company's underwriting standards. There were no charge-offs for the years ended December 31, 2000 and 1999. Management believes the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

 Other income increased by $260,000 or 43.5% to $858,000 for the year ended December 31, 2000 from $598,000 for the year ended December 31, 1999. The increase was the result of gains on sales of investment securities increasing to $138,000 for the year ended December 31, 2000 compared to $45,000 for the year ended December 31, 1999. In addition, service fees and charges and miscel-laneous income increased $81,000 and $86,000. respectively.

Other Expenses

 Other expenses decreased by $518,000 or 8.5% to $5.6 million for the year ended December 31, 2000 from $6.1 million for the year ended December 31, 1999. The decrease was the primarily the result of a decrease in compensation, pay-roll taxes and fringe benefits, federal insurance premiums and office occupancy expense offset by increases in computer services and miscellaneous expenses. During fiscal year 2000, compensation, payroll taxes and fringe benefits decreased $416,000 or 13.0% due to reduced staffing and reductions in benefit costs linked to the Company's stock price. Federal insurance premiums decreased $192,000 or 64.0% and office occupancy expense decreased $50,000, while com-puter services and miscellaneous expenses increased $137,000.

Income Taxes

 Income taxes decreased to $586,000 from $1.3 million as a larger percentage of the Company's income was derived from the tax exempt securities in the year ended December 31, 2000 in comparison to the year ended December 31, 1999. Tax equivalent adjustments of $3.4 million and $3.8 million were made for the years ended December 31, 2000 and 1999, respectively. The annualized effective tax rate after the tax equivalent increase was 37.6% for 2000 compared to 39.0% for 1999.

December 31, 1999 Operating Results

 Net income for the year ended December 31, 1999 increased by $204,000 or 2.6% to $8.0 million from $7.8 million for the year ended December 31, 1998. The increase was the primarily the result of an increase in net interest income offset by an increase in other expenses.

Interest Income

 Interest income discussed in this section is tax equivalent income. Tax equiv-alent interest income is being used because interest on investment securities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to ana-lyze interest income on a tax-equivalent basis. Tax equivalent adjustments of $3.8 million and $1.1 million were made for the years ended December 31, 1999 and 1998, respectively. Interest income increased by $5.1 million or 10.0% to $55.9 million for the year ended December 31, 1999 from $50.8 million for the year ended December 31, 1998. The increase was primarily due to an increase in interest earned on investment securities offset by a decrease in interest earned on conventional mortgage loans. Interest on investment securities increased by $8.4 million or 113.2% to $15.8 million for the year ended Decem-ber 31, 1999 from $7.4 million for the
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT
--------------------------------------------------------------------------------

comparable 1998 period. The increase was the result of the average balance increasing to $241.7 million for the year ended December 31, 1999 from $115.1 million for the year ended December 31, 1998. Interest on conventional mortgage loans decreased by $2.9 million or 6.9% to $39.0 million for the year ended December 31, 1999 from $41.8 million for the year ended December 31, 1998. The decrease was the result of the average balance for conventional mortgage loans decreasing by $31.1 million or 5.5% to $535.2 million for the year ended Decem-ber 31, 1999 from $566.4 million for the comparable 1998 period. Also contrib-uting to the decrease was an eleven basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 1999 was 7.28% compared to 7.39% for 1998.

Interest Expense

 Interest expense increased to $37.0 million for the year ended December 31, 1999 from $32.8 million for the year ended December 31, 1998. The $4.2 million or 12.8% increase was the result of an increase in interest expense on borrowings offset by a decrease in interest expense on deposits. Interest expense on borrowings increased by $4.9 million or 60.5% to $12.9 million for the year ended December 31, 1999 from $8.0 million for the year ended December 31, 1998. The increase was the result of the average balance on borrowings which increased to $230.3 million for the year ended December 31, 1999 from $142.5 million for the year ended December 31, 1998. Interest expense on depos-its decreased by $638,000 or 2.6% to $24.2 million for the year ended December 31, 1999 from $24.8 million for the comparable 1998 period. The decrease was the primarily the result of a decline in the average cost on certificate accounts. The average cost for 1999 was 5.54% compared to 5.84% for 1998.

Net Interest Income

 Tax equivalent net interest income increased by $862,000 or 4.8% to $18.8 mil-lion for the year ended December 31, 1999 from $18.0 million for the year ended December 31, 1998. The increase was the result of interest income rising by $5.1 million offset by an increase in interest expense of $4.2 million.

Provision for Loan Loss

 The provision for loan loss for 1999 was $120,000. The addition to the provi-sion is the result of an increase in the origination of jumbo, home equity and Community Reinvestment Act ("CRA") mortgages. In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's his-tory of loan losses has been minimal, which management believes is a reflection of the Company's underwriting standards.

 There were no charge-offs for the years ended December 31, 1999 and 1998. Management believes the current level of loan loss reserve is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

 Other income decreased by $45,000 or 7.0% to $598,000 for the year ended December 31, 1999 from $643,000 for the year ended December 31, 1998. The decrease was the result of gains on sales of investment securities and mort-gage-backed securities declining to $45,000 for the year ended December 31, 1999 compared to $97,000 for the year ended December 31, 1998. In addition, a decline in miscellaneous income of $19,000 was primarily the result of losses on real estate owned included in miscellaneous income. Offsetting these decreases was a rise in loan fees and service charges of $26,000 or 5.0%.

Other Expenses

 Other expenses increased by $473,000 or 8.4% to $6.1 million for the year ended December 31, 1999 from $5.6 million for the year ended December 31, 1998. The increase was the primarily the result of an increase in miscellaneous expenses. Miscellaneous expenses increased to $1.5 million for the year ended December 31, 1999 from $1.1 million for the comparable 1998 period. The $456,000 or 41.7% increase was due to expenses associated with the annual meeting and one-time non-recurring expenses related to the operation of the Association.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Income Taxes

 Income taxes remained relatively flat for the years ended December 31, 1999 and 1998. Tax equivalent adjustments of $3.8 million and $1.1 million were made for the years ended December 31, 1999 and 1998, respectively. The annualized effective tax rate after the tax equivalent increase was 39.0% for 1999 and 39.1% for 1998.

New Accounting Pronouncements

 For a discussion of new accounting pronouncements and their effect on the Com-pany, see note number 2 to the Consolidated Financial Statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

Management's Report on Internal Control
and Compliance with Laws and Regulations
--------------------------------------------------------------------------------

March 23, 2001

To the Stockholders of First Bell Bancorp, Inc.:

Financial Statements

 The management of First Bell Bancorp, Inc. ("the Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting princi-ples generally accepted in the United States of America ("generally accepted accounting principles") and, as such, include amounts based on informed judgements and estimates made by management.

Internal Control

 Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for finan-cial presentations in conformity with both generally accepted accounting prin-ciples and the Office of Thrift Supervision ("OTS") instructions for Thrift Financial Reports ("TFR"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

 There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reason-able assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

 Management assessed the institution's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 2000. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in confor-mity with both generally accepted accounting principles and TFR instructions as of December 31, 2000.

 The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Company's management. The Audit Committee is responsible for recommending to the Board of Directors, the selection of independent auditors. It meets periodically with management, the independent auditors, and the internal auditor to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight rule by reviewing and monitoring the financial, accounting and auditing proce-dures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of internal control over financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Laws and Regulations

 Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation as safety and soundness laws and reg-ulations.

 Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the OTS. Based on this assessment, Management believes that the Company has complied, in all material respects, with the des-ignated safety and soundness laws and regulations for the year ended December 31, 2000.


/s/ Albert H. Eckert, II

Albert H. Eckert, II
Chief Executive Officer

/s/ Jeffrey M. Hinds

Jeffrey M. Hinds
Chief Financial Officer

--------------------------------------------------------------------------------

Independent Auditors' Report
-------------------------------------------------------------------------------

To the Board of Directors and Stockholders of First Bell Bancorp, Inc.:

 We have audited the accompanying consolidated balance sheets of First Bell Bancorp, Inc. and subsidiary, as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the respon-sibility of First Bell Bancorp Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the finan-cial statements are free of material misstatement. An audit includes examin-ing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as eval-uating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and sub-sidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 23, 2001
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

Consolidated Balance Sheets
(In thousands, except shares and per share data)
--------------------------------------------------------------------------------

                                                                 December 31,
                                                               ------------------
                                                                 2000      1999
                           ASSETS                              --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand................................................ $    988  $  1,857
  Noninterest-bearing deposits................................    2,113     2,204
  Interest-bearing deposits...................................   37,408    16,407
                                                               --------  --------
    Total cash and cash equivalents...........................   40,509    20,468
FEDERAL FUNDS SOLD............................................    6,425    33,000
INVESTMENT SECURITIES HELD-TO-MATURITY--At cost
 (fair value of $5,242 at December 31, 1999)..................       --     4,989
INVESTMENT SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $215,237 and $217,043 at December 31, 2000 and
 1999, respectively)..........................................  213,234   202,382
MORTGAGE BACKED SECURITIES AVAILABLE-FOR-SALE--At fair value
 (cost of $21,271 at December 31, 2000).......................   21,523        --
CONVENTIONAL LOANS--Net of allowance for loan losses of $925
 at December 31, 2000 and 1999................................  526,842   532,292
OTHER LOANS--Net..............................................      969       967
REAL ESTATE OWNED.............................................       29       390
PREMISES AND EQUIPMENT--Net...................................    3,682     3,924
FEDERAL HOME LOAN BANK STOCK--At cost.........................   11,400    11,400
ACCRUED INTEREST RECEIVABLE...................................    5,383     4,947
DEFERRED TAX ASSET............................................    1,232     5,049
PREPAID INCOME TAXES..........................................      152        --
OTHER ASSETS..................................................    1,300     1,363
                                                               --------  --------
    Total assets.............................................. $832,680  $821,171
                                                               ========  ========
                                                                 2000      1999
            LIABILITIES AND STOCKHOLDERS' EQUITY               --------  --------
DEPOSITS:
  Passbook, club and other accounts........................... $ 69,607  $ 73,308
  Money market and NOW accounts...............................   61,609    52,259
  Certificate accounts........................................  405,469   386,364
                                                               --------  --------
    Total deposits............................................  536,685   511,931
BORROWINGS....................................................  219,250   238,000
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE.................   10,993    11,223
ACCRUED INTEREST ON DEPOSITS..................................      869       703
ACCRUED INTEREST ON BORROWINGS................................    1,183       864
ACCRUED INCOME TAXES..........................................       --       777
DIVIDENDS PAYABLE ON COMMON STOCK.............................      490       453
OTHER LIABILITIES.............................................    1,590     2,702
                                                               --------  --------
    Total liabilities.........................................  771,060   766,653
                                                               --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 2,000,000 shares
   authorized; no shares issued or outstanding)...............       --        --
  Common stock ($.01 par value; 20,000,000 shares authorized;
   8,596,250 shares issued and 4,758,360 and
   5,189,063 outstanding
   at December 31, 2000 and 1999, respectively,
   one stock right per share).................................       86        86
  Additional paid-in capital..................................   62,556    62,217
  Unearned ESOP shares (495,807 and 528,739 shares at December
   31, 2000 and 1999, respectively)...........................   (3,507)   (3,740)
  Unearned MRP shares (210,727 and 242,384 shares at December
   31, 2000 and 1999, respectively)...........................   (2,937)   (3,378)
  Treasury stock, at cost (3,837,890 and 3,407,187 shares at
   December 31, 2000, and 1999, respectively).................  (62,030)  (55,523)
  Accumulated other comprehensive loss, net of taxes..........   (1,067)   (8,931)
  Retained earnings--substantially restricted.................   68,519    63,787
                                                               --------  --------
    Total stockholders' equity................................   61,620    54,518
                                                               --------  --------
    Total liabilities and stockholders' equity................ $832,680  $821,171
                                                               ========  ========

 See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statements of Income
(In thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                   ----------------------------
                                                      2000      1999      1998
                                                   --------  --------  --------
INTEREST AND DIVIDEND INCOME:
  Conventional loans.............................. $ 38,376  $ 38,974  $ 41,848
  Interest-bearing deposits.......................    1,218     1,027     1,152
  Mortgage-backed securities......................      977        --       284
  Federal funds sold..............................      800     1,073     1,212
  Investment securities, taxable..................    1,438     3,212     2,509
  Investment securities, non-taxable..............    9,021     6,981     2,104
  Other loans.....................................       69        66        58
  Federal Home Loan Bank stock....................      806       757       482
                                                   --------  --------  --------
    Total interest and dividend income............   52,705    52,090    49,649
                                                   --------  --------  --------
INTEREST EXPENSE:
  Deposits........................................   27,630    24,175    24,813
  Borrowings......................................   13,047    12,886     8,030
                                                   --------  --------  --------
    Total interest expense........................   40,677    37,061    32,843
                                                   --------  --------  --------
NET INTEREST INCOME...............................   12,028    15,029    16,806
PROVISION FOR LOAN LOSSES.........................       --       120        90
                                                   --------  --------  --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES...........................................   12,028    14,909    16,716
                                                   --------  --------  --------
OTHER INCOME:
  Service fees and charges........................      623       542       516
  Gain (loss) on sales of mortgage-backed
   securities available-for-sale..................       --        --        97
  Gain on sale of investments.....................      138        45        --
  Miscellaneous income............................       97        11        30
                                                   --------  --------  --------
    Total other income............................      858       598       643
                                                   --------  --------  --------
OTHER EXPENSES:
  Compensation, payroll taxes and fringe benefits.    2,777     3,193     3,227
  Federal insurance premiums......................      108       300       305
  Office occupancy expense, excluding
   depreciation...................................      472       522       498
  Depreciation....................................      294       291       296
  Computer services...............................      298       261       224
  Miscellaneous expenses..........................    1,649     1,549     1,093
                                                   --------  --------  --------
    Total other expenses..........................    5,598     6,116     5,643
                                                   --------  --------  --------
INCOME BEFORE PROVISION FOR INCOME TAXES..........    7,288     9,391    11,716
                                                   --------  --------  --------
PROVISION FOR INCOME TAXES:
  Current:
   Federal........................................    1,149     1,609     3,048
   State..........................................      666       728       809
  Deferred (benefit) expense......................   (1,229)     (988)       21
                                                   --------  --------  --------
    Total provision for income taxes..............      586     1,349     3,878
                                                   --------  --------  --------
NET INCOME........................................ $  6,702  $  8,042  $  7,838
                                                   ========  ========  ========
BASIC EARNINGS PER SHARE.......................... $   1.61  $   1.68  $   1.41
                                                   ========  ========  ========
DILUTED EARNINGS PER SHARE........................ $   1.57  $   1.61  $   1.35
                                                   ========  ========  ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
--------------------------------------------------------------------------------

                                                   Years Ended December 31,
                                                  -----------------------------
                                                     2000       1999      1998
                                                  --------  ---------  --------
Net income....................................... $  6,702  $   8,042  $ 7,838
Unrealized gains (losses) arising during the
 period..........................................   12,911    (16,551)   1,993
Less: reclassification adjustment for (gains)
 losses realized in net income...................       --        (45)     (97)
                                                  --------  ---------  -------
Comprehensive income, before tax adjustment......   19,613     (8,554)   9,734
Tax benefit (expense)............................   (5,047)     6,486     (834)
                                                  --------  ---------  -------
Comprehensive (loss) income, net of taxes........ $ 14,566  $  (2,068) $ 8,900
                                                  ========  =========  =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statements of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                           Preferred Stock    Common Stock    Additional Unearned
                                          ----------------- -----------------  Paid-in     ESOP
                                          Shares  Par Value Shares  Par Value  Capital    Shares
                                          ------- --------- ------  --------- ---------- --------
BALANCE, DECEMBER 31, 1997...............    --      $--    6,511      $86     $61,371   $(4,217)
  Purchase of treasury stock.............    --       --     (424)      --          --        --
  Allocation of MRP shares...............    --       --       --       --          67        --
  Allocation of ESOP shares..............    --       --       --       --         373       245
  Exercise of options....................    --       --       13       --         (43)       --
  Change in unrealized gain in securities
   available-for-sale, net of taxes......    --       --       --       --          --        --
  Dividends ($.40 per share).............    --       --       --       --          --        --
  Net income.............................    --       --       --       --          --        --
                                            ---      ---    -----      ---     -------   -------
BALANCE, DECEMBER 31, 1998...............    --       --    6,100       86      61,768    (3,972)
  Purchase of treasury stock.............    --       --     (911)      --          --        --
  Allocation of MRP shares...............    --       --       --       --         129        --
  Allocation of ESOP shares..............    --       --       --       --         320       232
  Change in unrealized gain (loss) in
   securities
   available-for-sale, net of taxes......    --       --       --       --          --        --
  Dividends ($.40 per share).............    --       --       --       --          --        --
  Net income.............................    --       --       --       --          --        --
                                            ---      ---    -----      ---     -------   -------
BALANCE, DECEMBER 31, 1999...............    --       --    5,189       86      62,217    (3,740)
  Purchase of treasury stock.............    --       --     (431)      --          --        --
  Allocation of MRP shares...............    --       --       --       --          91        --
  Allocation of ESOP shares..............    --       --       --       --         248       233
  Change in unrealized gain in securities
   available-for-sale, net of taxes......    --       --       --       --          --        --
  Dividends ($.48 per share).............    --       --       --       --          --        --
  Net income.............................    --       --       --       --          --        --
                                            ---      ---    -----      ---     -------   -------
BALANCE, DECEMBER 31, 2000...............    --      $--    4,758      $86     $62,556   $(3,507)
                                            ===      ===    =====      ===     =======   =======

                                                               Accumulated
                                                                  Other
                                          Unearned            Comprehensive
                                            MRP     Treasury     Income,    Retained
                                           Shares    Stock    Net of Taxes  Earnings   Total
                                          --------  --------  ------------- --------  --------
BALANCE, DECEMBER 31, 1997............... $(4,290)  $(32,077)   $    117    $51,993   $ 72,983
  Purchase of treasury stock.............      --     (7,069)         --         --     (7,069)
  Allocation of MRP shares...............     451         --          --         --        518
  Allocation of ESOP shares..............      --         --          --         --        618
  Exercise of options....................      --        228          --         --        185
  Change in unrealized gain in securities
   available-for-sale, net of taxes......      --         --       1,062         --      1,062
  Dividends ($.40 per share).............      --         --          --     (2,233)    (2,233)
  Net income.............................      --         --          --      7,838      7,838
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 1998...............  (3,839)   (38,918)      1,179     57,598     73,902
  Purchase of treasury stock.............      --    (16,604)         --         --    (16,604)
  Allocation of MRP shares...............     461         --          --         --        590
  Allocation of ESOP shares..............      --         --          --         --        552
  Change in unrealized gain (loss) in
   securities
   available-for-sale, net of taxes......      --         --     (10,110)        --    (10,110)
  Dividends ($.40 per share).............      --         --          --     (1,854)    (1,854)
  Net income.............................      --         --          --      8,042      8,042
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 1999...............  (3,378)   (55,522)     (8,931)    63,786     54,518
  Purchase of treasury stock.............      --     (6,508)         --         --     (6,508)
  Allocation of MRP shares...............     441         --          --         --        532
  Allocation of ESOP shares..............      --         --          --         --        481
  Change in unrealized gain in securities
   available-for-sale, net of taxes......      --         --       7,864         --      7,864
  Dividends ($.48 per share).............      --         --          --     (1,969)    (1,969)
  Net income.............................      --         --          --      6,702      6,702
                                          -------   --------    --------    -------   --------
BALANCE, DECEMBER 31, 2000............... $(2,937)  $(62,030)   $ (1,067)   $68,519   $ 61,620
                                          =======   ========    ========    =======   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

Consolidated Statements of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                   -----------------------------
                                                     2000      1999      1998
                                                   --------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................... $  6,702  $  8,042  $   7,838
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation...................................      294       291        296
   Deferred income taxes..........................   (1,229)     (988)        21
   Amortization of premiums and accretion of
    discounts.....................................      (82)      (93)       (19)
   Provision for loan loss........................       --       120         90
   Compensation expense--allocations of ESOP and
    MRP shares....................................    1,013     1,055      1,175
   (Gain) loss on sale of real estate owned.......      (84)       11        (13)
   Gain on sale of mortgage-backed securities
    available-for-sale............................       --        --        (97)
   Gain on sale of investments, held-to-maturity..     (138)       --         --
   Gain on sale of investments available-for-
    sale..........................................       --       (45)        --
   Increase or decrease in assets and liabilities:
    Accrued interest receivable...................     (436)     (676)    (1,069)
    Accrued interest on deposits..................      166       103         65
    Accrued interest on borrowings................      319         1        531
    Prepaid/Accrued income taxes..................     (929)      658       (109)
    Other assets..................................       63      (426)      (322)
    Other liabilities.............................   (1,112)      195        296
    Dividends payable.............................       37       (83)       (39)
                                                   --------  --------  ---------
  Net cash provided by operating activities.......    4,584     8,165      8,644
                                                   --------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available-for-
   sale...........................................       --   (90,188)  (132,770)
  Purchase of mortgage-backed securities
   available-for-sale.............................  (23,073)       --         --
  Net decrease (increase) in Federal Funds........   26,575     3,175    (34,625)
  Maturity of investment securities held-to-
   maturity.......................................       --     5,000         --
  Maturity of investment securities available-for-
   sale...........................................       --        --     10,000
  Principal paydowns on mortgage-backed securities
   available-for-sale.............................    1,768        --      1,402
  Net proceeds from sale of investment securities
   held to maturity...............................    5,125        --         --
  Net proceeds from sale of mortgage-backed
   securities available-for-sale..................       --        --     30,352
  Net proceeds from sale of investment securities
   available-for-sale.............................       --     3,317         --
  Principal paydowns on investment securities
   available-for-sale.............................    1,869     4,700      3,974
  Net decrease in conventional loans..............    5,421    11,765     33,958
  Net (increase) decrease in other loans..........       (2)      (68)         8
  Purchase of Federal Home Loan Bank stock........       --    (2,400)    (3,852)
  Net proceeds from sale of real estate owned.....      493       140        128
  Purchase of premises and equipment..............      (53)     (810)      (209)
                                                   --------  --------  ---------
  Net cash provided by (used in) investing
   activities.....................................   18,123   (65,369)   (91,634)
                                                   --------  --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW
   accounts and savings accounts..................    5,649      (174)    10,891
  Net increase (decrease) in certificate
   accounts.......................................   19,105    16,977    (10,818)
  Advances by borrowers for taxes and insurance...     (230)     (132)      (872)
  Net (decrease) increase in borrowings...........  (18,750)   58,000     90,000
  Dividends paid..................................   (1,932)   (1,938)    (2,271)
  Proceeds from stock options exercised...........       --        --        149
  Purchase of treasury stock......................   (6,508)  (16,604)    (7,069)
                                                   --------  --------  ---------
  Net cash (used in) provided by financing
   activities.....................................   (2,666)   56,129     80,010
                                                   --------  --------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................   20,041    (1,075)    (2,980)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......   20,468    21,543     24,523
                                                   --------  --------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR............ $ 40,509  $ 20,468  $  21,543
                                                   ========  ========  =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
   Interest on deposits and advances by borrowers
    for taxes and insurance....................... $ 27,464  $ 24,073  $  24,747
   Interest on borrowings.........................   12,728    12,886      7,500
   Income taxes...................................    2,752     1,731      3,936
  Noncash transactions:
   Transfers from conventional loans to real
    estate acquired through foreclosure...........       29       459        201
   Increase in additional paid-in capital--ESOP
    and MRP allocations...........................      339       449        397
   Unrealized gain (loss) on securities available-
    for-sale......................................   12,911   (16,596)     1,896

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


1. BASIS OF PRESENTATION

  The principal business of the Company is to operate a traditional customer oriented savings and loan association. The Association's business is pri-marily conducted through six branch offices located throughout the suburban Pittsburgh, Pennsylvania area and its principal office in the borough of Bellevue. The Company's principal executive office is located in Wilming-ton, Delaware.

  The consolidated financial statements include the accounts of First Bell Bancorp, Inc. ("First Bell") and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue (the "Association" or "Bell Federal", collectively the "Company"). All significant intercompany transactions have been eliminated in consolidation. The investment in Bell Federal on First Bell's parent company financial statements is carried at the parent company's equity in the underlying net assets.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with general practices within the banking industry. In preparing such consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Federal Home Loan Bank System--The Association is a member of the Fed-eral Home Loan Bank ("FHLB") system. As a member, the Association is required to maintain a minimum investment in capital stock of the FHLB of not less than 1% of the Association's outstanding conventional mort-gage loans or 0.3% of its total assets. Deficiencies, if any, in the required investment at the end of any reporting period are purchased in the subsequent reporting period. The Association receives dividends on its FHLB stock.

  b. Cash and Cash Equivalents--For the purpose of presenting the consolidated statements of cash flows, cash on hand and interest and noninterest-bearing deposits with original maturities of less than 90 days are considered cash equivalents.

    The Association services mortgage loans for the Federal National Mort-gage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 2000 and 1999, restricted cash of approximately $362,000 and $427,000, respectively, has been segregated on the books of the Association.

    The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $1,061,000 and $1,132,000 for the years ended December 31, 2000 and 1999, respectively.

  c. Investment and Mortgage-Backed Securities--The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities," for investment and mortgage-backed securities. Investment and mortgage-backed securities that may be sold as part of the Company's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and prepayment risk or other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as other comprehensive income and as a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are computed using the specific identification cost basis.

    Premiums are amortized and discounts are accreted to maturity using the level yield method. The Company does not maintain atrading account.

  d. Conventional Loans--Interest on loans is credited to income as earned. Interest earned that has not been collected is accrued. Interest
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------
     accrued on loans delinquent more than 90 days is offset by a reserve for uncollected interest and is, therefore, not recognized as income. Origi-nation fees and costs related to activities performed for a loan origi-nation are deferred and recognized over the contractual life using the level yield method in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring
     Loans and Initial Direct Costs of Leases."

  e. Servicing of Loans--The total amount of loans serviced for others was $16,539,000, $19,088,000 and $24,388,000, at December 31, 2000, 1999
      and 1998, respectively.

  f. Allowance for Loan Losses--The allowance for loan losses is determined by management, taking into consideration the past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay and estimated values of underlying collateral and current economic conditions in the Association's lending area. While management uses the best information available to estimate losses on loans, future additions to the allowance may be necessary for changes in economic conditions beyond the Association's control.

  g. Real Estate Owned--Real estate owned is initially recorded at the lower of carrying value or fair value less estimated costs to sell. Subsequently, such real estate is carried at the lower of fair value less estimated costs to sell or its initial recorded value. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Costs related to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

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

  i. Deposits--Interest on deposits is accrued and charged to operating expense monthly and is paid in accordance with the terms of the respec-tive accounts.

  j. Income Taxes--The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes, under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management considers whether a valuation allowance is required for existing deferred tax assets.

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

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  The following table sets forth the related tax effects allocated to each element of other comprehensive income for the years ended December 31, 2000, 1999 and 1998:

                                        2000                      1999                        1998
                              ------------------------ ----------------------------  -----------------------
                                         Tax                        Tax                        Tax
                                      (Expense)  Net-            (Expense) Net-of-    Pre-  (Expense)  Net-
                              Pre-tax    or     of-tax Pre-tax      or       tax      tax      or     of-tax
                              Amount   Benefit  Amount  Amount    Benefit   Amount   Amount  Benefit  Amount
                              ------- --------- ------ --------  --------- --------  ------ --------- ------
   Unrealized gains
    (losses) on securities:
    Unrealized holding
     gains (losses) arising
     during period.........   $12,911  $(5,047) $7,864 $(16,551)  $6,468   $(10,083) $1,993   $(872)  $1,121
    Less: reclassification
     adjustment for gains
     (losses) realized in
     net income............        --       --      --       45      (18)        27      97     (38)      59
                              -------  -------  ------ --------   ------   --------  ------   -----   ------
    Net unrealized gains
     (losses)..............    12,911   (5,047)  7,864  (16,596)   6,486    (10,110)  1,896    (834)   1,062
                              -------  -------  ------ --------   ------   --------  ------   -----   ------
   Other comprehensive
    income.................   $12,911  $(5,047) $7,864 $(16,596)  $6,486   $(10,110) $1,896   $(834)  $1,062
                              =======  =======  ====== ========   ======   ========  ======   =====   ======

  The following table sets forth the components of accumulated other compre-hensive income for the years ended December 31, 2000, 1999 and 1998:

                                                        2000      1999     1998
                                                       -------  --------  ------
  Beginning balance................................... $(8,931) $  1,179  $  117
  Net unrealized gains on securities, net of taxes....   7,864   (10,110)  1,062
                                                       -------  --------  ------
  Ending balance...................................... $(1,067) $ (8,931) $1,179
                                                       =======  ========  ======

  l. Segment Information--In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," which was effective for financial statements for periods beginning after December 15, 1997. The Company has determined that it only has one oper-ating segment which is the operation of a bank, therefore, will not be presenting any further segment information.

  m. Earnings Per Share--Basic EPS is computed by dividing net income avail-able to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive secu-rities, by the weighted average number of common shares outstanding, adjusted for dilutive securities.

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

  p. New Accounting Pronouncements Not Yet Adopted--In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, establishes accounting and reporting standards for derivative instruments, including certain deriv-ative instruments embedded in other contracts, and for hedging activi-ties. The provisions of this statement are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 effective January 1, 2001. Management does not expect that the adoption of SFAS No. 133 will have a significant impact on the financial position, results of operations, or cash flows of the Company.

  q. Reclassifications--Certain balances have been reclassified to conform to the 2000 presentation.

3. STOCKHOLDER RIGHTS PLAN

  The Company adopted a Stockholder Rights Plan on November 18, 1998 in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of busi-ness on November 30,
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------
  1998 and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Dis-tribution Date.

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

4. INVESTMENT SECURITIES HELD-TO-MATURITY

  There were no investment securities held-to- maturity at December 31, 2000. The $5.0 million reduction from December 31, 1999 was the result of the Company selling a U.S. Treasury Note that resulted in a gain of $138,000. The sale of the security was done to improve the Company's interest rate risk position. The proceeds from the sale were used to help fund the purchase of the adjustable rate mortgage-backed securities.

  The following is a summary of investment securities held-to-maturity at December 31, 1999 (in thousands):

                                                               1999
                                                   -----------------------------
                                                           Gross   Gross
                                                   Amor-  Unreal- Unreal-
                                                   tized   ized    ized    Fair
                                                    Cost   Gain    Loss   Value
                                                   ------ ------- ------- ------
  Treasury bills.................................. $4,985  $182      --   $5,167
  Other investments...............................      4    71      --       75
                                                   ------  ----     ---   ------
                                                   $4,989  $253      --   $5,242
                                                   ======  ====     ===   ======

  There were no sales of investment securities held-to-maturity during the years ended December 31, 1999 or 1998.

5. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  These investments consist of municipal securities and collateralized mort-gage obligations ("CMO's"). The following is a summary of investment secu-rities available-for-sale at December 31, 2000 and 1999 (in thousands):

                                                            2000
                                             -----------------------------------
                                                       Gross   Gross
                                              Amor-   Unreal- Unreal-
                                              tized    ized     ized      Fair
                                               Cost    Gain     Loss     Value
                                             -------- ------- --------  --------
  Municipal
   Securities............................... $199,196  $608   $ (2,618) $197,186
  CMO's.....................................   11,037    12         (5)   11,044
  FHLB Bond.................................    5,000    --         --     5,000
  Other Investments.........................        4    --         --         4
                                             --------  ----   --------  --------
                                             $215,237  $620   $ (2,623) $213,234
                                             ========  ====   ========  ========

                                                            1999
                                             -----------------------------------
  Municipal
   Securities............................... $199,141  $ --   $(14,373) $184,768
  CMO's.....................................   12,902    12       (153)   12,761
  FHLB Bond.................................    5,000    --       (147)    4,853
                                             --------  ----   --------  --------
                                             $217,043  $ 12   $(14,673) $202,382
                                             ========  ====   ========  ========

  There were no sales of investment securities available-for-sale during the years ended December 31, 2000 and 1998. In 1999, proceeds from the sale of municipal securities available for sale were $3,317,000 resulting in gross and net gains of $45,000.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  The carrying value and fair value of investment securities available-for-sale by contractual maturity as of December 31, 2000, are shown below
  (in thousands):

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
  Due after one through five years.......................... $    519  $    525
  Due after five years through ten years....................   64,282    64,524
  Due after ten years.......................................  150,436   148,185
                                                             --------  --------
                                                             $215,237  $213,234
                                                             ========  ========

  The expected maturity may differ from the contractual maturity for the municipal securities because most of these securities have a call feature that is earlier than the contractual maturity date. For the CMO's, the expected maturity may differ from the contractual maturity because borrow-ers may have the right to prepay obligations with or without prepayment penalties.

6.  MORTGAGE-BACKED SECURITIES
  AVAILABLE-FOR-SALE

  The following is a summary of mortgage-backed securities available-for-sale held at December 31, 2000 (in thousands):

                                                          Gross   Gross
                                                  Amor-  Unreal- Unreal-
                                                  tized   ized    ized    Fair
                                                  Cost    Gains   Loss    Value
                                                 ------- ------- ------- -------
  Federal National Mortgage Association......... $ 9,229  $146      --   $ 9,375
  Government National Mortgage Association......  12,042   106      --    12,148
                                                 -------  ----     ---   -------
                                                 $21,271  $252      --   $21,523
                                                 =======  ====     ===   =======

  There were no mortgage-backed securities available-for-sale held at Decem-ber 31, 1999.

  There were no sales of mortgage-backed securities available-for-sale during the year ended December 31, 2000. Proceeds from sales of mortgage-backed securities available-for-sale were $30,352,000 for the year ended December 31, 1998 resulting in gross gains of $200,000 and gross losses of $103,000.

  The contractual maturity of these securities is in excess of 25 years. The expected maturity will differ from the contractual maturity because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

7. CONVENTIONAL LOANS

  The following is a summary of conventional loans as of December 31, 2000 and 1999 (in thousands):

                                                                 2000     1999
                                                               -------- --------
  Conventional mortgages...................................... $507,601 $516,514
  Residential construction loans..............................   12,087   16,229
  Multi-family loans..........................................      399      500
  Second mortgage loans.......................................   15,073   11,012
                                                               -------- --------
                                                                535,160  544,255
  Less:
  Deferred net loan origination fees..........................    2,020    2,386
  Undisbursed portion of construction loans in process........    5,373    8,652
  Allowance for loan losses...................................      925      925
                                                               -------- --------
                                                               $526,842 $532,292
                                                               ======== ========

  Conventional mortgages consist of one- to four-family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. The Company's borrowers ability to repay the loans Company's outstanding is, therefore, dependent on the economy of that area.

  Nonaccrual loans totaled $565,000 and $269,000 at December 31, 2000 and 1999, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total nonaccrual loans amounted to $32,000, $6,000 and $32,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

  In February, 2001 the Company sold approximately $20,400,000 fixed rate mortgage loans for a gain of approximately $62,000. The sale was completed to improve the Company's interest rate risk position. The proceeds from the sale were reinvested into securitized loans from the Small Business Admin-istration.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------
8. ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses for the years ended December 31 (in thousands):

                                                                 2000 1999 1998
                                                                 ---- ---- ----
  Balance, beginning of year.................................... $925 $805 $715
  Provision for loan losses.....................................   --  120   90
  Recovery of previous loan chargeoffs..........................   --   --   --
                                                                 ---- ---- ----
  Balance, end of year.......................................... $925 $925 $805
                                                                 ==== ==== ====

9. PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment as of December 31 (in thousands):

                                                                   2000   1999
                                                                  ------ ------
  Land and land improvements..................................... $  529 $  529
  Office buildings and leasehold improvements....................  4,402  4,435
  Furniture, fixtures and equipment..............................  1,927  1,874
                                                                  ------ ------
                                                                   6,858  6,838
  Less accumulated depreciation and amortization.................  3,176  2,914
                                                                  ------ ------
                                                                  $3,682 $3,924
                                                                  ====== ======

  The Company leases certain of its branch offices under various operating leases. Some of these leases contain renewal and extension clauses. The following is a summary of the future minimum lease payments under these operating leases (in thousands):

  Year Ending                                                      Minimum Lease
  December 31,                                                       Payments
  ------------                                                     -------------
  2001............................................................     $138
  2002............................................................       82
  2003............................................................       69
  2004............................................................       63
  2005............................................................       63
  2006 and thereafter.............................................       43

  Rental expense under these leases was approximately $139,000, $157,000 and $163,000 for the years ended December 31, 2000, 1999 and 1998, respective-ly.

10. DEPOSITS

  The following is a summary of deposits and stated interest rates as of December 31 (in thousands):

                                                 Stated Rate    2000     1999
                                                ------------- -------- --------
  Balance by interest rate:
   Passbook, club and other accounts........... 3.00%--4.45%  $ 69,607 $ 73,308
                                                              -------- --------
   Money market and NOW accounts............... 0.00%--3.21%    61,609   52,259
                                                              -------- --------
   Certificate accounts........................ 3.00%--5.50%    30,631  217,751
                                                5.51%--6.00%    73,556  119,707
                                                6.01%--6.50%   110,565   29,773
                                                6.51%--7.50%   188,371   14,350
                                                7.51%--8.50%     2,344    2,750
                                                8.51%--9.50%        --    2,032
                                                9.51%--10.00%        2        1
                                                              -------- --------
                                                               405,469  386,364
                                                              -------- --------
                                                              $536,685 $511,931
                                                              ======== ========

  Noninterest-bearing demand deposits were approximately $3,306,000 and $3,791,000 at December 31, 2000 and 1999, respectively.

  The following is a summary of certificate accounts by contractual maturity at December 31, 2000 (in thousands):

  Contractual
  Maturity
  -----------
  2001................................................................. $267,957
  2002.................................................................   77,695
  2003.................................................................   31,921
  2004.................................................................    5,464
  2005.................................................................   12,420
  2006 and thereafter..................................................   10,012
                                                                        --------
                                                                        $405,469
                                                                        ========

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Fed-eral Deposit Insurance Corporation ("FDIC").

  Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $45,662,000 and $43,732,000 at December 31, 2000 and 1999, respective-
  ly.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

11. BORROWINGS

  The following is a summary of borrowings as of December 31, (in thousands):

        Amount           Rate                        Type                     Maturity Date
        -------          -----                    ----------                 ---------------
        2000
        $11,250          8.26%                    Adjustable                 January 2003(5)
         40,000          5.79%(1)                      Fixed                 April 2008
         25,000          5.66%(1)                      Fixed                 May 2008
         45,000          5.60%(1)                      Fixed                 June 2008
         28,000          4.99%(2)                      Fixed                 January 2009
         25,000          6.01%(3)                      Fixed                 June 2010
         25,000          6.12%(3)                      Fixed                 June 2010
         20,000          6.14%(3)                      Fixed                 June 2010

        Amount           Rate                        Type                     Maturity Date
        -------          -----                    ----------                 ---------------
        1999
        $20,000          5.83%(4)                      Fixed                 January 2000
          8,000          6.96%                    Adjustable                 January 2000
          2,000          6.84%                    Adjustable                 January 2000
         70,000          5.61%(1)                      Fixed                 December 2004
         40,000          5.79%(1)                      Fixed                 April 2008
         25,000          5.66%(1)                      Fixed                 May 2008
         45,000          5.60%(1)                      Fixed                 June 2008
         28,000          4.99%(2)                      Fixed                 January 2009

  The above borrowings are secured by the assets of the Company.
  -------
  (1) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month LIBOR at the five-year anniversary date of the borrowings origination, which will occur in the second quarter of 2003.
  (2) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month LIBOR at the five-year anniversary date of the borrowings origination, which will occur in the first quarter of 2004.
  (3) Every six months the Federal Home Loan Bank ("FHLB") has the option to convert this interest rate to an adjustable rate based on the three-month London Interbank Offered Rate ("LIBOR").
  (4) Every six months the FHLB has the option to convert this interest rate to an adjustable rate based on the three-month LIBOR. This borrowing was paid off in 2000.
  (5) Quarterly payments of $1,250,000 are due on this term loan through the maturity date.

12.  REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

  The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capi-tal requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correc-tive action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. Effective in April 1999, the minimum Tier I Capital to total assets ratio changed to 4.00% and the increase in the Tier I Capital to total assets ratio will not materially impact the Association. As of December 31, 2000, the Association met all capital adequacy requirements to which it is subject.

  The most recent notification from the Office of Thrift Supervision catego-rized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum Total Capital to risk-weighted assets,
  Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the following table.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------
  There are no conditions or events since that notification that management believes have changed the institution's category.

  The Association had the following amounts of capital and capital ratios at December 31, 2000 and 1999 (in thousands):

                                                                   To Be Well
                                                                   Capitalized
                                                                      Under
                                                                     Prompt
                                                    For Capital    Corrective
                                                     Adequacy        Action
                                       Actual        Purposes      Provisions
                                    -------------  -------------  -------------
                                    Amount  Ratio  Amount  Ratio  Amount  Ratio
                                    ------- -----  ------- -----  ------- -----
   As of December 31, 2000:
     Total Capital (to risk-
      weighted assets)............. $80,327 23.11% $27,804 8.00%  $34,756 10.00%
     Tier I Capital (to risk-
      weighted assets).............  79,402 22.85%     N/A 4.00%   20,853  6.00%
     Tier I Capital (to total
      assets)......................  79,402  9.41%  33,727 4.00%   42,172  5.00%
     Tangible Capital..............  79,402  9.41%  12,651 1.50%      N/A   N/A

   As of December 31, 1999:
     Total Capital (to risk-
      weighted assets)............. $75,763 21.51% $28,176 8.00%  $35,220 10.00%
     Tier I Capital (to risk-
      weighted assets).............  74,838 21.25%     N/A 4.00%   21,132  6.00%
     Tier I Capital (to total
      assets)......................  74,838  8.90%  33,638 4.00%   42,048  5.00%
     Tangible Capital..............  74,838  8.90%  12,614 1.50%      N/A   N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $347,556,000 and $352,195,000 at December 31, 2000 and 1999, respectively.

  At the date of the conversion from a mutual to a stock organization, the Association established a liquidation account in an amount equal to its retained income as of June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in such balances will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquida-tion account. In the event of a complete liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 2000, the maximum dividend the Association may declare and pay to First Bell is approximately $31.5 million.

13. EARNINGS PER SHARE

  Both basic and diluted earnings per share are calculated as of December 31 as follows (in thousands, except per share amounts):

                                                                  Weighted
                                                                  Average   Per
                                                           Income  Shares  Share
   2000                                                    ------ -------- -----
   Income available to common stockholders................ $6,702  4,879
   Unearned ESOP shares...................................     --   (515)
   Unearned MRP shares....................................     --   (211)
                                                           ------  -----
   Basic earnings per share...............................  6,702  4,153   $1.61
                                                                           =====
   Effect of dilutive securities:
    MRP shares............................................     --     30
    Stock options.........................................     --    101
                                                           ------  -----
   Diluted earnings per share............................. $6,702  4,284   $1.57
                                                           ======  =====   =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                  Weighted
                                                                  Average   Per
                                                          Income   Shares  Share
   1999                                                   ------  -------- -----
   Income available to common stockholders............... $8,042   5,590
   Unearned ESOP shares..................................     --    (547)
   Unearned MRP shares...................................     --    (242)
                                                          ------   -----
   Basic earnings per share..............................  8,042   4,801   $1.68
                                                                           =====
   Effect of dilutive securities:
    MRP shares...........................................     --      65
    Stock options........................................     --     138
                                                          ------   -----
   Diluted earnings per share............................ $8,042   5,004   $1.61
                                                          ======   =====   =====

                                                                  Weighted
                                                                  Average   Per
                                                          Income   Shares  Share
   1998                                                   ------  -------- -----
   Income available to common stockholders............... $7,838   6,411
   Unearned ESOP shares..................................     --    (581)
   Unearned MRP shares...................................     --    (275)
                                                          ------   -----
   Basic earnings per share..............................  7,838   5,555   $1.41
                                                                           =====
   Effect of dilutive securities:
    MRP shares...........................................     --      99
    Stock options........................................     --     156
                                                          ------   -----
   Diluted earnings per share............................ $7,838   5,810   $1.35
                                                          ======   =====   =====

14. INTEREST EXPENSE

  The following is a summary of interest expense on deposits for the years ended December 31 (in thousands):

                                                         2000    1999    1998
                                                        ------- ------- -------
   Passbook, club and other accounts................... $ 2,737 $ 3,021 $ 2,480
   Money market and NOW accounts.......................   1,637   1,404   1,147
   Certificate accounts................................  23,256  19,750  21,186
                                                        ------- ------- -------
                                                        $27,630 $24,175 $24,813
                                                        ======= ======= =======

15. INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax asset (liability) at December 31 are as follows (in thousands):

                                                               2000     1999
                                                              -------  -------
   Deferred Tax Assets:
    Unrealized loss on investment securities, available for
     sale.................................................... $   684  $ 5,731
    Alternative minimum tax credit carryforward..............   1,678      684
    Other....................................................     221      199
                                                              -------  -------
     Total deferred tax assets...............................   2,583    6,614
                                                              -------  -------
   Deferred Tax Liabilities:
    Deferred loan origination fees...........................    (734)    (751)
    Allowance for loan losses................................    (258)    (449)
    Depreciation on premises and equipment...................    (359)    (365)
                                                              -------  -------
     Total deferred tax liabilities..........................  (1,351)  (1,565)
                                                              -------  -------
     Net deferred tax asset.................................. $ 1,232  $ 5,049
                                                              =======  =======

  The Company generated an alternative minimum tax credit carryforwards in 2000 and 1999 of $994 and $684, respectively. These tax credits can be carried over indefinitely.

  The provision for income taxes consists of the following components for the year ended December 31 (in thousands):

                                                          2000     1999    1998
                                                         -------  ------  ------
   Current:
    Federal............................................. $ 1,149  $1,609  $3,048
    State...............................................     666     728     809
   Deferred (benefit) expense...........................  (1,229)   (988)     21
                                                         -------  ------  ------
     Total provision for income taxes................... $   586  $1,349  $3,878
                                                         =======  ======  ======

  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                                             2000   1999   1998
                                                             -----  -----  ----
   Statutory tax rate......................................   34.0%  34.0% 34.0%
   State income taxes......................................    6.0    5.1   4.6
   Tax exempt interest income..............................  (33.0) (25.3) (5.8)
   Other--net..............................................    1.0    0.6   0.3
                                                             -----  -----  ----
    Effective tax rate.....................................    8.0%  14.4% 33.1%
                                                             =====  =====  ====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

  In accordance with SFAS No. 109, the Company has provided for deferred income taxes for the differences between the bad debt deduction for tax and financial statement purposes incurred after December 31, 1987. Deferred taxes have not been recognized with respect to pre-1988 tax basis bad debt reserves. In the event that the Company were to recapture these reserves into income, it would recognize tax expense of approximately $1.7 million. As a result of legislation enacted in 1996, however, this liability will not be recaptured if the Company were to change its depository institution charter.

16. EMPLOYEE BENEFIT PLANS

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

  The Defined Benefit Pension Plan was amended in the prior year to freeze benefit accruals effective March 31, 1998 and to fully vest all active Participants on April 1, 1998. Such amendment constituted a curtailment as defined by SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The effects of such curtailment are reflected in the following table.

  Net periodic pension cost for the defined benefit plan includes the follow-ing components for the year ended December 31, 1998 (in thousands):

                                                                         1998
                                                                         -----
   Components of Net Periodic
    Pension Cost
    Service cost--benefits earned during the period..................... $  18
    Interest cost on projected benefit obligation.......................    77
    Expected return on assets...........................................   (74)
    Amortization of initial unrecognized net obligation or (net asset)
     as of January 1, 1987..............................................    (5)
    Amortization of prior service cost..................................    (2)
    Recognized net actuarial (gain) or loss.............................    --
                                                                         -----
    FAS 87 net periodic pension cost....................................    14
    Curtailment recognized during the year..............................  (117)
                                                                         -----
   Total net periodic pension (income) cost............................. $(103)
                                                                         =====

  The following rate assumptions were used in the plan accounting as of December 31, 1998:

                                                                           1998
                                                                           ----
   Discount rate.......................................................... 6.70%
   Rate of compensation increases......................................... 5.00%
   Expected long-term rate of return on plan assets....................... 6.75%

  Deferred Supplemental Compensation Plan--During 1992, the Board of Direc-tors approved a supplemental deferred compensation plan for the President of the Association. The plan provides that the President will receive deferred compensation in an amount up to $60,000 per year based upon the return on assets of the Company for the prior year. The compensation will be paid to the President upon his retirement. For the year ended December 31, 2000, deferred compensation expense under this plan was $45,000. For the years ended December 31, 1999 and 1998, deferred compensation expenses under this plan were $60,000 each year.

  401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings con-tributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  under this plan for the years ended December 31, 2000, 1999 and 1998, was approximately $9,200, $9,900 and $9,800, respectively.

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

  Compensation expense related to the ESOP for 2000, 1999 and 1998, totaled $480,000, $511,000 and $586,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest expense on the loan are eliminated in these consolidated financial state-ments. The fair value of unallocated ESOP shares at December 31, 2000 was approximately $6,786,358. Shares held by the ESOP were as follows as of December 31:

                                                       2000     1999     1998
                                                      -------  -------  -------
   Unallocated shares, beginning of year............. 528,739  561,562  596,089
   Shares released for allocation.................... (32,932) (32,823) (34,527)
                                                      -------  -------  -------
   Unallocated shares, end of year................... 495,807  528,739  561,562
                                                      =======  =======  =======

  Stock Option Plan--The Company has a fixed option plan that was approved by Shareholders on April 29, 1996. Options under this plan have been granted to certain officers and directors of the Company. The plan also permits options to be granted to employees at the Company's discretion. Under the plan, the total number of shares of common stock that may be granted is 859,625. The Company has adopted the disclosure-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation," and accordingly, no compen-sation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (in thousands, except per share amounts):

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   2000                                                 ------ -------- --------
   As reported......................................... $6,702  $1.61    $1.57
   Pro forma........................................... $6,616  $1.59    $1.54

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1999                                                 ------ -------- --------
   As reported......................................... $8,042  $1.68    $1.61
   Pro forma........................................... $7,867  $1.64    $1.57

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   1998                                                 ------ -------- --------
   As reported......................................... $7,838  $1.41    $1.35
   Pro forma........................................... $7,615  $1.37    $1.31

  The following summarizes the activity in the Stock Option Plan for the year ended December 31:

                                                      2000     1999     1998
                                                    -------- -------- --------
   Options outstanding, beginning of year..........  380,486  380,486  437,288
   Options exercised...............................       --       --  (13,931)
   Options forfeited...............................       --       --  (42,871)
                                                    -------- -------- --------
   Options outstanding, end of year................  380,486  380,486  380,486
                                                    ======== ======== ========
   Weighted average exercise price, end of year....   $10.70   $10.70   $10.70
                                                    ======== ======== ========
   Options exercisable, end of year................  304,382  228,285  152,188
                                                    ======== ======== ========
   Options available for grant, end of year........  465,208  465,208  465,208
                                                    ======== ======== ========
   Weighted-average fair value of options granted
    during the year................................ $     -- $     -- $     --
                                                    ======== ======== ========
   Remaining contractual life of outstanding
    options........................................  6 Years  7 Years  8 Years

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

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

  Master Stock Compensation Plan--The Association has a Master Stock Compen-sation Plan ("MRP") that was approved by Shareholders on April 29, 1996. Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Association grants shares of common stock to employees and directors.

  The following summarizes activity in the MRP for the year ended December
  31:

                                                       2000     1999     1998
                                                      -------  -------  -------
   Awards outstanding, beginning of year.............  64,714   99,171  129,428
   Awards granted....................................      --       --    2,100
   Awards forfeited..................................  (3,175)  (1,400)      --
   Awards vested..................................... (31,657) (33,057) (32,357)
                                                      -------  -------  -------
   Awards outstanding, end of year...................  29,882   64,714   99,171
                                                      =======  =======  =======
   Total remaining MRP shares, end of year........... 210,727  242,384  275,441
                                                      =======  =======  =======

  Shares vest under the current awards at 20% per year, commencing one year from the date of grant subject to the attainment of certain performance goals. The cost of unearned shares related to these awards, included as a separate component of stockholders' equity, aggregated $2,937,000 and $3,378,000 at December 31, 2000 and 1999, respectively. Compensation cost is recorded over the five-year period as shares are earned based on the average fair market value of stock during the fiscal year. The expense for the years ended December 31, 2000, 1999 and 1998 was $533,000, $545,000 and
  $590,000 respectively. Terminated employees forfeit any non-vested awards.

17. COMMITMENTS AND CONTINGENCIES

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

                                                   2000              1999
                                             ----------------- -----------------
                                             Notional Notional Notional Notional
                                              Amount    Rate    Amount    Rate
                                             -------- -------- -------- --------
   Adjustable rate mortgages................  $   30    7.00%   $  578    6.84%
   15 year fixed rate mortgages.............      --      --       777    7.50%
   30 year fixed rate mortgages.............      87    7.54%    3,185    7.51%
   Construction mortgages...................   5,373    7.09%    1,489    7.56%
   Home equity loans........................     483    7.09%      270    6.74%
   Available line of credit.................   2,849    8.92%       58    6.40%
                                              ------            ------
                                              $8,822            $6,357
                                              ======            ======

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  Additionally, the Company is also subject to certain asserted and unas-serted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Associa-tion's financial position or results of operations.

  Credit related financial instruments have off-balance sheet credit risk because only origination fees (if any) are recognized in the balance sheet (as "other liabilities") for these instruments until the commitments are fulfilled or expire. The credit risk amounts are equal to the notional amounts of the contracts, assuming that all counterparties fail completely to meet their obligations and the collateral or other security is of no value.

18. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments as of December 31 are as follows (in thousands):

                                                   2000              1999
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                              Amount   Value    Amount   Value
                                             -------- -------- -------- --------
   Assets:
     Cash and noninterest-bearing deposits.  $  3,101 $  3,101 $  4,061 $  4,061
     Interest-bearing deposits.............    37,408   37,408   16,407   16,407
     Federal Funds sold....................     6,425    6,425   33,000   33,000
     Investment securities held-to-
      maturity.............................        --       --    4,989    5,242
     Investment securities available-for-
      sale.................................   234,757  234,757  202,382  202,382
     Conventional loans....................   526,842  532,545  532,292  521,535
     Federal Home Loan Bank stock..........    11,400   11,400   11,400   11,400
   Liabilities:
     Passbook, club, money market, NOW and
      other accounts.......................  $131,216 $131,216 $125,567 $125,567
     Certificate accounts..................   405,469  407,272  386,364  383,041
     Borrowings............................   219,250  206,392  238,000  226,064

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

e. Certificate Accounts--The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates cur-rently offered for deposits of similar remaining maturities.

f. Borrowings--The fair value of borrowings is estimated as the present value of the remaining payments of the borrowings using the year end FHLB inter-est rate for like borrowings.

g. Off-balance Sheet Commitments to Extend Credit--The fair value of off-bal-ance sheet commitments to extend credit is estimated to equal the out-standing commitment amount. Management does not believe it is meaningful to provide an estimate of fair value that differs from the outstanding commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

19. PARENT COMPANY

  The following are condensed financial statements for First Bell as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 (in thousands):

  BALANCE SHEETS

                                                              2000      1999
   ASSETS                                                   --------  --------
   CASH AND INTEREST-BEARING DEPOSITS.....................  $    546  $      8
   FEDERAL FUNDS SOLD.....................................       750       600
   INVESTMENT IN AND ADVANCES TO BELL FEDERAL.............    79,401    74,838
   LOAN RECEIVABLE--ESOP..................................     4,207     4,304
   OTHER ASSETS...........................................       558     1,109
                                                            --------  --------
     Total assets.........................................  $ 85,462  $ 80,859
                                                            ========  ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   BORROWINGS.............................................  $ 11,250  $ 10,000
   LOAN PAYABLE TO BELL FEDERAL...........................    10,851     6,691
   ACCRUED INTEREST.......................................       594       126
   ACCRUED INCOME TAXES...................................      (448)     (215)
   OTHER LIABILITIES......................................       528       808
                                                            --------  --------
     Total liabilities....................................    22,775    17,410
                                                            --------  --------
   STOCKHOLDERS' EQUITY:
    Preferred stock ($.01 par value; 2,000,000 shares
     authorized; no shares issued)........................        --        --
    Common stock ($.01 par value; 20,000,000 shares
     authorized; 8,596,250 shares issued and 4,758,360 and
     5,189,063 outstanding: one stock right per share)....        86        86
    Additional paid-in capital............................    62,556    62,217
    Unearned ESOP shares..................................    (3,507)   (3,740)
    Unearned MRP shares...................................    (2,937)   (3,378)
    Treasury stock, at cost...............................   (62,030)  (55,523)
    Retained earnings.....................................    68,519    63,787
                                                            --------  --------
     Total stockholders' equity...........................    62,687    63,449
                                                            --------  --------
     Total liabilities and stockholders' equity...........  $ 85,462  $ 80,859
                                                            ========  ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  STATEMENTS OF INCOME

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                         2000     1999    1998
                                                        -------  ------  ------
   INTEREST INCOME:
    Interest bearing deposits.........................  $    31  $    7  $   36
    Federal funds sold................................       30      32      59
    Interest on ESOP loan receivable..................      414     357     382
                                                        -------  ------  ------
      Total interest income...........................      475     396     477
                                                        -------  ------  ------
   INTEREST EXPENSE...................................    1,806     942     412
                                                        -------  ------  ------
   NET INTEREST (EXPENSE) INCOME......................   (1,331)   (546)     65
   GENERAL AND ADMINISTRATIVE EXPENSES................      192     195     132
                                                        -------  ------  ------
   LOSS BEFORE PROVISION FOR INCOME TAXES.............   (1,523)   (741)    (67)
                                                        -------  ------  ------
   (BENEFIT) PROVISION FOR INCOME TAXES--
    Current:
     Federal..........................................     (520)   (265)    (44)
     State............................................       42      39      28
                                                        -------  ------  ------
      Total (benefit) provision for income taxes......     (478)   (226)    (16)
                                                        -------  ------  ------
   LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY........................................   (1,045)   (515)    (51)
     Equity in undistributed earnings of Bell Federal.    7,747   8,557   7,889
                                                        -------  ------  ------
   NET INCOME.........................................  $ 6,702  $8,042  $7,838
                                                        =======  ======  ======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------

  STATEMENTS OF CASH FLOWS

                                                    Year Ended December 31,
                                                    --------------------------
                                                     2000      1999     1998
                                                    -------  --------  -------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income....................................  $ 6,702  $  8,042  $ 7,838
    Adjustments to reconcile net income to net
     cash used in operating activities:
      Equity in undistributed earnings of Bell
       Federal....................................   (7,747)   (8,557)  (7,889)
      Increase or decrease in assets and
       liabilities:
       Accrued income taxes.......................     (233)     (236)     (59)
       Accrued interest...........................      468       126      (14)
       Other assets...............................      551        95   (1,011)
       Other liabilities..........................     (161)      164       (7)
       Dividends payable..........................     (119)      (83)     (39)
                                                    -------  --------  -------
        Net cash used in operating activities.....     (539)     (449)  (1,181)
                                                    -------  --------  -------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in Federal Funds......     (150)     (600)   1,550
    Principal paydowns on ESOP loan receivable....       97       105       84
    Dividend from Bell Federal....................    4,000     8,000    7,000
    Net investment in and advances to Bell
     Federal......................................      160       405      598
                                                    -------  --------  -------
        Net cash provided by investing activities.    4,107     7,910    9,232
                                                    -------  --------  -------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in borrowings....................    1,250    10,000       --
    Dividends paid................................   (1,932)   (1,938)  (2,271)
    Purchase of treasury stock....................   (6,508)  (16,604)  (7,069)
    Loan payable to Bell Federal..................   12,889    14,377    1,365
    Principal payment on loan payable.............   (8,729)  (13,290)     (84)
                                                    -------  --------  -------
        Net cash used in financing activities.....   (3,030)   (7,455)  (8,059)
                                                    -------  --------  -------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS...................................      538         6       (8)
   CASH, BEGINNING OF YEAR........................        8         2       10
                                                    -------  --------  -------
   CASH, END OF YEAR..............................  $   546  $      8  $     2
                                                    =======  ========  =======
   SUPPLEMENTAL DISCLOSURES:
    Cash paid for:
     Income taxes.................................  $    42  $     42  $    37
     Interest.....................................      972       816      426
    Non-cash transactions:
     Increase in additional paid-in capital--ESOP
      and MRP share allocations...................      339       449      397

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

20. QUARTERLY EARNINGS SUMMARY (Unaudited)

  Quarterly earnings for the years ended December 31, 2000 and 1999 are as follows (in thousands, except per share amounts):

                                                        2000
                                      -----------------------------------------
                                      March 31 June 30 September 30 December 31
                                      -------- ------- ------------ -----------
  INTEREST AND DIVIDEND INCOME....... $12,995  $13,220   $13,218      $13,272
  INTEREST EXPENSE...................   9,672    9,981    10,366       10,658
                                      -------  -------   -------      -------
   NET INTEREST INCOME...............   3,323    3,239     2,852        2,614
  PROVISION FOR LOAN LOSSES..........      --       --        --           --
                                      -------  -------   -------      -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........   3,323    3,239     2,852        2,614
  OTHER INCOME.......................     246      291       164          157
  OTHER EXPENSES.....................   1,338    1,347     1,446        1,467
                                      -------  -------   -------      -------
  INCOME BEFORE PROVISION FOR INCOME
   TAXES.............................   2,231    2,183     1,570        1,304
  PROVISION FOR INCOME TAXES.........     262      266        79          (21)
                                      -------  -------   -------      -------
  NET INCOME.........................   1,969    1,917     1,491        1,325
                                      -------  -------   -------      -------
  OTHER COMPREHENSIVE INCOME, NET OF
   TAX--
   Unrealized gain (loss) on
    investments......................   1,239    1,580     1,383        3,663
                                      -------  -------   -------      -------
  COMPREHENSIVE INCOME............... $ 3,208  $ 3,497   $ 2,874      $ 4,988
                                      =======  =======   =======      =======
  BASIC EARNINGS PER SHARE (1)....... $  0.46  $  0.46   $  0.37      $  0.33
                                      =======  =======   =======      =======
  DILUTED EARNINGS PER SHARE (1)..... $  0.44  $  0.45   $  0.35      $  0.32
                                      =======  =======   =======      =======

                                                       1999
                                     -------------------------------------------
                                     March 31  June 30  September 30 December 31
                                     --------  -------  ------------ -----------
  INTEREST AND DIVIDEND INCOME...... $12,966   $12,959    $12,854      $13,311
  INTEREST EXPENSE..................   8,898     9,215      9,379        9,569
                                     -------   -------    -------      -------
   NET INTEREST INCOME..............   4,068     3,744      3,475        3,742
  PROVISION FOR LOAN LOSSES.........      30        30         30           30
                                     -------   -------    -------      -------
   NET INTEREST INCOME AFTER
    PROVISION FOR
    LOAN LOSSES.....................   4,038     3,714      3,445        3,712
  OTHER INCOME......................     123       139        180          156
  OTHER EXPENSES....................   1,632     1,655      1,420        1,409
                                     -------   -------    -------      -------
  INCOME BEFORE PROVISION FOR INCOME
   TAXES............................   2,529     2,198      2,205        2,459
  PROVISION FOR INCOME TAXES........     494       265        230          360
                                     -------   -------    -------      -------
  NET INCOME........................   2,035     1,933      1,975        2,099
                                     -------   -------    -------      -------
  OTHER COMPREHENSIVE INCOME, NET OF
   TAX--
   Unrealized gain (loss) on
    investments.....................    (961)   (5,224)    (1,764)      (2,161)
                                     -------   -------    -------      -------
  COMPREHENSIVE INCOME.............. $ 1,074   $(3,291)   $   211      $   (62)
                                     =======   =======    =======      =======
  BASIC EARNINGS PER SHARE (1)...... $  0.39   $  0.40    $  0.43      $  0.47
                                     =======   =======    =======      =======
  DILUTED EARNINGS PER SHARE (1).... $  0.37   $  0.38    $  0.41      $  0.45
                                     =======   =======    =======      =======

  -------
  (1) Quarterly per share amounts do not add to the total for the years ended December 31, 2000 and 1999, due to rounding.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

--------------------------------------------------------------------------------


First Bell Bancorp, Inc.
Executive Management

Albert H. Eckert, II                     Robert C. Baierl
 President and Chief Executive Officer     Secretary


Jeffrey M. Hinds                         William S. McMinn
 Executive Vice President and              Treasurer
 Chief Financial Officer

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

David F. Figgins

 Retired Vice President and              Theodore R. Dixon
 General Manager                           President
 Marshall Contractors, Inc.                Dixon Agency


Thomas J. Jackson, Jr.                   Jack W. Schweiger
 Retired Attorney-at-Law                   President
 Houston Harbaugh                          Schweiger Homes


Robert C. Baierl                         Peter E. Reinert
 President                                 Shareholder
 Wright Contract Interiors                 Akerman, Senterfitt & Eidson, P.A.

William S. McMinn
 Senior Executive Vice President
 Aon Risk Services, Inc. of Pennsylvania
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Bell Federal Savings and Loan Association of Bellevue
Executive Management

Albert H. Eckert, II                     Thomas J. Jackson, Jr.
 President and Chief Executive Officer     Secretary


Jeffrey M. Hinds                         Margaret L. Gerber
 Executive Vice President and              Assistant Vice President
 Chief Financial Officer


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

David F. Figgins

 Retired Vice President and              Theodore R. Dixon
 General Manager                           President
 Marshall Contractors, Inc.                Dixon Agency


Thomas J. Jackson, Jr.                   Jack W. Schweiger
 Retired Attorney-at-Law                   President
 Houston Harbaugh                          Schweiger Homes


Robert C. Baierl                         Peter E. Reinert
 President                                 Shareholder
 Wright Contract Interiors                 Akerman, Senterfitt & Eidson, P.A.

William S. McMinn
 Senior Executive Vice President
 Aon Risk Services, Inc. of Pennsylvania
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2000 ANNUAL REPORT

Shareholder Information
-------------------------------------------------------------------------------


Market Summary of Stock

 First Bell Bancorp, Inc.'s common stock trades on The NASDAQ National Market. The following summary sets forth the range of prices for common stock over the periods noted. These prices reflect the high and low prices as quoted by the NASDAQ National Market. These prices may include interdealer prices, without regard to retail mark-up, markdown, or commissions paid and may not reflect actual transactions. The common stock of the Company began trading on June 29, 1995. As of March 5, 2001, there were approximately 3,800 stockholders of rec-ord and 4,786,360 common shares outstanding.

                                                                 2000
                                                       -------------------------
                                                        High     Low   Dividends
                                                       ------- ------- ---------
1st Quarter........................................... 16.50   10.25     $0.12
2nd Quarter........................................... 16.625  13.875    $0.12
3rd Quarter........................................... 16.375  14.125    $0.12
4th Quarter........................................... 15.1875 11.9375   $0.12

                                                       1999
                                                       -------------------------
                                                        High     Low   Dividends
                                                       ------- ------- ---------
1st Quarter........................................... 17.50   14.75     $0.10
2nd Quarter........................................... 20.3125 16.50     $0.10
3rd Quarter........................................... 18.00   15.75     $0.10
4th Quarter........................................... 16.75   14.625    $0.10

Dividend Policy

 The management and Board of Directors of the Company continually review the Company's dividend policy. The Company intends to continue its policy of pay-ing quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Association's ability to pay dividends to the Company. At present, the Company has no significant source of income other than dividends from the Association and to a lesser extent interest on short-term investments. Consequently, the Company depends upon dividends from the Association to accumulate earnings for payment of cash dividends to its shareholders. See Note 13 to the Consolidated Financial Statements for a discussion of restrictions on the Association's ability to pay dividends.

Nasdaq Listing

 Quotes on the common stock can be found on The Nasdaq stock market under the symbol "FBBC".

Dividend Reinvestment

 First Bell Bancorp, Inc.'s registered shareholders may reinvest their divi-dends in additional shares of the Company's common stock and, if desired, pur-chase additional shares through a voluntary cash investment of $50 to $3,000 per quarter. Participants in the plan pay no broker fees. Purchases for the plan are generally made on the third Friday of January, April, July and Octo-ber. For more information on this service, call the Dividend Reinvestment Department of Registrar and Transfer Company at 1-800-368-5948.

Annual Meeting

 The 2001 Annual Meeting of the Stockholders of First Bell Bancorp, Inc. will be held at 3:00 P.M. on Monday, April 30, 2001 at 629 Lincoln Avenue, Bellevue, Pennsylvania 15202.

Annual Report on Form 10-K and Exhibits

 A copy of the Annual Report on Form 10-K (excluding exhibits) of the Company for the year-ended December 31, 2000, as filed with the Securities and Exchange Commission, will be furnished free of charge, upon written request to stockholders who have not previously received a copy from the Company.

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

Transfer Agent and Registrar
 Registrar and Transfer Company
 10 Commerce Drive
 Cranford, NJ 07016

Executive Offices
 First Bell Bancorp, Inc.
 300 Delaware Avenue, Suite 1704
 Wilmington, DE 19801
 (302) 427-7883

Independent Auditors
 Deloitte & Touche LLP
 2500 One PPG Place
 Pittsburgh, Pennsylvania 15222

Special Counsel
 Muldoon Murphy and Faucette LLP
 5101 Wisconsin Avenue N.W.
 Washington, DC 20016
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------


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