Form 10-K405, Exhibit 13
period 2001-12-31
FIRST BELL BANCORP INC
filed 2002-03-29
CIK 932697

                                                                      EXHIBIT 13

                              2001 ANNUAL REPORT

                        [LOGO] First Bell Bancorp, Inc.

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------



Table of Contents
--------------------------------------------------------------------------------

Selected Financial and Other Data of the Company    1
-----------------------------------------------------
Letter to Our Shareholders                          3
-----------------------------------------------------
Management's Discussion and Analysis of
Financial Condition and Results of Operations       8
-----------------------------------------------------
Management's Report on Internal Control and
Compliance with Laws and Regulations               22
-----------------------------------------------------
Independent Auditors' Report                       23
-----------------------------------------------------
Consolidated Financial Statements                  24
-----------------------------------------------------
Notes to Consolidated Financial Statements         29
-----------------------------------------------------
Executive Management and Directors                 45
-----------------------------------------------------
Shareholder Information                            47
-----------------------------------------------------
Office Locations                                   48
-----------------------------------------------------

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

                                                At December 31,
                                  ---------------------------------------------
                                    2001      2000     1999     1998     1997
                                  --------  -------- -------- -------- --------
                                                 (in thousands)
Financial Condition Data:
Total assets..................... $855,203  $832,680 $821,171 $767,606 $675,684
Investments carried at cost......       --        --    4,989    9,980    9,973
Investments carried at fair
 value...........................  281,430   213,234  202,382  136,677   15,902
Cash and cash equivalents........   32,198    40,509   20,468   21,543   24,523
Total loans receivable, net......  436,473   527,811  533,259  545,535  579,394
Mortgage-backed securities, at
 fair value......................   55,995    21,523       --       --   31,855
Deposits.........................  561,352   536,685  511,931  495,128  495,055
Borrowings.......................  214,250   219,250  238,000  180,000   90,000
Stockholders' equity.............   66,441    61,620   54,518   73,902   72,983

                                            Year Ended December 31,
                                  ---------------------------------------------
                                    2001      2000     1999     1998     1997
                                  --------  -------- -------- -------- --------
                                     (in thousands, except per share data)
Selected Operating Data:
Interest income.................. $ 49,737  $ 52,705 $ 52,090 $ 49,649 $ 49,226
Interest expense.................   41,148    40,677   37,061   32,843   32,329
                                  --------  -------- -------- -------- --------
 Net interest income.............    8,589    12,028   15,029   16,806   16,897
 Provision for loan losses.......       --        --      120       90       45
                                  --------  -------- -------- -------- --------
 Net interest income after
  provision for loan losses......    8,589    12,028   14,909   16,716   16,852
Total other income...............    2,434       858      598      643      829
                                  --------  -------- -------- -------- --------
Total other expenses.............    5,170     5,598    6,116    5,643    5,060
                                  --------  -------- -------- -------- --------
Income before provision for
 income taxes....................    5,853     7,288    9,391   11,716   12,621
Provision for income taxes.......     (505)      586    1,349    3,878    5,046
                                  --------  -------- -------- -------- --------
Net income....................... $  6,358  $  6,702 $  8,042 $  7,838 $  7,575
                                  ========  ======== ======== ======== ========
Earnings per share
 Basic........................... $   1.55  $   1.61 $   1.68 $   1.41 $   1.29
                                  ========  ======== ======== ======== ========
 Diluted......................... $   1.52  $   1.57 $   1.61 $   1.35 $   1.23
                                  ========  ======== ======== ======== ========
Dividends declared per common
 share........................... $   0.48  $   0.48 $   0.40 $   0.40 $   0.40
                                  ========  ======== ======== ======== ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------

                                         At or For the Year Ended December
                                                        31,
                                         --------------------------------------
                                          2001    2000    1999    1998    1997
                                         ------  ------  ------  ------  ------
Selected Financial Ratios and Other
 Data:
Book value per share...................  $13.89  $12.95  $10.51  $12.11  $11.21
Stockholders' equity to assets at
 period end............................    7.77%   7.40%   6.64%   9.63%  10.80%
Return on average assets (net income
 divided by average total assets)......    0.75    0.82    0.99    1.09    1.08
Return on average equity (net income
 divided by average equity)............    9.40   12.28   12.50   10.36   10.25
Stockholders' equity to assets ratio
 (average stockholders' equity divided
 by average total assets)..............    7.95    6.68    7.96   10.50   10.55
Dividend payout ratio..................   30.84   29.38   23.04   28.48   31.04
Average interest rate spread (1)(4)....    1.25    1.62    1.91    1.99    1.90
Net interest margin (2)(4).............    1.48    1.94    2.36    2.53    2.45
Other income to average assets.........    0.29    0.10    0.07    0.09    0.11
Other expenses to average assets.......    0.61    0.69    0.76    0.78    0.72
Non-performing assets to total assets..    0.12    0.07    0.08    0.08    0.09
Non-performing loans to total loans....    0.24    0.11    0.05    0.09    0.11
Allowance for loan losses to total
 loans.................................    0.21    0.18    0.17    0.15    0.12
Allowance for loan losses to non-
 performing assets.....................    .88x   1.56x   1.40x   1.39x   1.13x
Efficiency ratio (3)...................   35.81   34.27   31.50   30.34   28.95
Net interest income to other expenses
 (4)...................................   2.30x   2.76x   3.08x   3.18x   3.34x
Net interest income after provision for
 loan losses to total other expenses
 (4)...................................   2.30x   2.76x   3.06x   3.17x   3.33x
Average interest-earning assets to
 average interest-bearing liabilities..   1.05x   1.06x   1.09x   1.12x   1.12x
Number of:
 Depositor accounts....................  55,128  56,581  54,257  53,579  53,628
 Full-service customer service
  facilities...........................       7       7       7       7       7

-------
(1) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(2) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of recurring other expenses to recurring other income and net interest income.
(4) Ratios are based on net interest income determined with tax equivalent rates of return for non-taxable investment securities.
--------------------------------------------------------------------------------

To Our Shareholders
-------------------------------------------------------------------------------
                             The year 2001 was a difficult one, due in sub-
                            stantial measure to the recession and the finan-cial impact of the September 11 attacks. In these demanding conditions, First Bell Bancorp, the par-ent corporation of Bell Federal Savings and Loan Association of Bellevue, produced a mixed record of financial performance. Our performance, cer-tainly respectable in view of the environment, compared favorably with our regional competitors. Although our results compared favorably with our peers, our performance was not as positive as we had hoped in our goal to reward the confidence of our shareholders.

                             Net income slipped slightly to $6.4 million from
                            $6.7 million in the year 2000. Earnings per share were also down, to $1.52 from $1.57. We did see our total assets grow to more than $855.2 million, up from $832.7 in 2000, and our deposits increased to $561.4 million from $536.7 million. We take special pride in our performance when measured against the eight community institutions which form the principal competition in our region. Our return on average assets was third highest, our efficiency ratio was second, and our ratio of non-performing assets to total assets was the lowest, at 0.12%.

                             Market forces play a decisive role in our indus-
                            try: interest rates on mortgages and investment instruments are determined by those forces, which are of course beyond our control, and by regula-tory decisions we cannot hope to influence. If we were to point to a single factor shaping our own financial fortunes last year, it would without question be the eleven interest rate reductions announced by the Federal Reserve Board. These cuts meant that refinancings of real estate loans became extremely popular; loans contracted at 8.5%, for instance, could be refinanced at 6.5%. No less than $71.0 million of our mortgages were paid off much more rapidly than originally antici-pated, with the consequence that our portfolio yield declined appreciably.

                             There were two silver linings in that cloud:
                            first, market rates paid on certificates of
                            deposit dropped, thus reducing our costs, and sec-ond, we were able further to reduce our interest rate risk. As you may know, interest rate risk has been a subject of concern, both with management and with regulators of the savings and loan indus-try over the last few years.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------

                             We were able further to improve our interest rate
                            risk position, and also to reduce our exposure to rapid principal repayment, by selling $21.2 mil-lion of mortgage-backed securities and $20.2 mil-lion of residential mortgages. We were able to realize a combined gain of $376,000 on these two sales. At the same time, we purchased $20 million in bank-owned life insurance. This purchase increased in value by just over $1 million for the year. This increase in value reduced our firm's employee benefits costs in areas such as health insurance, eye and dental insurance, life and dis-ability insurance, and retirement benefits pro-vided by the Company's ESOP, and 401K plans.

                             After a lengthy search, we were able to find a
                            highly qualified candidate as our senior lending officer. Edward O. Donnell, who joined us early in the first quarter of 2002, has had more than three decades experience in mortgage and construction lending in the Pittsburgh region. Since the resi-dential loan market in the metropolitan area remains strong and full of potential, we believe that his appointment will make important contribu-tions to our 2002 bottom line.

                             Indeed, at this writing the first stirrings of
                            economic recovery are beginning to create hope in many corners of our economy. We believe that once recovery begins and market rates return to a nor-mal middle ground, we should be able to return to the more broadly successful results of past years.

                             Our business is of course a service business, one
                            which is profoundly shaped by market forces--as
                            2001 so unmistakably demonstrated--but in which success against the competition stems in large part from the quality of our people. Although
                            there are many complicated financial ratios in our business, the bottom line is a simple matter: when you hire good people, you get good results, even in the most challenging conditions. We are proud
                            of our staff; they are on the line every day, dealing with customer problems, developing special solutions to meet individual needs, providing service when customers need effective help. More-over, they are citizens of this community, always trying to put something valuable back into it and make it a better place for their families.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             This report provides an excellent opportunity to
                            introduce some of the people who make us work as a day-to-day operation, people who do the jobs that are absolutely essential. These people play an active role in community life. I wish I could introduce all of them. Space only permits a few, who tell a bit of their story on the following pages. I hope you'll get to know them.

                                              Sincerely,
                                              /s/ Albert H. Eckert, II
                                              Albert H. Eckert, II
                                              President and Chief Executive
                                               Officer
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
[PHOTO]
Bebette Dimbokowitz
Teller, Bellevue Office
                             "I've been a teller for fifteen and a half years,
                            and let's get the first question out of the way that everyone always asks when they find out you're a teller. No, I've never been robbed. Being a teller keeps me so focused on the work that if somebody said give me all your money, I'd say, "Sorry, I'm busy, you'll have to come back later.'

                             "I like being busy, though, and I like the con-
                            stant contact with people. There are people who can look at big columns of figures and get very interested, very absorbed. I like human faces, and I get to see a lot of them. The people behind those faces are pretty nice, for the most part. It's true, you get some unpleasant customers once in a while--really, it's not very often--and I find that when I get one, I just automatically get that much more polite.

 "When you watch the faces, you can learn a lot. Once, a customer was standing in line, waiting to cash a check, and she was very nervous. Something was obvi-ously wrong--this wasn't the way she usually was. I alerted a manager; it turned out, the customer had--shall we say--"borrowed' the check from an older relative and was going to cash it without her knowledge. We were able to stop it before it happened. It was a good feeling."
Bebette Dimbokowitz
Teller, Bellevue Office

[PHOTO]
Ed Donnell
Senior Lending Officer,
Bellevue Office
                             "I have just joined Bell Federal Savings, so per-
                            haps I'm not the best person to tell you much about the institution. But I was hired to build the mortgage and construction lending business-- and that is something I know a little about. I've spent thirty-two years working with builders and land developers in the Pittsburgh region, and right now I serve on the board of directors of both the area's builders associations: Builders Association of Metropolitan Pittsburgh and the North Suburban Builders Association.

                             "There's no question in my mind that this local
                            market has terrific potential. Housing and new construction are strong and I think they're going to stay strong. A respected institution like Bell Federal, with deep local roots, offering competi-tive rates in its construction lending program, should be an extremely effective player. The fact that, as of the spring of 2002, the economy seems to be awakening from the recession is obviously even better news.

 "I'm delighted to be here, and looking forward to developing the possibilities of this market."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[PHOTO]
Diane Grogan
Accounting, Bellevue office
                             "I haven't been at Bell Federal all that long,
                            only a few months, but I have lived in Pittsburgh all my life. It's a good place, but like any big city it has its problems. One of the most trouble-some is homelessness. My church, like many churches in the region, have a number of programs for trying to help the homeless. I help get them food, gather clothes for them for all different seasons, pass out those clothes--that sort of thing.
                             "It's important to mention that I'm just one of
                            many, many people doing this kind of volunteer
                            work. There's nothing heroic about it--it's just something we think is right. I mean, when you live in one place all your life, and you get to know it pretty well, you can't help but see that there are people who are less fortunate than you. I suppose some people just shrug at that, but there are lots who don't-- who simply want to try to do something. We're not going to change society, we're not even trying to change society. We're just trying to make some lives better."
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations
-------------------------------------------------------------------------------
Overview

 First Bell Bancorp, Inc., (the "Company") is a Delaware corporation organized by the Board of Directors in 1995 to serve as the holding company of Bell Fed-eral Savings and Loan Association of Bellevue, (the "Association"). All mate-rial business of the Company is transacted through the subsidiary thrift institution. Since 1891, the Association has operated a traditional savings and loan institution serving the greater Pittsburgh, Pennsylvania area with the mission to achieve superior profitability while maintaining a strong capi-tal and liquidity position. As a community oriented savings and loan, the Company's primary investment is in one- to four-family residential mortgage loans and investment securities. The primary sources of funds are from retail deposit accounts and borrowings. The Company's successful longevity has come from conservative underwriting, control of overhead expenses and the ability to adapt to changing economic and environmental conditions.

 The Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences has resulted in the maintenance of high quality assets. The balance of non-performing loans may fluctuate based on unusual circumstances, which affect our borrowers. With active management of the loan portfolio, however, the Company, again in 2001, did not have a loan charge-off. The Company has not had a loan charge-off since 1994.

 Continued prudent management of non-interest expenses has contributed to the production of consistent returns for the Company's shareholders. The Company consistently ranks as one of the most efficient savings and loan associations in the country. The ratio of other expenses to average assets was 0.61%, 0.69% and 0.76% for the years ended December 31, 2001, 2000, and 1999, respectively. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 2001, the Company's seven offices and $855.2 million in assets were operated by a total of fifty-one full-time equivalent employees, resulting in an average of $16.7 million in assets per employee.

 First Bell has utilized technology to expand its product distribution. With the introduction of telephone banking and internet banking, depositors have the ability to access their accounts, transfer money between accounts, or make loan payments from their home or office 24-hours per day. Optionally, deposi-tors may sign up for electronic bill paying to further the management of their finances.

 Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 2001 and 2000, First Bell placed considerable emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 The Company utilizes borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") to augment its retail deposits and to manage its interest rate risk position, fund the investment portfolio and to help manage the Company's equity position. As of December 31, 2001 the Company had borrowings from the FHLB of $208.0 million and a bank line of credit of $6.3 million.

Private Securities Litigation Reform Act of 1995 Safe Harbor Statement

 In addition to historical information, this Annual Report includes certain forward-looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the: President's "Letter to Shareholders", "Management's Discussion and Analy-sis of Financial Condition and Results of Operations", "Asset Quality", "In-terest Rate Sensitivity Analysis", and in the "Notes to Consolidated Financial Statements for the Years Ended December 31, 2001, 2000, and 1999", "Note 5-Investment Securities Available for Sale", "Note 16-Commitments and Contingen-cies" and "Note 17-Fair Values of Financial Instruments". The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rate, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composi-
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
tion of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, govern-mental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertain-ties to the business are included in detail in Item 1, "Business" of the Company's 2001 Annual Report on Form 10-K.


Financial Condition

 The following table sets forth information concerning the composition of the Company's assets at December 31, 2001 and 2000. Dollar amounts are in thou-sands.

                                          December 31, 2001   December 31, 2000
                                         ------------------- -------------------
                                                  Percent of          Percent of
                                          Amount    Total     Amount    Total
                                         -------- ---------- -------- ----------
ASSETS
Cash and cash equivalents............... $ 32,198     3.76%  $ 40,509     4.86%
Federal funds sold......................    4,150     0.49      6,425     0.77
Investment securities...................  337,425    39.46    234,757    28.19
Loans, net..............................  436,473    51.03    527,811    63.39
FHLB stock..............................   10,400     1.22     11,400     1.37
Bank owned life insurance...............   21,012     2.46         --       --
Deferred tax asset......................    2,708      .32      1,232      .15
Other assets............................   10,837     1.26     10,546     1.27
                                         --------   ------   --------   ------
  Total Assets.......................... $855,203   100.00%  $832,680   100.00%
                                         ========   ======   ========   ======


Total Assets

 Total assets increased by $22.5 million or 2.7% to $855.2 million at December 31, 2001 from $832.7 million at December 31, 2000. The increase in total assets was the result of increases in investment securities, mortgage-backed securities and other assets. Offsetting these increases were decreases in con-ventional mortgages, net, federal funds sold and cash and cash equivalents. Also in 2001, the Company purchased $20 million in bank owned life insurance. This insurance was purchased as a means to offset employee benefit costs and earned $1.0 million in the year ended December 31, 2001.

Conventional Mortgage Loans

 The Company emphasizes the origination of conventional one- to four-family residential mortgage loans for its portfolio in its primary market, the greater Pittsburgh Metropolitan area. The Company originates primarily 15 and 30 year, fixed-rate and adjustable-rate mortgage loans. The Company also orig-inates residential construction loans and home equity installment and line of credit loans on one- to four-family properties. Conventional mortgage loans decreased by $91.1 million, or 17.3%, to $435.7 million at December 31, 2001 from $526.8 million at December 31, 2000. The decrease was primarily the result of the sale of $20.2 million in mortgage loans, principal repayments of $100.4 million offset by the funding of conventional mortgage loans of $26.0 million. Conventional mortgage loans are comprised of residential mortgages, residential construction loans, home equity installment and line of credit loans and Multi-family loans. At December 31, 2001, residential mortgage loans totaled $420.8 million or 95.3% of the total loan portfolio. At December 31, 2001, $398.6 million or 90.3% of the loan portfolio consisted of fixed-rate mortgage loans in comparison to $468.6 million or 92.3% as of the prior year-end date. The Company emphasizes the origination of adjustable rate mortgages to reduce the susceptibility to interest rate risk when market conditions per-mit. Residential construction mortgage loans totaled $5.7 million or 1.3% of total loans and home equity loans totaled $14.0 million or 3.2% of total loans.

Investment Securities and Other Interest Earning Investments

 In recent years, the Company has placed more emphasis on its investment port-folio to support the Company's continued growth. The investment portfolio is comprised of mortgage-backed securities, Bank Qualified Municipal Securities, Collateralized Mortgage Obligations
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------
("CMO's"), Treasury Securities and in 2001, Small Business Administration securities, and a FHLB bond. Investment securities increased by $102.6 mil-lion, or 43.7%, to $337.4 million at December 31, 2001 from $234.8 million at December 31, 2000. The increase was the result of the purchase of $56.0 mil-lion of Small Business Administration securities, $45.0 million of CMO's, $66.0 million of mortgage-backed securities and $5.0 million of Trust Pre-ferred securities. This was offset by the sale of $19.0 million in municipal securities, $21.2 million of mortgage-backed securities and $5.9 million of CMO's, along with principal payments on investment securities of $23.8 mil-lion. The net unrealized loss on securities available for sale increased from $1.8 million at December 31, 2000 to $2.4 million at December 31, 2001. The balance invested in FHLB stock decreased $1.0 million from $11.4 million at December 31, 2000 to $10.4 million at December 31, 2001. The investment required by the FHLB is based on the balance of borrowings from the FHLB and the balance of the Company's investment in mortgages and securities collater-alized by mortgages. Federal funds sold decreased by $2.2 million or 34.4% to $4.2 million at December 31, 2001 from $6.4 million at December 31, 2000. This decrease was the result of the funds being invested in interest bearing accounts at the FHLB at rates equivalent to the Federal funds rate.

Asset Quality

 In 2001, the Company's assets continued to be comprised of quality invest-ments. For the seventh consecutive year the Company has not experienced a loan charge-off. Prudent underwriting, conservative lending policies and active management of the mortgage loan portfolio have enabled the Company to minimize losses inherent in the operation of a savings and loan. At December 31, 2001, total non-performing assets totaled $1.1 million or 0.12% of total assets. The non-performing assets consisted of 23 first mortgage loans. The Company has established a reserve for possible loan losses of $925,000, which is equal to 87.6% of non-performing assets as of December 31, 2001.

 While every effort is made to originate quality assets, management cannot guarantee that problem loans will not occur. The allowance is based on manage-ment's assessment of prospective national and local economic conditions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is adequate. However, the balance of reserves necessary can be greatly influenced by regulatory changes and economic conditions. There-fore, the level of future reserves and the related effect on net income cannot be assured.

Liquidity and Capital Resources

 The Company is required to maintain liquid assets at a level, which would be consistent with the safe and sound operation of the Association. Management of the Association believes that it has met or exceeded these requirements during the current and prior fiscal years.

 The primary source of cash flow for the Company is dividend payments from the Association, sales and maturities of investment securities and, to a lesser extent, earnings on deposits held by the Company. Dividend payments by the Association have primarily been used to fund stock repurchase programs. The ability of the Association to pay dividends and other capital distributions to the Company is generally limited by the Office of Thrift Supervision("OTS"). Additionally, the OTS may prohibit the payment of dividends which are other-wise permissible by regulation for safety and soundness reasons. As of Decem-ber 31, 2001, the Association had approximately $24.7 million of dividends it could pay to the Company without regulatory approval and the Company (uncon-solidated) had $250,000 in cash or cash equivalents. Any dividend by the Asso-ciation beyond its current year net income combined with retained net income of the preceding two years would require notification to or approval of the OTS. To the extent the Association was to apply for a dividend distribution to the Company in excess of the regulatory permitted dividend amounts, no assur-ances can be made that such application would be approved by the regulatory authorities.

 The Association's sources of funds are deposits, borrowings and principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic conditions and competition.

 At December 31, 2001, loan commitments were $13.0 million. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2001, totaled $303.7 million. Management believes that a significant portion of such deposits will remain with the Association. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
necessary. As of December 31, 2001, the Association had $208.0 million in out-standing borrowings from the FHLB. The most recent FHLB report had the Associa-tion's additional borrowing capacity from the FHLB at $262.0 million.

Impact of Inflation and Changing Prices

 The Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabili-ties of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general lev-els of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Interest Rate Sensitivity / Net Portfolio Value Analysis

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

 As of December 31, 2001, the Association's NPV, as measured by the OTS, was $81.1 million or 9.14% of the market value of assets. Following a 200 basis point increase in interest rates, the Association's "post-shock" NPV, which provides a larger decline than a 200 basis point decrease, was $42.5 million, or 5.10% of the market value of assets. The change in the NPV ratio or the Association's Sensitivity Measure was -404 basis points. Under OTS capital requirements which have not been fully implemented, the decline in the NPV ratio at December 31, 2001 would reflect an above average interest rate risk. If the regulations were implemented as proposed, the Association would be sub-ject to a deduction from total capital for purposes of determining compliance with regulatory capital requirements, but would still comply with the fully phased in capital requirements. Management reviews the quarterly OTS measure-ments and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.

 The following analysis sets forth the Association's NPV as of December 31, 2001, as calculated by the Office of Thrift Supervision, which are consistent with internal calculations, for instantaneous and sustained changes in interest rates relative to the NPV in an unchanging interest rate environment. Due to the current interest rate environment, a change in interest rates of -200 basis points would not be meaningful.

Change in Interest
       Rates        Net Portfolio Value   Net Change   Projected Percentage
 (in basis points)    (in thousands)    (in thousands)    Change to Base
       +200               42,488           (38,608)            -48%
       +100               62,755           (18,341)            -23%
         --               81,096                --              --
       -100               83,419            2,323               +3%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------

Interest Rate Sensitivity / GAP Analysis

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

 The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are anticipated to re-price or mature in each of the future time periods shown. The amounts of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier of term to
(i) repricing or (ii) the contractual terms of the asset or liability adjusted for prepayment rates. The prepayment rates for fixed-rate mortgage loans on one- to four-family residences are assumed to prepay at a rate of 9% per year and are net of deferred loan origination fees and the allowance for loan loss-es. Decay rates of 14% for passbook accounts, 17% for NOW accounts and 31% for money market deposit accounts are assumed. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity. Although manage-ment believes the assumptions are reasonable, they should not be regarded as necessarily indicative of the actual decay rates that may be experienced in the future. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. A gap presentation makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

 Certain shortcomings are inherent in this method of analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market inter-est rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                    At December 31, 2001
                          -------------------------------------------------------------------------------
                                      More                           More      More
                                      Than    More Than    More      Than      Than
                                     Three       Six     Than One   Three      Five
                           Three     Months   Months to  Year to   Years to  Years to    More
                           Months    to Six    Twelve     Three      Five      Ten     Than Ten
                          or Less    Months    Months     Years     Years     Years     Years     Total
                          --------  --------  ---------  --------  --------  --------  --------  --------
                                                   (Dollars in thousands)
INTEREST EARNING ASSETS:
 Real Estate Loans:
 ARM Loans..............  $  1,086  $  1,379  $   2,546  $ 13,637  $ 16,806  $  1,170  $  1,407  $ 38,031
 Fixed Rates Loans......     6,784     6,704     13,459    47,360    41,644   150,970   113,339   380,260
 Residential
  Construction Loans....        --        --         --        --        --        --     3,148     3,148
 Multi-Family...........        --        --          2        54        --       185        --       241
 Second Mortgage Loans..     2,263        40         54     3,187     6,202     2,269        --    14,015
 Consumer Loans.........       778        --         --        --        --        --        --       778
 Mortgage-backed
  securities............    55,995        --         --        --        --        --        --    55,995
 Investment securities..    85,668     6,326      5,775   164,253     7,577    32,039    12,738   314,376
 FHLB Stock.............        --        --         --        --        --        --    10,400    10,400
                          --------  --------  ---------  --------  --------  --------  --------  --------
Total Interest Earning
 Assets.................   152,574    14,449     21,836   228,491    72,229   186,633   141,032   817,244
INTEREST BEARING
 LIABILITIES:
 Passbook, Club and
  Other Accounts........     2,986     2,986      5,972    19,106    14,131    21,255    18,881    85,317
 Money Market and NOW
  Accounts..............     3,721     3,721      7,443    20,227    12,259    14,297     7,957    69,625
 Certificate Accounts...   135,490    57,030    111,163    75,679    18,161     8,886        --   406,409
 Borrowings.............     6,250        --         --        --        --   208,000        --   214,250
 Advances by Borrowers
  for Taxes and
  Insurance.............     9,471        --         --        --        --        --        --     9,471
                          --------  --------  ---------  --------  --------  --------  --------  --------
Total Interest Bearing
 Liabilities............   157,918    63,737    124,578   115,012    44,551   252,438    26,838   785,072
                          --------  --------  ---------  --------  --------  --------  --------  --------
Interest Sensitivity
 Gap....................  $ (5,344) $(49,288) $(102,742) $113,479  $ 27,678  $(65,805) $114,194  $ 32,172
                          ========  ========  =========  ========  ========  ========  ========  ========
Cumulative Interest
 Sensitivity Gap........  $ (5,344) $(54,632) $(157,374) $(43,895) $(16,217) $(82,022) $ 32,172  $ 32,172
                          ========  ========  =========  ========  ========  ========  ========  ========
Cumulative Interest
 Sensitivity Gap as a
 Percentage of Total
 Assets.................    (0.62%)   (6.39%)   (18.40%)   (5.13%)   (1.90%)   (9.59%)     3.76%     3.76%
Cumulative Net Interest
 Earning Assets as a
 Percentage of
 Cumulative Interest
 Bearing Liabilities....     96.62%    75.35%     54.55%    90.48%    96.79%    89.18%   104.10%   104.10%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
Average Balances, Interest and Average Yields

 The following table sets forth certain information relating to the Company's balance sheet at December 31, 2001, and average balance sheets and statements of income for the years ended December 31, 2001, 2000 and 1999, and reflect the tax equivalent average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the years presented. Average balances are based on average daily balances. The yields and costs include fees, which are considered adjustments to yields. Interest income for 2001 and 2000 shown in the chart below is the tax equiva-lent interest income. Tax equivalent interest income is being used because interest on investment securities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. There-fore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjustments of $3.3 million, $3.4 million and $3.8 mil-lion were made to interest income on investment securities in 2001, 2000 and 1999, respectively.

                                 At December 31,
                                      2001         Year Ended December 31, 2001
                               ------------------- ----------------------------
                                                   Average            Average
                               Balance  Yield/Cost Balance  Interest Yield/Cost
                               -------- ---------- -------- -------- ----------
                                            (Dollars in thousands)
Interest-earning Assets:
  Investment securities (1)... $320,626    5.76%   $285,546 $16,636     5.83%
  Conventional loans (2)......  435,695    7.07     480,494  34,186     7.11
  Other loans.................      778    5.88         929      64     6.89
  Mortgage-backed securities..   55,995    4.72      39,123   1,956     5.00
  Federal funds sold..........    4,150    1.69       7,141     307     4.30
                               --------            -------- -------
    Total interest-earning
     assets...................  817,244    6.37     813,233  53,149     6.54
                                                            -------
    Non-interest earning
     assets...................   37,959              38,096
                               --------            --------
      TOTAL ASSETS............ $855,203            $851,329
                               ========            ========
Interest-bearing Liabilities:
  Passbook, club and other
   accounts(5)................ $ 94,789    1.95    $ 73,756 $ 2,437     3.30%
  Money market and NOW
   accounts...................   69,625    1.95      76,970   1,601     2.08
  Certificate accounts........  406,409    5.10     410,250  24,475     5.97
  Borrowings..................  214,250    5.67     216,552  12,635     5.83
                               --------            -------- -------
    Total interest-bearing
     liabilities..............  785,073    4.60     777,528  41,148     5.29
                                                   -------- -------
    Non-interest-bearing
     liabilities..............    3,689               6,143
                               --------            --------
      TOTAL LIABILITIES.......  788,762             783,671
  Stockholders' equity........   66,441              67,658
                               --------            --------
  Total liabilities and
   stockholders' equity....... $855,203            $851,329
                               ========            ========
Net tax equivalent interest
 income/net interest rate
 spread(3)....................                              $12,001     1.25%
Net tax equivalent yield on
 average interest-earning
 assets(4)....................             1.77%                        1.48%
Ratio of average interest-
 earning assets to average
 interest-bearing liabilities.             1.04%                        1.05

-------
(1)  Includes interest-bearing deposits in other financial institutions and
     FHLB stock.
(2)  Includes non-accrual loans, deferred net loan origination fees, undisbursed portion of loans in process, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)  Includes advances by borrowers for taxes and insurance.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               December 31, 2000            December 31, 1999
                          ---------------------------- ----------------------------
                          Average            Average   Average            Average
                          Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                          -------- -------- ---------- -------- -------- ----------
                                           (Dollars in thousands)
Interest-earning Assets:
  Investment securities
   (1)..................  $238,737 $15,932     6.67%   $241,728 $15,765     6.52%
  Conventional loans
   (2)..................   533,002  38,376     7.20     535,222  38,974     7.28
  Other loans...........       980      69     7.04         937      66     7.04
  Mortgage-backed
   securities...........    13,567     977     7.20          --      --       --
  Federal funds sold....    13,200     800     6.06      18,518   1,073     5.79
                          -------- -------             -------- -------
    Total interest-
     earning assets.....   799,486  56,154     7.02     796,405  55,878     7.02
                                   -------                      -------
    Non-interest earning
     assets.............    17,201                       12,190
                          --------                     --------
      TOTAL ASSETS......  $816,687                     $808,595
                          ========                     ========
Interest-bearing
 Liabilities:
  Passbook, club and
   other accounts(5)....  $ 59,000 $ 2,737     4.64%   $ 85,151 $ 3,021     3.55%
  Money market and NOW
   accounts.............    83,044   1,637     1.97      53,508   1,404     2.62
  Certificate accounts..   389,054  23,256     5.98     356,439  19,751     5.54
  Borrowings............   221,960  13,047     5.88     230,335  12,886     5.59
                          -------- -------             -------- -------
    Total interest-
     bearing
     liabilities........   753,058  40,677     5.40     725,433  37,062     5.11
                          -------- -------                      -------
    Non-interest-bearing
     liabilities........     9,071                       18,836
                          --------                     --------
      TOTAL LIABILITIES.   762,129                      744,269
  Stockholders' equity..    54,558                       64,326
                          --------                     --------
  Total liabilities and
   stockholders' equity.  $816,687                     $808,595
                          ========                     ========
Net interest income/net
 interest rate
 spread(3)..............           $15,477     1.62%            $18,816     1.91%
                                   =======                      =======
Net yield on average
 interest-earning
 assets.................                       1.94%                        2.36%
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities............                       1.05                         1.10

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------

Rate/Volume Analysis

 The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabili-ties have affected the Company's interest income and interest expense during the years indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate mul-tiplied by current volume) and (iii) the changes attributable to the combined impact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each. The average rates for investment securities used to calculate the variances in the following table, for 2001, 2000 and 1999, are tax equivalent rates.

                                                        Year Ended December 31,
                           Year Ended December 31,           2000 vs. 1999
                                2001 vs. 2000           Increase (Decrease) in
                            Increase (Decrease) in      Net Interest Income Due
                          Net Interest Income Due to              to
                          ---------------------------- ---------------------------
                                              Total                       Total
                                             Increase                    Increase
                          Volume    Rate    (Decrease) Volume   Rate    (Decrease)
                          -------  -------  ---------- ------  -------  ----------
                                             (In thousands)
Interest-earning assets:
  Investment securities.  $ 3,124  $(2,420)  $   704   $ (195) $   362   $   167
  Conventional loans....   (3,781)    (409)   (4,190)    (162)    (436)     (598)
  Other loans...........       (4)      (1)       (5)       3       --         3
  Mortgage-backed
   securities...........    1,840     (861)      979      977       --       977
  Federal funds sold....     (367)    (126)     (493)    (308)      35      (273)
                          -------  -------   -------   ------  -------   -------
    Total interest-
     earning assets.....      812   (3,817)   (3,005)     315      (39)      276
                          -------  -------   -------   ------  -------   -------
Interest-bearing
 liabilities:
  Passbook, club and
   other accounts.......      685     (985)     (300)    (928)     644      (284)
  Money Market and NOW
   accounts.............     (120)      84       (36)     774     (541)      233
  Certificate accounts..    1,267      (48)    1,219    1,807    1,698     3,505
  Borrowings............     (318)     (94)     (412)    (468)     629       161
                          -------  -------   -------   ------  -------   -------
    Total interest-
     bearing
     liabilities........    1,514   (1,043)      471    1,185    2,430     3,615
                          -------  -------   -------   ------  -------   -------
Net change in net
 interest income........  $  (702) $(2,774)  $(3,476)  $ (870) $(2,469)  $(3,339)
                          =======  =======   =======   ======  =======   =======

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Sources of Funding

 Deposit growth and borrowings have been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such custom-ers. In 2001 and 2000, First Bell placed considerable emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

 As of December 31, 2001, the Company had outstanding borrowings from the FHLB in the amount of $208.0 million and a bank line of credit balance outstanding of $6.3 million. These borrowings were used to fund the investment portfolio and to help manage the Company's equity and the interest rate risk position.

 The following table sets forth information concerning the Company's liabili-ties and stockholders' equity at December 31, 2001 and 2000. Dollar amounts are in thousands.


                                         December 31, 2001   December 31, 2000
                                        ------------------- -------------------
                                                 Percent of          Percent of
                                         Amount    Total     Amount    Total
                                        -------- ---------- -------- ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits............................... $561,352    65.64%  $536,685    64.45%
Borrowings.............................  214,250    25.05    219,250    26.33
Other liabilities......................   13,160     1.54     15,125     1.82
Stockholders' equity...................   66,441     7.77     61,620     7.40
                                        --------   ------   --------   ------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY................................ $855,203   100.00%  $832,680   100.00%
                                        ========   ======   ========   ======

Liabilities

 Total liabilities increased to $788.8 million at December 31, 2001 from $771.1 million at December 31, 2000. The $17.7 million or 2.3% increase was the result of increases in deposits, offset by decreases in borrowings. Borrowings decreased by $5.0 million or 2.3% to $214.3 million at December 31, 2001 from $219.3 million at December 31, 2000. Total deposits increased by $24.7 million or 4.6% to $561.4 million at December 31, 2001 from $536.7 mil-lion at December 31, 2000. The increase was the result of a net increase in core savings accounts of $23.7 million or 18.1% and certificate accounts increasing by $940,000.


Capital

 Total stockholders' equity increased by $4.8 million or 7.8% to $66.4 million at December 31, 2001, from $61.6 million at December 31, 2000. The primarily factors contributing to the increase in total stockholders' equity were net income of $6.4 million. This increase was offset by dividends paid of $2.0 million.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------


December 31, 2001 Operating Results

 The following table presents selected components of net income for the years ended December 31, 2001, 2000 and 1999. Dollar amounts are in thousands.

                                               For the Years Ended December 31,
                                               --------------------------------
                                                   2001       2000       1999
                                               ---------- ---------- ----------
Tax Equivalent Interest income................ $   53,149 $   56,154 $   55,878
Interest expense..............................     41,148     40,677     37,061
                                               ---------- ---------- ----------
Net interest income...........................     12,001     15,477     18,817
Provision for loan loss.......................         --         --        120
Other income..................................      2,434        858        598
Other expenses................................      5,170      5,598      6,116
Income taxes..................................      2,907      4,035      5,137
                                               ---------- ---------- ----------
Net Income....................................    $ 6,358    $ 6,702 $    8,042
                                               ========== ========== ==========

 Net income for the year ended December 31, 2001 decreased by $344,000 or 5.1% to $6.4 million from $6.7 million for the year ended December 31, 2000. The decrease was primarily the result of a decrease in net interest income offset by an increase in other income and a decrease in income taxes.

Interest Income

 Interest income discussed in this section is tax equivalent interest income. Tax equivalent interest income is being used because interest on investment securities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjust-ments of $3.3 million, $3.4 million and $3.8 million were made for the years ended December 31, 2001, 2000 and 1999, respectively. Interest income decreased by $3.0 million or 5.4% to $53.1 million for the year ended December 31, 2001 from $56.2 million for the year ended December 31, 2000. The decrease was primarily due to a decrease in interest earned on conventional mortgages offset by an increase in interest earned on investment securities and mort-gage-backed securities. Interest on investment securities and mortgage-backed securities increased by $572,000 and $979,000, respectively, for the year ended December 31, 2001 in comparison to the year-ended December 31, 2000. The increase was the result of the average balance of the investment portfolio increasing from $238.7 million to $285.5 million and the average balance of the mortgage-backed portfolio increasing from $13.6 million to $39.1 million. Interest on conventional mortgage loans decreased by $4.2 million or 11.0% to $34.2 million for the year ended December 31, 2001 from $38.4 million for the year ended December 31, 2000. The decrease was the result of the average bal-ance for conventional mortgage loans decreasing by $52.5 million to $480.5 million for the year ended December 31, 2001 from $533.0 million for the com-parable 2000 period. Also contributing to the decrease was a nine basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 2001 was 7.11% compared to 7.20% for 2000.

Interest Expense

 Interest expense increased to $41.1 million for the year ended December 31, 2001 from $40.7 million for the year ended December 31, 2000. The $471,000 or 1.2% increase was the result of an increase in the average balance of inter-est-bearing liabilities to $768.8 million for the year-end December 31, 2001 from $753.1 million for the comparable 2000 period offset by a decrease in the average cost of interest bearing deposits from 5.40% to 5.35% for the two com-parable periods, respectively. This increase in average balances, and the tim-ing of repricing fixed maturity deposits offset or delayed any decreases in interest expense, which would have been realized as a result of the reduction in interest rates by the Federal Reserve Board during the year. The average balance on borrowings decreased to $216.6 million for the year ended December 31, 2001 from $222.0 million for the year ended December 31, 2000. A decrease in interest expense on money market and Now deposits of $300,000 and a decrease in interest expense for passbook, club and other accounts of $36,000
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
contributed to the decrease in interest on interest bearing liabilities.

Net Interest Income

 Tax equivalent net interest income decreased by $3.5 million or 22.5% to $12.0 million for the year ended December 31, 2001 from $15.5 million for the year ended December 31, 2000. The decrease was the result of interest income decreasing by $3.0 million and an increase in interest expense of $471,000.

Provision for Loan Loss

 No additional provision for loan loss was recorded during the year ended December 31, 2001. In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been minimal, which management believes is a reflection of the Company's underwrit-ing standards. There were no charge-offs for the years ended December 31, 2001 and 2000. Management believes the current level of loan loss reserve is ade-quate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

 Other income increased by $1.6 million or 183.7% to $2.4 million for the year ended December 31, 2001 from $858,000 for the year ended December 31, 2000. The increase was the result of gains on sales of investment securities increasing to $329,000 for the year ended December 31, 2001 compared to $138,000 for the year ended December 31, 2000. In addition, service fees and charges increased $425,000, and an increase in the cash-surrender value of bank-owned life insurance of $1.0 million was realized for the year ended December 31, 2001. The association did not own any bank-owned life insurance in 2000.

Other Expenses

 Other expenses decreased by $428,000 or 7.7% to $5.2 million for the year ended December 31, 2001 from $5.6 million for the year ended December 31, 2000. The decrease was primarily the result of a decrease in compensation and payroll taxes, fringe benefits and federal insurance premiums offset by increases in computer, office occupancy and miscellaneous expenses. During fiscal year 2001, compensation, payroll taxes and fringe benefits decreased $147,000 or 5.3% while computer services, office occupancy and miscellaneous expenses increased by $277,000 or 10.2%.

Income Taxes

 Income taxes decreased to a benefit of $505,000 from and expense of $586,000 as a larger percentage of the Company's income was derived from tax-exempt earning assets in the year ended December 31, 2001 in comparison to the year ended December 31, 2000. The annualized effective tax rate was (8.6%) for 2001 compared to 8.0% for 2000.

December 31, 2000 Operating Results

 Net income for the year ended December 31, 2000 decreased by $1.3 million or 16.7% to $6.7 million from $8.0 million for the year ended December 31, 1999. The decrease was primarily the result of a decrease in net interest income offset by a decrease in other expenses and income taxes.

Interest Income

 Interest income discussed in this section is tax equivalent income. Tax equivalent interest income is being used because interest on investment secu-rities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjust-ments of $3.4 million, $3.8 million and $1.1 million were made for the years ended December 31, 2000, 1999 and 1998, respectively. Interest income increased by $276,000 or 0.5% to $56.2 million for the year ended December 31, 2000 from $55.9 million for the year ended December 31, 1999. The increase was primarily due to an increase in interest earned on investment securities and mortgage-backed securities offset by a decrease in interest earned on conven-tional mortgage loans. Interest on investment securities and mortgage-backed securities increased by $167,000 and $977,000, respectively for the year ended December 31, 2000 and 1999. The increase was the result of the average rate earned on the investment portfolio increasing to 6.67% for the year ended December 31, 2000 from 6.52% for the year ended December 31, 1999. There were no mortgage-
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
backed securities held in the Association's portfolio as of December 31, 1999. Interest on conventional mortgage loans decreased by $598,000 or 1.5% to $38.4 million for the year ended December 31, 2000 from $39.0 million for the year ended December 31, 1999. The decrease was the result of the average balance for conventional mortgage loans decreasing by $2.2 million to $533.0 million for the year ended December 31, 2000 from $535.2 million for the comparable 1999 period. Also contributing to the decrease was an eight basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 2000 was 7.20% compared to 7.28% for 1999.

Interest Expense

 Interest expense increased to $40.7 million for the year ended December 31, 2000 from $37.1 million for the year ended December 31, 1999. The $3.6 million or 9.8% increase was the result of a rising interest rate environment. Over an eighteen-month period, beginning in June 1999 the Federal Reserve Bank increased interest rates 175 basis points or 1.75%. As a result, in fiscal year 2000, the average rate for certificates of deposit and on the Company's borrowings increased from 5.54% to 5.98% and from 5.59% to 5.88%, respectively. Also, average balance of certificates of deposit increased $32.6 million or 9.15% from $356.4 million to $389.1 million. The average balance on borrowings decreased to $222.0 million for the year ended December 31, 2000 from $230.3 million for the year ended December 31, 1999. An increase in interest expense on money market and NOW deposits of $233,000 was offset by a corresponding decrease in interest expense for passbook, club and other accounts of $284,000.

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

Other Income

 Other income increased by $260,000 or 43.5% to $858,000 for the year ended December 31, 2000 from $598,000 for the year ended December 31, 1999. The increase was the result of gains on sales of investment securities increasing to $138,000 for the year ended December 31, 2000 compared to $45,000 for the year ended December 31, 1999. In addition, service fees and charges and miscel-laneous income increased $81,000 and $86,000, respectively.

Other Expenses

 Other expenses decreased by $518,000 or 8.5% to $5.6 million for the year ended December 31, 2000 from $6.1 million for the year ended December 31, 1999. The decrease was primarily the result of a decrease in compensation, payroll taxes and fringe benefits, federal insurance premiums and office occupancy expense offset by increases in computer services and miscellaneous expenses. During fiscal year 2000, compensation, payroll taxes and fringe benefits decreased $416,000 or 13.0% due to reduced staffing and reductions in benefit costs linked to the company's stock price. Federal insurance premiums decreased $192,000 or 64.0% and office occupancy expense decreased $50,000, while com-puter services and miscellaneous expenses increased $137,000.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Income Taxes

 Income taxes decreased to $586,000 from $1.3 million as a larger percentage of the Company's income was derived from the tax-exempt securities in the year ended December 31, 2000 in comparison to the year ended December 31, 1999. Tax equivalent adjustments of $3.4 million and $3.8 million were made for the years ended December 31, 2000 and 1999, respectively. The annualized effective tax rate after the tax equivalent increase was 37.6% for 2000 compared to 39% for 1999.

New Accounting Pronouncements

 For a discussion of new accounting pronouncements and their effect on the Com-pany, see Note 2 of the Consolidated Financial Statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

Management's Report on Internal Control
and Compliance with Laws and Regulations
-------------------------------------------------------------------------------


February 22, 2002

To the Stockholders of First Bell Bancorp, Inc.:

Financial Statements

 The management of First Bell Bancorp, Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting princi-ples generally accepted in the United States of America and, as such, include amounts based on informed judgements and estimates made by management.

Internal Control

 Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for finan-cial presentations in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision ("OTS") instructions for Thrift Financial Reports ("TFR"). The internal con-trol contains monitoring mechanisms, and actions are taken to correct defi-ciencies identified.

 There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

 Management assessed the institution's internal control over financial report-ing, including safeguarding of assets, for financial presentations in confor-mity with both accounting principles generally accepted in the United States of America and TFR instructions as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting princi-ples generally accepted in the United States of America and TFR instructions as of December 31, 2001.

Internal Control (Continued)

 The Audit Committee of the Board of Directors is comprised entirely of out-side directors who are independent of the Company's management. The Audit Com-mittee is responsible for recommending to the Board of Directors, the selec-tion of independent auditors. It meets periodically with management, the independent auditors, and the internal auditor to ensure that they are carry-ing out their responsibilities. The Committee is also responsible for perform-ing an oversight rule by reviewing and monitoring the financial, accounting, auditing procedures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditor have full and free access to the Audit Committee, with or without the presence of man-agement, to discuss the adequacy of internal control over financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Laws and Regulations

 Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

 Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the OTS. Based on this assessment, management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended Decem-ber 31, 2001.


/s/ Albert H. Eckert, II

Albert H. Eckert, II
Chief Executive Officer

/s/ Jeffrey M. Hinds

Jeffrey M. Hinds
Chief Financial Officer

-------------------------------------------------------------------------------

Report Of Independent Auditors
-------------------------------------------------------------------------------
23Board of Directors and Stockholders
First Bell Bancorp, Inc.:

 We have audited the accompanying consolidated balance sheet of First Bell Bancorp, Inc. and subsidiary as of December 31, 2001, and the related consoli-dated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The con-solidated balance sheet as of December 31, 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the two years in the period ending December 31, 2000, were audited by other auditors whose report dated March 23, 2001 expressed an unqualified opinion on those statements.

 We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the finan-cial statements are free of material misstatement. An audit includes examin-ing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting princi-ples used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit pro-vides a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above pres-ent fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and subsidiary as of December 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ S. R. Snodgrass, A.C.

Wexford, PA
January 25, 2002
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

Consolidated Balance Sheet
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                               December 31,
                                                             ------------------
                                                               2001      2000
               ASSETS                                        --------  --------
CASH AND CASH EQUIVALENTS:
  Cash on hand.............................................  $  1,103  $    988
  Noninterest-bearing deposits.............................     2,299     2,113
  Interest-bearing deposits................................    28,796    37,408
                                                             --------  --------
    Total cash and cash equivalents........................    32,198    40,509
FEDERAL FUNDS SOLD.........................................     4,150     6,425
INVESTMENT SECURITIES AVAILABLE-FOR-SALE--at fair value....   281,430   213,234
MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE--at fair
 value.....................................................    55,995    21,523
LOANS--Net of allowance for loan losses of $925............   436,473   527,811
PREMISES AND EQUIPMENT--Net................................     3,417     3,682
FEDERAL HOME LOAN BANK STOCK--At cost......................    10,400    11,400
BANK OWNED LIFE INSURANCE--cash surrender value............    21,012        --
OTHER ASSETS...............................................    10,128     8,096
                                                             --------  --------
    Total assets...........................................  $855,203  $832,680
                                                             ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS...................................................  $561,352  $536,685
BORROWINGS.................................................   214,250   219,250
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE..............     9,471    10,993
OTHER LIABILITIES..........................................     3,689     4,132
                                                             --------  --------
    Total liabilities......................................   788,762   771,060
                                                             --------  --------
STOCKHOLDERS' EQUITY:
Preferred stock ($.01 par value; 2,000,000 shares
 authorized; no shares issued or outstanding)..............        --        --
Common stock ($.01 par value; 20,000,000 shares authorized;
 8,596,250 shares issued, one stock right per share).......        86        86
Additional paid-in capital.................................    62,854    62,556
Retained earnings--substantially restricted................    72,914    68,519
Unearned ESOP shares (459,999 and 495,807 shares)..........    (3,254)   (3,507)
Unearned MRP shares (180,845 and 210,727 shares)...........    (2,521)   (2,937)
Treasury stock, at cost (3,837,890 shares).................   (62,030)  (62,030)
Accumulated other comprehensive loss, net of taxes.........    (1,608)   (1,067)
                                                             --------  --------
    Total stockholders' equity.............................    66,441    61,620
                                                             --------  --------
    Total liabilities and stockholders' equity.............  $855,203  $832,680
                                                             ========  ========

 See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Consolidated Statement of Income
(In thousands, except per share data)
--------------------------------------------------------------------------------

                              Years Ended December
                                       31,
                             -------------------------
                              2001     2000     1999
                             -------  -------  -------
INTEREST AND DIVIDEND
 INCOME:
  Loans..................... $34,250  $38,445  $39,040
  Interest-bearing deposits.   1,346    1,218    1,027
  Mortgage-backed              1,956
   securities...............              977       --
  Federal funds sold........     307      800    1,073
  Investment securities,       2,908
   taxable..................            1,438    3,212
  Investment securities,       8,267
   non-taxable..............            9,021    6,981
  Federal Home Loan Bank         703
   stock....................              806      757
                             -------  -------  -------
    Total interest and        49,737
     dividend income........           52,705   52,090
                             -------  -------  -------
INTEREST EXPENSE:
  Deposits..................  28,513   27,630   24,175
  Borrowings................  12,635   13,047   12,886
                             -------  -------  -------
    Total interest expense..  41,148   40,677   37,061
                             -------  -------  -------
NET INTEREST INCOME.........   8,589   12,028   15,029
PROVISION FOR LOAN LOSSES...      --       --      120
                             -------  -------  -------
NET INTEREST INCOME AFTER      8,589
 PROVISION FOR LOAN LOSSES..           12,028   14,909
                             -------  -------  -------
OTHER INCOME:
  Service fees and charges..   1,048      623      542
  Gain on sale of                329
   investments, net.........              138       45
  Gain on sale of loans.....      62       --       --
  Earnings on bank owned       1,012
   life insurance...........               --       --
  Gain (loss) on sale of         (21)
   real estate owned........               84      (11)
  Miscellaneous income......       4       13       22
                             -------  -------  -------
    Total other income......   2,434      858      598
                             -------  -------  -------
OTHER EXPENSES:
  Compensation, payroll        2,630
   taxes and fringe
   benefits.................            2,777    3,193
  Federal insurance              104
   premiums.................              108      300
  Office occupancy expense..     890      766      813
  Computer services.........     324      298      261
  Miscellaneous expenses....   1,222    1,649    1,549
                             -------  -------  -------
    Total other expenses....   5,170    5,598    6,116
                             -------  -------  -------
INCOME BEFORE PROVISION FOR    5,853
 INCOME TAXES...............            7,288    9,391
                             -------  -------  -------
PROVISION FOR INCOME TAXES:
  Current:
   Federal..................     452    1,149    1,609
   State....................     375      666      728
  Deferred tax benefit......  (1,332)  (1,229)    (988)
                             -------  -------  -------
    Total provision for         (505)
     income taxes...........              586    1,349
                             -------  -------  -------
NET INCOME.................. $ 6,358  $ 6,702  $ 8,042
                             =======  =======  =======
BASIC EARNINGS PER SHARE.... $  1.55  $  1.61  $  1.68
                             =======  =======  =======
DILUTED EARNINGS PER SHARE.. $  1.52  $  1.57  $  1.61
                             =======  =======  =======

 See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

Consolidated Statement of Comprehensive Income (Loss)
(In thousands)
--------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                    --------------------------
                                                     2001     2000      1999
                                                    -------  -------  --------
Net Income......................................... $ 6,358  $ 6,702  $  8,042
Unrealized gains (losses) arising during the
 period............................................  (1,149)  12,911   (16,551)
Less: reclassification adjustment for gains
 (losses) realized in net income...................     329       --       (45)
                                                    -------  -------  --------
Other comprehensive income (loss), before taxes....   5,538   19,613    (8,554)
Tax benefit (expense)..............................     279   (5,047)    6,486
                                                    -------  -------  --------
Other comprehensive income (loss), net of taxes.... $ 5,817  $14,566  $ (2,068)
                                                    =======  =======  ========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statement of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                         Common Stock                                            Accumulated
                         -------------                                              Other
                                       Additional Unearned  Unearned            Comprehensive
                                  Par   Paid-in     ESOP      MRP     Treasury     Income,    Retained
                         Shares  Value  Capital    Shares    Shares    Stock       (Loss)     Earnings   Total
                         ------  ----- ---------- --------  --------  --------  ------------- --------  --------
BALANCE, DECEMBER 31,
 1998................... 6,100    $86   $61,768   $(3,972)  $(3,839)  $(38,918)   $  1,179    $57,598    $73,902
 Purchase of treasury
  stock.................  (911)    --        --        --        --    (16,604)         --         --    (16,604)
 Allocation of MRP
  shares................    --     --       129        --       461         --          --         --        590
 Allocation of ESOP
  shares................    --     --       320       232        --         --          --         --        552
 Unrealized loss in
  securities available-
  for-sale, net of
  taxes.................    --     --        --        --        --         --     (10,110)        --    (10,110)
 Dividends ($.40 per
  share)................    --     --        --        --        --         --          --     (1,854)    (1,854)
 Net income.............    --     --        --        --        --         --          --      8,042      8,042
                         -----    ---   -------   -------   -------   --------    --------    -------   --------
BALANCE, DECEMBER 31,
 1999................... 5,189     86    62,217    (3,740)   (3,378)   (55,522)     (8,931)    63,786     54,518
 Purchase of treasury
  stock.................  (431)    --        --        --        --     (6,508)         --         --     (6,508)
 Allocation of MRP
  shares................    --     --        91        --       441         --          --         --        532
 Allocation of ESOP
  shares................    --     --       248       233        --         --          --         --        481
 Unrealized gain in
  securities available-
  for-sale, net of
  taxes.................    --     --        --        --        --         --       7,864         --      7,864
 Dividends ($.48 per
  share)................    --     --        --        --        --         --          --     (1,969)    (1,969)
 Net income.............    --     --        --        --        --         --          --      6,702      6,702
                         -----    ---   -------   -------   -------   --------    --------    -------   --------
BALANCE, DECEMBER 31,
 2000................... 4,758     86    62,556    (3,507)   (2,937)   (62,030)     (1,067)    68,519     61,620
 Purchase of treasury
  stock.................    --     --        --        --        --         --          --         --         --
 Allocation of MRP
  shares................    --     --        19        --       416         --          --         --        435
 Allocation of ESOP
  shares................    --     --       279       253        --         --          --         --        532
 Unrealized loss in
  securities available-
  for-sale, net of
  taxes.................    --     --        --        --        --         --        (541)        --       (541)
 Dividends ($.48 per
  share)................    --     --        --        --        --         --          --     (1,963)    (1,963)
 Net income.............    --     --        --        --        --         --          --      6,358      6,358
                         -----    ---   -------   -------   -------   --------    --------    -------   --------
BALANCE, DECEMBER 31,
 2001................... 4,758    $86   $62,854   $(3,254)  $(2,521)  $(62,030)   $ (1,608)   $72,914   $ 66,441
                         =====    ===   =======   =======   =======   ========    ========    =======   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

Consolidated Statement of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                  Years Ended December 31,
                                                 -----------------------------
                                                   2001       2000      1999
                                                 ---------  --------  --------
OPERATING ACTIVITIES:
 Net income..................................... $   6,358  $  6,702  $  8,042
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation..................................       300       294       291
  Deferred income taxes.........................    (1,332)   (1,229)     (988)
  Amortization of premiums and accretion of
   discounts....................................       388       (82)      (93)
  Provision for loan loss.......................        --        --       120
  Compensation expense--allocations of ESOP and
   MRP shares...................................       967     1,013     1,055
  Gain on sale of investments, net..............      (329)     (138)      (45)
  Gain on sale of loans.........................       (62)       --        --
  Earnings on bank owned life insurance.........    (1,012)       --        --
  Increase or decrease in other assets and
   liabilities:
   Accrued interest receivable..................       294      (436)     (676)
   Accrued interest on deposits.................      (134)      166       103
   Accrued interest on borrowings...............      (110)      319         1
   Accrued income taxes.........................      (732)     (929)      658
   Other, net...................................      (267)   (1,096)     (303)
                                                 ---------  --------  --------
   Net cash provided by operating activities....     4,329     4,584     8,165
                                                 ---------  --------  --------
INVESTING ACTIVITIES:
 Securities available-for-sale
  Purchase of investment securities.............  (112,005)       --   (90,188)
  Purchase of mortgage-backed securities........   (66,375)  (23,073)       --
  Principal paydowns............................    23,821     3,637     4,700
  Net proceeds from sale of investment
   securities...................................    29,885        --     3,317
  Net proceeds from sale of mortgage-backed
   securities...................................    21,184        --        --
 Securities held-to-maturity
  Maturity of investment securities.............        --        --     5,000
  Net proceeds from sale of investment
   securities...................................        --     5,125        --
 Purchase of bank owned life insurance..........   (20,000)       --        --
 Net decrease in federal funds sold.............     2,275    26,575     3,175
 Net decrease in conventional loans.............    71,002     5,421    11,765
 Net proceeds from sale of conventional loans...    20,207        --        --
 Net (increase)decrease in other loans..........       191        (2)      (68)
 Redemption (purchase) of Federal Home Loan
  Bank stock....................................     1,000        --    (2,400)
 Net proceeds from sale of real estate owned....        29       493       140
 Purchase of premises and equipment.............       (36)      (53)     (810)
                                                 ---------  --------  --------
   Net cash provided by (used in) investing
    activities..................................   (28,822)   18,123   (65,369)
                                                 ---------  --------  --------
FINANCING ACTIVITIES:
 Net increase in deposits....................... $  24,667  $ 24,754  $ 16,803
 Decrease in Advances by borrowers for taxes
  and insurance.................................    (1,522)     (230)     (132)
 Proceeds from Borrowings.......................        --     5,000    58,000
 Repayments on borrowings.......................    (5,000)  (23,750)       --
 Dividends paid.................................    (1,963)   (1,932)   (1,938)
 Purchase of treasury stock.....................        --    (6,508)  (16,604)
                                                 ---------  --------  --------
   Net cash provided by (used in) financing
    activities..................................    16,182    (2,666)   56,129
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................    (8,311)   20,041    (1,075)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....    40,509    20,468    21,543
                                                 ---------  --------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR.......... $  32,198  $ 40,509  $ 20,468
                                                 =========  ========  ========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for:
  Interest on deposits and advances by
   borrowers for taxes and insurance............ $  28,379  $ 27,464  $ 24,073
  Interest on borrowings........................    12,745    12,728    12,886
  Income taxes..................................     1,613     2,752     1,731

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
Years Ended December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------
1. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of First Bell Bancorp, Inc., ("First Bell") and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue (the "Association" or "Bell Feder-al"), and the Association's wholly owned subsidiary, 1891 Associates, Inc., collectively (the "Company"). All significant inter-company transactions have been eliminated in consolidation. The investment in 1891 Associates, Inc. on Bell Federal's financial statements and the investment in Bell Fed-eral on First Bell's parent company financial statements are carried at the parent company's equity in the underlying net assets.

  The principal business of the Company is to operate a traditional customer oriented savings and loan association. The Association's business is pri-marily conducted through six branch offices located throughout the suburban Pittsburgh, Pennsylvania area and its principal office in the borough of Bellevue. The Company's principal executive office is located in Wilming-ton, Delaware.

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In preparing such consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

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

  b. Regulation--The Association is subject to extensive regulation, super-vision and examination by the Office of Thrift Supervision ("OTS"), its primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which insures its deposits.

  c. Cash and Cash Equivalents--For the purpose of presenting the consoli-dated statement of cash flows, cash on hand and interest and non-inter-est-bearing deposits with original maturities of less than 90 days are considered cash equivalents.

    The Association services mortgage loans for the Federal National Mort-gage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 2001 and 2000, restricted cash of approximately $659,000 and $362,000, respectively, has been segregated on the books of the Association.
    The Association's reserve requirements imposed by the Federal Reserve Bank averaged approximately $1,050,000 and $1,132,000 for the years ended December 31, 2001 and 2000, respectively.

  d. Investment and Mortgage-Backed Securities--The Company follows State-ment of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities," for investments and mortgage-backed securities. Investments and mortgage-backed securities that may be sold as part of the Company's asset/liability or liquidity manage-ment or in response to or in anticipation of changes in interest rates and prepayment risk or other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as other compre-hensive income and as a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to matu-rity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are computed using the specific identification cost basis.

    Premiums are amortized and discounts are accreted to maturity using the level yield meth-
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------
    od. The Company does not maintain a trading account.

  e. Loans--Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on non-accrual status, unpaid interest is charged against income. Interest received on non-accrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of princi-pal. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

    Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amor-tized over the contractual lives of the related loans.

  f. Servicing of Loans--The total amount of loans serviced for others was $30,950,000 and $16,539,000, at December 31, 2001, 2000, respectively.

  g.  Allowance for Loan Losses--

    The allowance for loan losses represents the amount that management estimates to be adequate to provide for probable losses inherent in its loan portfolio, as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

    Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates loans for impair-ment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "non-accrual loans", although the two categories overlap. The Company may choose to place a loan on non-accrual status due to payment delin-quency or uncertain collectability, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

    Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classi-fied as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circum-stances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

  h. Mortgage Servicing Rights ("MSR's")--The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and ser-vicing rights based on
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the consolidated bal-ance sheet.

  i. Real Estate Owned--Real estate owned is initially recorded at the lower of carrying value or fair value less estimated costs to sell. Subse-quently, such real estate is carried at the lower of fair value less estimated costs to sell or its initial recorded value. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Costs related to the develop-ment and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

    Recovery of the carrying value of real estate acquired in settlement of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

  j. Premises and Equipment--Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives (3-50 years) or leasehold period, if shorter, of the related assets.

  k. Deposits--Interest on deposits is accrued and charged to operating expense monthly and is paid in accordance with the terms of the respec-tive accounts.

  l. Income Taxes--The Company follows the provisions of SFAS No. 109, "Ac-counting for Income Taxes." SFAS No. 109 requires the asset and liabil-ity method of accounting for income taxes, under which deferred income taxes are recognized for the tax consequences of "temporary differ-ences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management considers whether a valua-tion allowance is required for existing deferred tax assets.

  m. Other Comprehensive Income--The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which became effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for report-ing and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements.

  n. Earnings Per Share--Basic EPS is computed by dividing net income avail-able to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive securities, by the weighted average number of common shares outstand-ing, adjusted for dilutive securities.

  o.  Treasury Stock--Treasury stock is recorded at cost.

  p. Interest Rate Risk--A significant portion of the Company's assets con-sist of long-term fixed-rate residential mortgage loans, while a sig-nificant portion of the Company's liabilities consist of deposits with considerably shorter terms. As a result of these differences in the maturities of assets and liabilities, any significant increase in interest rates will have an adverse effect on the Company's results of operations.

  q. Recent Accounting Pronouncements--In July 2001, FASB issued SFAS No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangi-
    ble Assets, effec-
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------
    tive for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adop-tion of this statement. However, the new statement did not amend SFAS
    No. 72, Accounting for Certain Acquisitions of Banking or Thrift Insti-tutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of SFAS No. 72 in 2002. Therefore, the adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

    In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liabil-ity be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obliga-tions. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's finan-cial statements.

    In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121 and applies to all long-lived assets (including discontin-ued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations--Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, general-ly, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

  r. Reclassification--Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equi-ty.

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

  First Bell will generally be entitled to redeem the Rights at $0.01 per right at any time until the 10th business day following public announcement that a
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  person or group has acquired 10% or more of the Company's Common Stock.

4. INVESTMENT SECURITIES HELD-TO-MATURITY

  There were no investment securities held-to-maturity at December 31, 2001 and 2000. In 2000, the Company sold a $5.1 million U.S. Treasury Note which had previously been classified as "Held to Maturity" resulting in a gain of $138,000. The sale of the security was done to improve the Company's inter-est rate risk position. The proceeds from the sale were used to help fund the purchase of the adjustable rate mortgage-backed securities.

5.  INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  These investments consist of municipal securities and collateralized mort-gage obligations ("CMO's"), agency securities and Trust Preferred Securi-ties. The following is a summary of investment securities available-for-sale at December 31, 2001 and 2000 (in thousands):

                                                           2001
                                             ----------------------------------
                                                       Gross   Gross
                                              Amor-   Unreal- Unreal-
                                              tized    ized    ized      Fair
                                               Cost    Gain    Loss     Value
                                             -------- ------- -------  --------
   Municipal Securities..................... $179,969   492   $(2,299) $178,162
   CMO's....................................   45,989    58       (58)   45,989
   Agency Securities........................   52,895    --      (620)   52,275
   Trust Preferred Securities...............    5,000    --        --     5,000
   Other Investments........................        4    --        --         4
                                             --------  ----   -------  --------
                                             $283,857  $550   $(2,977) $281,430
                                             ========  ====   =======  ========
                                                           2000
                                             ----------------------------------
   Municipal Securities..................... $199,196   608   $(2,618) $197,186
   CMO's....................................   11,037    12        (5)   11,044
   FHLB Bond................................    5,000    --        --     5,000
   Other Investments........................        4    --        --         4
                                             --------  ----   -------  --------
                                             $215,237  $620   $(2,623) $213,234
                                             ========  ====   =======  ========

  In 2001, proceeds from the sale of investment securities available-for-sale were $29.9 million, resulting in gross gains of $70,000 and gross losses of $55,000.

  There were no sales of investment securities available-for-sale during the year ended December 31, 2000.

  In 1999, proceeds from the sale of investment securities available-for-sale were $3.3 million resulting in gross and net gains of $45,000.

  The carrying value and fair value of investment securities available-for-sale by contractual maturity as of December 31, 2001, are shown below (in thousands):

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due after one through five years......................... $    520  $    541
   Due after five years through ten years...................   74,708    74,892
   Due after ten years......................................  208,629   205,997
                                                             --------  --------
                                                             $283,857  $281,430
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

6.  MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

  The following is a summary of mortgage-backed securities available-for-sale held at December 31, 2001 and 2000 (in thousands)

                                                              2001
                                                 -------------------------------
                                                          Gross   Gross
                                                  Amor-  Unreal- Unreal-
                                                  tized   ized    ized    Fair
                                                  Cost    Gains   Loss    Value
                                                 ------- ------- ------- -------
   Federal National Mortgage Association........ $56,004  $108    $(117) $55,995
                                                 =======  ====    =====  =======

                                                              2000
                                                 -------------------------------
                                                          Gross   Gross
                                                  Amor-  Unreal- Unreal-
                                                  tized   ized    ized    Fair
                                                  Cost    Gains   Loss    Value
                                                 ------- ------- ------- -------
   Federal National Mortgage Association........ $ 9,229  $146    $  --  $ 9,375
   Government National Mortgage Association.....  12,042   106       --   12,148
                                                 -------  ----    -----  -------
                                                 $21,271  $252    $  --  $21,523
                                                 =======  ====    =====  =======

-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------

  In 2001, proceeds from the sale of mortgage-backed securities available-for-sale were $21.2 million, resulting in gross and net gains of $314,000.

  There were no sales of mortgage-backed securities available-for-sale during the years ended December 31, 2000 and December 31, 1999.

  The contractual maturity of these securities is in excess of 10 years. The expected maturity will differ from the contractual maturity as borrowers may have the right to prepay obligations with or without call or prepayment penalties.

7. LOANS

  The following is a summary of loans as of December 31, 2001 and 2000 (in thousands):

                                                                 2001     2000
                                                               -------- --------
   Conventional mortgages..................................... $420,780 $507,601
   Residential construction loans.............................    5,716   12,087
   Multi-family loans.........................................      241      399
   Second mortgage loans......................................   14,015   15,073
   Other loans................................................      778      969
                                                               -------- --------
                                                                441,530  536,129

   Less:
   Deferred net loan origination fees.........................    1,564    2,020
   Undisbursed portion of construction loans in process.......    2,568    5,373
   Allowance for loan losses..................................      925      925
                                                               -------- --------
                                                               $436,473 $527,811
                                                               ======== ========

  Conventional mortgages consist of one-to four-family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. At December 31, 2001 and December 31, 2000 the Company's borrowers ability to repay the loans outstanding is, there-fore, dependent on the economy of that area.

  Non-accrual loans totaled $1,056,000 and $565,000 at December 31, 2001 and 2000, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total non-accrual loans amounted to $50,000, $32,000 and $6,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Interest income recorded on non-accrual loans was $57,000, $33,000 and $8,000 for each of the years ended December 31, 2001, 2000 and 1999, respectively.

  In February 2001 the Company sold approximately $20.2 million fixed rate mortgage loans for a gain of approximately $62,000. There were no loan sales for the years ended December 31, 2000 and 1999.

8. ALLOWANCE FOR LOAN LOSSES

  The following is an analysis of the changes in the allowance for loan losses for the years ended December 31 (in thousands):

                                                                 2001 2000 1999
                                                                 ---- ---- ----
   Balance, beginning of year................................... $925 $925 $805
   Provision for loan losses....................................   --   --  120
   Charge-offs..................................................   --   --   --
   Recovery of previous loan chargeoffs.........................   --   --   --
                                                                 ---- ---- ----
   Balance, end of year......................................... $925 $925 $925
                                                                 ==== ==== ====

9. PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment as of December 31 (in thousands):

                                                                   2001   2000
                                                                  ------ ------
   Land and land improvements.................................... $  529 $  529
   Office buildings and leasehold improvements...................  4,480  4,402
   Furniture, fixtures and equipment.............................  1,884  1,927
                                                                  ------ ------
                                                                   6,893  6,858
   Less accumulated depreciation and amortization................  3,476  3,176
                                                                  ------ ------
                                                                  $3,417 $3,682
                                                                  ====== ======

  Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $300,000, $294,000 and $291,000, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

10. DEPOSITS

  The following is a summary of deposits and stated interest rates as of December 31 (in thousands):

                                                Stated Rate     2001     2000
                                              --------------- -------- --------
   Balance by interest rate:
   Passbook, club and other accounts......... 1.98%--3.68%    $ 85,318
                                                              --------
                                              3.00%--4.45%             $ 69,607
                                                                       --------
   Money market and NOW accounts............. 0.00%--2.47%      69,625
                                                              --------
                                              0.00%--3.21%               61,609
                                                                       --------
   Certificate accounts...................... Less than 3.00%   24,958       --
                                              3.00%--5.50%     236,570   30,631
                                              5.51%--6.00%      34,777   73,556
                                              6.01%--6.50%      22,819  110,565
                                              6.51%--7.50%      87,229  188,371
                                              7.51%--8.50%          56    2,346
                                                              -------- --------
                                                               406,409  405,469
                                                              -------- --------
                                                              $561,352 $536,685
                                                              ======== ========

  The following is a summary of certificate accounts by contractual maturity at December 31, 2001 (in thousands):

   2002................................................................ $303,668
   2003................................................................   57,697
   2004................................................................   17,982
   2005................................................................   12,779
   2006................................................................    5,382
   2007 and thereafter.................................................    8,901
                                                                        --------
                                                                        $406,409
                                                                        ========

  The Association maintains insurance on deposits through the Savings Associ-ation Insurance Fund ("SAIF"), which is under the supervision of the Federal Deposit Insurance Corporation ("FDIC").

  Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $51,278,000 and $45,662,000 at December 31, 2001 and 2000, respective-
  ly.

11. BORROWINGS

  The following is a summary of borrowings as of December 31, 2001 and 2000 (in thousands):

                                                   Interest
   Decription                      Maturity          Rate        2001     2000
   ----------                  ----------------  ------------  -------- --------
   Commercial bank term loan.  January, 2003 (4) See below (5) $  6,250 $ 11,250
   FHLB Borrowing............    April, 2008 (1)        5.79%    40,000   40,000
   FHLB Borrowing............      May, 2008 (1)        5.66%    25,000   25,000
   FHLB Borrowing............     June, 2008 (1)        5.60%    45,000   45,000
   FHLB Borrowing............  January, 2009 (2)        4.99%    28,000   28,000
   FHLB Borrowing............     June, 2010 (3)        6.01%    25,000   25,000
   FHLB Borrowing............     June, 2010 (3)        6.12%    25,000   25,000
   FHLB Borrowing............     June, 2010 (3)        6.14%    20,000   20,000
                                                               -------- --------
   Balance, end of year......                                  $214,250 $219,250
                                                               ======== ========

  Under terms of a blanket agreement, collateral for the FHLB borrowings must be secured by certain qualifying assets of the Company, which consist prin-cipally of first mortgage loans. Borrowings under the commercial bank term loan are secured by treasury shares of the Company.
-------
  (1) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month London Interbank Offerred Rate ("LIBOR")
       at the five-year anniversary date of the borrowings origination, which will occur in the second quarter of 2003.
  (2) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month LIBOR at the five-year anniversary date of the borrowings origination, which will occur in the first quarter of 2004.
  (3)  Every six months the FHLB has the option to convert this interest rate to an adjustable rate based on the three-month LIBOR.
  (4) Quarterly payments of $1,250,000 are due on this term loan through the maturity date.
  (5) The commercial bank term loan has a variable rate of interest. The interest rate was 3.77% and 8.26% on December 31, 2001 and December
       31, 2000, respectively.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

-------------------------------------------------------------------------------

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

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. As of December 31, 2001, the Association met all capital adequacy requirements to which it is sub-ject.

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

  The Association had the following amounts of capital and capital ratios at December 31, 2001 and 2000 (in thousands):

                                                                   To Be Well
                                                                   Capitalized
                                                                      Under
                                                                     Prompt
                                                    For Capital    Corrective
                                                     Adequacy        Action
                                       Actual        Purposes      Provisions
                                    -------------  -------------  -------------
                                    Amount  Ratio  Amount  Ratio  Amount  Ratio
                                    ------- -----  ------- -----  ------- -----
   As of December 31, 2001
     Total Capital (to risk-
      weighted assets)............. $80,160 23.69% $27,066 8.00%  $33,832 10.00%
     Tier I Capital (to risk-
      weighted assets)............. $79,235 23.42%     N/A 4.00%   20,299  6.00%
     Tier I Capital (to total
      assets)......................  79,235  9.15%  34,641 4.00%   43,299  5.00%
     Tangible Capital..............  79,235  9.15%  12,990 1.50%      N/A   N/A

   As of December 31, 2000:
     Total Capital (to risk-
      weighted assets)............. $80,327 23.11% $27,804 8.00%  $34,756 10.00%
     Tier I Capital (to risk-
      weighted assets)............. $79,402 22.85%     N/A 4.00%   20,853  6.00%
     Tier I Capital (to total
      assets)......................  79,402  9.41%  33,727 4.00%   42,172  5.00%
     Tangible Capital..............  79,402  9.41%  12,651 1.50%      N/A   N/A

  Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $338,320,000 and $347,556,000 at December 31, 2001 and 2000, respectively.

  At the date of the conversion from a mutual to a stock organization, the Association established a liquidation account in an amount equal to its retained income as of June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in such balances will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquida-tion account. In the event of a complete liquidation of the Association, each eligible account holder and supplemen-
-------------------------------------------------------------------------------
36

--------------------------------------------------------------------------------
  tal eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

  The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory require-ments. At December 31, 2001, the maximum dividend the Association may declare and pay to First Bell is approximately $24.7 million.

13. EARNINGS PER SHARE

  There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

  The following table sets forth the composition of the weighted-average com-mon shares (denominator) used in the basic and diluted earnings per share computation (in thousands).

                                                         2001    2000    1999
                                                        ------  ------  ------
   Weighted-average common shares outstanding..........  8,596   8,596   8,596
   Average treasury stock shares....................... (3,838) (3,717) (3,006)
   Average unearned ESOP and MRP shares................   (662)   (726)   (789)
                                                        ------  ------  ------
   Weighted-average common shares and common stock
    equivalents used to calculate basic earnings per
    share..............................................  4,096   4,153   4,801
   Additional common stock equivalents used to
    calculate diluted earnings per share
    MRP shares.........................................     --      30      65
    Stock options......................................     96     101     138
                                                        ------  ------  ------
   Weighted-average common shares and common stock
    equivalents used to calculate diluted earnings per
    share..............................................  4,192   4,284   5,004
                                                        ======  ======  ======

14. INCOME TAXES

  Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax asset (liabil-ity) at December 31 as follows (in thousands):

                                                               2001     2000
                                                             --------  -------
   Deferred Tax Assets:
    Unrealized loss on investment securities, available for
     sale................................................... $    828  $   684
    Minimum tax credits.....................................    2,728    1,678
    Other...................................................      246      221
                                                             --------  -------
     Total deferred tax assets..............................    3,802    2,583
                                                             --------  -------
   Deferred Tax Liabilities:
    Deferred loan origination fees..........................     (621)    (734)
    Allowance for loan losses...............................      (67)    (258)
    Depreciation on premises and equipment..................     (406)    (359)
                                                             --------  -------
   Total deferred tax liabilities...........................   (1,094)  (1,351)
                                                             --------  -------
     Net deferred tax asset................................. $  2,708  $ 1,232
                                                             ========  =======

  The Company generated minimum tax credit carryovers in 2001 and 2000 of $1,050,000 and $994,000, respectively. These tax credits can be carried over indefinitely.

  No valuation allowance was established at December 31, 2001 and 2000 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

  The provision for income taxes consists of the following components for the year ended December 31 (in thousands):

                                                        2001     2000     1999
                                                       -------  -------  ------
   Current:
    Federal........................................... $   452  $ 1,149  $1,609
    State.............................................     375      666     728
   Deferred (benefit) expense.........................  (1,332)  (1,229)   (988)
                                                       -------  -------  ------
     Total provision for income taxes................. $  (505) $   586  $1,349
                                                       =======  =======  ======

  The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                                       2001     2000    1999
                                                       -----    -----   -----
   Statutory tax rate.................................  34.0  %  34.0 %  34.0 %
   State income taxes.................................   4.2      6.0     5.1
   Tax exempt interest income......................... (39.3)   (33.0)  (25.3)
   Earnings on bank owned life insurance..............  (5.9)      --      --
   Other--net.........................................  (1.6)     1.0     0.6
                                                       -----    -----   -----
     Effective tax rate...............................  (8.6)%    8.0 %  14.4 %
                                                       =====    =====   =====

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

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

15. EMPLOYEE BENEFIT PLANS

  Deferred Supplemental Compensation Plan--The Board of Directors maintains a supplemental deferred compensation plan for certain employees of the Asso-ciation. The plan provides that participants may receive deferred compensa-tion in an amount up to $90,000 per year based upon the return on assets of the Association for the year. The compensation will be paid to the employee upon retirement. Deferred compensation expense under this plan was $26,600, $45,000 and $60,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

  401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings con-tributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded under this plan for the years ended December 31, 2001, 2000 and 1999, was approximately $8,200, $9,200 and $9,900, respectively.

  Employee Stock Ownership Plan--The Association has established the Bell Federal Savings and Loan Association of Bellevue Employee Stock Ownership Plan ("ESOP"), which, covers substantially all employees. The shares for the ESOP plan were purchased with the proceeds of a loan from the Company, which will be repaid through the operations of the Association. Shares are allocated to employees, as principal and interest payments are made to the Company.

  Compensation expense related to the ESOP for 2001, 2000 and 1999, totaled $532,000, $480,000 and $511,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest expense on the loan are eliminated in these consolidated financial state-ments.

  The following table presents the components of the ESOP shares (in thou-sands):

                                                            2001   2000   1999
                                                           ------ ------ ------
   Allocated shares.......................................    192    159    126
   Shares released for allocation.........................     36     33     33
   Unreleased shares......................................    460    496    529
                                                           ------ ------ ------
   Total ESOP shares......................................    688    688    688
                                                           ====== ====== ======
   Fair value of unreleased shares........................ $6,417 $6,786 $8,063
                                                           ====== ====== ======

  Stock Option Plan--The Company has a fixed option plan whereby options have been granted to certain officers and directors of the Company. The plan also permits options to be granted to employees at the Company's discre-tion. Under the plan, the total number of shares of common stock that may be granted is 859,625. Options are vested at a rate of 20% per year over a five-year period beginning at the initial date of grant. Terminated employ-ees forfeit any non-vested options and no option will be exercisable after ten years from the date of grant. The Company has adopted the disclosure-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation," and accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earn-ings per share would have been reduced to the pro forma amounts indicated below as of December 31 (in thousands, except per share amounts):

                                                                Basic   Diluted
                                                               Earnings Earnings
                                                         Net     Per      Per
                                                        Income  Share    Share
   2001                                                 ------ -------- --------
   As reported......................................... $6,358  $1.55    $1.52
   Pro forma........................................... $6,272  $1.53    $1.50
   2000
   As reported......................................... $6,702  $1.61    $1.57
   Pro forma........................................... $6,616  $1.59    $1.54
   1999
   As reported......................................... $8,042  $1.68    $1.61
   Pro forma........................................... $7,867  $1.64    $1.57

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  The following summarizes the activity in the stock option plan for the year ended December 31:

                                                         2001    2000    1999
                                                        ------- ------- -------
   Options outstanding, beginning of year.............. 380,486 380,486 380,486
   Options exercised...................................      --      --      --
   Options forfeited...................................      --      --      --
                                                        ------- ------- -------
   Options outstanding, end of year.................... 380,486 380,486 380,486
                                                        ======= ======= =======
   Weighted average exercise price, end of year........ $ 10.70 $ 10.70 $ 10.70
                                                        ======= ======= =======
   Options exercisable, end of year.................... 380,486 304,382 228,285
                                                        ======= ======= =======
   Options available for grant, end of year............ 465,208 465,208 465,208
                                                        ======= ======= =======
   Weighted-average fair value of options granted
    during the year.................................... $    -- $    -- $    --
                                                        ======= ======= =======
   Remaining contractual life of outstanding options... 5 Years 6 Years 7 Years

  Master Stock Compensation Plan--The Company maintains a Master Stock Com-pensation Plan ("MRP"). Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Company grants shares of common stock to employees and directors.

  The following summarizes activity in the MRP for the year ended December
  31:

                                                       2001     2000     1999
                                                      -------  -------  -------
   Awards outstanding, beginning of year.............  29,882   64,714   99,171
   Awards forfeited..................................      --   (3,175)  (1,400)
   Awards vested..................................... (29,882) (31,657) (33,057)
                                                      -------  -------  -------
   Awards outstanding, end of year...................      --   29,882   64,714
                                                      =======  =======  =======
   Total remaining MRP shares, end of year........... 180,845  210,727  242,384
                                                      =======  =======  =======

  The cost of unearned shares related to these awards, included as a separate component of stockholders' equity, aggregated $2,521,000 and $2,937,000 at December 31, 2001 and 2000, respectively. Compensation cost is recorded over the vesting period as shares are earned based on the average fair mar-ket value of stock during the fiscal year. There was no MRP expense for the year-ended December 31, 2001. The expense for the years ended December 31, 2000 and 1999 was $533,000 and $545,000 respectively. Terminated employees forfeit any non-vested awards.

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

                                                   2001              2000
                                             ----------------- -----------------
                                             Notional Notional Notional Notional
                                              Amount    Rate    Amount    Rate
                                             -------- -------- -------- --------
   Adjustable rate mortgages................ $    --      --    $   30   7.00%
   15 year fixed rate mortgages.............   3,184    6.18%       --      --
   30 year fixed rate mortgages.............   3,232    6.58%       87   7.54%
   Construction mortgages...................   2,568    8.00%    5,373   7.09%
   Home equity loans........................     141    6.89%      483   7.09%
   Available line of credit.................   3,844    6.60%    2,849   8.92%
                                             -------            ------
                                             $12,969            $8,822
                                             =======            ======

  Additionally, the Company is also subject to certain asserted and unas-serted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Associa-tion's financial position or results of operations.
-------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------

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

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair values of the Company's financial instruments as of December 31 are as follows (in thousands):

                                                    2001             2000
                                              ---------------- ----------------
                                              Carrying  Fair   Carrying  Fair
                                               Amount   Value   Amount   Value
                                              -------- ------- -------- -------
   Assets:
     Cash and noninterest-bearing deposits... $ 3,402  $ 3,402 $ 3,101  $ 3,101
     Interest-bearing deposits...............  28,796   28,796  37,408   37,408
     Federal Funds sold......................   4,150    4,150   6,425    6,425
     Investment and mortgage-backed
      securities, available-for-sale......... 337,425  337,425 234,757  234,757
     Loans................................... 436,473  442,545 527,811  533,514
     Federal Home Loan Bank stock............  10,400   10,400  11,400   11,400
     Bank owned life insurance...............  21,012   21,012      --       --
     Accrued interest receivable.............   5,089    5,089   5,383    5,383
   Totals:                                    846,747  852,819 826,285  831,988
   Liabilities:
     Deposits................................ 561,352  568,131 536,685  538,488
     Borrowings.............................. 214,250  226,835 219,250  206,392
     Advances by borrowers for taxes and
      insurance..............................   9,471    9,471  10,993   10,993
     Accrued interest payable................   1,808    1,808   2,052    2,052
     Totals:                                  786,881  806,245 768,980  757,925

  a. Cash and noninterest-bearing deposits, Interest-bearing deposits, Fed-eral funds sold, Federal Home Loan Bank stock, Advances by borrowers for taxes and insurance, Accrued interest receivable, and Accrued interest payable--the fair value is estimated as the carrying amount.

  b. Investment Securities Available-for-Sale and Mortgage-backed Securities Available-for-Sale--Fair values for these securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for simi-lar securities.

  c. Loans--For loans, fair value is estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  d. Bank owned life insurance--The fair value is equal to the cash surren-der value of the underlying life insurance policies.

  e.  Deposits--

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

  g. Off-balance Sheet Commitments to Extend Credit--The fair value of off-balance sheet commitments to extend credit is estimated to equal the outstanding commitment amount. Management does not believe it is mean-ingful to provide an estimate of fair value that differs from the out-standing commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.
--------------------------------------------------------------------------------
40

--------------------------------------------------------------------------------
18. PARENT COMPANY ONLY FINANCIAL STATEMENTS

  The following are condensed financial statements for First Bell as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 (in thousands):

  BALANCE SHEET

                                                                 2001    2000
   ASSETS                                                       ------- -------
   CASH AND INTEREST-BEARING DEPOSITS.......................... $   250 $   546
   FEDERAL FUNDS SOLD..........................................     750     750
   INVESTMENT IN AND ADVANCES TO BELL FEDERAL..................  77,597  78,334
   LOAN RECEIVABLE-ESOP........................................   4,072   4,207
   OTHER ASSETS................................................   1,379   1,006
                                                                ------- -------
     Total assets.............................................. $84,048 $84,843
                                                                ======= =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
   BORROWINGS.................................................. $ 6,250 $11,250
   LOAN PAYABLE TO BELL FEDERAL................................   9,483  10,851
   OTHER LIABILITIES...........................................   1,874   1,122
                                                                ------- -------
     Total liabilities.........................................  17,607  23,223
                                                                ------- -------
     Total stockholders' equity................................  66,441  61,620
                                                                ------- -------
     Total liabilities and stockholders' equity................ $84,048 $84,843
                                                                ======= =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
  STATEMENT OF INCOME

                                                         2001     2000     1999
                                                        -------  -------  ------
   OPERATING INCOME...................................      387      475     396
                                                        -------  -------  ------
   OPERATING EXPENSES.................................    1,605    1,998   1,137
                                                        -------  -------  ------
   LOSS BEFORE PROVISION FOR INCOME TAXES.............   (1,218)  (1,523)   (741)
                                                        -------  -------  ------
   INCOME TAX BENEFIT.................................     (381)    (478)   (226)
                                                        -------  -------  ------
   LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY........................................     (837)  (1,045)   (515)
     Equity in undistributed earnings of Bell Federal.    7,195    7,747   8,557
                                                        -------  -------  ------
   NET INCOME.........................................  $ 6,358  $ 6,702  $8,042
                                                        =======  =======  ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  STATEMENT OF CASH FLOWS

                                                       Year Ended December
                                                               31,
                                                      -----------------------
                                                       2001    2000    1999
                                                      ------  ------  -------
   OPERATING ACTIVITIES:
    Net income....................................... $6,358  $6,702  $ 8,042
    Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of Bell
      Federal........................................ (7,195) (7,747)  (8,557)
     Other...........................................    378     506       66
                                                      ------  ------  -------
       Net cash used in operating activities.........   (459)   (539)    (449)
                                                      ------  ------  -------
   INVESTING ACTIVITIES:
    Net increase in federal funds sold...............     --    (150)    (600)
    Principal paydowns on ESOP loan receivable.......    135      97      105
    Dividend from Bell Federal.......................  8,000   4,000    8,000
    Investment in and advances to Bell Federal.......    359     160      405
                                                      ------  ------  -------
       Net cash provided by investing activities.....  8,494   4,107    7,910
                                                      ------  ------  -------
   FINANCING ACTIVITIES:
    Proceeds from borrowings.........................     --   5,000   10,000
    Repayments on borrowings......................... (5,000) (3,750)      --
    Dividends paid................................... (1,963) (1,932)  (1,938)
    Purchase of treasury stock.......................     --  (6,508) (16,604)
    Loan payable to Bell Federal.....................  8,372  12,889   14,377
    Principal payment on loan payable................ (9,740) (8,729) (13,290)
                                                      ------  ------  -------
       Net cash used in financing activities......... (8,331) (3,030)  (7,455)
                                                      ------  ------  -------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS......................................   (296)    538        6
   CASH, BEGINNING OF YEAR...........................    546       8        2
                                                      ------  ------  -------
   CASH, END OF YEAR................................. $  250  $  546  $     8
                                                      ======  ======  =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
19. QUARTERLY EARNINGS SUMMARY (Unaudited)

  Quarterly earnings for the years ended December 31, 2001 and 2000 are as follows (in thousands, except per share data):

                                                         2001
                                       -----------------------------------------
                                        March
                                         31    June 30  September 30 December 31
                                       ------- -------  ------------ -----------
   INTEREST AND DIVIDEND INCOME......  $12,954 $12,576    $12,257      $11,950
   INTEREST EXPENSE..................   10,713  10,529     10,268        9,638
                                       ------- -------    -------      -------
   NET INTEREST INCOME...............    2,241   2,047      1,989        2,312
   PROVISION FOR LOAN LOSSES.........       --      --         --           --
                                       ------- -------    -------      -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........    2,241   2,047      1,989        2,312
   OTHER INCOME......................      851     484        551          548
   OTHER EXPENSES....................    1,237   1,306      1,279        1,348
                                       ------- -------    -------      -------
   INCOME BEFORE PROVISION FOR INCOME
    TAXES............................    1,855   1,225      1,261        1,512
   PROVISION (BENEFIT) FOR INCOME
    TAXES............................      180    (123)      (203)        (359)
                                       ------- -------    -------      -------
   NET INCOME........................    1,675   1,348      1,464        1,871
                                       ------- -------    -------      -------
   OTHER COMPREHENSIVE INCOME, NET OF
    TAX--Unrealized gain (loss) on
    investments......................    1,506    (878)     1,322       (2,491)
                                       ------- -------    -------      -------
   COMPREHENSIVE INCOME..............  $ 3,181 $   470    $ 2,786      $  (620)
                                       ======= =======    =======      =======
   BASIC EARNINGS PER SHARE (1)......  $  0.41 $  0.33    $  0.36      $  0.46
                                       ======= =======    =======      =======
   DILUTED EARNINGS PER SHARE........  $  0.40 $  0.32    $  0.35      $  0.45
                                       ======= =======    =======      =======

                                                         2000
                                       -----------------------------------------
                                        March
                                         31    June 30  September 30 December 31
                                       ------- -------  ------------ -----------
   INTEREST AND DIVIDEND INCOME......  $12,995 $13,220    $13,218      $13,272
   INTEREST EXPENSE..................    9,672   9,981     10,366       10,658
                                       ------- -------    -------      -------
   NET INTEREST INCOME...............    3,323   3,239      2,852        2,614
   PROVISION FOR LOAN LOSSES.........       --      --         --           --
                                       ------- -------    -------      -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........    3,323   3,239      2,852        2,614
   OTHER INCOME......................      246     291        164          157
   OTHER EXPENSES....................    1,338   1,347      1,446        1,467
                                       ------- -------    -------      -------
   INCOME BEFORE PROVISION FOR INCOME
    TAXES............................    2,231   2,183      1,570        1,304
   PROVISION (BENEFIT) FOR INCOME
    TAXES............................      262     266         79          (21)
                                       ------- -------    -------      -------
   NET INCOME........................    1,969   1,917      1,491        1,325
                                       ------- -------    -------      -------
   OTHER COMPREHENSIVE INCOME, NET OF
    TAX--Unrealized gain (loss) on
    investments......................    1,239   1,580      1,383        3,663
                                       ------- -------    -------      -------
   COMPREHENSIVE INCOME..............  $ 3,208 $ 3,497    $ 2,874      $ 4,988
                                       ======= =======    =======      =======
   BASIC EARNINGS PER SHARE (1)......  $  0.46 $  0.46    $  0.37      $  0.33
                                       ======= =======    =======      =======
   DILUTED EARNINGS PER SHARE (1)....  $  0.44 $  0.45    $  0.35      $  0.32
                                       ======= =======    =======      =======

  -------
  (1)  Quarterly per share amounts do not add to the total for the years ended December 31, 2001 and 2000, due to rounding.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
First Bell Bancorp, Inc.
Executive Management

Albert H. Eckert, II                     Robert C. Baierl
 President and Chief Executive Officer     Secretary


Jeffrey M. Hinds                         William S. McMinn
 Executive Vice President and              Treasurer
 Chief Financial Officer

Directors

Albert H. Eckert, II                     Jeffrey M. Hinds
 President and Chief Executive Officer     Executive Vice President and
 First Bell Bancorp, Inc. and              Chief Financial Officer
  Bell Federal Savings and Loan            First Bell Bancorp, Inc. and
  Association                                Bell Federal Savings and Loan
                                             Association
Thomas J. Jackson, Jr.
 Retired Attorney-at-Law                 Jack W. Schweiger
 Houston Harbaugh                          President
                                           Schweiger Homes
Robert C. Baierl
 President                               Peter E. Reinert
 Wright Contract Interiors                 Partner
                                           Akerman, Senterfitt & Eidson, P.A.
William S. McMinn

 Senior Executive Vice President         Theodore R. Dixon
 Aon Risk Services, Inc. of Pennsylvania   President
                                           Dixon Agency
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2001 ANNUAL REPORT

--------------------------------------------------------------------------------
Bell Federal Savings and Loan Association of Bellevue
Executive Management

Albert H. Eckert, II                     Thomas J. Jackson, Jr.
 President and Chief Executive Officer     Secretary


Jeffrey M. Hinds                         Margaret L. Gerber
 Executive Vice President and Chief        Assistant Vice President
 Financial Officer


                                         Ronald S. Boltey
William S. McMinn                          Assistant Vice President
 Treasurer

Directors

Albert H. Eckert, II                     Jeffrey M. Hinds
 President and Chief Executive Officer     Executive Vice President and
 First Bell Bancorp, Inc. and              Chief Financial Officer
  Bell Federal Savings and Loan            First Bell Bancorp, Inc. and
  Association                                Bell Federal Savings and Loan
                                             Association
Thomas J. Jackson, Jr.
 Retired Attorney-at-Law                 Jack W. Schweiger
 Houston Harbaugh                          President
                                           Schweiger Homes
Robert C. Baierl
 President                               Peter E. Reinert
 Wright Contract Interiors                 Partner
                                           Akerman, Senterfitt & Eidson, P.A.
William S. McMinn
 Senior Executive Vice President         Theodore R. Dixon
 Aon Risk Services, Inc. of Pennsylvania   President
                                           Dixon Agency
--------------------------------------------------------------------------------

Shareholder Information
-------------------------------------------------------------------------------
Market Summary of Stock

 First Bell Bancorp, Inc.'s common stock trades on The NASDAQ National Market. The following summary sets forth the range of prices for common stock over the periods noted. The common stock of the Company began trading on June 29, 1995. As of March 1, 2002, there were approximately 3,500 stockholders of record and 4,758,360 common shares outstanding.

                                                                2001
                                                     ---------------------------
                                                       High     Low    Dividends
                                                     -------- -------- ---------
1st Quarter.........................................  $15.313  $13.625   $0.12
2nd Quarter.........................................  $14.600  $13.880   $0.12
3rd Quarter.........................................  $15.500  $13.900   $0.12
4th Quarter.........................................  $14.700  $13.500   $0.12

                                                                2000
                                                     ---------------------------
                                                       High     Low    Dividends
                                                     -------- -------- ---------
1st Quarter......................................... $16.50   $10.25     $0.12
2nd Quarter......................................... $16.625  $13.875    $0.12
3rd Quarter......................................... $16.375  $14.125    $0.12
4th Quarter......................................... $15.1875 $11.9375   $0.12

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

Annual Meeting

 The 2002 Annual Meeting of the Stockholders of First Bell Bancorp, Inc. will be held at 3:00 P.M. on Monday, April 29, 2002 at 629 Lincoln Avenue, Belle-vue, Pennsylvania 15202.

Annual Report on Form 10-K and Exhibits

 A copy of the Annual Report on Form 10-K (excluding exhibits) of the Company for the year-ended December 31, 2001, as filed with the Securities and Exchange Commission, will be furnished free of charge, upon written request to stockholders who have not previously received a copy from the Company.

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

Transfer Agent and Registrar
 Registrar and Transfer Company
 10 Commerce Drive
 Cranford, NJ 07016

Executive Offices
 First Bell Bancorp, Inc.
 300 Delaware Avenue, Suite 1704
 Wilmington, DE 19801

Special Counsel
 Muldoon Murphy and Faucette LLP
 5101 Wisconsin Avenue N.W.
 Washington, DC 20016

Independent Auditors
 S. R. Snodgrass, A.C.
 1000 Stonewood Drive, Suite 200
 Wexford, PA 15090
-------------------------------------------------------------------------------

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