Form 10-K, Exhibit 13
period 2002-12-31
FIRST BELL BANCORP INC
filed 2003-03-31
CIK 932697

                               2002 ANNUAL REPORT









                                     [LOGO]
                                   First Bell
                                    Bancorp,
                                      Inc.

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------



Table of Contents
--------------------------------------------------------------------------------

              SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY  1
              ----------------------------------------------------

              LETTER TO OUR SHAREHOLDERS                        3
              ----------------------------------------------------

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS     9
              ----------------------------------------------------

              MANAGEMENT'S REPORT ON INTERNAL CONTROL AND
              COMPLIANCE WITH LAWS AND REGULATIONS             24
              ----------------------------------------------------

              INDEPENDENT AUDITORS' REPORT                     25
              ----------------------------------------------------

              CONSOLIDATED FINANCIAL STATEMENTS                26
              ----------------------------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       31
              ----------------------------------------------------

              EXECUTIVE MANAGEMENT AND DIRECTORS               50
              ----------------------------------------------------

              SHAREHOLDER INFORMATION                          52
              ----------------------------------------------------

              OFFICE LOCATIONS                                 53
              ----------------------------------------------------

--------------------------------------------------------------------------------

Selected Financial and Other Data of the Company
--------------------------------------------------------------------------------


  The following table sets forth certain summary historical financial information concerning the financial position of the Company for the period and at the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes contained elsewhere herein.

                                                                     December 31,
                                                     ---------------------------------------------
                                                       2002     2001      2000     1999     1998
                                                     -------- --------  -------- -------- --------
                                                                    (in thousands)
Financial Condition Data:
Total assets........................................ $892,885 $855,203  $832,680 $821,171 $767,606
Investments, held to maturity.......................       --       --        --    4,989    9,980
Investments, available for sale.....................  309,108  281,430   213,234  202,382  136,677
Cash and cash equivalents...........................   35,414   32,198    40,509   20,468   21,543
Total loans receivable, net.........................  333,672  436,473   527,811  533,259  545,535
Mortgage-backed securities, available for sale......  158,637   55,995    21,523       --       --
Deposits............................................  586,686  561,352   536,685  511,931  495,128
Borrowings..........................................  221,750  214,250   219,250  238,000  180,000
Stockholders' equity................................   73,706   66,441    61,620   54,518   73,902

                                                                Year Ended December 31,
                                                     ---------------------------------------------
                                                       2002     2001      2000     1999     1998
                                                     -------- --------  -------- -------- --------
                                                         (in thousands, except per share data)
Selected Operating Data:
Interest income..................................... $ 44,369 $ 49,737  $ 52,705 $ 52,090 $ 49,649
Interest expense....................................   32,612   41,148    40,677   37,061   32,843
                                                     -------- --------  -------- -------- --------
 Net interest income................................   11,757    8,589    12,028   15,029   16,806
 Provision for loan losses..........................       --       --        --      120       90
                                                     -------- --------  -------- -------- --------
 Net interest income after provision for loan losses   11,757    8,589    12,028   14,909   16,716
Total other income..................................    3,086    2,434       858      598      643
Total other expenses................................    5,319    5,170     5,598    6,116    5,643
                                                     -------- --------  -------- -------- --------
Income before provision for income taxes............    9,524    5,853     7,288    9,391   11,716
Provision for income taxes..........................      948     (505)      586    1,349    3,878
                                                     -------- --------  -------- -------- --------
Net income.......................................... $  8,576 $  6,358  $  6,702 $  8,042 $  7,838
                                                     ======== ========  ======== ======== ========
Earnings per share
 Basic.............................................. $   2.09 $   1.55  $   1.61 $   1.68 $   1.41
                                                     ======== ========  ======== ======== ========
 Diluted............................................ $   2.02 $   1.52  $   1.57 $   1.61 $   1.35
                                                     ======== ========  ======== ======== ========
Dividends declared per common shares................ $   0.54 $   0.48  $   0.48 $   0.40 $   0.40
                                                     ======== ========  ======== ======== ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

                                                                      At or For the Year Ended December 31,
                                                                   -------------------------------------------
                                                                     2002     2001     2000     1999     1998
                                                                   -------  -------  -------  -------  -------
Selected Financial Ratios and Other Data:
Book value per share.............................................. $ 16.25  $ 13.96  $ 12.95  $ 10.51  $ 12.11
Stockholders' equity to assets at period end......................    8.25%    7.77%    7.40%    6.64%    9.63%
Return on average assets (net income divided by average total
  assets).........................................................    0.98     0.75     0.82     0.99     1.09
Return on average equity (net income divided by average
  equity).........................................................   11.88     9.40    12.28    12.50    10.36
Stockholders' equity to assets ratio (average stockholders' equity
  divided by average total assets)................................    8.27     7.95     6.68     7.96    10.50
Dividend payout ratio.............................................   26.73    30.84    29.38    23.04    28.48
Average interest rate spread (1)(4)...............................    1.56     1.17     1.57     1.73     1.93
Net interest margin (2)(4)........................................    1.75     1.40     1.89     2.19     2.47
Other income to average assets....................................    0.35     0.29     0.10     0.07     0.09
Other expenses to average assets..................................    0.61     0.61     0.69     0.76     0.78
Non-performing assets to total assets.............................    0.20     0.12     0.07     0.08     0.08
Non-performing loans to total loans...............................    0.54     0.24     0.11     0.05     0.09
Allowance for loan losses to total loans..........................    0.28     0.21     0.18     0.17     0.15
Allowance for loan losses to non-performing assets................    .51x     .88x    1.56x    1.40x    1.39x
Efficiency ratio (3)..............................................   35.84    46.90    43.44    39.44    32.51
Net interest income to other expenses.............................   2.21x    2.30x    2.76x    3.08x    3.18x
Net interest income after provision for loan losses to total other
  expenses........................................................   2.21x    2.30x    2.76x    3.06x    3.17x
Average interest-earning assets to average interest--bearing
  liabilities.....................................................   1.05x    1.05x    1.06x    1.09x    1.12x
Number of:
 Depositor accounts...............................................  51,247   55,128   56,581   54,257   53,579
 Full-service customer service facilities.........................       7        7        7        7        7

--------
(1) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(2) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of recurring other expenses to recurring other income and net interest income.
(4) Ratios are based on net interest income determined with tax equivalent rates of return for non-taxable investment securities.

--------------------------------------------------------------------------------

To Our Shareholders
--------------------------------------------------------------------------------


                                  In view of the challenging financial
                                conditions of 2002, we are unusually proud of the performance of First Bell Bancorp, Inc., the parent corporation of Bell Federal Savings and Loan Association of Bellevue. While the United States economy seemed stalled between outright recession and decisive recovery, and political uncertainties clouded the outlook for the future, we were able to register a solidly profitable year for our shareholders.

                                  Our net income for the year ended December
                                31, 2002, was $8.6 million, compared to $6.4 million for the previous year. Earnings per diluted share for the year were $2.02, in comparison with $1.52 per diluted share in 2001. As a result, we were able to post the leading improvement in stock price of any financial institution in the Pittsburgh region. Our stock closed the year at $21.26 per share, up from the December 31, 2001, price of $13.95. At year's end, our Board of Directors declared a regular quarterly dividend of $0.15 per share to stockholders, up from $0.12.

                                  This is also a good place to mention two
                                important ratios in the financial services industry which are widely used to gauge how well an institution is employing the resources at its disposal. In 2002, we showed clear improvements in both ratios. First Bell Bancorp's return on average equity, or ROE, improved to 11.88% for 2002, as opposed to 9.40% a year earlier. Our return on average assets, or ROA, last year was 0.98%, up from 0.75% in 2001.

                                  We attribute this gratifying performance
                                first of all to the favorable interest rate environment. Although lower interest rates have yet to stimulate the national economy into robust recovery, they have improved our margins by reducing interest rates on our certificates of deposit. We also counted important income from sales of investment securities and from an increase in our loan fees and service charges. The reduction of our mortgage portfolio helped us improve our position with respect to interest rate risk. The portfolio dropped by $102.8 million in 2002, to a new balance of $333.7 million. Largely as a consequence of this reduction in the balance of our loan portfolio, our interest rate risk improved, with rate sensitivity falling to 211 basis points from 419 basis points.

                                  In addition, our traditionally strong
                                efficiency ratio once again reflected our ability to manage costs; the productivity of our staff pays

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

                                off in substantial savings that go directly into our improved share price. Last year, our efficiency ratio improved to 35.84% from 46.90% in 2001. In October 2002, we announced our ninth stock repurchase program, conducted through registered broker-dealers in open market transactions.

                                  When it was completed, we had repurchased
                                238,722 shares, or 5% of shares outstanding, an average cost of $18.80 per share.

                                  The capital foundation of First Bell Bancorp
                                remains healthy. Total consolidated assets were $892.9 million at the end of 2002, up from $855.2 million twelve months earlier. Savings deposits advanced to $586.6 million over $561.3 million in 2001. Core deposits increased in 2002 to $205.1 million from $154.9 million the previous year, a growth of 32.4%. Total consolidated stockholders' equity also improved markedly, to $73.7 million for last year over $66.4 million in 2001; in the same period, book value per share grew to $16.25 per share from $13.96.

                                  The continuing hesitancy of economic recovery
                                in our country may also be seen in the progress of our non-performing assets. At year's end 2002, non-performing assets were $1.8 million, which is 0.20% of total assets; those figures are up from $1.1 million and 0.12%, respectively, from the prior year. Our non-performing assets have always been controlled by a rigorous and systematic credit culture which remains at the core of our management philosophy. The effectiveness of that culture is dramatized by our loan losses. Our current loan loss reserve is $925,000, or 51.4% of non-performing assets as of this writing.

                                  Low interest rates generally attract mortgage
                                customers looking to take advantage of the lower rates by refinancing their mortgage. As long-term rates began to decline after a surprisingly long delay, we have become an extremely active player in the regional refinancing market, both for our own customers but also on behalf of other Pittsburgh financial institutions. We anticipate that this activity will continue to generate fees that should help offset lost income from lower rates.

                                  We are proud of our record in 2002 and expect
                                to build on it for a successful 2003. We are even prouder of our record of stability and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                reliability, serving the Pittsburgh region for more than one hundred years. Our roots are deep in this community, and our commitment to its growth a matter of record. Like the community itself, of course, we have changed over the years, and on the following two pages there is a brief sketch of our history, with some illustrations of the old and the new Bell Federal Savings.

                                                   Sincerely,

                                                   Albert H. Eckert II
                                                   President and Chief
                                                   Executive Officer

--------------------------------------------------------------------------------

Serving Our Community
In Three Centuries
--------------------------------------------------------------------------------


                                  Our institution was founded at the end of the
                                nineteenth century, became a regional fixture in the twentieth, and now moves into the twenty-first century with a solid record of achievement and stability.

                                  The present Bell Federal Savings and Loan
                                Association of Bellevue was born in 1891 as the Commercial Building and Loan Association of Allegheny City, Pennsylvania. At that time, the present North Side of the City of Pittsburgh was a separate city, Allegheny. In 1907 Allegheny City was annexed by the City of Pittsburgh.

                                  The Commercial Building and Loan Association
                                was located in a working class neighborhood of Allegheny near the steel mills which made Pittsburgh famous. As the steel mills flourished and provided jobs for workers the Building and Loan grew. Commercial Building and Loan provided homes to the newly arrived immigrants by providing home mortgages.

                                  Major transformation took place in 1941: The
                                Association moved its office to the Borough of Bellevue, received a Federal charter and was renamed First Federal Savings and Loan Association of Bellevue. Its new home was located at 577 Lincoln Avenue, Bellevue and met with much success. The Association at this time became a member of the Federal Savings and Loan Insurance Corporation, an agency of the Federal government, which insured all savings at it and other member institutions to a maximum of $10,000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  The Company continued to grow and, as a
                                result in 1952, built a modern office building at 532 Lincoln Avenue, pictured here. The World War II years and immediate postwar years were a period of remarkable growth: from 1941 to 1956, assets grew at an average annual rate of $740,000 per year, and we played a significant role in the growth of home ownership throughout our region.

                                  During the second half of the twentieth
                                century, we continued to grow, assets
                                multiplying to $892.9 million in 2002 from that $11 million base in 1956. We are now the largest Savings and Loan Association in the Pittsburgh area. We were fortunate enough to weather the savings and loan crisis of the late 1980s and strong enough a decade later to demutualize the institution, now known as Bell Federal Savings and Loan under the First Bell Bancorp holding company. As a publicly traded institution from 1995, we have remained firmly committed to our historic mission of providing mortgages and savings products to our clients and profitable returns to our shareholders. During these years, we also undertook a major expansion of our headquarters building, as also pictured here, and added six other branches throughout metropolitan Pittsburgh. These branches have proven to be very successful having an average savings balance in excess of $67 million each.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

                                  [GRAPHIC]

                                  Although there are always new challenges, and
                                while the economy may include both booms and slumps, we are confident that our well-proven philosophy of a strong credit culture and efficient management will continue to be fruitful. This approach is also supplemented by the dedication and professionalism of our staff, for which we give a special thanks.

--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Overview

  First Bell Bancorp, Inc., (the "Company") is a Delaware corporation organized by the Board of Directors in 1995 to serve as the holding company of Bell Federal Savings and Loan Association of Bellevue, (the "Association"). All material business of the Company is transacted through the subsidiary thrift institution. Since 1891, the Association has operated a traditional savings and loan institution serving the greater Pittsburgh, Pennsylvania area with the mission to achieve superior profitability while maintaining a strong capital and liquidity position. As a community oriented savings and loan, the Company's primary investment is in one- to four-family residential mortgage loans and investment securities. The primary sources of funds are from retail deposit accounts and borrowings. The Company's successful longevity has come from conservative underwriting, control of overhead expenses and the ability to adapt to changing economic and environmental conditions.

  The Company's long-term policy of originating loans secured by one- to four-family, owner-occupied, primary residences has resulted in the maintenance of high quality assets. The balance of non-performing loans may fluctuate based on unusual circumstances, which affect our borrowers. With active management of the loan portfolio, however, the Company, again in 2002, did not have a loan charge-off. The Company has not had a loan charge-off since 1994.

  Continued prudent management of non-interest expenses has contributed to the production of consistent returns for the Company's shareholders. The Company consistently ranks as one of the most efficient savings and loan associations in the country. The ratio of other expenses to average assets was 0.61%, 0.61% and 0.69% for the years ended December 31, 2002, 2001, and 2000, respectively. Low operating costs are maintained by managing and monitoring overhead costs, primarily through controlling the growth in personnel. At December 31, 2002, the Company's seven offices and $892.9 million in assets were operated by a total of fifty-five full-time equivalent employees, resulting in an average of $16.23 million in assets per employee.

  First Bell has utilized technology to expand its product distribution. With the introduction of telephone banking and Internet banking, depositors have the ability to access their accounts, transfer money between accounts, or make loan payments from their home or office 24-hours per day. Optionally, depositors may sign up for electronic bill paying to further the management of their finances.

  Deposit growth has been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. In 2002 and 2001, First Bell placed considerable emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

  The Company utilizes borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") to augment its retail deposits and to manage its interest rate risk position, fund the investment portfolio and to help manage the Company's equity position. As of December 31, 2002 the Company had borrowings from the FHLB of $208.0 million and a bank term loan of $13.7 million.

Acquisition of the Company

  On March 11, 2002, the Company and the Association entered into an Agreement and Plan of Merger (the "Agreement") with Northwest Bancorp, MHC, Northwest Bancorp, Inc. ("Northwest Bancorp"), a majority-owned subsidiary of Northwest Bancorp, Northwest Savings Bank, a wholly-owned subsidiary of Northwest Bancorp, and Northwest Merger Subsidiary, Inc., a wholly-owned subsidiary of Northwest Bancorp. The Agreement sets forth the terms and conditions pursuant to which, among other things, Northwest Merger Subsidiary, Inc. shall merge with and into the Company, with the Company as the surviving entity (the "Merger"), and, subsequent to consummation of the Merger, the Association shall merge with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving entity. The Agreement provides, among other things, that as a result of the Merger each outstanding share of common stock of the Company (subject to certain exceptions) will be automatically converted into the right to receive an amount equal to $26.25 in cash, without interest.

  Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Agreement by the stockholders of the

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------

Company and the receipt of requisite regulatory approvals of the Merger. All of the directors of the Company, who own in the aggregate approximately 12.7% of the outstanding shares of common stock of the Company (including unexercised vested stock options), have entered into Letter Agreements with Northwest Bancorp, pursuant to which these directors have agreed to vote their shares of Company common stock in favor of approval of the Agreement.

Private Securities Litigation Reform Act of 1995 Safe Harbor Statement

  In addition to historical information, this Annual Report includes certain forward-looking statements based on current management expectations. Examples of this forward looking information can be found in, but are not limited to, the: President's "Letter to Shareholders", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Asset Quality", "Interest Rate Sensitivity Analysis. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rate, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2002 Annual Report on Form10-K.

Critical Accounting Policies

  The Company's accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 2 of the consolidated financial statements. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period . In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

  Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company's allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio.

  Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company's methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of "Notes to Consolidated Financial Statements".

Mortgage Servicing Rights

  The Bank originates residential mortgages that are sold on the secondary market and it is the Bank's normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the mortgage banking activity. The capitalized servicing rights are amortized against non-interest income in proportion to, and over the periods of, the estimated net servicing income of the underlying financial assets.

  Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics, when available, or estimated based on projected discounted cash flows using market based assumptions. The Bank primarily uses the discounted cash flow method.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Deferred Tax Assets

  We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in Note 13 of the consolidated financial statements.

Financial Condition

  The following table sets forth information concerning the composition of the Company's assets, (in thousands).

                                  December 31, 2002   December 31, 2001
                                 ------------------  ------------------
                                          Percent of          Percent of
                                  Amount    Total     Amount    Total
                                 -------- ---------- -------- ----------
       ASSETS...................
       Cash and cash equivalents $ 35,414     3.97%  $ 32,198     3.76%
       Federal funds sold.......   10,750     1.20      4,150     0.49
       Investment securities....  467,745    52.39    337,425    39.46
       Loans, net...............  333,672    37.37    436,473    51.03
       FHLB stock...............   11,752     1.32     10,400     1.22
       Bank-owned life insurance   22,096     2.47     21,012     2.46
       Deferred tax asset.......    1,624     0.18      2,708     0.32
       Other assets.............    9,832     1.10     10,837     1.26
                                 --------   ------   --------   ------
          Total Assets.......... $892,885   100.00%  $855,203   100.00%
                                 ========   ======   ========   ======

Total Assets

  Total assets increased by $37.7 million or 4.4% to $892.9 million at December 31, 2002 from $855.2 million at December 31, 2001. The increase in total assets was the result of increases in investment securities, mortgage-backed securities, cash and cash equivalents and federal funds sold. Offsetting these increases were decreases in conventional mortgages, net, and other assets. In 2001, the Company purchased $20 million in bank owned life insurance. This investment was purchased as a means to offset employee benefit costs and earned $1.1 million and $1.0 million in the years ended December 31, 2002 and 2001, respectively.

Conventional Mortgage Loans

  The Company emphasizes the origination of conventional one- to four-family residential mortgage loans for its portfolio in its primary market, the greater Pittsburgh Metropolitan area. The Company originates primarily 15 and 30 year, fixed-rate and adjustable-rate mortgage loans. The Company also originates residential construction loans and home equity installment and line of credit loans on one- to four-family properties. Conventional mortgage loans, net decreased by $102.8 million, or 23.6%, to $333.7 million at December 31, 2002 from $436.5 million at December 31, 2001. The decrease was primarily the result of principal repayments of $174.6 million offset by the funding of conventional mortgage loans of $60.1 million and the purchase of $6.6 million whole loans qualified under the Community Reinvestment Act. The Company has reduced its volume of loan originated, in relation to loan repayments, over the last two years due to the interest rate risk associated with the inclusion of these low interest rate loans in the Company's loan portfolio. Conventional mortgage loans are comprised of residential mortgages, residential construction loans, home equity installment and line of credit loans and Multi-family loans. At December 31, 2002, residential mortgage loans totaled $324.7 million or 96.3% of the total loan portfolio. At December 31, 2002, $318.1 million or 94.3% of the loan portfolio consisted of fixed-rate mortgage loans in comparison to $398.6 million or 90.3% as of the prior year-end date. The Company emphasizes the origination of adjustable rate mortgages to reduce the susceptibility to interest rate risk when market conditions permit. Residential construction mortgage loans totaled $3.9 million or 1.2% of total loans and home equity loans totaled $8.0 million or 2.4% of total loans.


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------

Investment Securities and Other Interest Earning Investments

  The Company has placed more emphasis on its investment portfolio to support the Company's continued growth due to the ability to reduce interest rate risk by purchasing adjustable rate or short-term securities. The investment portfolio is comprised of mortgage-backed securities, Bank Qualified Municipal Securities, Collateralized Mortgage Obligations ("CMO's"), Treasury Securities, Small Business Administration securities, and FHLB bonds. Investment securities and mortgage-backed securities increased by $130.3 million, or 38.6%, to $467.7 million at December 31, 2002 from $337.4 million at December 31, 2001. The increase was the result of the purchase of $121.0 million of mortgage-backed securities, $34.6 million of CMO's, $42.1 million of FHLB bonds and $111.5 million of municipal securities. These purchases were offset by the sale of $106.5 million in municipal securities, and principal payments on investment securities of $59.3 million and repayments on mortgage-backed securities of $19.1 million. The net unrealized gain on securities available for sale increased from a loss of $2.4 million at December 31, 2001 to a gain of $4.7 million at December 31, 2002. The balance invested in FHLB stock increased $1.4 million from $10.4 million at December 31, 2001 to $11.8 million at December 31, 2002. The investment required by the FHLB is based on the balance of borrowings from the FHLB and the balance of the Company's investment in mortgages and securities collateralized by mortgages. Federal funds sold increased by $6.6 million to $10.8 million at December 31, 2002 from $4.2 million at December 31, 2001. This increase was the result of a higher average rate earned on Federal funds in relation to the funds being invested in interest bearing accounts.

Asset Quality

  In 2002, the Company's assets continued to be comprised of quality investments. For the eighth consecutive year the Company has not experienced a loan charge-off. Prudent underwriting, conservative lending policies and active management of the mortgage loan portfolio have enabled the Company to minimize losses inherent in the operation of a savings and loan. However, at December 31, 2002, total non-performing assets increased from $1.1 million to $1.8 million or 0.20% of total assets. The non-performing assets consisted of 25 first mortgage loans. These 25 loans have an average loan to value, (based on the original appraisal) ratio of 54.1%. The Company has established a reserve for probable loan losses inherent in the loan portfolio of $925,000, which is equal to 51.2% of non-performing assets as of December 31, 2002. While every effort is made to originate quality assets, management cannot guarantee that problem loans will not occur. The allowance is based on management's assessment of prospective national and local economic conditions, the regulatory environment and inherent risks in the portfolio, not to specific problem loans existing in the portfolio. Management believes that the current level of reserves is adequate. However, the balance of reserves necessary can be greatly influenced by regulatory changes and economic conditions. Therefore, the level of future reserves and the related effect on net income cannot be assured.

Liquidity and Capital Resources

  The Company is required to maintain liquid assets at a level, which would be consistent with the safe and sound operation of the Association. Management of the association believes that it has met or exceeded these requirements during the current and prior fiscal years.

  The primary source of cash flow for the Company is dividend payments from the Association, sales and maturities of investment securities and, to a lesser extent, earnings on deposits held by the Company. The ability of the Association to pay dividends and other capital distributions to the Company is generally limited by the regulations of the Office of Thrift Supervision, ("OTS"). Additionally, the OTS may prohibit the payment of dividends which are otherwise permissible by regulation for safety and soundness reasons. As of December 31, 2002, the Association had approximately $138,000 of dividends it could pay to the Company subject to notice to the OTS and the Company (unconsolidated) had $1.5 million in cash or cash equivalents and Federal funds sold.

  Any dividend by the Association beyond its current year-to-date net income combined with retained net income of the preceding two years would require approval of the OTS. To the extent the Association was to apply for a dividend distribution to the Company in excess of the regulatory permitted dividend amounts, no assurances can be made such application would be approved by the regulatory authorities.

  The Association's sources of funds are deposits, borrowings and principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are predictable sources of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic conditions and competition.

  At December 31, 2002, loan commitments were $20.6 million. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2002, totaled $245.3 million. Management believes that a significant portion of such deposits will remain with the Association. As a member of the FHLB, the Association has the ability to borrow from the FHLB, if necessary. As of December 31, 2002, the Association had $208.0 million in outstanding borrowings from the FHLB. The most recent FHLB report had the Association's additional borrowing capacity from the FHLB at $270.4 million.

Impact of Inflation and Changing Prices

  The consolidated financial statements and the accompanying Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Interest Rate Sensitivity / Net Portfolio Value Analysis

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive. The Company's interest rate sensitivity is monitored by management through selected interest rate risk measures produced internally and by the OTS. The Company's interest rate risk is measured by modeling the change in net portfolio value ("NPV") and net interest income over a variety of interest rate scenarios and, to a lesser extent, through "GAP" analysis.

  The OTS calculates interest rate risk through modeling. All calculations have limitations because of inherent assumptions which must be made with respect to market values, discount rates, prepayments, the interest rate sensitivity of the assets and liabilities to changes in base interest rates, the value of options imbedded in the asset or liability, the likelihood that the option will be exercised and the extent to which customers elect to make prepayments on loans or deposits or withdrawals from savings accounts. Management bases their assumptions on historical data accumulated over a variety of interest rate scenarios.

  As of December 31, 2002, the Association's NPV, as measured by the OTS, was $71.7 million or 7.80% of the market value of assets. Following a 200 basis point increase in interest rates, the Association's "post-shock" NPV, which provides a larger decline than a 200 basis point decrease, was $49.8 million, or 5.69% of the market value of assets. The change in the NPV ratio or the Association's Sensitivity Measure was -211 basis points.

  Under OTS capital requirements, which have not been fully implemented, the decline in the NPV ratio at December 31, 2002 would reflect an above average interest rate risk. If the regulations were implemented as proposed, the Association would be subject to a deduction from total capital for purposes of determining compliance with regulatory capital requirements, but would still comply with the fully phased in capital requirements. Management reviews the quarterly OTS measurements and compares them to evaluations produced through internally generated simulation models. These measures are used in conjunction with NPV measures to identify excessive interest rate risk.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


  The following analysis sets forth the Association's NPV as of December 31, 2002, as calculated by the Office of Thrift Supervision, which are consistent with internal calculations, for instantaneous and sustained changes in interest rates relative to the NPV in an unchanging interest rate environment.


Change in Interest Rates Net Portfolio Value      Net Change       Projected Percentage
   (in basis points)       (in thousands)       (in thousands)       Change to Base
         +200                  $49,810             $(21,918)              (31%)
         +100                  65,361               (6,367)               (9%)
           --                  71,728                          --           --
         -100                  62,886               (8,841)               (12%)

Interest Rate Sensitivity / GAP Analysis

  Another method to calculate interest rate sensitivity is through "GAP" analysis. In a GAP analysis, assets and liabilities are analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "GAP." In a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it has a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth or decrease net interest income.

  The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are anticipated to re-price or mature in each of the future time periods shown. The amounts of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier of term to (i) repricing or (ii) the contractual terms of the asset or liability adjusted for prepayment rates. The prepayment rates for fixed-rate mortgage loans on one- to four-family residences are assumed to prepay at a rate of 9% per year and are net of deferred loan origination fees and the allowance for loan losses. Decay rates of 14% for passbook accounts, 17% for NOW accounts and 31% for money market deposit accounts are assumed. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity. Although management believes the assumptions are reasonable, they should not be regarded as necessarily indicative of the actual decay rates that may be experienced in the future. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. A gap presentation makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                             At December 31, 2002
                                -----------------------------------------------------------------------------
                                            More                           More
                                            Than                 More      Than
                                           Three    More Than  Than One   Three     More
                                  Three    Months   Six Months Year to   Years to Than Five   More
                                 Months    to Six   to Twelve   Three      Five   Years to  Than Ten
                                 or Less   Months     Months    Years     Years   Ten Years  Years     Total
                                --------  --------  ---------- --------  -------- --------- -------- --------
                                                                (in thousands)
INTEREST EARNING ASSETS:
 Real Estate Loans:
   ARM Loans................... $  1,494  $  1,189   $  2,578  $ 10,602  $ 2,816  $     --  $   487  $ 19,166
   Fixed Rates Loans...........   10,957    10,805     21,657    64,363   47,549   118,624   29,627   303,582
   Residential Construction
     Loans.....................       --        --         --        --       --        --    2,231     2,231
   Multi-Family................       --         7         18        --       --       151       --       176
   Second Mortgage Loans.......    2,244        29         88     2,153    2,244     1,266       --     8,024
 Consumer Loans................      493        --         --        --       --        --       --       493
 Mortgage-backed securities....  150,400        --         --     8,237       --        --       --   158,637
 Investment securities.........  131,890    26,123     12,487    45,185   11,037   120,341    3,664   350,727
 FHLB Stock....................       --        --         --        --       --        --   11,752    11,752
                                --------  --------   --------  --------  -------  --------  -------  --------
Total Interest Earning Assets..  297,477    38,153     36,828   130,540   63,646   240,382   47,761   854,787
INTEREST BEARING LIABILITIES:
 Passbook, Club and Other
   Accounts....................    4,602     4,602      9,205    29,448   21,779    32,759   29,102   131,497
 Money Market and NOW
   Accounts....................    3,838     3,838      7,675    21,101   12,980    15,417    8,779    73,628
 Certificate Accounts..........   86,240    95,133     63,950   106,492   20,232     9,514       --   381,561
 Borrowings....................    1,250     1,250      2,500     8,750       --   208,000       --   221,750
 Advances by Borrowers for
   Taxes and Insurance.........    6,995        --         --        --       --        --       --     6,995
                                --------  --------   --------  --------  -------  --------  -------  --------
Total Interest Bearing
  Liabilities..................  102,925   104,823     83,330   165,791   54,991   265,690   37,880   815,430
                                --------  --------   --------  --------  -------  --------  -------  --------
Interest Sensitivity Gap....... $194,552  $(66,670)  $(46,502) $(35,251) $ 8,655  $(25,308) $ 9,881  $ 39,357
                                ========  ========   ========  ========  =======  ========  =======  ========
Cumulative Interest Sensitivity
  Gap.......................... $194,552  $127,882   $ 81,382  $ 46,131  $54,787  $ 29,479  $39,357  $ 39,357
                                ========  ========   ========  ========  =======  ========  =======  ========
Cumulative Interest Sensitivity
  Gap as a Percentage of Total
  Assets.......................    21.79%    14.32%      9.11%     5.17%    6.14%     3.30%    4.41%     4.41%
Cumulative Net Interest Earning
  Assets as a Percentage of
  Cumulative Interest Bearing
  Liabilities..................   289.02%   161.56%    127.96%   100.10%  110.70%   103.79%  104.83%   104.83%

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------


Average Balances, Interest and Average Yields

  The following table sets forth certain information relating to the Company's balance sheet at December 31, 2002, and average balance sheets and statements of income for the years ended December 31, 2002, 2001 and 2000, and reflect the tax equivalent average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the years presented. Average balances are based on average daily balances. The yields and costs include fees, which are considered adjustments to yields. Interest income for investment securities shown in the chart below is the tax equivalent interest income. Tax equivalent interest income is being used because interest on investment securities includes tax-exempt securities. Tax-exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax-equivalent basis. Tax equivalent adjustments of $2.8 million, $2.8 million and $3.1 million were made to interest income on investment securities in 2002, 2001 and 2000, respectively. The tax equivalent adjustments for each year were calculated by adjusting the interest income on tax-exempt securities by the Company's federal income tax rate of 34%.

                                                        At December 31, 2002 Year Ended December 31, 2002
                                                        ------------------   ---------------------------
                                                                             Average            Average
                                                        Balance   Yield/Cost Balance  Interest Yield/Cost
                                                        --------  ---------- -------- -------- ----------
                                                                         (in thousands)
Interest-earning Assets:
   Investment securities (1)........................... $351,729     5.02%   $354,591 $16,737     4.72%
   Conventional loans (2)..............................  333,672     6.85     395,466  27,349     6.92
   Mortgage-backed securities..........................  158,637     4.19      75,526   2,999     3.97
   Federal funds sold..................................   10,750     1.01       8,227     133     1.62
                                                        --------             -------- -------
       Total interest-earning assets...................  854,788     5.53%    833,810  47,218     5.66%
                                                                                      -------
       Non-interest earning assets.....................   38,097               38,367
                                                        --------             --------
          TOTAL ASSETS................................. $892,885             $872,177
                                                        ========             ========
Interest-bearing Liabilities:
   Passbook, club and other accounts (5)............... $138,492     2.56%   $117,908 $ 2,630     2.23%
   Money market and NOW accounts.......................   73,628     1.50      70,595   1,214     1.72
   Certificate accounts................................  381,561     3.67     392,370  16,496     4.20
   Borrowings..........................................  221,750     5.56     214,061  12,272     5.73
                                                        --------             -------- -------
       Total interest-bearing liabilities..............  815,431     3.80%    794,934  32,612     4.10%
                                                                                      -------
       Non-interest-bearing liabilities................    3,748                5,082
                                                        --------             --------
          TOTAL LIABILITIES............................  819,179              800,016
   Stockholders' equity................................   73,706               72,161
                                                        --------             --------
   Total liabilities and stockholders' equity.......... $892,885             $872,177
                                                        ========             ========
Net tax equivalent interest income/net interest rate
  spread (3)...........................................                               $14,606     1.56%
                                                                                      =======
Net tax equivalent yield on interest-earning assets (4)              1.73%                        1.75%
Ratio of interest-earning assets to interest-bearing
  liabilities..........................................              1.05                         1.05

--------
(1) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(2) Includes non-accrual loans, net deferred loan origination fees, loans in process disbursed, and allowance for loan losses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of interest-earning assets.
(5) Includes advances by borrowers for taxes and insurance.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                     Year Ended December 31, 2001 Year Ended December 31, 2000
                                                     ---------------------------  ---------------------------
                                                     Average            Average   Average            Average
                                                     Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                                                     -------- -------- ---------- -------- -------- ----------
                                                                          (in thousands)
Interest-earning Assets:
   Investment securities (1)........................ $285,546 $16,035     5.62%   $238,737 $15,550     6.51%
   Conventional loans (2)...........................  481,423  34,250     7.11     533,982  38,445     7.20
   Mortgage-backed securities.......................   39,123   1,956     5.00      13,567     977     7.20
   Federal funds sold...............................    7,141     307     4.30      13,200     800     6.06
                                                     -------- -------             -------- -------
       Total interest-earning assets................  813,233  52,548     6.46%    799,486  55,772     6.98%
                                                              -------                      -------
       Non-interest earning assets..................   38,096                       17,201
                                                     --------                     --------
          TOTAL ASSETS.............................. $851,329                     $816,687
                                                     ========                     ========
Interest-bearing Liabilities:
   Passbook, club and other accounts (5)............ $ 73,756 $ 2,437     3.30%   $ 59,000 $ 2,737     4.64%
   Money market and NOW accounts....................   76,970   1,601     2.08      83,044   1,637     1.97
   Certificate accounts.............................  410,250  24,475     5.97     389,054  23,256     5.98
   Borrowings.......................................  216,552  12,635     5.83     221,960  13,047     5.88
                                                     -------- -------             -------- -------
       Total interest-bearing liabilities...........  777,528  41,148     5.29%    753,058  40,677     5.40%
                                                              -------                      -------
       Non-interest-bearing liabilities.............    6,143                        9,071
                                                     --------                     --------
          TOTAL LIABILITIES.........................  783,671                      762,129
   Stockholders' equity.............................   67,658                       54,558
                                                     --------                     --------
   Total liabilities and stockholders' equity....... $851,329                     $816,687
                                                     ========                     ========
Net tax equivalent interest income/net interest
  rate spread (3)...................................          $11,400     1.17%            $15,095     1.58%
                                                              =======                      =======
Net tax equivalent yield on interest-earning
  assets (4)........................................                      1.40%                        1.89%
Ratio of interest-earning assets to interest-bearing
  liabilities.......................................                      1.05                         1.06

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------


Rate/Volume Analysis

  The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the years indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by current volume) and (iii) the changes attributable to the combined impact of volume and rate. The change in interest due to both rate and volume in the rate/volume analysis table has been allocated to changes due to rate. The average rates for investment securities used to calculate the variances in the following table, for 2002, 2001 and 2000, are tax equivalent rates.

                                                 Year Ended December 31,      Year Ended December 31,
                                                      2002 vs. 2001                2001 vs. 2000
                                                  Increase (Decrease) in       Increase (Decrease) in
                                                Net Interest Income Due to   Net Interest Income Due to
                                               ---------------------------  ---------------------------
                                                                   Total                        Total
                                                                  Increase                     Increase
                                                Volume    Rate   (Decrease)  Volume    Rate   (Decrease)
                                               -------  -------  ---------- -------  -------  ----------
                                                                    (In thousands)
Interest-earning assets:
   Investment securities (1).................. $ 3,877  $(3,175)  $   702   $ 3,049  $(2,564)  $   485
   Conventional loans.........................  (6,115)    (786)   (6,901)   (3,784)    (411)   (4,195)
   Mortgage-backed securities.................   1,820     (777)    1,043     1,840     (861)      979
   Federal funds sold.........................      47     (221)     (174)     (367)    (126)     (493)
                                               -------  -------   -------   -------  -------   -------
       Total interest-earning assets..........    (371)  (4,959)   (5,330)      738   (3,962)   (3,224)
                                               -------  -------   -------   -------  -------   -------
Interest-bearing liabilities:
   Passbook, club and other accounts..........   1,459   (1,266)      193       685     (985)     (300)
   Money Market and NOW accounts..............    (133)    (254)     (387)     (120)      84       (36)
   Certificate accounts.......................  (1,067)  (6,912)   (7,979)    1,267      (48)    1,219
   Borrowings.................................    (145)    (218)     (363)     (318)     (94)     (412)
                                               -------  -------   -------   -------  -------   -------
       Total interest-bearing liabilities.....     114   (8,650)   (8,536)    1,514   (1,043)      471
                                               -------  -------   -------   -------  -------   -------
Net change in net interest income............. $  (486) $ 3,692   $ 3,206   $  (776) $(2,919)  $(3,695)
                                               =======  =======   =======   =======  =======   =======

--------
(1) Calculated using tax equivalent interest income.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Sources of Funding

  Deposit growth and borrowings have been the integral source of funds and the means of growth for the Company. In this regard, management has emphasized providing an increased level of service to its customers in its local market areas in order to retain and develop deposit relationships with such customers. Since 2000, First Bell has placed considerable emphasis on core deposit relationships, consisting of money market, NOW, passbook, club and statement savings accounts. These accounts tend to be stable and lower cost than other types of deposits. Certificates of deposit are offered with terms ranging from three months to ten years and are priced at competitive rates.

  As of December 31, 2002, the Company had outstanding borrowings from the FHLB in the amount of $208.0 million and a bank line of credit balance outstanding of $13.7 million. These borrowings were used to fund the investment portfolio and to help manage the Company's equity and the interest rate risk position.

  The following table sets forth information concerning the Company's liabilities and stockholders' equity, (in thousands).

                                            December 31, 2002   December 31, 2001
                                           ------------------  ------------------
                                                    Percent of          Percent of
                                            Amount    Total     Amount    Total
                                           -------- ---------- -------- ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.................................. $586,686    65.71%  $561,352    65.64%
Borrowings................................  221,750    24.84%   214,250    25.05%
Other liabilities.........................   10,743     1.20%    13,160     1.54%
Stockholders' equity......................   73,706     8.25%    66,441     7.77%
                                           --------   ------   --------   ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $892,885   100.00%  $855,203   100.00%
                                           ========   ======   ========   ======

Liabilities

  Total liabilities increased to $819.2 million at December 31, 2002 from $788.8 million at December 31, 2001. The $30.4 million or 3.9% increase was the result of increases in deposits and borrowings, offset by decreases in advances by borrowers for taxes and insurance. Borrowings increased by $7.5 million or 3.5% to $221.8 million at December 31, 2002 from $214.3 million at December 31, 2001. Total deposits increased by $25.3 million or 4.5% to $586.7 million at December 31, 2002 from $561.4 million at December 31, 2001. The increase was the result of a net increase in core savings accounts of $50.2 million or 32.4% and certificate accounts decreasing by $24.8 million or 6.1%.

Capital

  Total stockholders' equity increased by $7.3 million or 10.9% to $73.7 million at December 31, 2002, from $66.4 million at December 31, 2001. The primarily factors contributing to the increase in total stockholders' equity were net income of $8.6 million, and increases in unrealized gains on securities, net of taxes of $4.7 million. This increase was offset by dividends paid of $2.3 million and the purchase of treasury stock of $4.5 million.
--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------


December 31, 2002 Operating Results

  The following table presents selected components of net income, (in thousands).

                                                For the Years Ended December 31,
                                                --------------------------------
                                                 2002       2001       2000
                                                 -------    -------    -------
         Tax Equivalent Interest income........ $47,218    $52,548    $55,772
         Interest expense......................  32,612     41,148     40,677
                                                 -------    -------    -------
         Net interest income...................  14,606     11,400     15,095
         Provision for loan loss...............      --         --         --
         Other income..........................   3,086      2,434        858
         Other expenses........................   5,319      5,170      5,598
         Income taxes on a tax equivalent basis   3,797      2,306      3,653
                                                 -------    -------    -------
         Net Income............................ $ 8,576    $ 6,358    $ 6,702
                                                 =======    =======    =======

  Net income for the year ended December 31, 2002 increased by $2.2 million or 34.9% to $8.6 million from $6.4 million for the year ended December 31, 2001. The increase was primarily the result of an increase in net interest income and other income offset by a increase in tax equivalent income taxes.

Interest Income

  Interest income discussed in this section is tax equivalent interest income. Tax equivalent interest income is being used because interest on investment securities includes tax-exempt securities. Tax exempt securities carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze interest income on a tax equivalent basis. Tax equivalent adjustments of $2.8 million, $2.8 million and $3.1 million were made for the years ended December 31, 2002, 2001 and 2000, respectively. Interest income decreased by $5.3 million or 10.1% to $47.2 million for the year ended December 31, 2002 from $52.5 million for the year ended December 31, 2001. The decrease was primarily due to a decrease in interest earned on conventional mortgages offset by an increase in interest earned on investment securities and mortgage-backed securities. Interest on investment securities and mortgage-backed securities increased by $702,000 and $1.0 million, respectively, for the year ended December 31, 2002 in comparison to the year-ended December 31, 2001. The increase was the result of the average balance of the investment portfolio increasing from $285.5 million to $354.6 million and the average balance of the mortgage-backed securities portfolio increasing from $39.1 million to $75.5 million. Interest on conventional mortgage loans decreased by $6.9 million or 20.1% to $27.3 million for the year ended December 31, 2002 from $34.2 million for the year ended December 31, 2001. The decrease was the result of the average balance for conventional mortgage loans decreasing by $86.0 million to $395.4 million for the year ended December 31, 2002 from $481.4 million for the comparable 2001 period. Also contributing to the decrease was a 19 basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 2002 was 6.92% compared to 7.11% for 2001.

Interest Expense

  Interest expense decreased to $32.6 million for the year ended December 31, 2002 from $41.1 million for the year ended December 31, 2001. The $8.5 million or 20.7% decrease was the result of a decrease in the average cost of interest bearing liabilities from 5.29% to 4.10% for the years ended December 31, 2002 and 2001. The average balance of interest bearing liabilities at December 31, 2002 was $794.9 million in comparison to $777.5 million at the end of the prior year. Interest expense on certificates of deposit decreased by $7.9 million as the average rate and the average balance decreased from 5.97% and $410.3 million to 4.20% and $392.4 million for the twelve month periods ended December 31, 2001 and 2002, respectively. Interest expense on borrowings decreased $363,000 as the average balance and the average rate on borrowings decreased to $214.1 million and 5.73% for the year ended December 31, 2002 from $216.6 million and 5.83% for the year ended December 31, 2001. A decrease in interest expense on money market and NOW deposits of $387,000 was offset

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

by an increase in interest expense for passbook, club and other accounts of $193,000.

Net Interest Income

  Tax equivalent net interest income increased by $3.2 million or 28.1% to $14.6 million for the year ended December 31, 2002 from $11.4 million for the year ended December 31, 2001. The increase was the result of interest income decreasing by $5.3 million and a decrease in interest expense of $8.5 million.

Provision for Loan Loss

  No additional provision for loan loss was recorded during the year ended December 31, 2002. In determining the provision for loan losses, management assesses the risk inherent in its loan portfolio including, but not limited to, an evaluation of the concentration of loans secured by properties located in the Pittsburgh area, the trends in national and local economies, trends in the real estate market and in the Company's loan portfolio and the level of non-performing loans and assets. The Company's history of loan losses has been minimal, which management believes is a reflection of the Company's underwriting standards. There were no charge-offs for the years ended December 31, 2002 and 2001. Management believes the current level of loan loss reserve is adequate to cover probable losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods.

Other Income

  Other income increased by $652,000 or 26.8% to $3.1 million for the year ended December 31, 2002 from $2.4 million for the year ended December 31, 2001. During 2002, the Company restructured its securities portfolio to reduce prepayment risk. As a result, gains on sales of investment securities increased to $783,000 for the year ended December 31, 2002 compared to $329,000 for the year ended December 31, 2001. In addition, service fees and charges increased $166,000, and the cash-surrender value of bank-owned life insurance increased by $72,000 for the year ended December 31, 2002. The Association did not purchase any additional insurance in 2002 and did not own any bank-owned life insurance in 2000.

Other Expenses

  Other expenses increased by $149,000 or 2.9% to $5.3 million for the year ended December 31, 2002 from $5.2 million for the year ended December 31, 2001. The increase was primarily the result of increases in compensation and payroll taxes and fringe benefits, office occupancy and miscellaneous expenses. During fiscal year 2002, compensation, payroll taxes and fringe benefits increased $69,000 or 2.6% while, office occupancy and miscellaneous expenses increased by $50,000 and $32,000, respectively.

Income Taxes

  Income taxes increased to $948,000 from an income tax benefit of $505,000 as a larger percentage of the Company's income was derived from taxable assets in the year ended December 31, 2002 in comparison to the year ended December 31, 2001. The annualized effective tax rate was 9.9% for 2002 compared to (8.6%) for 2001.

December 31, 2001 Operating Results

  Net income for the year ended December 31, 2001 decreased by $344,000 or 5.1% to $6.4 million from $6.7 million for the year ended December 31, 2000. The decrease was primarily the result of a decrease in net interest income offset by an increase in other income and a decrease in income taxes.

Interest Income

  Interest income discussed in this section is tax equivalent interest income. Tax equivalent adjustments of $2.8 million and $3.1 million were made for the years ended December 31, 2001, and 2000, respectively. Interest income decreased by $3.3 million or 5.8% to $52.5 million for the year ended December 31, 2001 from $55.8 million for the year ended December 31, 2000. The decrease was primarily due to a decrease in interest earned on conventional mortgages offset by an increase in interest earned on investment securities and mortgage-backed securities. Interest on investment securities and mortgage-backed securities increased by $485,000 and $979,000, respectively, for the year ended December 31, 2001 in comparison to the year-ended December 31, 2000. The increase was the result of the average balance of the investment portfolio increasing from $238.7 million to $285.5 million and the average balance of the mortgage-backed portfolio increasing from $13.6 million to $39.1 million. Interest on conventional mortgage loans decreased by $4.2 million or 11.0% to $34.3 million for the year ended December 31, 2001 from $38.4 million for the year ended December 31, 2000. The decrease was

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------

the result of the average balance for conventional mortgage loans decreasing by $52.6 million to $481.4 million for the year ended December 31, 2001 from $534.0 million for the comparable 2000 period. Also contributing to the decrease was a nine basis points decline in the average rate earned on conventional mortgage loans. The average rate earned on conventional mortgage loans for 2001 was 7.11% compared to 7.20% for 2000.

Interest Expense

  Interest expense increased to $41.1 million for the year ended December 31, 2001 from $40.7 million for the year ended December 31, 2000. The $471,000 or 1.2% increase was the result of an increase in the average balance of interest-bearing liabilities to $768.8 million for the year-end December 31, 2001 from $753.1 million for the comparable 2000 period offset by a decrease in the average cost of interest bearing deposits from 5.40% to 5.35% for the two comparable periods, respectively. This increase in average balances, and the timing of repricing fixed maturity deposits offset or delayed any decreases in interest expense, which would have been realized as a result of the reduction in interest rates by the Federal Reserve Board during the year. The average balance on borrowings decreased to $216.6 million for the year ended December 31, 2001 from $222.0 million for the year ended December 31, 2000. A decrease in interest expense on money market and Now deposits of $300,000 and a decrease in interest expense for passbook, club and other accounts of $36,000 contributed to the decrease in interest on interest bearing liabilities.

Net Interest Income

  Tax equivalent net interest income decreased by $3.7 million or 24.5% to $11.4 million for the year ended December 31, 2001 from $15.1 million for the year ended December 31, 2000. The decrease was the result of interest income decreasing by $3.2 million and an increase in interest expense of $471,000.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Income Taxes

  Income taxes decreased to a benefit of $505,000 from an expense of $586,000 as a larger percentage of the Company's income was derived from tax-exempt earning assets in the year ended December 31, 2001 in comparison to the year ended December 31, 2000. The annualized effective tax rate was (8.6%) for 2001 compared to 8.0% for 2000.

New Accounting Pronouncements

  For a discussion of new accounting pronouncements and their effect on the Company, see Note 2 of the Consolidated Financial Statements.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
Management's Report on Internal Control
and Compliance with Laws and Regulations
--------------------------------------------------------------------------------

February 21, 2003

To the Stockholders of First Bell Bancorp, Inc.:

Financial Statements

  The management of First Bell Bancorp, Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgements and estimates made by management.

Internal Control

  Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision ("OTS") instructions for Thrift Financial Reports ("TFR"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

  Management assessed the institution's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and TFR instructions as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and TFR instructions as of December 31, 2002.

Internal Control (Continued)

  The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Company's management. The Audit Committee is responsible for recommending to the Board of Directors, the selection of independent auditors. It meets periodically with management, the independent auditors, and the internal auditor to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight rule by reviewing and monitoring the financial, accounting, auditing procedures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditor have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of internal control over financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Laws and Regulations

  Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

  Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the OTS. Based on this assessment, management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 2002.

/s/ Albert H. Eckert, II
Albert H. Eckert, II
Chief Executive Officer

/s/ Jeffery M. Hinds
Jeffrey M. Hinds
Chief Financial Officer

--------------------------------------------------------------------------------

Report Of Independent Auditors
--------------------------------------------------------------------------------

Board of Directors and Stockholders
First Bell Bancorp, Inc.:

  We have audited the accompanying consolidated balance sheet of First Bell Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2000, were audited by other auditors whose report dated March 23, 2001 expressed an unqualified opinion on those statements.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bell Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.
Wexford, PA
January 24, 2003 except for Note 19
as to which the date is March 22, 2003

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

Consolidated Balance Sheet
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                                                            December 31,
                                                                                         ------------------
                                                                                           2002      2001
                                         ASSETS                                          --------  --------
CASH AND CASH EQUIVALENTS:
   Cash on hand......................................................................... $  1,205  $  1,103
   Noninterest-bearing deposits.........................................................    3,340     2,299
   Interest-bearing deposits............................................................   30,869    28,796
                                                                                         --------  --------
       Total cash and cash equivalents..................................................   35,414    32,198
FEDERAL FUNDS SOLD......................................................................   10,750     4,150
INVESTMENT SECURITIES AVAILABLE-FOR-SALE................................................  309,108   281,430
MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE...........................................  158,637    55,995
LOANS--Net of allowance for loan losses of $925.........................................  333,672   436,473
PREMISES AND EQUIPMENT..................................................................    3,209     3,417
FEDERAL HOME LOAN BANK STOCK............................................................   11,752    10,400
BANK-OWNED LIFE INSURANCE...............................................................   22,096    21,012
OTHER ASSETS............................................................................    8,247    10,128
                                                                                         --------  --------
       Total assets..................................................................... $892,885  $855,203
                                                                                         ========  ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS................................................................................ $586,686  $561,352
BORROWINGS..............................................................................  221,750   214,250
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE...........................................    6,995     9,471
OTHER LIABILITIES.......................................................................    3,748     3,689
                                                                                         --------  --------
       Total liabilities................................................................  819,179   788,762
                                                                                         --------  --------
STOCKHOLDERS' EQUITY:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued or
  outstanding)..........................................................................       --        --
Common stock ($.01 par value; 20,000,000 shares authorized; 8,596,250 shares issued, one
  stock right per share)................................................................       86        86
Additional paid-in capital..............................................................   63,184    62,854
Retained earnings--substantially restricted.............................................   79,196    72,914
Unearned ESOP shares (426,479 and 459,999 shares).......................................   (3,017)   (3,254)
Unearned MRP shares (180,845 shares)....................................................   (2,521)   (2,521)
Treasury stock, at cost (4,060,536 and 3,837,890 shares)................................  (66,346)  (62,030)
Accumulated other comprehensive income (loss)...........................................    3,124    (1,608)
                                                                                         --------  --------
       Total stockholders' equity.......................................................   73,706    66,441
                                                                                         --------  --------
       Total liabilities and stockholders' equity....................................... $892,885  $855,203
                                                                                         ========  ========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statement of Income
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                      Years Ended December 31,
                                                     -------------------------
                                                       2002     2001     2000
                                                     -------  -------  -------
 INTEREST AND DIVIDEND INCOME:
    Loans........................................... $27,349  $34,250  $38,445
    Interest-bearing deposits.......................     632    1,346    1,218
    Mortgage-backed securities......................   2,999    1,956      977
    Federal funds sold..............................     133      307      800
    Investment securities, taxable..................   4,502    2,908    1,438
    Investment securities, non-taxable..............   8,380    8,267    9,021
    Federal Home Loan Bank stock....................     374      703      806
                                                     -------  -------  -------
        Total interest and dividend income..........  44,369   49,737   52,705
                                                     -------  -------  -------
 INTEREST EXPENSE:
    Deposits........................................  20,340   28,513   27,630
    Borrowings......................................  12,272   12,635   13,047
                                                     -------  -------  -------
        Total interest expense......................  32,612   41,148   40,677
                                                     -------  -------  -------
 NET INTEREST INCOME................................  11,757    8,589   12,028
 PROVISION FOR LOAN LOSSES..........................      --       --       --
                                                     -------  -------  -------
 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES  11,757    8,589   12,028
                                                     -------  -------  -------
 OTHER INCOME:
    Service fees and charges........................   1,214    1,048      623
    Gain on sale of investments, net................     783      329      138
    Gain on sale of loans...........................      --       62       --
    Earnings on bank-owned life insurance...........   1,084    1,012       --
    Gain (loss) on sale of real estate owned........      --      (21)      84
    Miscellaneous income............................       5        4       13
                                                     -------  -------  -------
        Total other income..........................   3,086    2,434      858
                                                     -------  -------  -------
 OTHER EXPENSES:
    Compensation, payroll taxes and fringe benefits.   2,699    2,630    2,777
    Federal insurance premiums......................     100      104      108
    Office occupancy expense........................     940      890      766
    Computer services...............................     326      324      298
    Miscellaneous expenses..........................   1,254    1,222    1,649
                                                     -------  -------  -------
        Total other expenses........................   5,319    5,170    5,598
                                                     -------  -------  -------
 INCOME BEFORE PROVISION FOR INCOME TAXES...........   9,524    5,853    7,288
                                                     -------  -------  -------
 PROVISION FOR INCOME TAXES:
    Current:
      Federal.......................................   1,876      452    1,149
      State.........................................     425      375      666
    Deferred tax benefit............................  (1,353)  (1,332)  (1,229)
                                                     -------  -------  -------
        Total provision for income taxes............     948     (505)     586
                                                     -------  -------  -------
 NET INCOME......................................... $ 8,576  $ 6,358  $ 6,702
                                                     =======  =======  =======
 BASIC EARNINGS PER SHARE........................... $  2.09  $  1.55  $  1.61
                                                     =======  =======  =======
 DILUTED EARNINGS PER SHARE......................... $  2.02  $  1.52  $  1.57
                                                     =======  =======  =======

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

Consolidated Statement of Comprehensive Income
(In thousands)
--------------------------------------------------------------------------------

                                                                   Years Ended December 31,
                                                                   ------------------------
                                                                     2002    2001     2000
                                                                   -------  ------  -------
Net Income........................................................ $ 8,576  $6,358  $ 6,702
Unrealized gains (losses) arising during the period...............   7,953    (491)  12,911
Less: reclassification adjustment for gains realized in net income     783     329       --
                                                                   -------  ------  -------
Other comprehensive income, before taxes..........................  15,746   5,538   19,613
Tax benefit (expense).............................................  (2,438)    279   (5,047)
                                                                   -------  ------  -------
Other comprehensive income, net of taxes.......................... $13,308  $5,817  $14,566
                                                                   =======  ======  =======

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Consolidated Statement of Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                        Common Stock                                         Accumulated
                                        ------------ Additional Unearned Unearned               Other
                                                Par   Paid-in     ESOP     MRP    Treasury  Comprehensive  Retained
                                        Shares Value  Capital    Shares   Shares   Stock    Income, (Loss) Earnings  Total
                                        ------ ----- ---------- -------- -------- --------  -------------- -------- -------
BALANCE, DECEMBER 31, 1999............. 5,189   $86   $62,217   $(3,740) $(3,378) $(55,522)    $(8,931)    $63,786  $54,518
  Purchase of treasury stock...........  (431)   --        --        --       --    (6,508)         --          --   (6,508)
  Allocation of MRP shares.............    --    --        91        --      441        --          --          --      532
  Allocation of ESOP shares............    --    --       248       233       --        --          --          --      481
  Unrealized gain in securities
   available-for-sale, net of taxes of
   $5,047..............................    --    --        --        --       --        --       7,864          --    7,864
  Dividends ($.48 per share)...........    --    --        --        --       --        --          --      (1,969)  (1,969)
  Net income...........................    --    --        --        --       --        --          --       6,702    6,702
                                        -----   ---   -------   -------  -------  --------     -------     -------  -------
BALANCE, DECEMBER 31, 2000............. 4,758    86    62,556    (3,507)  (2,937)  (62,030)     (1,067)     68,519   61,620
  Allocation of MRP shares.............    --    --        19        --      416        --          --          --      435
  Allocation of ESOP shares............    --    --       279       253       --        --          --          --      532
  Unrealized loss in securities
   available-for-sale, net of a tax
   benefit of $279.....................    --    --        --        --       --        --        (541)         --     (541)
  Dividends ($.48 per share)...........    --    --        --        --       --        --          --      (1,963)  (1,963)
  Net income...........................    --    --        --        --       --        --          --       6,358    6,358
                                        -----   ---   -------   -------  -------  --------     -------     -------  -------
BALANCE, DECEMBER 31, 2001............. 4,758    86    62,854    (3,254)  (2,521)  (62,030)     (1,608)     72,914   66,441
  Purchase of treasury stock...........  (238)   --        --        --       --    (4,489)         --          --   (4,489)
                                        -----   ---   -------   -------  -------  --------     -------     -------  -------
  Allocation of ESOP shares............    --    --       330       237       --        --          --          --      567
  Exercise of options..................    16    --        --        --       --       173          --          --      173
  Unrealized gain in securities
   available-for-sale, net of taxes of
   $2,438..............................    --    --        --        --       --        --       4,732          --    4,732
  Dividends ($.54 per share)...........    --    --        --        --       --        --          --      (2,294)  (2,294)
  Net income...........................    --    --        --        --       --        --          --       8,576    8,576
                                        -----   ---   -------   -------  -------  --------     -------     -------  -------
BALANCE, DECEMBER 31, 2002............. 4,536   $86   $63,184   $(3,017) $(2,521) $(66,346)    $ 3,124     $79,196  $73,706
                                        =====   ===   =======   =======  =======  ========     =======     =======  =======

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

Consolidated Statement of Cash Flows
(In thousands)
--------------------------------------------------------------------------------


                                                                                          Years Ended December 31,
                                                                                       ------------------------------
                                                                                          2002        2001      2000
                                                                                       ---------   ---------  --------
OPERATING ACTIVITIES:
   Net income......................................................................... $   8,576   $   6,358  $  6,702
   Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation......................................................................       308         300       294
    Deferred income taxes.............................................................    (1,353)     (1,332)   (1,229)
    Amortization of premiums and accretion of discounts...............................     1,021         388       (82)
    Compensation expense--allocations of ESOP and MRP shares..........................       567         967     1,013
    Gain on sale of investments, net..................................................      (783)       (329)     (138)
    Gain on sale of loans.............................................................        --         (62)       --
    Increase or decrease in other assets and liabilities:
      Accrued interest receivable.....................................................      (281)        294      (436)
      Accrued interest on deposits....................................................       (27)       (134)      166
      Accrued interest on borrowings..................................................       (19)       (110)      319
      Accrued income taxes............................................................       776        (732)     (929)
      Earnings on bank-owned life insurance...........................................    (1,084)     (1,012)       --
      Other, net......................................................................       407        (267)   (1,096)
                                                                                       ---------   ---------  --------
      Net cash provided by operating activities.......................................     8,108       4,329     4,584
                                                                                       ---------   ---------  --------
INVESTING ACTIVITIES:
   Securities available-for-sale:
    Purchase of investment securities.................................................  (188,114)   (112,005)       --
    Purchase of mortgage-backed securities............................................  (121,014)    (66,375)  (23,073)
    Principal paydowns................................................................    78,411      23,821     3,637
    Net proceeds from sale of investment securities...................................   107,328      29,885        --
    Net proceeds from sale of mortgage-backed securities..............................        --      21,184        --
   Securities held-to-maturity:
    Net proceeds from sale of investment securities...................................        --          --     5,125
   Purchase of bank-owned life insurance..............................................        --     (20,000)       --
   Net (increase) decrease in federal funds sold......................................    (6,600)      2,275    26,575
   Net decrease in conventional loans.................................................   109,384      71,193     5,419
   Purchase of conventional loans.....................................................    (6,583)         --        --
   Proceeds from sale of conventional loans...........................................        --      20,207        --
   Redemption (purchase) of Federal Home Loan Bank stock..............................    (1,352)      1,000        --
   Net proceeds from sale of real estate owned........................................                    29       493
   Purchase of premises and equipment.................................................      (100)        (36)      (53)
                                                                                       ---------   ---------  --------
    Net cash provided by (used in) investing activities...............................   (28,640)    (28,822)   18,123
                                                                                       ---------   ---------  --------
FINANCING ACTIVITIES:
   Net increase in deposits........................................................... $  25,334   $  24,667  $ 24,754
   Decrease in Advances by borrowers for taxes and insurance..........................    (2,476)     (1,522)     (230)
   Proceeds from borrowings...........................................................    15,000          --     5,000
   Repayments on borrowings...........................................................    (7,500)     (5,000)  (23,750)
   Dividends paid.....................................................................    (2,294)     (1,963)   (1,932)
   Purchase of treasury stock.........................................................    (4,489)         --    (6,508)
   Exercise of stock options..........................................................       173          --        --
                                                                                       ---------   ---------  --------
      Net cash provided by (used in) financing activities.............................    23,748      16,182    (2,666)
                                                                                       ---------   ---------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................     3,216      (8,311)   20,041
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........................................    32,198      40,509    20,468
                                                                                       ---------   ---------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR................................................ $  35,414   $  32,198  $ 40,509
                                                                                       =========   =========  ========
SUPPLEMENTAL DISCLOSURES:
   Cash paid for:
    Interest on deposits and advances by borrowers for taxes and insurance............ $  20,367   $  28,647  $ 27,464
    Interest on borrowings............................................................    12,291      12,745    12,728
    Income taxes......................................................................     1,809       1,613     2,752

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
Years Ended December 31, 2002, 2001, and 2000
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of First Bell Bancorp, Inc. ("First Bell") and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue (the "Association" or "Bell Federal", collectively the "Company") and the Association's wholly owned subsidiary, 1891 Associates, Inc. All significant inter-company transactions have been eliminated in consolidation. The investment in 1891 Associates, Inc. on Bell Federal's financial statements and the investment in Bell Federal on First Bell's parent company financial statements are carried at the parent company's equity in the underlying net assets.

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a. Federal Home Loan Bank System--The Association is a member of the Federal Home Loan Bank ("FHLB") system. As a member, the Association is required to maintain a minimum investment in capital stock of the FHLB of not less than 5% of the Association's outstanding borrowings plus 0.07% of the remaining borrowing capacity. Deficiencies, if any, in the required investment at the end of any reporting period are purchased in the subsequent reporting period. The Association receives dividends on its FHLB stock.

    b. Regulation--The Association is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS"), its primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which insures its deposits.

    c. Cash and Cash Equivalents--For the purpose of presenting the consolidated statement of cash flows, cash on hand and interest and non-interest-bearing deposits with original maturities of less than 90 days are considered cash equivalents.

       The Association services mortgage loans for the Federal National Mortgage Association ("FNMA"). The Association is required to restrict cash balances equal to the corresponding escrow funds. As of December 31, 2002 and 2001, restricted cash of approximately $400,000 and $659,000, respectively, has been segregated on the books of the Association.

       The Association's reserve requirements imposed by the Federal Reserve Bank was approximately $2,188,000 and $1,167,000 at December 31, 2002 and 2001, respectively.

    d. Investment and Mortgage-Backed Securities--The Company follows Statement of Financial Accounting Standards ("FAS") No. 115, "Accounting for Certain Debt and Equity Securities," for investments and mortgage-backed securities. Investments and mortgage-backed securities that may be sold as part of the Company's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and prepayment risk or other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as other comprehensive income and as a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and are computed using the specific identification cost basis.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


       Premiums are amortized and discounts are accreted to maturity using the level yield method. The Company does not maintain a trading account.

    e. Loans--Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on non-accrual status, unpaid interest is charged against income. Payments received on non-accrual loans are either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

       Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual lives of the related loans.

    f. Servicing of Loans--The total amount of loans serviced for others was $18,236,000 and $30,950,000, at December 31, 2002 and 2001, respectively.

    g. Allowance for Loan Losses--The allowance for loan losses represents the amount that management estimates to be adequate to provide for probable losses inherent in its loan portfolio, as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

       Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "non-accrual loans", although the two categories overlap. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

       Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

    h. Mortgage Servicing Rights ("MSRs")--The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the consolidated balance sheet.

    i. Real Estate Owned--Real estate owned is recorded at the lower of carrying value or fair value less estimated costs to sell. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Costs related to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

       Recovery of the carrying value of real estate acquired in settlement of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

    j. Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years for furniture, fixtures and equipment and 25 to 50 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from seven to fifteen years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

    k. Deposits--Interest on deposits is accrued and charged to operating expense monthly and is paid in accordance with the terms of the respective accounts.

    l. Income Taxes--The Company follows the provisions of FAS No. 109, "Accounting for Income Taxes." FAS No. 109 requires the asset and liability method of accounting for income taxes, under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under FAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Management considers whether a valuation allowance is required for existing deferred tax assets.

    m. Other Comprehensive Income--The Company follows FAS No. 130, "Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The only component of Other Comprehensive Income is unrealized gains and losses on investment securities carried as "Available for Sale".

    n. Earnings Per Share ("EPS")--Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common stockholders, adjusted for dilutive securities, by the weighted average number of common shares outstanding, adjusted for dilutive securities.

    o. Stock Options--The Company maintains a stock option plan for the directors and certain officers. The plan also permits options to be granted to employees at the Company's discretion. The Company accounts for its stock option plan under provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plan because the exercise price of the Company's stock options equals the market price of the underlying stock on the grant date.

       Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of FAS No. 123, Accounting for Stock-based Compensation, net income applicable to common stock and basic and diluted net income per share for the years

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------

       ended December 31, would have been as follows, (in thousands, except per share data):

                                            2002   2001   2000
                                           ------ ------ ------
                 Net income applicable to
                  common stock:
                   As reported............ $8,576 $6,358 $6,702
                   Less pro forma expense
                    related to option.....     --     86     86
                                           ------ ------ ------
                   Pro forma.............. $8,576 $6,272 $6,616
                                           ====== ====== ======
                 Basic net income per
                  common share:
                   As reported............ $ 2.09 $ 1.55 $ 1.61
                   Pro forma..............   2.09   1.53   1.59
                 Diluted net income per
                  common share:
                   As reported............ $ 2.02 $ 1.52 $ 1.57
                   Pro forma..............   2.02   1.50   1.54

       For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions, which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plan.

    p. Interest Rate Risk--A significant portion of the Company's assets consist of long-term fixed-rate residential mortgage loans, while a significant portion of the Company's liabilities consist of deposits with considerably shorter terms. As a result of these differences in the maturities of assets and liabilities, any significant increase in interest rates will have an adverse effect on the Company's results of operations.

    q. Treasury Stock--Treasury stock is recorded at cost.

    r. Recent Accounting Pronouncements--In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

       In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations--Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial statements.

       In April 2002, the FASB issued FAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. The provisions of this statement related to the rescission of FAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishments of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early adoption of the provisions of this statement related to FAS No. 13 shall be effective for transactions occurring

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Early application of this statement is encouraged. The adoption of the effective portions of this statement did not have an impact on the Company's financial position of results of operations. The adoption of the remaining portions of this statement is not expected to have an impact on the Company's financial position or results of operations.

       In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

       On October 1, 2002, the FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of this statement did not have an effect on the Company's financial statements.

       On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------

       effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management has not completed its analysis of the effects of the adoption of this statement but it is not expected to have a material effect on the Company's financial statements.

       In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Management has not completed its analysis of the effects of the adoption of this statement but it is not expected to have a material effect on the Company's financial statements.

    s. Reclassification--Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equity.

3. STOCKHOLDER RIGHTS PLAN

   The Company adopted a Stockholder Rights Plan on November 18, 1998 in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on November 30, 1998 and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date.

   Each Right will entitle stockholders to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $50.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 10% or more of the Company's outstanding Common Stock.

   If any person becomes the beneficial owner of 10% or more of Company's Common Stock or a holder of 10% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series A Preferred Stock having a market value equal to twice the then-current exercise price. In addition, if First Bell is involved in a merger or other business combination transactions with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

   First Bell will generally be entitled to redeem the Rights at $0.01 per right at any time until the 10th

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   business day following public announcement that a person or group has acquired 10% or more of the Company's Common Stock.

4. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

   These investments consist of municipal securities and collateralized mortgage obligations ("CMO's"), agency securities and Trust Preferred Securities. The following is a summary of investment securities available-for-sale at December 31, (in thousands):

                                                2002
                                 ----------------------------------
                                           Gross   Gross
                                  Amor-   Unreal- Unreal-
                                  tized    ized    ized     Fair
                                  Cost     Gain    Loss     Value
                                 -------- ------- -------  --------
            Municipal Securities $184,611  3,209  $   (92) $187,728
            CMO's...............   38,104    455       --    38,559
            Agency Securities...   70,852    480     (300)   71,032
            Trust Preferred
             Securities.........    5,000      6       (6)    5,000
            Corporate
             Securities.........    6,967     --     (182)    6,785
            Other Investments...        4     --       --         4
                                 -------- ------  -------  --------
                                 $305,538 $4,150  $  (580) $309,108
                                 ======== ======  =======  ========

                                                2001
                                 ----------------------------------
                                           Gross   Gross
                                  Amor-   Unreal- Unreal-
                                  tized    ized    ized     Fair
                                  Cost     Gain    Loss     Value
                                 -------- ------- -------  --------
            Municipal Securities $179,969    492  $(2,299) $178,162
            CMO's...............   45,989     58      (58)   45,989
            Agency Securities...   52,895     --     (620)   52,275
            Trust Preferred
             Securities.........    5,000     --       --     5,000
            Other Investments...        4     --       --         4
                                 -------- ------  -------  --------
                                 $283,857 $  550  $(2,977) $281,430
                                 ======== ======  =======  ========

   In 2002 and 2001, proceeds from the sale of investment securities available-for-sale were $107.3 million and $29.9 million, resulting in gross gains of $847,000 and $70,000 and gross losses of $64,000 and $55,000, respectively. There were no sales of investment securities available-for-sale during the year ended December 31, 2000.

   The carrying value and fair value of investment securities available-for-sale by contractual maturity as of December 31, 2002, are shown below, (in thousands):

                                             Amortized  Fair
                                               Cost     Value
                                             --------- --------
                Due after one through
                  five years................ $ 23,871  $ 23,756
                Due after five years through
                  ten years.................   27,704    28,263
                Due after ten years.........  253,963   257,089
                                             --------  --------
                                             $305,538  $309,108
                                             ========  ========

   The expected maturity may differ from the contractual maturity for the municipal securities because most of these securities have a call feature that is earlier than the contractual maturity date. For the CMO's, the expected maturity may differ from the contractual maturity because borrowers may have the right to prepay obligations with or without prepayment penalties.

5. MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

   The following is a summary of mortgage-backed securities available-for-sale held at December 31, (in thousands):

                                              2002
                                ---------------------------------
                                          Gross   Gross
                                 Amor-   Unreal- Unreal-
                                 tized    ized    ized    Fair
                                 Cost     Gains   Loss    Value
                                -------- ------- ------- --------
              Federal Home Loan
               Mortgage
               Corporation..... $ 31,283 $  512   $ (44) $ 31,751
              Federal National
               Mortgage
               Association.....  126,192    771     (77)  126,886
                                -------- ------   -----  --------
                                $157,475 $1,283   $(121) $158,637
                                ======== ======   =====  ========

                                              2001
                                ---------------------------------
                                          Gross   Gross
                                 Amor-   Unreal- Unreal-
                                 tized    ized    ized    Fair
                                 Cost     Gains   Loss    Value
                                -------- ------- ------- --------
              Federal National
               Mortgage
               Association..... $ 56,004 $  108   $(117) $ 55,995
                                ======== ======   =====  ========

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


   In 2001, proceeds from the sale of mortgage-backed securities available-for-sale were $21.2 million, resulting in gross and net gains of $314,000. There were no sales of mortgage- backed securities available-for-sale during the years ended December 31, 2002 and December 31, 2000.

   The contractual maturity of these securities is in excess of 10 years. The expected maturity will differ from the contractual maturity as borrowers may have the right to prepay obligations with or without call or prepayment penalties.

6. LOANS

   The following is a summary of loans as of December 31, (in thousands):

                                              2002     2001
                                            -------- --------
                  Conventional mortgages... $324,722 $420,780
                  Residential construction
                    loans..................    3,891    5,716
                  Multi-family loans.......      176      241
                  Second mortgage loans....    8,024   14,015
                  Other loans..............      493      778
                                            -------- --------
                                             337,306  441,530

                  Less:
                  Deferred net loan
                    origination fees.......    1,049    1,564
                  Undisbursed portion of
                    construction loans in
                    process................    1,660    2,568
                  Allowance for loan losses      925      925
                                            -------- --------
                                            $333,672 $436,473
                                            ======== ========

   Conventional mortgages consist of one-to four-family fixed and adjustable rate loans. The Company grants loans throughout the greater Pittsburgh, Pennsylvania metropolitan area. At December 31, 2002 and 2001 the Company's borrowers ability to repay the loans outstanding is, therefore, dependent on the economy of that area.

   Non-accrual loans totaled $1,806,000 and $1,056,000 at December 31, 2002 and 2001, respectively. The Association does not accrue interest on loans past due 90 days or more. Uncollected interest on total non-accrual loans amounted to $104,000, $50,000 and $32,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Interest income recorded on non-accrual loans was $79,000, $57,000 and $33,000 for each of the years ended December 31, 2002, 2001 and 2000, respectively.

   In February 2001 the Company sold approximately $20.2 million fixed rate mortgage loans for a gain of approximately $62,000. There were no loan sales for the years ended December 31, 2002 and 2000.

7. ALLOWANCE FOR LOAN LOSSES

   The following is an analysis of the changes in the allowance for loan losses for the years ended December 31, (in thousands):

                                              2002 2001 2000
                                              ---- ---- ----
                   Balance, beginning of year $925 $925 $925
                   Provision for loan losses.   --   --   --
                   Charge-offs...............   --   --   --
                   Recovery of previous loan
                     chargeoffs..............   --   --   --
                                              ---- ---- ----
                   Balance, end of year...... $925 $925 $925
                                              ---- ---- ----

8. PREMISES AND EQUIPMENT

   The following is a summary of premises and equipment as of December 31, (in thousands):

                                                  2002   2001
                                                 ------ ------
                  Land and land improvements.... $  529 $  529
                  Office buildings and leasehold
                    improvements................  4,453  4,480
                  Furniture, fixtures and
                    equipment...................  2,011  1,884
                                                 ------ ------
                                                  6,993  6,893
                  Less accumulated depreciation
                    and amortization............  3,784  3,476
                                                 ------ ------
                                                 $3,209 $3,417
                                                 ====== ======

   Depreciation expense for the years ended December 31, 2002, 2001, and 2000 was $308,000, $300,000 and $294,000, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


9. DEPOSITS

   The following is a summary of deposits and stated interest rates as of December 31, (in thousands):

                                           Stated Rate     2002     2001
                                         --------------- -------- --------
Balance by interest rate:
Passbook, club and other accounts....... 1.98%--3.19%    $131,497
                                                         --------
                                         1.98%--3.68%             $ 85,318
                                                                  --------
Money market and NOW accounts........... 0.00%--1.98%      73,628
                                                         --------
                                         0.00%--2.47%               69,625
                                                                  --------
Certificate accounts.................... Less than 2.00%   34,850    1,148
                                         2.01%--2.50%      51,873   14,224
                                         2.51%--3.00%     114,328   11,462
                                         3.01%--3.50%      13,598   28,158
                                         3.51%--4.00%      63,103   18,427
                                         4.01%--4.50%      16,099   93,303
                                         4.51%--5.00%      14,705   61,925
                                         5.01%--5.50%      13,852   32,879
                                         5.51%--6.00%      16,399   34,777
                                         6.01%--6.50%       9,204   22,819
                                         6.51%--7.00%      27,644   46,713
                                         7.01%--7.50%       5,843   40,516
                                         7.51%--8.50%          63       58
                                                         -------- --------
                                                          381,561  406,409
                                                         -------- --------
                                                         $586,686 $561,352
                                                         ======== ========

   The following is a summary of certificate accounts by contractual maturity at December 31, 2002, (in thousands):

Contractual Maturity
--------------------
2003....................................  245,323
2004....................................   87,242
2005....................................   19,250
2006....................................    5,755
2007....................................   14,477
thereafter..............................    9,514
                                         --------
                                         $381,561
                                         ========

   The Association maintains insurance on deposits through the Savings Association Insurance Fund ("SAIF"), which is under the supervision of the FDIC.

   Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $54,075,000 and $51,278,000 at December 31, 2002 and 2001, respectively.

10. BORROWINGS

   The following is a summary of borrowings as of December 31, (in thousands):

                                                   Interest
Description                        Maturity          Rate        2002     2001
-----------                    ----------------- ------------- -------- --------
Commercial bank term loan..... January, 2003 (4) See below (5)       -- $  6,250
Commercial bank term loan..... October, 2005 (4) See below (5) $ 13,750       --
FHLB Borrowing................   April, 2008 (1)         5.79%   40,000   40,000
FHLB Borrowing................     May, 2008 (1)         5.66%   25,000   25,000
FHLB Borrowing................    June, 2008 (1)         5.60%   45,000   45,000
FHLB Borrowing................ January, 2009 (2)         4.99%   28,000   28,000
FHLB Borrowing................    June, 2010 (3)         6.01%   25,000   25,000
FHLB Borrowing................    June, 2010 (3)         6.12%   25,000   25,000
FHLB Borrowing................    June, 2010 (3)         6.14%   20,000   20,000
                                                               -------- --------
Balance, end of year..........                                 $221,750 $214,250
                                                               ======== ========

   Under terms of a blanket agreement, collateral for the FHLB borrowings must be secured by certain qualifying assets of the Company, which consist principally of first mortgage loans. Borrowings under the commercial bank term loan are secured by treasury shares of the Company.
--------
  (1) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month London Interbank Offered Rate ("LIBOR") at the five-year anniversary date of the borrowings origination, which will occur in the second quarter of 2003.
  (2) The FHLB has the option to convert this interest rate to an adjustable rate based on the three month LIBOR at the five-year anniversary date of the borrowings origination and quarterly thereafter. The initial conversion date will occur in the first quarter of 2004.
  (3) Every six months the FHLB has the option to convert this interest rate to an adjustable rate based on the three-month LIBOR.
  (4) Quarterly payments of $1,250,000 are due on this term loan through the maturity date. In October, 2002 the balance of the term loan outstanding on December 31, 2001 was refinanced and an additional $12,000,000 was borrowed under identical rate and repayment terms.
  (5) The commercial bank term loan has a variable rate of interest based on 3 month LIBOR plus 150 basis points. The interest rate was 2.92% and 3.77% on December 31, 2002 and December 31, 2001, respectively.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


11. REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

   The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tangible and Tier I Capital to total assets. As of December 31, 2002, the Association met all capital adequacy requirements to which it is subject.

   The most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum Total Capital to risk-weighted assets, Tier I Capital to risk-weighted assets and Tier I Capital to total assets ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The following table reconciles capital under accounting principles generally accepted in the United States of America to regulatory capital, (in thousands):

                                                              2002    2001
                                                            -------  -------
    Total retained earnings................................ $83,537  $77,627
    Unrealized (gain) loss on securities available for sale  (3,123)   1,608
                                                            -------  -------
    Tier 1, Core and tangible capital......................  80,414   79,235
    Allowance for loan losses..............................     925      925
                                                            -------  -------
    Risk-based capital..................................... $81,339  $80,160
                                                            =======  =======

   The Association had the following amounts of capital and capital ratios, (in thousands):

                                                                                  To Be Well
                                                                   For Capital  Capitalized Under
                                                                    Adequacy    Prompt Corrective
                                                       Actual       Purposes    Action Provisions
                                                   -------------- ------------- -----------------
                                                   Amount  Ratio  Amount  Ratio Amount    Ratio
                                                   ------- ------ ------- -----  -------  ------
As of December 31, 2002
   Total Capital (to risk-weighted assets)........ $81,339 25.65% $25,369 8.00% $31,711   10.00%
   Tier I Capital (to risk-weighted assets)....... $80,414 25.36%     N/A 4.00%  19,027    6.00%
   Tier I Capital (to total assets)...............  80,414  9.04%  35,475 4.00%  44,344    5.00%
   Tangible Capital...............................  80,414  9.04%  13,303 1.50%     N/A      N/A

As of December 31, 2001
   Total Capital (to risk-weighted assets)........ $80,160 23.69% $27,066 8.00% $33,832   10.00%
   Tier I Capital (to risk-weighted assets)....... $79,235 23.42%     N/A 4.00%  20,299    6.00%
   Tier I Capital (to total assets)...............  79,235  9.15%  34,641 4.00%  43,299    5.00%
   Tangible Capital...............................  79,235  9.15%  12,990 1.50%     N/A      N/A

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


   Tangible Capital and Tier I Capital (to total assets) capital ratios are computed as a percentage of total assets. Total Capital and Tier I Capital (to risk-weighted assets) ratios are computed as a percentage of risk-weighted assets. Risk-weighted assets were $317,116,000 and $338,320,000 at December 31, 2002 and 2001, respectively.

   At the date of the conversion from a mutual to a stock organization, the Association established a liquidation account in an amount equal to its retained income as of June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in such balances will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

   The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. As of December 31, 2002, the Association had approximately $138,000 of dividends it could pay to the Company subject to notice to the OTS. Any dividend by the Association beyond its current year-to-date net income combined with retained net income of the preceding two years would require approval of the OTS.

12. EARNINGS PER SHARE

   There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

   The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation, (in thousands).

                                                2002      2001    2000
                                            -----        ------  ------
        Weighted-average common shares
         outstanding....................... 8,596         8,596   8,596
        Average treasury stock shares......      (3,857) (3,838) (3,717)
        Average unearned ESOP and MRP
         shares............................  (627)         (662)   (726)
                                            -----        ------  ------
        Weighted-average common shares and
         common stock equivalents used to
         calculate basic earnings per share 4,112         4,096   4,153
        Additional common stock equivalents
         used to calculate diluted earnings
         per share:
          MRP shares.......................    --            --      30
          Stock options....................   134            96     101
                                            -----        ------  ------
        Weighted-average common shares
         and common stock equivalents
         used to calculate diluted earnings
         per share......................... 4,246         4,192   4,284
                                            =====        ======  ======

13. INCOME TAXES

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the bases used for income tax purposes. The tax effects of significant items comprising the net deferred tax asset (liability) at December 31 as follows, (in thousands):

                                                        2002     2001
                                                      -------  -------
         Deferred Tax Assets:
           Unrealized loss on investment securities,
            available for sale....................... $    --  $   828
           Allowance for loan losses.................     124       --
           Minimum tax credits.......................   3,591    2,728
           Other.....................................     285      246
                                                      -------  -------
            Total deferred tax assets................   4,000    3,802
                                                      -------  -------
         Deferred Tax Liabilities:
           Unrealized gain on investment securities,
            available for sale.......................  (1,609)      --
           Deferred loan origination fees............    (390)    (621)
           Allowance for loan losses.................      --      (67)
           Depreciation on premises and
            equipment................................    (377)    (406)
                                                      -------  -------
            Total deferred tax liabilities...........  (2,376)  (1,094)
                                                      -------  -------
            Net deferred tax asset................... $ 1,624  $ 2,708
                                                      =======  =======

   The Company generated minimum tax credit carryovers in 2002 and 2001 of $933,000 and $1,050,000, respectively. These tax credits can be carried over indefinitely.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


   No valuation allowance was established at December 31, 2002 and 2001 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

   The provision for income taxes consists of the following components for the year ended December 31, (in thousands):

                                         2002     2001     2000
                                       -------  -------  -------
               Current:
                Federal............... $ 1,876  $   452  $ 1,149
                State.................     425      375      666
               Deferred benefit.......  (1,353)  (1,332)  (1,229)
                                       -------  -------  -------
                  Total provision for
                    income taxes...... $   948  $  (505) $   586
                                       =======  =======  =======

   The reconciliation between the federal statutory tax rate and the Company's effective income tax rate for the year ended December 31 is as follows:

                                          2002   2001    2000
                                         -----  -----   -----
                  Statutory tax rate....  34.0%  34.0%   34.0%
                  State income taxes....   2.9    4.2     6.0
                  Tax exempt interest
                    income.............. (26.2) (39.3)  (33.0)
                  Earnings on bank-owned
                    life insurance......  (3.9)  (5.9)     --
                  Other--net............   3.1   (1.6)    1.0
                                         -----  -----   -----
                     Effective tax rate.   9.9%  (8.6)%   8.0%
                                         =====  =====   =====

   In accordance with FAS No. 109, the Company has provided for deferred income taxes for the differences between the bad debt deduction for tax and financial statement purposes incurred after December 31, 1987. Deferred taxes have not been recognized with respect to pre-1988 tax basis bad debt reserves. In the event that the Company were to recapture these reserves into income, it would recognize tax expense of approximately $1.7 million. As a result of legislation enacted in 1996, however, this liability will not be recaptured if the Company were to change its depository institution charter.

14. EMPLOYEE BENEFIT PLANS

   Deferred Supplemental Compensation Plan--The Board of Directors maintains a supplemental deferred compensation plan for certain employees of the Association. The plan provides that participants may receive deferred compensation in an amount up to $90,000 per year based upon the return on assets of the Association for the year. The compensation will be paid to the employee upon retirement. Deferred compensation expense under this plan was $90,000, $26,600 and $45,000 for the years ended December 31, 2002, 2001 and
   2000, respectively.

   401(k) Plan--The Association maintains a defined contribution 401(k) plan to provide benefits for substantially all employees. The plan provides for, but does not require, employees to make tax deferred payroll savings contributions. The Association is required to make a matching contribution based on the level of employee contribution. The total expense recorded under this plan for the years ended December 31, 2002, 2001 and 2000, was approximately $7,800, $8,200 and $9,200, respectively.

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

   Compensation expense related to the ESOP for 2002, 2001 and 2000, totaled $567,000, $532,000 and $480,000, respectively, based on the average fair value of shares committed to be released. The loan and related interest expense on the loan are eliminated in these consolidated financial statements.

   The following table presents the components of the ESOP shares, (in thousands):

                                            2002   2001   2000
                                           ------ ------ ------
                 Allocated shares.........    228    192    159
                 Shares released for
                   allocation.............     34     36     33
                 Unreleased shares........    426    460    496
                                           ------ ------ ------
                 Total ESOP shares........    688    688    688
                                           ====== ====== ======
                 Fair value of unrealeased
                   shares................. $9,057 $6,417 $6,786
                                           ====== ====== ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


   Stock Option Plan--The Company has a fixed option plan whereby options have been granted to certain officers and directors of the Company. The plan also permits options to be granted to employees at the Company's discretion. Under the plan, the total number of shares of common stock that may be granted is 859,625. Options are vested at a rate of 20% per year over a five-year period beginning at the initial date of grant. Terminated employees forfeit any non-vested options and no option will be exercisable after ten years from the date of grant.

   The following summarizes the activity in the stock option plan for the year ended December 31:

                                                                 2002     2001     2000
                                                               -------- -------- --------
Options outstanding, beginning of year........................  380,486  380,486  380,486
Options exercised.............................................   16,081       --       --
Options forfeited.............................................       --       --       --
                                                               -------- -------- --------
Options outstanding, end of year..............................  364,405  380,486  380,486
                                                               ======== ======== ========
Weighted average exercise price, end of year.................. $  10.70 $  10.70 $  10.70
                                                               ======== ======== ========
Options exercisable, end of year..............................  364,405  380,486  304,382
                                                               ======== ======== ========
Options available for grant, end of year......................  465,208  465,208  465,208
                                                               ======== ======== ========
Weighted-average fair value of options granted during the year $     -- $     -- $     --
                                                               ======== ======== ========
Remaining contractual life of outstanding options.............  4 Years  5 Years  6 Years

   Master Stock Compensation Plan--The Company maintains a Master Stock Compensation Plan ("MRP"). Awards under this plan have been granted to certain officers, directors and management personnel of the Association. Under the MRP, a committee of the Board of Directors of the Company grants shares of common stock to employees and directors.

   The following summarizes activity in the MRP for the year ended December 31:

                                           2002     2001     2000
                                          ------- -------  -------
            Awards outstanding, beginning
             of year.....................      --  29,882   64,714
            Awards granted...............       1      --       --
                                          ------- -------  -------
            Awards forfeited.............      --      --   (3,175)
                                          ======= =======  =======
            Awards vested................      -- (29,882) (31,657)
                                          ======= =======  =======
            Awards outstanding, end of
             year........................       1      --   29,882
                                          ======= =======  =======
            Total remaining MRP shares,
             end of year................. 180,844 180,845  210,727
                                          ======= =======  =======

   The cost of unearned shares related to these awards, included as a separate component of stockholders' equity, aggregated $2,521,000 at December 31, 2002 and 2001. Compensation cost is recorded over the vesting period as shares are earned based on the average fair market value of stock during the fiscal year. There was no MRP expense for the year ended December 31, 2002 and 2001. The expense for the year ended December 31, 2000 was $533,000. Terminated employees forfeit any non-vested awards.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
--------------------------------------------------------------------------------


15. COMMITMENTS AND CONTINGENCIES

   In the normal course of business, the Association originates loan commitments. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral deemed necessary by the Association is based on management's credit evaluation and the Association's underwriting guidelines for the particular loan. The total commitments outstanding at December 31 are summarized as follows, (in thousands):

                                           2002              2001
                                     ----------------- -----------------
                                     Notional Notional Notional Notional
                                      Amount    Rate    Amount    Rate
                                     -------- -------- -------- --------
        15 year fixed rate mortgages $ 9,483   5.46%   $ 3,184   6.18%
        30 year fixed rate mortgages   5,781   6.18%     3,232   6.58%
        Construction mortgages......   1,660   6.40%     2,568   8.00%
        Home equity loans...........     106   6.75%       141   6.89%
        Available line of credit....   3,578   6.49%     3,844   6.60%
                                     -------           -------
                                     $20,608           $12,969
                                     =======           =======

   Additionally, the Company is also subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Company's financial position or results of operations.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

   The fair values of the Company's financial instruments as of December 31 are as follows, (in thousands):

                                                        2002              2001
                                                  ----------------- -----------------
                                                  Carrying  Fair    Carrying  Fair
                                                   Amount   Value    Amount   Value
                                                  -------- -------- -------- --------
Assets:
   Cash and noninterest-bearing deposits......... $  4,545 $  4,545 $  3,402 $  3,402
   Interest-bearing deposits.....................   30,869   30,869   28,796   28,796
   Federal Funds sold............................   10,750   10,750    4,150    4,150
   Investment and mortgage-backed securities,
     available-for-sale..........................  467,745  467,745  337,425  337,425
   Loans.........................................  333,672  342,681  436,473  442,545
   Federal Home Loan Bank stock..................   11,752   11,752   10,400   10,400
   Bank-owned life insurance.....................   22,096   22,096   21,012   21,012
   Accrued interest receivable...................    5,370    5,370    5,089    5,089

Liabilities:
   Deposits......................................  586,686  596,445  561,352  568,131
   Borrowings....................................  221,750  240,787  214,250  226,835
   Advances by borrowers for taxes and insurance.    6,995    6,995    9,471    9,471
   Accrued interest payable......................    1,762    1,762    1,808    1,808

    a. Cash and noninterest-bearing deposits, Interest-bearing deposits, Federal funds sold, Federal Home Loan Bank stock, Advances by borrowers for taxes and insurance, Accrued interest receivable, and Accrued interest payable--the fair value is estimated as the carrying amount.

    b. Investment and mortgage-backed securities available-for-sale--Fair values for these securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


    c. Loans--For loans, fair value is estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    d. Bank owned life insurance--The fair value is equal to the cash surrender value of the underlying life insurance policies.

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

17. PARENT COMPANY ONLY FINANCIAL STATEMENTS

   The following are condensed financial statements for First Bell as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, (in thousands):

   BALANCE SHEET

                                                         2002    2001
         ASSETS                                         ------- -------
         CASH AND INTEREST-BEARING DEPOSITS............ $   750 $   250
         FEDERAL FUNDS SOLD............................     750     750
         INVESTMENT IN AND ADVANCES TO BELL FEDERAL....  83,537  77,597
         LOAN RECEIVABLE-ESOP..........................   3,880   4,072
         OTHER ASSETS..................................     985   1,379
                                                        ------- -------
            Total assets............................... $89,902 $84,048
                                                        ======= =======

         LIABILITIES AND STOCKHOLDERS' EQUITY
         BORROWINGS.................................... $13,750 $ 6,250
         LOAN PAYABLE TO BELL FEDERAL..................      --   9,483
         OTHER LIABILITIES.............................   2,446   1,874
                                                        ------- -------
            Total liabilities..........................  16,196  17,607
                                                        ------- -------
         TOTAL STOCKHOLDERS EQUITY.....................  73,706  66,441
                                                        ------- -------
            Total liabilities and stockholders' equity. $89,902 $84,048
                                                        ======= =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

   STATEMENT OF INCOME

                                                                2002    2001    2000
                                                               ------  ------  ------
INCOME:
   Dividends from subsidiary.................................. $8,000  $8,000  $4,000
   Other income...............................................    207     387     475
                                                               ------  ------  ------
TOTAL INCOME..................................................  8,207   8,387   4,475
OPERATING EXPENSES............................................    723   1,605   1,998
                                                               ------  ------  ------
INCOME BEFORE PROVISION FOR INCOME TAXES......................  7,484   6,782   2,477
                                                               ------  ------  ------
INCOME TAX BENEFIT............................................   (149)   (381)   (478)
                                                               ------  ------  ------
INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY..  7,633   7,163   2,955
   Equity (deficit) in undistributed earnings of Bell Federal.    943    (805)  3,747
                                                               ------  ------  ------
NET INCOME.................................................... $8,576  $6,358  $6,702
                                                               ======  ======  ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


   STATEMENT OF CASH FLOWS

                                                                        Year Ended December 31,
                                                                       -------------------------
                                                                         2002     2001     2000
                                                                       -------  -------  -------
OPERATING ACTIVITIES:
 Net income........................................................... $ 8,576  $ 6,358  $ 6,702
 Adjustments to reconcile net income to net cash provided by operating activities:
   Equity (deficit) in undistributed earnings of Bell Federal.........    (943)     805   (3,747)
   Other..............................................................     179      378      506
                                                                       -------  -------  -------
       Net cash provided by operating activities......................   7,812    7,541    3,461
                                                                       -------  -------  -------
INVESTING ACTIVITIES:
 Net increase in federal funds sold...................................      --       --     (150)
 Principal paydowns on ESOP loan receivable...........................     192      135       97
 Investment in and advances to Bell Federal...........................   1,089      359      160
                                                                       -------  -------  -------
       Net cash provided by investing activities......................   1,281      494      107
                                                                       -------  -------  -------
FINANCING ACTIVITIES:
 Proceeds from borrowings.............................................  15,000       --    5,000
 Repayments on borrowings.............................................  (7,500)  (5,000)  (3,750)
 Dividends paid.......................................................  (2,294)  (1,963)  (1,932)
 Purchase of treasury stock...........................................  (4,489)      --   (6,508)
 Exercise of options..................................................     173       --       --
 Proceeds from loan payable to Bell Federal...........................      --    8,372   12,889
 Principal payment on loan payable to Bell Federal....................  (9,483)  (9,740)  (8,729)
                                                                       -------  -------  -------
       Net cash used in financing activities..........................  (8,593)  (8,331)  (3,030)
                                                                       -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................     500     (296)     538
CASH, BEGINNING OF YEAR...............................................     250      546        8
                                                                       -------  -------  -------
CASH, END OF YEAR..................................................... $   750  $   250  $   546
                                                                       =======  =======  =======

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

18. QUARTERLY EARNINGS SUMMARY (Unaudited)

   Quarterly earnings for the years ended December 31, are as follows, (in thousands, except per share data):

                                                                2002
                                             -----------------------------------------
                                             March 31 June 30  September 30 December 31
                                             -------- -------  ------------ -----------
INTEREST AND DIVIDEND INCOME................ $11,343  $11,199    $11,212      $10,615
INTEREST EXPENSE............................   8,541    8,114      8,142        7,815
                                             -------  -------    -------      -------
NET INTEREST INCOME.........................   2,802    3,085      3,070        2,800
PROVISION FOR LOAN LOSSES...................      --       --         --           --
                                             -------  -------    -------      -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES....................................   2,802    3,085      3,070        2,800
OTHER INCOME................................     563    1,190        691          642
OTHER EXPENSES..............................   1,218    1,348      1,321        1,432
                                             -------  -------    -------      -------
INCOME BEFORE PROVISION FOR INCOME TAXES....   2,147    2,927      2,440        2,010
PROVISION FOR INCOME TAXES..................     172      434        301           41
                                             -------  -------    -------      -------
NET INCOME..................................   1,975    2,493      2,139        1,969
                                             -------  -------    -------      -------
OTHER COMPREHENSIVE INCOME, NET OF TAX--
 Unrealized gain (loss) on investments......     439    2,305      2,979         (991)
                                             -------  -------    -------      -------
COMPREHENSIVE INCOME........................ $ 2,414  $ 4,798    $ 5,118      $   978
                                             =======  =======    =======      =======
BASIC EARNINGS PER SHARE (1)................ $  0.48  $  0.61    $  0.52      $  0.49
                                             =======  =======    =======      =======
DILUTED EARNINGS PER SHARE (1).............. $  0.47  $  0.59    $  0.50      $  0.47
                                             =======  =======    =======      =======

                                                                2001
                                             -----------------------------------------
                                             March 31 June 30  September 30 December 31
                                             -------- -------  ------------ -----------
INTEREST AND DIVIDEND INCOME................ $12,954  $12,576    $12,257      $11,950
INTEREST EXPENSE............................  10,713   10,529     10,268        9,638
                                             -------  -------    -------      -------
NET INTEREST INCOME.........................   2,241    2,047      1,989        2,312
PROVISION FOR LOAN LOSSES...................      --       --         --           --
                                             -------  -------    -------      -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES....................................   2,241    2,047      1,989        2,312
OTHER INCOME................................     851      484        551          548
OTHER EXPENSES..............................   1,237    1,306      1,279        1,348
                                             -------  -------    -------      -------
INCOME BEFORE PROVISION FOR INCOME TAXES....   1,855    1,225      1,261        1,512
PROVISION (BENEFIT) FOR INCOME TAXES........     180     (123)      (203)        (359)
                                             -------  -------    -------      -------
NET INCOME..................................   1,675    1,348      1,464        1,871
                                             -------  -------    -------      -------
OTHER COMPREHENSIVE INCOME, NET OF TAX--
 Unrealized gain (loss) on investments......   1,506     (878)     1,322       (2,491)
                                             -------  -------    -------      -------
COMPREHENSIVE INCOME (LOSS)................. $ 3,181  $   470    $ 2,786      $  (620)
                                             =======  =======    =======      =======
BASIC EARNINGS PER SHARE (1)................ $  0.41  $  0.33    $  0.36      $  0.46
                                             =======  =======    =======      =======
DILUTED EARNINGS PER SHARE (1).............. $  0.40  $  0.32    $  0.35      $  0.45
                                             =======  =======    =======      =======

   -----
  (1) Quarterly per share amounts do not add to the total for the years ended December 31, 2002 and 2001, due to rounding.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

19. SUBSEQUENT EVENT

   On March 11, 2003 the Company announced that they have entered into a definitive agreement whereby Northwest Bancorp has acquired the Company and the Association. Under the terms of the agreement, the shareholders of the Company will receive $26.25 in cash for each share of the Company's common stock outstanding. The agreement is subject to regulatory approvals, the Company's shareholders approval, and other conditions. This acquisition has been approved by the Company's board of directors and is expected to close in the fourth quarter of 2003.

--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT

--------------------------------------------------------------------------------

First Bell Bancorp, Inc.
Executive Management

Albert H. Eckert, II                 Robert C. Baierl
  President and Chief Executive        Secretary
  Officer

Jeffrey M. Hinds                     William S. McMinn
  Executive Vice President and         Treasurer
  Chief Financial Officer

Directors

Albert H. Eckert, II                 Jeffrey M. Hinds
  President and Chief Executive        Executive Vice President and
  Officer                              Chief Financial Officer
  First Bell Bancorp, Inc.             First Bell Bancorp, Inc. and
  and Bell Federal Savings              Bell Federal Savings and Loan
  and Loan Association                  Association

Thomas J. Jackson, Jr.               Jack W. Schweiger
  Retired Attorney-at-Law              President
  Houston Harbaugh                     Schweiger Homes

Robert C. Baierl                     Peter E. Reinert
  President                            Partner
  Wright Contract Interiors            Akerman, Senterfitt & Eidson, P.A.

William S. McMinn                    Theodore R. Dixon
  Senior Executive Vice President      President
  Aon Risk Services, Inc. of           Dixon Agency
  Pennsylvania

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Bell Federal Savings and Loan Association of Bellevue
Executive Management

Albert H. Eckert, II                 Thomas J. Jackson, Jr.
  President and Chief Executive        Secretary
  Officer

Jeffrey M. Hinds                     Ronald S. Boltey
  Executive Vice President             Assistant Vice President
  and Chief Financial Officer

William S. McMinn
  Treasurer

Directors

Albert H. Eckert, II                 Jeffrey M. Hinds
  President and Chief Executive        Executive Vice President and
  Officer                              Chief Financial Officer
  First Bell Bancorp, Inc.             First Bell Bancorp, Inc. and
  and Bell Federal Savings              Bell Federal Savings and Loan
  and Loan Association                  Association

Thomas J. Jackson, Jr.               Jack W. Schweiger
  Retired Attorney-at-Law              President
  Houston Harbaugh                     Schweiger Homes

Robert C. Baierl                     Peter E. Reinert
  President                            Partner
  Wright Contract Interiors            Akerman, Senterfitt & Eidson, P.A.

William S. McMinn                    Theodore R. Dixon
  Senior Executive Vice President      President
  Aon Risk Services, Inc. of           Dixon Agency
  Pennsylvania


--------------------------------------------------------------------------------

FIRST BELL BANCORP, INC. 2002 ANNUAL REPORT
Shareholder Information
--------------------------------------------------------------------------------

Market Summary of Stock

  First Bell Bancorp, Inc.'s common stock trades on The NASDAQ National Market. The following summary sets forth the range of prices for common stock over the periods noted. The common stock of the Company began trading on June 29, 1995. As of March 3, 2003, there were approximately 3,500 stockholders of record, calculated by including individual participants in securities position listings, and 4,535,714 common shares outstanding.

                                           2002
                                   ---------------------
                                   High   Low  Dividends
                                   ----- ----- ---------
                       1st Quarter 15.82 13.84   $0.12
                       2nd Quarter 18.01 15.40   $0.12
                       3rd Quarter 17.45 15.12   $0.15
                       4th Quarter 21.44 16.67   $0.15

                                           2001
                                   ---------------------
                                   High   Low  Dividends
                                   ----- ----- ---------
                       1st Quarter 15.31 13.63   $0.12
                       2nd Quarter 14.60 13.88   $0.12
                       3rd Quarter 15.50 13.90   $0.12
                       4th Quarter 14.70 13.50   $0.12

Dividend Policy

  The management and Board of Directors of the Company continually review the Company's dividend policy. The Company intends to continue its policy of paying quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Association's ability to pay dividends to the Company. At present, the Company has no significant source of income other than dividends from the Association and to a lesser extent interest on short-term investments. Consequently, the Company depends upon dividends from the Association to accumulate earnings for payment of cash dividends to its shareholders. See Note 11 to the Consolidated Financial Statements for a discussion of restrictions on the Association's ability to pay dividends.

NASDAQ Listing

  Quotes on the common stock can be found on The NASDAQ stock market under the symbol "FBBC".

Dividend Reinvestment

  First Bell Bancorp, Inc.'s registered shareholders may reinvest their dividends in additional shares of the Company's common stock and, if desired, purchase additional shares through a voluntary cash investment of $50 to $3,000 per quarter. Participants in the plan pay no broker fees. Purchases for the plan are generally made on the third Friday of January, April, July and October. For more information on this service, call the Dividend Reinvestment Department of Registrar and Transfer Company at 1-800-368-5948.

Annual Report on Form 10-K and Exhibits

  A copy of the Annual Report on Form 10-K (excluding exhibits) of the Company for the year-ended December 31, 2002, as filed with the Securities and Exchange Commission, will be furnished free of charge, upon written request to stockholders who have not previously received a copy from the Company.

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

Transfer Agent and Registrar
 Registrar and Transfer Company
 10 Commerce Drive
 Cranford, NJ 07016

Executive Offices
 First Bell Bancorp, Inc.
 300 Delaware Avenue, Suite 1704
 Wilmington, DE 19801

Independent Auditors
 S. R. Snodgrass, A.C.
 1000 Stonewood Drive, Suite 200
 Wexford, PA 15090

Special Counsel
 Muldoon Murphy and Faucette LLP
 5101 Wisconsin Avenue N.W.
 Washington, DC 20016

Special Counsel
 Elias, Matz, Tiernan & Herrick L.L.P.
 734 15th Street, N.W.
 Washington, DC 20005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Bell Federal Savings and Loan Association of Bellevue
Office Locations

Bellevue Office
532 Lincoln Avenue
Bellevue, Pennsylvania 15202
(412) 734-2700

Wexford Office*
10533 Perry Highway
Wexford, Pennsylvania 15090

McKnight Road Office*
7709 McKnight Road
Pittsburgh, Pennsylvania 15237

Sewickley Office
414 Beaver Street
Sewickley, Pennsylvania 15143

Wood Street Office*
Sixth & Wood Street
Suite 100
Pittsburgh, Pennsylvania 15222

Mt. Lebanon Office*
300 Cochran Road
Pittsburgh, Pennsylvania 15228

Craig Street Office*
201 North Craig Street
Pittsburgh, Pennsylvania 15213
--------
* Bell Federal Savings maintains an Automated Teller Machine (ATM) at these locations.

World Wide Web Address

www.bellfederalsavings.com

--------------------------------------------------------------------------------

                                     [LOGO]
                                   First Bell
                                    Bancorp,
                                      Inc.







                           www.bellfederalsavings.com